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As filed with the Securities and Exchange Commission on November 22, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCKWELL COLLINS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6324 (Primary Standard Industrial Classification Code Number)	52-2314475 (I.R.S. Employer Identification No.)

400 Collins Road NE
Cedar Rapids, Iowa 52498
(319) 295-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert J. Perna
Senior Vice President, General Counsel and Secretary
400 Collins Road NE
Cedar Rapids, Iowa 52498
(319) 295-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Charles W. Mulaney, Jr. Richard C. Witzel, Jr. Skadden, Arps, Slate, Meagher & Flom LLP 155 N. Wacker Dr. Chicago, IL 60606 (312) 407-0700	Ryan M. Patch Vice President—Law, General Counsel and Secretary B/E Aerospace, Inc. 1400 Corporate Center Way Wellington, FL 33414 (561) 791-5000	Creighton O'M. Condon Robert M. Katz Shearman & Sterling LLP 599 Lexington Ave. New York, NY 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Takeover offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Issuer Takeover offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	32,398,023(1)	N/A	$2,549,599,841.60(2)	$295,498.62(3)

(1)
Represents the estimated maximum number of shares of the registrant's common stock, par value $0.01 per share, to be issued in connection with the merger described herein, including shares of the registrant's common stock issuable pursuant to the terms of restricted stock unit awards of B/E Aerospace, Inc. ("B/E Aerospace") that will be assumed by the registrant in the merger.

(2)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (i) the product of (x) $59.20, the average of the high and low prices of common stock of B/E Aerospace par value $0.01 (the "B/E Aerospace common stock"), as reported on the NASDAQ Stock Market on November 17, 2016, and (y) 102,270,021, the estimated maximum number of shares of B/E Aerospace common stock, including shares of B/E Aerospace common stock underlying B/E Aerospace restricted stock awards, B/E Aerospace restricted stock unit awards and B/E Aerospace deferred stock unit awards (including shares of B/E Aerospace common stock underlying B/E Aerospace equity awards that may be granted pursuant to the merger agreement prior to the completion of the merger) that may be exchanged for the merger consideration pursuant to the terms of the merger agreement, less (ii) $3,504,785,401.60, the estimated amount of cash consideration to be paid by the registrant in connection with the merger.

(3)
Computed in accordance with Rule 457(f) under the Securities Act to be $295,498.62, which is equal to .0001159 multiplied by the proposed maximum aggregate offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2016

&

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

           Each of the boards of directors of Rockwell Collins, Inc. and B/E Aerospace, Inc. has unanimously approved a merger, combining Rockwell Collins' capabilities in flight deck avionics, cabin electronics, mission communications and simulation and training and information management systems with B/E Aerospace's range of cabin interior products, which include seating, food and beverage preparation and storage equipment, lighting and oxygen systems and modular galley and lavatory systems for commercial airliners and business jets. The merger presents an opportunity to accelerate growth and build value for Rockwell Collins' stockholders through market-leading positions in cockpit and cabin solutions, and presents to B/E Aerospace's stockholders an immediate premium and a substantial equity interest in a strong combined company with a broader range of products, customers and the combined expertise and resources to create future value.

           Rockwell Collins and B/E Aerospace entered into an agreement and plan of merger on October 23, 2016. Subject to stockholder approvals and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions, Rockwell Collins and B/E Aerospace will combine their businesses through the merger of B/E Aerospace with a newly formed, wholly owned subsidiary of Rockwell Collins, with B/E Aerospace thereupon becoming a wholly owned subsidiary of Rockwell Collins as the surviving corporation, which transaction is referred to as the merger in this joint proxy statement/prospectus.

           If the merger is completed, B/E Aerospace stockholders (other than (i) Rockwell Collins, B/E Aerospace and Quarterback Merger Sub Corp., a wholly owned subsidiary of Rockwell Collins, and (ii) any stockholders holding shares of B/E Aerospace common stock with respect to which appraisal rights are properly demanded and not withdrawn under the General Corporation Law of the State of Delaware) will receive $34.10 in cash, without interest, and a fraction of a validly issued, fully paid and non-assessable share of Rockwell Collins common stock with a value of $27.90, subject to adjustment pursuant to the terms of the merger agreement as further described below, for each share of B/E Aerospace common stock, which cash and stock are collectively referred to as the merger consideration. The fraction of a share of Rockwell Collins common stock into which each share of B/E Aerospace common stock will be converted, which is referred to as the exchange ratio, will be determined based on the volume-weighted average price per share of Rockwell Collins common stock over a specified period of time before the closing of the merger, which is referred to as the Rockwell Collins stock price. This exchange ratio will be adjusted to reflect changes in the Rockwell Collins stock price prior to the closing of the merger. If the Rockwell Collins stock price is less than $77.41 or greater than $89.97, a two-way collar mechanism will apply, pursuant to which (i) if the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be fixed at 0.3101 and the value of the stock consideration will be more than $27.90, and (ii) if the Rockwell Collins stock price is less than $77.41, the exchange ratio will be fixed at 0.3604 and the value of the stock consideration will be less than $27.90. Based on minimum and maximum exchange ratios of 0.3101 and 0.3604, the estimated number of shares of Rockwell Collins common stock issuable as a portion of the merger consideration is between 31.7 million shares and 36.9 million shares. For more details on the calculation of the Rockwell Collins stock price, the calculation of the exchange ratio and the two-way collar mechanism, see "The Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119 of this joint proxy statement/prospectus.

           If the Rockwell Collins stock price were equal to the Rockwell Collins' closing stock price on November 16, 2016, the most recent practicable date for which such information was available, holders of B/E Aerospace common stock would receive $34.10 in cash, without interest, plus 0.3187 shares of Rockwell Collins common stock, resulting in Rockwell Collins issuing 32.6 million shares of Rockwell Collins common stock as a portion of the aggregate merger consideration and representing approximately $62.00 in value per share of B/E Aerospace common stock, which represents a premium of approximately 22.5% over B/E Aerospace's closing stock price on October 21, 2016, the last trading day before the public announcement of the merger. The actual value of the merger consideration and the number of shares of Rockwell Collins common stock to be issued by Rockwell Collins may differ from this example, given the Rockwell Collins stock price will not be determinable until the trading day prior to the closing of the merger. The common stock of Rockwell Collins is listed on the New York Stock Exchange under the symbol "COL," and the common stock of B/E Aerospace is listed on The NASDAQ Stock Market under the symbol "BEAV." We urge you to obtain current market quotations for the shares of common stock of Rockwell Collins and B/E Aerospace.

           All fractional shares of Rockwell Collins common stock that would otherwise be issued to a B/E Aerospace stockholder as part of the merger consideration will be aggregated to create whole shares of Rockwell Collins common stock that will be issued to B/E Aerospace stockholders as part of the merger consideration. If a fractional share of Rockwell Collins common stock remains payable to a B/E Aerospace stockholder after aggregating all fractional shares of Rockwell Collins common stock payable to such B/E Aerospace stockholder, then such B/E Aerospace stockholder will be paid, in lieu of such remaining fractional share of Rockwell Collins common stock, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Rockwell Collins common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (y) the Rockwell Collins stock price. Rockwell Collins stockholders will continue to own their existing shares of common stock of Rockwell Collins, the form of which will not be changed by the transaction.

           Upon completion of the merger, former B/E Aerospace stockholders are expected to own approximately        % of the then outstanding Rockwell Collins common stock, based on the number of shares and stock-based awards of Rockwell Collins and B/E Aerospace outstanding as of                    , 2017.

           Each of Rockwell Collins and B/E Aerospace is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger, the share issuance, and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus. Any stockholder entitled to attend and vote at the Rockwell Collins or B/E Aerospace special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of Rockwell Collins or B/E Aerospace common stock. We urge you to read this joint proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the "Risk Factors" section beginning on page 44.

           Your vote is very important regardless of the number of shares of Rockwell Collins common stock or B/E Aerospace common stock that you own. The merger cannot be completed without approval of (i) the proposal to issue Rockwell Collins common stock by the affirmative vote of holders of a majority of the votes cast by the shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting that are entitled to vote on such proposal and (ii) adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of B/E Aerospace common stock outstanding and entitled to vote on the record date.

           Whether or not you plan to attend your company's special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

           The Rockwell Collins board of directors unanimously recommends that Rockwell Collins stockholders vote "FOR" the proposal to approve the issuance of Rockwell Collins common stock in the merger, which is necessary to complete the merger.

           The B/E Aerospace board of directors unanimously recommends that B/E Aerospace stockholders vote "FOR" the proposal to adopt the merger agreement, which is necessary to complete the merger.

Robert K. Ortberg	Amin J. Khoury
Chairman, President and Chief Executive Officer	Executive Chairman of the Board of Directors
Rockwell Collins, Inc.	B/E Aerospace, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated                    , 2017, and is first being mailed to stockholders of Rockwell Collins and B/E Aerospace on or about                    , 2017.

ROCKWELL COLLINS, INC.
400 Collins Road NE
Cedar Rapids, Iowa 52498

NOTICE OF SPECIAL MEETING OF SHAREOWNERS

To be held on                        , 2017

To the Shareowners of Rockwell Collins, Inc.:

        We are pleased to invite you to attend the special meeting of shareowners of Rockwell Collins, Inc., a Delaware corporation, which will be held at          , on                     , 2017, at           a.m. for the following purposes:

  1.
  Approve Share Issuance.    To vote on a proposal to issue Rockwell Collins common stock, par value $0.01 per share, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2016, by and among Rockwell Collins, Quarterback Merger Sub Corp. and B/E Aerospace, Inc., as the same may be amended from time to time (which is referred to as the merger agreement), which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on pages 54 and 119, respectively, and a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which is referred to as the Share Issuance proposal; and

  2.
  Adjournment or Postponement of the Special Meeting.    To vote on a proposal to approve the adjournment of the Rockwell Collins special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance proposal, which is referred to as the Rockwell Collins Adjournment proposal.

        Rockwell Collins will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the Rockwell Collins board of directors. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Rockwell Collins special meeting.

        The Rockwell Collins board of directors has fixed the close of business on                    , 2017 as the record date for the Rockwell Collins special meeting. Only Rockwell Collins shareowners of record at that time are entitled to receive notice of, and to vote at, the Rockwell Collins special meeting or any adjournment or postponement thereof. A complete list of such shareowners will be available for inspection by any Rockwell Collins shareowner for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the Rockwell Collins special meeting at 400 Collins Rd. NE, Cedar Rapids, Iowa. The eligible Rockwell Collins shareowner list will also be available at the Rockwell Collins special meeting for examination by any shareowner of record present at such meeting.

        Completion of the merger is conditioned on approval of the share issuance by the Rockwell Collins shareowners, which requires the affirmative vote of holders of a majority of the votes cast by shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting.

        The Rockwell Collins board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, declared the merger agreement advisable and in the best interest of Rockwell Collins and its shareowners, and unanimously recommends that Rockwell Collins shareowners vote:

  •
  "FOR" the Share Issuance proposal; and

  •
  "FOR" the proposal to approve the adjournment of the Rockwell Collins special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies.

        Your vote is very important regardless of the number of shares of Rockwell Collins common stock that you own. Whether or not you expect to attend the Rockwell Collins special meeting in person, to ensure your representation at the Rockwell Collins special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the Rockwell Collins proxy card, (ii) calling the toll-free number listed on the Rockwell Collins proxy card or (iii) submitting your Rockwell Collins proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Rockwell Collins stock who is present at the Rockwell Collins special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Rockwell Collins special meeting in the manner described in the accompanying document. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee. If you hold shares through the Rockwell Collins Retirement Savings Plan and are an employee of Rockwell Collins, you will receive an email with instructions on how to vote the shares you hold through the plan. If you hold shares through the Rockwell Collins Retirement Savings Plan and are not an employee, you can vote by following the instructions described in (i), (ii) or (iii) above.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Rockwell Collins special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Rockwell Collins common stock, please contact Rockwell Collins' proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10024
Phone: (877) 825-8772
Banks & Brokers: (212) 750-5833

By Order of the Rockwell Collins, Inc. Board of Directors,

Robert J. Perna Secretary
Cedar Rapids, Iowa , 2017

B/E AEROSPACE, INC.
1400 Corporate Center Way
Wellington, Florida 33414-2105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on                        , 2017

To the Stockholders of B/E Aerospace, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of B/E Aerospace, Inc., a Delaware corporation, which will be held at          , on                     , 2017, at           a.m., for the following purposes:

  1.
  Adoption of the merger agreement.    To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2016, by and among Rockwell Collins, Inc., Quarterback Merger Sub Corp. and B/E Aerospace, as amended from time to time (which is referred to as the merger agreement), which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on pages 54 and 119, respectively, and a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which is referred to as the Merger proposal;

  2.
  Advisory Vote Regarding Merger-Related Compensation.    To vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to B/E Aerospace's named executive officers that is based on or otherwise related to the proposed transactions, which is referred to as the Merger-Related Compensation proposal; and

  3.
  Adjournment or Postponement of the Special Meeting.    To vote on a proposal to approve the adjournment of the B/E Aerospace special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, which is referred to as the B/E Aerospace Adjournment proposal.

        B/E Aerospace will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the B/E Aerospace board of directors. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the B/E Aerospace special meeting.

        The B/E Aerospace board of directors has fixed the close of business on                        , 2017 as the record date for the B/E Aerospace special meeting. Only B/E Aerospace stockholders of record at that time are entitled to receive notice of, and to vote at, the B/E Aerospace special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any B/E Aerospace stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the B/E Aerospace special meeting at B/E Aerospace's offices at 1400 Corporate Center Way, Wellington, FL 33414. The eligible B/E Aerospace stockholder list will also be available at the B/E Aerospace special meeting for examination by any stockholder of record present at such meeting.

        Completion of the merger is conditioned on adoption of the merger agreement by the B/E Aerospace stockholders, which requires the approval of a majority of the issued and outstanding shares of B/E Aerospace common stock entitled to vote at the B/E Aerospace special meeting.

        The B/E Aerospace board of directors has unanimously approved the merger and the merger agreement, declared the merger agreement advisable and in the best interest of B/E Aerospace and its stockholders, and unanimously recommends that B/E Aerospace stockholders vote:

  •
  "FOR" the proposal to adopt the merger agreement;

  •
  "FOR" the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to B/E Aerospace's named executive officers that is based on or otherwise relates to the proposed transactions; and

  •
  "FOR" the proposal to approve the adjournment of the B/E Aerospace special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies.

        Your vote is very important regardless of the number of shares of B/E Aerospace common stock that you own. Whether or not you expect to attend the B/E Aerospace special meeting in person, to ensure your representation at the B/E Aerospace special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the B/E Aerospace proxy card, (ii) calling the toll-free number listed on the B/E Aerospace proxy card or (iii) submitting your B/E Aerospace proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of B/E Aerospace stock who is present at the B/E Aerospace special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the B/E Aerospace special meeting in the manner described in the accompanying document. If your shares are held in the name of a broker, bank or other nominee, or through the B/E Aerospace 401(k) Plan, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee, or your plan administrator.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the B/E Aerospace special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of B/E Aerospace common stock, please contact B/E Aerospace's proxy solicitor:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers:
Call Toll-Free: (800) 509-0917
Email: BEAerospace@Georgeson.com

By Order of the B/E Aerospace, Inc. Board of Directors,

Ryan M. Patch Secretary
Wellington, Florida , 2017

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Rockwell Collins and B/E Aerospace from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 188.

        You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated, Rockwell Collins' proxy solicitor, or Georgeson LLC, B/E Aerospace's proxy solicitor, at the following addresses and telephone numbers:

For Rockwell Collins Stockholders:	For B/E Aerospace Stockholders:
Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 (877) 825-8772 (toll-free) (212) 750-5833 (collect)	Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (800) 509-0917 (toll-free)

        To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than                        , 2017, which is five business days before the special meetings.

        You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission website at www.sec.gov. In addition, you may obtain copies of documents filed by Rockwell Collins with the SEC on Rockwell Collins' Internet website at http://www.rockwellcollins.com under the tab "Investor Relations" and then under the heading "SEC Filings" or by contacting Rockwell Collins' Investor Relations at Rockwell Collins, 400 Collins Rd. NE, Cedar Rapids, IA 52498 or by calling (319) 295-7575. You may also obtain copies of documents filed by B/E Aerospace with the SEC on B/E Aerospace's Internet website at http://www.beaerospace.com under the tab "Investor Relations," then under the tab "Reports & SEC Filings" or by contacting B/E Aerospace's Investor Relations at B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL or by calling (561) 791-5000.

        We are not incorporating the contents of the websites of the SEC, Rockwell Collins, B/E Aerospace or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

Page
WHERE YOU CAN FIND MORE INFORMATION	188
Rockwell Collins SEC Filings	189
B/E Aerospace SEC Filings	189
Annex A: Agreement and Plan of Merger
Annex B: Opinion of J.P. Morgan Securities LLC
Annex C: Opinion of Citigroup Global Markets Inc.
Annex D: Opinion of Goldman, Sachs & Co.
Annex E: Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following questions and answers briefly address some commonly asked questions about the merger and each of the Rockwell Collins and B/E Aerospace special meetings. They may not include all the information that is important to stockholders of Rockwell Collins and B/E Aerospace. Stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:
What is the merger?

A:
Rockwell Collins, Inc., which is referred to as Rockwell Collins, and B/E Aerospace, Inc., which is referred to as B/E Aerospace, have entered into an Agreement and Plan of Merger, dated as of October 23, 2016, which (as the same may be amended from time to time) is referred to as the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Rockwell Collins and B/E Aerospace. Under the merger agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions to the merger set forth in the merger agreement and described hereinafter, Quarterback Merger Sub Corp., a wholly owned subsidiary of Rockwell Collins, which is referred to as Merger Sub, will merge with and into B/E Aerospace, with B/E Aerospace continuing as the surviving corporation and a wholly owned subsidiary of Rockwell Collins, in a transaction which is referred to as the merger.

Q:
Why am I receiving these materials?

A:
Rockwell Collins and B/E Aerospace are sending these materials to their respective stockholders to help them decide how to vote their shares of Rockwell Collins or B/E Aerospace common stock, as the case may be, with respect to the merger and other matters to be considered at their respective special meetings.

  The merger cannot be completed unless Rockwell Collins stockholders approve the issuance of Rockwell Collins common stock in the merger and B/E Aerospace stockholders adopt the merger agreement. Each of Rockwell Collins and B/E Aerospace is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these special meetings, the merger and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus.

  This joint proxy statement/prospectus constitutes both a joint proxy statement of Rockwell Collins and B/E Aerospace and a prospectus of Rockwell Collins. It is a joint proxy statement because each of the boards of directors of Rockwell Collins and B/E Aerospace are soliciting proxies from their respective stockholders. It is a prospectus because Rockwell Collins will issue shares of its common stock in exchange for outstanding shares of B/E Aerospace common stock in the merger.

Q:
What will B/E Aerospace stockholders receive in the merger?

A:
If the merger is completed, B/E Aerospace stockholders (other than (i) Rockwell Collins, B/E Aerospace and Merger Sub and (ii) any stockholders holding shares of B/E Aerospace common stock with respect to which appraisal rights are properly demanded and not withdrawn under the General Corporation Law of the State of Delaware) will receive $34.10 per share in cash, without interest, and a fraction of a validly issued, fully paid and non-assessable share of Rockwell Collins common stock with a value of $27.90 per share, subject to adjustment pursuant to the terms of the merger agreement, for each share of B/E Aerospace common stock. The precise fraction of a share of Rockwell Collins common stock into which each share of B/E Aerospace common stock will be converted, which is referred to as the exchange ratio, will be determined based upon the Rockwell Collins stock price, as described in more detail in "The Merger

  Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97, the exchange ratio will be equal to the quotient of (a) $27.90 divided by (b) the Rockwell Collins stock price, which, in each case, will result in the stock consideration having a value equal to $27.90. If the Rockwell Collins stock price is less than $77.41 or greater than $89.97, a two-way collar mechanism will apply pursuant to which, (1) if the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be fixed at 0.3101 and the value of the stock consideration will be more than $27.90, and (2) if the Rockwell Collins stock price is less than $77.41, the exchange ratio will be fixed at 0.3604 and the value of the stock consideration will be less than $27.90.

  All fractional shares of Rockwell Collins common stock that would otherwise be issued to a B/E Aerospace stockholder as part of the merger consideration will be aggregated to create whole shares of Rockwell Collins common stock that will be issued to B/E Aerospace stockholders as part of the merger consideration. If a fractional share of Rockwell Collins common stock remains payable to a B/E Aerospace stockholder after aggregating all fractional shares of Rockwell Collins common stock payable to such B/E Aerospace stockholder, then such B/E Aerospace stockholder will be paid, in lieu of such remaining fractional share of Rockwell Collins common stock, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Rockwell Collins common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (y) the Rockwell Collins stock price.

Q:
How will Rockwell Collins pay the cash component of the merger consideration?

A:
Rockwell Collins' obligation to complete the merger is not conditioned upon its obtaining financing. Rockwell Collins anticipates that approximately $3.6 billion will be required to pay the aggregate cash portion of the merger consideration to the B/E Aerospace stockholders. Rockwell Collins intends to fund the cash component of the merger through sources of debt financing.

  For a more complete description of sources of funding for the merger and related costs, see "The Merger—Source of Funding for the Merger" beginning on page 115.

Q:
When do Rockwell Collins and B/E Aerospace expect to complete the transaction?

A:
Rockwell Collins and B/E Aerospace are working to complete the transaction as soon as practicable. We currently expect that the transaction will be completed in the spring of 2017. Neither Rockwell Collins nor B/E Aerospace can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company's control, including the necessary regulatory approvals.

  See "The Merger Agreement—Conditions to the Merger" beginning on page 138.

Q:
What am I being asked to vote on, and why is this approval necessary?

A:
Rockwell Collins stockholders are being asked to vote on the following proposals:

          1.     to approve the issuance of Rockwell Collins common stock, par value $0.01 per share, pursuant to the merger agreement, which is referred to as the Share Issuance proposal; and

          2.     to approve any proposal to adjourn the Rockwell Collins special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance proposal, which is referred to as the Rockwell Collins Adjournment proposal.

  Approval of the Share Issuance proposal by Rockwell Collins stockholders is required to complete the merger.

  B/E Aerospace stockholders are being asked to vote on the following proposals:

          1.     to adopt the merger agreement, which is referred to as the Merger proposal;

          2.     to approve, on an advisory basis, the merger-related compensation arrangements of B/E Aerospace's named executive officers, which is referred to as the Merger-Related Compensation proposal; and

          3.     to approve any proposal to adjourn the B/E Aerospace special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, which is referred to as the B/E Aerospace Adjournment proposal.

  Approval of the Merger proposal by B/E Aerospace stockholders is required for completion of the merger.

Q:
What vote is required to approve each proposal at the Rockwell Collins Special Meeting?

A:
The Share Issuance proposal:    The affirmative vote of holders of a majority of the votes cast by shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting is required to approve the Share Issuance proposal, which is referred to as the Rockwell Collins Stockholder Approval.

  The Rockwell Collins Adjournment proposal:    The affirmative vote of holders of a majority of the shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting and entitled to vote on the proposal, whether or not a quorum is present, is required to approve the Rockwell Collins Adjournment proposal.

Q:
What vote is required to approve each proposal at the B/E Aerospace Special Meeting?

A:
The Merger proposal:    the affirmative vote of holders of a majority of the issued and outstanding shares of B/E Aerospace common stock is required to approve the Merger proposal, which is referred to as the B/E Aerospace Stockholder Approval.

  The Merger-Related Compensation proposal:    The affirmative vote of holders of a majority of the votes cast by stockholders entitled to vote on the proposal that are present in person or represented by proxy, assuming a quorum, is required to approve the Merger-Related Compensation proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on B/E Aerospace. Accordingly, if the Merger proposal is approved and the merger is completed, the merger-related compensation will be payable to B/E Aerospace's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Merger-Related Compensation proposal.

  The B/E Aerospace Adjournment proposal:    The affirmative vote of holders of a majority of the votes cast by B/E Aerospace stockholders present in person or represented by proxy, whether or not a quorum is present is required to approve the B/E Aerospace Adjournment proposal. If a quorum is present, the affirmative vote of holders of a majority of the votes cast by the shares of B/E Aerospace common stock represented (in person or by proxy) at the B/E Aerospace special meeting and entitled to vote on the proposal is required to approve the B/E Aerospace Adjournment proposal.

Q:
What happens if the non-binding advisory proposal to approve compensation that will or may be paid or provided by B/E Aerospace to its named executive officers in connection with the merger is not approved?

A:
Approval, on an advisory (non-binding) basis, of compensation that will or may be paid or provided by B/E Aerospace to its named executive officers in connection with the merger is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, B/E Aerospace expects to pay "compensation in connection with the merger" to its named executive officers.

Q:
What constitutes a quorum?

A:
The presence at the Rockwell Collins special meeting, in person or by proxy, of the holders of a majority of the shares of Rockwell Collins common stock issued and outstanding on the record date for the Rockwell Collins special meeting will constitute a quorum for the transaction of business at the Rockwell Collins special meeting. The presence at the B/E Aerospace special meeting, in person or by proxy, of the holders of a majority of B/E Aerospace votes entitled to be cast by stockholders entitled to vote on the record date for the B/E Aerospace special meeting will constitute a quorum for the transaction of business at the B/E Aerospace special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at each special meeting.

Q:
How does the Rockwell Collins Board recommend that I vote?

A:
The board of directors of Rockwell Collins, which is referred to as the Rockwell Collins Board, unanimously recommends that holders of Rockwell Collins common stock vote "FOR" the Share Issuance proposal and "FOR" the Rockwell Collins Adjournment proposal.

Q:
How does the B/E Aerospace Board recommend that I vote?

A:
The board of directors of B/E Aerospace, which is referred to as the B/E Aerospace Board, unanimously recommends that B/E Aerospace stockholders vote "FOR" the Merger proposal and "FOR" the B/E Aerospace Adjournment proposal. In addition, the B/E Aerospace Board unanimously recommends that holders of B/E Aerospace common stock vote "FOR" the Merger-Related Compensation proposal to approve, on an advisory (non-binding) basis, any "golden parachute" compensation arrangement that may be paid or become payable to B/E Aerospace's named executive officers that is based on or otherwise relates to the merger or contemplated by the merger agreement.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

  Please do not submit your B/E Aerospace stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your B/E Aerospace stock certificates in exchange for shares of Rockwell Collins common stock from the exchange agent.

Q:
How do I vote?

A:
If you are a stockholder of record of Rockwell Collins as of        , which is referred to as the Rockwell Collins record date, or a stockholder of B/E Aerospace as of        , which is referred to as the B/E Aerospace record date, you may submit your proxy before your respective company's special meeting in one of the following ways:

•
Telephone voting—use the toll-free number shown on your proxy card;

•
Via the Internet—visit the website shown on your proxy card to vote via the Internet; or

•
Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  If you are a stockholder of record, you may also cast your vote in person at your respective company's special meeting.

  If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a "legal proxy" form from their broker, bank or other nominee.

Q:
How do I vote my shares of B/E Aerospace common stock held through B/E Aerospace's 401(k) Plan?

A:
If you hold shares of B/E Aerospace common stock through B/E Aerospace's 401(k) Plan, you may vote your shares by telephone, mail or via the Internet as described above. If you vote your shares by telephone or via the Internet, your voting instructions must be received before         p.m. (Eastern Time) on        in order for you to instruct B/E Aerospace's 401(k) Plan trustee how to vote your shares. If you vote your shares by mail, your voting instructions must be received before         p.m. (Eastern Time) on         in order for you to instruct B/E Aerospace's 401(k) Plan trustee how to vote your shares. If you hold shares through B/E Aerospace's 401(k) Plan and do not timely submit your voting instructions by this deadline, your applicable shares will be voted in the same proportion to the shares held in B/E Aerospace's 401(k) Plan for which votes were cast.

  If you hold shares of B/E Aerospace common stock through B/E Aerospace's 401(k) Plan, you may attend the B/E Aerospace special meeting. However, shares held through B/E Aerospace's 401(k) Plan can only be voted as described in the above paragraph, and cannot be voted in person at the B/E Aerospace special meeting.

Q:
How do I vote my shares of Rockwell Collins common stock held through the Rockwell Collins Retirement Savings Plan?

A:
If you hold shares of Rockwell Collins common stock through the Rockwell Collins Retirement Savings Plan, you may vote your shares by telephone, mail or via the Internet as described above. If you hold shares through the Rockwell Collins Retirement Savings Plan and are an employee of Rockwell Collins, you will receive an email with instructions on how to vote the shares you hold through the plan. If you vote your shares by telephone or via the Internet, your voting instructions must be received before         p.m. (Eastern Time) on         in order for you to instruct the Rockwell Collins Retirement Savings Plan trustee how to vote your shares. If you vote your shares by mail, your voting instructions must be received before         p.m. (Eastern Time) on        in order for you to instruct the Rockwell Collins Retirement Savings Plan trustee how to vote your shares. If you hold shares through the Rockwell Collins Retirement Savings Plan and do not timely submit your voting instructions by this deadline, your applicable shares will be voted in the same proportion to the shares held in the Rockwell Collins Retirement Savings Plan for which votes were cast.

  If you hold shares of Rockwell Collins common stock through the Rockwell Collins Retirement Savings Plan, you may attend the Rockwell Collins special meeting. However, shares held through the Rockwell Collins Retirement Savings Plan can only be voted as described in the above paragraph, and cannot be voted in person at the Rockwell Collins special meeting.

Q:
If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If your shares are held in "street name" in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Rockwell Collins or B/E Aerospace or by voting in person at your respective company's special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

  Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Rockwell Collins and B/E Aerospace special meetings are such "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

  If you are a Rockwell Collins stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the Share Issuance proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (assuming a quorum is present); and

  •
  your broker, bank or other nominee may not vote your shares on the Rockwell Collins Adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

  If you are a B/E Aerospace stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes, if any, will have the same effect as a vote AGAINST such proposal;

  •
  your broker, bank or other nominee may not vote your shares on the Merger-Related Compensation proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (assuming a quorum is present); and

  •
  your broker, bank or other nominee may not vote your shares on the B/E Aerospace Adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

Q:
When and where are the Rockwell Collins and B/E Aerospace special meetings of stockholders? What must I bring to attend the special meeting?

A:
The special meeting of Rockwell Collins stockholders will be held at             on            , 2017 at             . Subject to space availability, all Rockwell Collins stockholders as of the Rockwell Collins record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at        .

  The special meeting of B/E Aerospace stockholders will be held at        on            , 2017 at            . Subject to space availability, all B/E Aerospace stockholders as of the B/E Aerospace record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at        .

  If you wish to attend your respective company's special meeting, you must bring photo identification. If you hold your shares through a broker, bank or other nominee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:
What if I fail to vote or abstain?

A:
For purposes of each of the Rockwell Collins special meeting and the B/E Aerospace special meeting, an abstention occurs when a stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an "abstain" instruction.

  Rockwell Collins

  Share Issuance proposal:    An abstention will have the same effect as a vote "AGAINST" the Share Issuance proposal. If a Rockwell Collins stockholder is not present in person at the Rockwell Collins special meeting and does not respond by proxy, it will have no effect on the vote count for the Share Issuance proposal.

  Rockwell Collins Adjournment proposal:    An abstention will have the same effect as a vote "AGAINST" the Rockwell Collins Adjournment proposal. If a Rockwell Collins stockholder is not present in person at the Rockwell Collins special meeting and does not respond by proxy, it will have no effect on the vote count for the Rockwell Collins Adjournment proposal (assuming a quorum is present).

  B/E Aerospace

  Merger proposal:    An abstention will have the same effect as a vote cast "AGAINST" the Merger proposal. If a B/E Aerospace stockholder is not present in person at the B/E Aerospace special meeting and does not respond by proxy, it will have the effect of a vote cast "AGAINST" such proposal.

  Merger-Related Compensation proposal:    An abstention will have no effect on the vote count for the Merger-Related Compensation proposal. If a B/E Aerospace stockholder is not present in person at the B/E Aerospace special meeting and does not respond by proxy, it will have no effect on the vote count for the Merger-Related Compensation proposal (assuming a quorum is present).

  B/E Aerospace Adjournment proposal:    An abstention will have no effect on the vote count for the B/E Aerospace Adjournment proposal. If a B/E Aerospace stockholder is not present in person at the B/E Aerospace special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

Q:
What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Rockwell Collins common stock represented by your proxy will be voted as recommended by the Rockwell Collins Board with respect to that proposal or the B/E Aerospace common stock represented by your proxy will be voted as recommended by the B/E Aerospace Board with respect to that proposal, as applicable. Unless a Rockwell Collins stockholder or a B/E Aerospace stockholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the Rockwell Collins special meeting or B/E Aerospace special meeting, as applicable.

Q:
What if I hold shares of both Rockwell Collins common stock and B/E Aerospace common stock?

A:
If you are a stockholder of both Rockwell Collins and B/E Aerospace, you will receive two separate packages of proxy materials. A vote as a B/E Aerospace stockholder will not constitute a vote as a Rockwell Collins stockholder and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Rockwell Collins or B/E Aerospace, or vote as both a Rockwell Collins stockholder and as a B/E Aerospace stockholder by Internet or telephone.

Q:
May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the Rockwell Collins or B/E Aerospace special meeting as described herein. You may do this in one of the following four ways:

•
by sending a notice of revocation to the corporate secretary of Rockwell Collins or B/E Aerospace, as applicable;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so;

•
by sending a completed proxy card bearing a later date than your original proxy card; or

•
by attending the Rockwell Collins or B/E Aerospace special meeting, as applicable, and voting in person.

  If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

  If your shares are held in an account at a broker, bank or other nominee or through B/E Aerospace's 401(k) Plan or the Rockwell Collins Retirement Savings Plan and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your broker, bank or other nominee or your plan administrator, you should contact your broker, bank or other nominee or your plan administrator to change your vote.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
The exchange of B/E Aerospace common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in "The Merger—U.S. Federal Income Tax Consequences") of B/E Aerospace common stock who receives the merger consideration in exchange for such U.S. holder's shares of B/E Aerospace common stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Rockwell Collins common stock and the amount of cash, including cash in lieu of fractional shares, received in the merger and (ii) such

  U.S. holder's adjusted tax basis in the shares of B/E Aerospace common stock exchanged therefor. If you are a non-U.S. holder (as defined in "The Merger—U.S. Federal Income Tax Consequences"), the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

  For a more complete description of the U.S. federal income tax consequences of the merger, see "The Merger—U.S. Federal Income Tax Consequences" beginning on page 115.

  This joint proxy statement/prospectus contains a general discussion of United States federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Q:
Do I have appraisal rights in connection with the transaction?

A:
Under Delaware law, Rockwell Collins stockholders will not be entitled to exercise any appraisal rights in connection with the merger or any other transaction described in this joint proxy statement/prospectus.

  Subject to the closing of the merger, record holders of B/E Aerospace common stock who do not vote in favor of the adoption of the merger agreement and otherwise comply fully with the requirements and procedures of Section 262 of the General Corporation Law of the State of Delaware, which is referred to as the DGCL, may exercise their rights of appraisal, which generally entitle stockholders to receive a lump sum cash payment equal to the fair value of their B/E Aerospace common stock exclusive of any element of value arising from the accomplishment or expectation of the merger. The "fair value" could be higher or lower than, or the same as, the merger consideration. A detailed description of the appraisal rights and procedures available to B/E Aerospace stockholders is included in "The Merger—Appraisal Rights" beginning on page 111. The full text of Section 262 of the DGCL is attached as Annex E to this joint proxy statement/prospectus.

Q:
What will happen to my B/E Aerospace stock-based awards?

A:
Treatment of B/E Aerospace Restricted Stock Awards and RSU Awards

  Upon completion of the merger, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the merger agreement will (i) become fully vested and, to the extent such award is subject to performance conditions, such performance conditions will be deemed satisfied at the maximum level and (ii) be cancelled and converted into the right to receive a lump sum cash payment per share of B/E Aerospace common stock underlying such award equal to the value of the per share merger consideration, less any applicable withholding taxes. Upon completion of the merger, except for outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, consistent with past practice, which will be cancelled and converted into a cash payment pursuant to their terms, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the merger agreement will be assumed by Rockwell Collins and converted into a Rockwell Collins award of restricted stock or restricted stock unit award, as applicable, which will vest subject to the grantee's continued service with Rockwell Collins or its affiliates through each applicable vesting date (with any performance conditions that were applicable to the B/E Aerospace award deemed satisfied at target level performance and following the closing, the converted Rockwell Collins award subject only to time-based vesting) covering a number of shares of Rockwell Collins common stock (rounded down to the nearest whole share)

  determined by multiplying the number of shares of B/E Aerospace that were subject to the B/E Aerospace award by a ratio of the merger consideration divided by the Rockwell Collins stock price (with the value of the stock consideration portion of the merger consideration determined by multiplying the number of such shares of Rockwell Collins common stock by the Rockwell Collins stock price).

  Treatment of B/E Aerospace Stock Units

  Each stock unit credited to the account of any current or former director under the B/E Aerospace Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan that is outstanding immediately prior to the effective time of the merger, which is referred to as the effective time, will be converted into the right to receive the merger consideration.

  For a more complete description of the treatment of outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, see "The Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 94.

  Any applicable withholding taxes resulting from this treatment will be satisfied by reducing the amount of cash, if any, that would otherwise be provided to holders of such awards. If no cash is to be provided to a holder of such an award or if the amount of cash that would otherwise be provided to a holder of such awards is not sufficient to cover the applicable withholding taxes, then the number of shares of Rockwell Collins common stock that would otherwise be provided to the holder in accordance with the terms described above will be reduced to the extent necessary to cover the shortfall.

Q:
What happens if I sell my shares of B/E Aerospace common stock after the record date but before the B/E Aerospace special meeting?

A:
The record date for the B/E Aerospace special meeting (the close of business on          ) is earlier than the date of the B/E Aerospace special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of B/E Aerospace common stock after the record date but before the date of the B/E Aerospace special meeting, you will retain your right to vote at the B/E Aerospace special meeting. However, you will not have the right to receive the merger consideration to be received by B/E Aerospace stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:
What happens if I sell my Rockwell Collins shares after the record date but before the Rockwell Collins special meeting?

A:
The record date for the Rockwell Collins special meeting (the close of business on          ) is earlier than the date of the Rockwell Collins special meeting. If you sell or otherwise transfer your Rockwell Collins common shares after the record date but before the date of the Rockwell Collins special meeting, you will retain your right to vote at the Rockwell Collins special meeting.

Q:
Whom should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

  If you are a Rockwell Collins stockholder, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for Rockwell Collins, at (877) 825-8772 or (212) 750-5833 (bankers and brokers call collect).

  If you are a B/E Aerospace stockholder, you should contact Georgeson LLC, the proxy solicitation agent for B/E Aerospace, at (800) 509-0917 (toll free).

SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Rockwell Collins and B/E Aerospace urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Rockwell Collins and B/E Aerospace also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 188. Unless stated otherwise, all references in this joint proxy statement/prospectus to Rockwell Collins are to Rockwell Collins, Inc., all references to B/E Aerospace are to B/E Aerospace, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of October 23, 2016, by and among Rockwell Collins, Inc., Quarterback Merger Sub Corp. and B/E Aerospace, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The Parties

Rockwell Collins

        Rockwell Collins designs, produces and supports communications and aviation systems for commercial and military customers and provides information management services through voice and data communication networks and solutions worldwide. The integrated system solutions and products Rockwell Collins provides to its served markets are oriented around a set of core competencies: communications, navigation, automated flight control, displays/surveillance, simulation and training, integrated electronics and information management systems. Rockwell Collins also provides a wide range of services and support to its customers through a worldwide network of service centers, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. The structure of Rockwell Collins' business allows it to leverage these core competencies across markets and applications to bring high value solutions to its customers.

        Rockwell Collins serves a worldwide customer base through its three operating segments: Commercial Systems, Government Systems and Information Management Services. The Commercial Systems segment supplies aviation electronics systems, products and services to customers located throughout the world. The customer base consists of original equipment manufacturers of commercial air transport, business and regional aircraft, commercial airlines and business aircraft operators. The Government Systems segment provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, various ministries of defense, other government agencies and defense contractors around the world. These products, systems and services support airborne, precision weapon, ground and maritime applications on new equipment as well as in retrofit and upgrade applications designed to extend the service life and enhance the capability of existing aircraft, vehicle and weapon platforms. The Information Management Services segment provides communications services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets to customers located around the world. The customer base includes commercial airlines, business aircraft operators, the U.S. Federal Aviation Administration (FAA), airport and critical infrastructure operators and major passenger and freight railroads.

        Rockwell Collins serves a broad range of customers worldwide, including the U.S. Department of Defense, U.S. Coast Guard, civil agencies, airports, defense contractors, foreign ministries of defense, manufacturers of commercial helicopters, manufacturers of commercial air transport, business and regional aircraft, commercial airlines, fractional and other business jet operators, the FAA, critical infrastructure operators and major passenger and freight railroads. Rockwell Collins markets its systems, products and services directly to its customers through an internal marketing and sales force. In addition, it utilizes a worldwide dealer network to distribute its products and international sales representatives to assist with international sales and marketing. In 2016, various branches of the U.S.

Government, both directly and indirectly through subcontracts, accounted for 33% of Rockwell Collins' total sales.

        Rockwell Collins' executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498 and its telephone number is (319) 295-1000. Rockwell Collins' website address is www.rockwellcollins.com. Information contained on Rockwell Collins' website does not constitute part of this joint proxy statement/prospectus. Rockwell Collins' stock is publicly traded on the New York Stock Exchange, which is referred to as the NYSE, under the ticker symbol "COL."

B/E Aerospace

        B/E Aerospace is a world leading manufacturer of aircraft cabin interior products. B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E Aerospace's manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems. B/E Aerospace also provides cabin interior reconfiguration, program management and certification services. B/E Aerospace sells and supports its products through its own global direct sales and product support organization.

        B/E Aerospace's commercial aircraft segment includes seating products, interior systems, and engineering services for commercial aircraft, and brazing technologies and electronic systems for the commercial and military aerospace markets. B/E Aerospace has the design and engineering capabilities to create and manufacture highly customized products tailored to customers' unique preferences. As an industry leading manufacturer of interior systems for both narrow- and wide-body aircraft, B/E Aerospace supplies food and beverage preparation equipment, galleys and galley air chillers, cabin lighting, oxygen systems and passenger service units (PSUs), lavatories, and water and waste systems. B/E Aerospace services also include optimizing cabin layout and installing crew rest compartments. Additionally, B/E Aerospace is a market leader in the design, engineering, and manufacturing of customized, fully integrated thermal management, power conversion, and interconnect solutions that address complex power management requirements. Revenues for the commercial aircraft segment in the third quarter of 2016 were $578.8 million.

        B/E Aerospace's business jet segment manufactures products that include a complete line of business jet seating and divan products, super first class environments, lighting systems, air valves, water and waste systems, oxygen delivery systems, and de-icing systems. B/E is internationally recognized as a leading supplier of business jet products and services for leading prominent business jet manufacturers and completion centers. Revenues for the business jet segment in the third quarter of 2016 were $153.9 million.

        B/E Aerospace was founded by Amin and Bob Khoury in 1987 upon the acquisition of Bach Engineering. After acquiring EECO, Inc. in 1989, the company's name was changed to B/E Avionics. B/E Aerospace became a public company listed on The NASDAQ Stock Market, which is referred to as the NASDAQ, in April 1990. In 1992, B/E Aerospace acquired the assets of PTC Aerospace, Inc. and Aircraft Products Company, transforming B/E Aerospace into a cabin interiors provider, and the company's name became "B/E Aerospace, Inc." Over the next 10 years, acquisitions of interior equipment companies established B/E Aerospace as a broad based provider of interior equipment. Over the following decade, B/E Aerospace consolidated and integrated the acquired businesses, developed a global direct sales and customer support organization and developed into a global market leading manufacturer of aircraft cabin interior equipment. In 2014, the Consumables Management Segment, which consisted of B/E Aerospace's aerospace distribution and energy services businesses, was spun-off to form KLX, Inc., which is referred to as KLX.

        B/E Aerospace's executive offices are located at 1400 Corporate Center Way, Wellington Florida, 33414, its website address is www.beaerospace.com, and its phone number is (561) 791-5000.

Information contained on B/E Aerospace's website does not constitute part of this joint proxy statement/prospectus. B/E Aerospace common stock is listed on the NASDAQ, trading under the symbol "BEAV."

Merger Sub

        Merger Sub, a wholly owned subsidiary of Rockwell Collins, is a Delaware corporation incorporated on October 19, 2016 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Sub are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498.

The Transaction

Merger Agreement

        On October 23, 2016, Rockwell Collins, B/E Aerospace and Merger Sub entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into B/E Aerospace, with B/E Aerospace continuing as the surviving corporation and a wholly owned subsidiary of Rockwell Collins.

Amendment to Tax Sharing Agreement

        In connection with entry into the merger agreement, B/E Aerospace and KLX entered into a first amendment to the Tax Sharing and Indemnification Agreement, dated as of December 15, 2014, which is referred to as the KLX tax sharing agreement. The KLX tax sharing agreement was originally entered into in connection with B/E Aerospace's contribution of assets to KLX, B/E Aerospace's repayment of certain debt obligations with the proceeds of a cash distribution from KLX, and B/E Aerospace's distribution of the stock of KLX, all in December of 2014, in transactions intended to qualify for tax-free treatment under Sections 355, 361 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended, which transactions, collectively, are referred to as the KLX spin-off and which tax treatment is referred to as the KLX spin-off tax treatment. Among other things, the KLX tax sharing agreement sets forth the allocation between B/E Aerospace and KLX of liabilities for taxes arising prior to, as a result of, and subsequent to the KLX spin-off and certain related restructuring transactions and sets out certain restrictions on the activities of both B/E Aerospace and KLX following the KLX spin-off.

        The amendment to the KLX tax sharing agreement modifies a requirement under the KLX tax sharing agreement relating to the ability of B/E Aerospace to enter into certain transactions after the KLX spin-off. In satisfaction of this modified requirement, B/E Aerospace provided KLX with an opinion that B/E Aerospace received from its tax advisor, Shearman & Sterling LLP, which is referred to as Shearman & Sterling, relating to the impact of the merger on the KLX spin-off tax treatment. In addition, pursuant to the terms of the amendment to the KLX tax sharing agreement, KLX delivered a representation letter to Shearman & Sterling, for purposes of such opinion. This opinion relies on certain representations, assumptions, undertakings and covenants, from KLX, B/E Aerospace and Rockwell Collins and the conclusion set forth in the opinion may be adversely affected if one or more of the representations and assumptions is incorrect or one or more of the undertakings and covenants is not complied with.

Consideration to be Received in the Merger by B/E Aerospace Stockholders

        At the effective time, each share of B/E Aerospace common stock that is issued and outstanding immediately prior to the effective time (other than (i) shares of B/E Aerospace common stock owned or held directly or indirectly by Rockwell Collins, B/E Aerospace (including as treasury stock) or Merger Sub, which will be cancelled immediately prior to the effective time, and (ii) shares of B/E Aerospace common stock with respect to which appraisal rights are properly demanded and not withdrawn under Section 262 of the DGCL) will be converted into the right to receive $34.10 in cash, without interest, which is referred to as the cash consideration, and a fraction of a validly issued, fully paid and non-assessable share of Rockwell Collins common stock having a value equal to $27.90 (subject to adjustment based upon a two-way collar mechanism), which is referred to as the stock consideration. The exchange ratio will be determined based upon the Rockwell Collins stock price, as described in more detail in "The Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97, the exchange ratio will be equal to the quotient of (a) $27.90 divided by (b) the Rockwell Collins stock price, which, in each case, will result in the stock consideration having a value equal to $27.90. If the Rockwell Collins stock price is less than $77.41 or greater than $89.97, then the two-way collar mechanism will apply pursuant to which, (1) if the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be fixed at 0.3101 and the value of the stock consideration will be more than $27.90, and (2) if the Rockwell Collins stock price is less than $77.41, the exchange ratio will be fixed at 0.3604 and the value of the stock consideration will be less than $27.90.

        All fractional shares of Rockwell Collins common stock that would otherwise be issued to a B/E Aerospace stockholder as part of the merger consideration will be aggregated to create whole shares of Rockwell Collins common stock that will be issued to B/E Aerospace stockholders as part of the merger consideration. If a fractional share of Rockwell Collins common stock remains payable to a B/E Aerospace stockholder after aggregating all fractional shares of Rockwell Collins common stock payable to such B/E Aerospace stockholder, then such B/E Aerospace stockholder will be paid, in lieu of such remaining fractional share of Rockwell Collins common stock, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Rockwell Collins common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (y) the Rockwell Collins stock price.

Treatment of Stock-Based Awards

B/E Aerospace

Treatment of B/E Aerospace Restricted Stock Awards and RSU Awards

        Upon completion of the merger, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the merger agreement will (i) become fully vested and, to the extent such award is subject to performance conditions, such performance conditions will be deemed satisfied at the maximum level and (ii) be cancelled and converted into the right to receive a lump sum cash payment per share of B/E Aerospace common stock underlying such award equal to the value of the per share merger consideration, less any applicable withholding taxes. Upon completion of the merger, except for outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, consistent with past practice, which will be cancelled and converted into a cash payment pursuant to their terms, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the merger agreement will be assumed by Rockwell Collins and converted into a Rockwell Collins award of restricted stock or restricted stock unit award, as applicable, which will vest subject to the grantee's continued service with Rockwell Collins or its affiliates through each applicable vesting date (with any performance conditions that were applicable to the B/E Aerospace award deemed satisfied at target level performance and, following the closing, the converted Rockwell Collins award subject only to time-based vesting) covering a number of shares of Rockwell Collins common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of B/E Aerospace that were subject to the B/E Aerospace award by a ratio of the merger consideration divided by the Rockwell Collins stock price (with the value of the stock consideration portion of the merger consideration determined by multiplying the number of such shares of Rockwell Collins common stock by the Rockwell Collins stock price).

Treatment of B/E Aerospace Stock Units

        Each stock unit credited to the account of any current or former director under the B/E Aerospace Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan that is outstanding immediately prior to the effective time of the merger, which is referred to as the effective time, will be converted into the right to receive the merger consideration.

        For a more complete description of the treatment of outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, see "The Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 94.

Rockwell Collins

        The merger will not affect Rockwell Collins' stock-based awards. All such awards will remain outstanding subject to the same terms and conditions that are applicable to such stock-based awards prior to the merger.

Rockwell Collins Board of Directors Following Completion of the Merger

        The merger agreement provides that Rockwell Collins will take all necessary corporate action so that, upon and after the effective time, the size of the Rockwell Collins Board will be increased by two members to a total of eleven and two individuals selected by B/E Aerospace who meet Rockwell Collins' independence criteria and are otherwise reasonably acceptable to Rockwell Collins will be appointed to the Rockwell Collins Board. One such individual will serve as a member of the class of directors of the Rockwell Collins Board with terms expiring in 2018, and the other will serve as a member of the class of directors of the Rockwell Collins Board with terms expiring in 2020. Other than such additional directors, no changes to the Rockwell Collins Board are expected in connection with the consummation of the merger.

        For a more complete description of the directors and executive officers of the surviving corporation, see "The Merger—Governance of Rockwell Collins Following Completion of the Merger" beginning on page 94.

Headquarters

        Upon completion of the transaction, Rockwell Collins' headquarters will remain in Cedar Rapids, Iowa.

Recommendations of the Rockwell Collins Board of Directors

        After careful consideration, the Rockwell Collins Board unanimously recommends that holders of Rockwell Collins common stock vote:

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  "FOR" the Share Issuance proposal; and

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  "FOR" the Rockwell Collins Adjournment proposal.

        For further discussion of the Rockwell Collins Board's reasons for the transaction and the recommendations of the Rockwell Collins Board, see "The Merger—Rockwell Collins Board of Directors' Recommendations and Its Reasons for the Transaction" beginning on page 62.

Recommendations of the B/E Aerospace Board of Directors

        After careful consideration, the B/E Aerospace Board unanimously recommends that holders of B/E Aerospace common stock vote:

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  "FOR" the Merger proposal;

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  "FOR" the Merger-Related Compensation proposal to approve, on an advisory (non-binding) basis, any "golden parachute" compensation arrangement that may be paid or become payable to B/E Aerospace's named executive officers that is based on or otherwise relates to the merger or contemplated by the merger agreement; and

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  "FOR" the B/E Aerospace Adjournment proposal.

        For a more complete description of the B/E Aerospace Board's reasons for the transaction and the recommendation of the B/E Aerospace Board, see "The Merger—B/E Aerospace Board of Directors' Recommendations and Its Reasons for the Transaction" beginning on page 65.

Opinions of Financial Advisors

Rockwell Collins' Financial Advisor

Opinion of J.P. Morgan Securities LLC

        Rockwell Collins retained J.P. Morgan Securities LLC, which is referred to as J.P. Morgan, to act as its financial advisor in connection with the proposed merger. At the meeting of the Rockwell Collins Board on October 21, 2016, J.P. Morgan rendered its oral opinion to the Rockwell Collins Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid by Rockwell Collins was fair, from a financial point of view, to Rockwell Collins. The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated October 23, 2016.

        The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Rockwell Collins stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to the Rockwell Collins Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to Rockwell Collins of the merger consideration to be paid by Rockwell Collins and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of Rockwell Collins or as to the underlying decision by Rockwell Collins to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Rockwell Collins as to how such stockholder should vote with respect to the merger or any other matter.

B/E Aerospace's Financial Advisors

Opinion of Citigroup Global Markets Inc.

        On October 23, 2016, Citigroup Global Markets Inc., which is referred to as Citigroup, delivered to the B/E Aerospace Board a written opinion dated October 23, 2016, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in the written opinion, each as described in greater detail in the section entitled "The Merger—Opinions of B/E Aerospace's Financial Advisors" beginning on page 77, the merger consideration to be received by the holders of outstanding shares of common stock of B/E Aerospace, other than shares of B/E Aerospace common stock held by holders who are entitled to, and properly demand, appraisal of their shares of B/E Aerospace common stock and shares of B/E Aerospace common stock that are owned, directly or indirectly, by Rockwell Collins, B/E Aerospace (as treasury shares or otherwise) or Merger Sub (collectively, referred to as the excluded holders) in the merger was fair, from a financial point of view, to such holders. Citigroup's opinion, the issuance of which was authorized by Citigroup's fairness opinion committee, was provided to the B/E Aerospace Board in connection with its evaluation of the merger and was limited to the fairness, from a financial point of view, as of the date of Citigroup's opinion, to the holders of outstanding shares of common stock of B/E Aerospace (other than excluded holders) of the merger consideration to be received by such holders in the merger.

        Citigroup's opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger. The summary of Citigroup's opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the full text of Citigroup's written opinion, which is attached to this joint proxy statement/prospectus as Annex C and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken.

Opinion of Goldman, Sachs & Co.

        On October 23, 2016, Goldman, Sachs & Co., which is referred to as Goldman Sachs, delivered to the B/E Aerospace Board a written opinion dated October 23, 2016, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated October 23, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the B/E Aerospace Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of B/E Aerospace common stock should vote with respect to the merger or any other matter.

Interests of Directors and Executive Officers in the Merger

        The directors and executive officers of B/E Aerospace have interests in the merger that are in addition to their interests as stockholders of B/E Aerospace generally. These interests include, but are not limited to, continued employment of certain executive officers with the surviving company, indemnification and insurance for current and former directors and executive officers, transaction bonuses for certain executive officers, the treatment in the merger of B/E Aerospace restricted stock units, restricted stock awards and other equity-based awards held by these directors and executive officers (including accelerated vesting of B/E Aerospace restricted stock units and restricted stock awards immediately upon the effective time). Certain B/E Aerospace executive officers are, by reason of their respective employment agreements with B/E Aerospace, entitled to severance payments and other benefits immediately upon the consummation of the merger (certain other executive officers are entitled to severance payments and benefits upon a qualifying termination of employment following the merger). In addition, two individuals selected by B/E Aerospace who meet Rockwell Collins' independence criteria and are otherwise reasonably acceptable by Rockwell Collins will be appointed to the Rockwell Collins board. The B/E Aerospace board was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend that B/E Aerospace stockholders adopt the merger agreement.

U.S. Federal Income Tax Consequences of the Merger

        The exchange of B/E Aerospace common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in "The Merger—U.S. Federal Income Tax Consequences" beginning on page 115) of B/E Aerospace common stock who receives the merger consideration in exchange for such U.S. holder's shares of B/E Aerospace common stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Rockwell Collins common stock and the amount of cash, including cash in lieu of fractional shares, received in the merger and (ii) such U.S. holder's adjusted tax basis in the shares of B/E Aerospace common stock exchanged therefor. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

        This joint proxy statement/prospectus contains a general discussion of United States federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Accounting Treatment of the Merger

        The merger will be accounted for as an acquisition of B/E Aerospace by Rockwell Collins under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S., which is referred to as GAAP.

Appraisal Rights

        Under Delaware law, Rockwell Collins stockholders will not be entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.

        Under Delaware law, if the merger is completed, record holders of B/E Aerospace common stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly exercise their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of B/E Aerospace common stock, in lieu of receiving the merger consideration. The "fair value" could be higher or lower than, or the same as, the merger consideration. The relevant provisions of the DGCL are included as Annex E to this joint proxy statement/prospectus. B/E Aerospace stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, B/E Aerospace stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. For a more complete description of B/E Aerospace stockholders' appraisal rights, see "The Merger—Appraisal Rights" beginning on page 111.

Regulatory Approvals

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, which prevents Rockwell Collins and B/E Aerospace from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice, which is referred to as the DOJ, and the Federal Trade Commission, which is referred to as the FTC, and the HSR Act waiting period is terminated or expires. On November 7, 2016, Rockwell Collins and B/E Aerospace filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC.

        The merger is also subject to antitrust review by governmental authorities in several foreign jurisdictions in which the companies have a sufficient market presence to require filings. As of the date of this joint proxy statement/prospectus, the parties have made filings in Europe, China, South Korea, Taiwan and Turkey.

        Although we expect that all regulatory clearances and approvals will be obtained, we cannot assure you that these clearances and approvals will be timely obtained or obtained under the terms of the merger agreement at all or that the granting of these clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

        For a more complete description of regulatory approvals relating to the merger, see "The Merger—Regulatory Approvals Required for the Merger" beginning on page 109.

Conditions to Completion of the Merger

        The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Rockwell Collins and B/E Aerospace receive stockholder approval of the Share Issuance proposal and the Merger proposal, respectively, at their respective special meetings and receive all required regulatory approvals. The parties currently expect to complete the transaction in the spring of 2017. However, it is possible that factors outside of each company's control could require them to complete the transaction at a later time or not to complete it at all.

Conditions to the Obligations of the Parties to Complete the Merger

        The obligations of each of Rockwell Collins, Merger Sub and B/E Aerospace to complete the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

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  Rockwell Collins having obtained the Rockwell Collins Stockholder Approval, and B/E Aerospace having obtained the B/E Aerospace Stockholder Approval;

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  the shares of Rockwell Collins common stock to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

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  the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part having become effective under the Securities Act of 1933, as amended, which is referred to as the Securities Act, and not being the subject of any stop order or any legal, administrative or other similar proceedings or actions by or before the SEC seeking a stop order;

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  any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the merger having expired or early termination thereof having been granted, and any authorization or consent from a governmental authority required to be obtained with respect to the merger under any antitrust laws in Europe, China, South Korea, Taiwan, Turkey or the Philippines (if required) having been obtained and remaining in full force and effect (for a more complete description of the governmental filings and consents required for the merger, see "The Merger—Regulatory Approvals Required for the Merger" beginning on page 109); and

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  no governmental authority having issued or entered any order or enacted any law after the date of the merger agreement having the effect of enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

Conditions to the Obligations of Each of Rockwell Collins and Merger Sub to Complete the Merger

        In addition, the obligations of each of Rockwell Collins and Merger Sub to complete the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

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  the representations and warranties of B/E Aerospace set forth in the merger agreement with respect to (i) capitalization being true and correct in all respects (other than de minimis inaccuracies) and (ii) outstanding equity awards, capitalization of Merger Sub, corporate authorization of the merger agreement, required stockholder approval of adoption of the merger agreement and the transactions contemplated by the merger agreement, the inapplicability of anti-takeover laws, brokers and transaction-related fees and expenses, opinions from financial advisors and the valid and binding nature of B/E Aerospace's amendment to the KLX tax sharing agreement being true and correct in all material respects, without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on B/E Aerospace, in the case of clauses (i) and (ii), as of the closing date of the merger, which is referred to as the closing date (or, in the case of representations and warranties made as of a specific date, as of such date), with the representations and warranties listed in clauses (i) and (ii) referred to as the B/E Aerospace fundamental representations and warranties;

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  all other representations and warranties of B/E Aerospace set forth in the merger agreement (other than the B/E Aerospace fundamental representations and warranties), without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on B/E Aerospace, being true and correct as of the closing date (or, in the case of representations and warranties made as of a specific date, as of such date), except where failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on B/E Aerospace;

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  B/E Aerospace having performed or complied in all material respects with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger;

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  since the date of the merger agreement, no event, occurrence, development or change having occurred that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on B/E Aerospace;

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  Rockwell Collins having received a certificate from an executive officer of B/E Aerospace certifying that the above conditions have been satisfied; and

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  Rockwell Collins having received a written opinion from Rockwell Collins' tax counsel, referred to as the Rockwell Collins Tax Advisor Opinion (or, if Rockwell Collins' tax counsel advises that it will not deliver a written opinion, from both B/E Aerospace's tax counsel and another nationally recognized law firm reasonably acceptable to Rockwell Collins and B/E Aerospace, referred to as the additional tax counsel), to the effect that the merger will not cause the KLX spin-off to fail to qualify for the KLX spin-off tax treatment.

Conditions to the Obligation of B/E Aerospace to Complete the Merger

        In addition, the obligation of B/E Aerospace to complete the merger is subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

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  the representations and warranties of Rockwell Collins and Merger Sub set forth in the merger agreement with respect to (i) capitalization being true and correct in all respects (other than de minimis inaccuracies) and (ii) outstanding equity awards, capitalization of Merger Sub, corporate authorization of the merger agreement, required stockholder approval of the issuance of Rockwell Collins common stock in connection with the merger, brokers and transaction-related fees and expenses and opinions from financial advisors being true and correct in all material respects, without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on Rockwell Collins, in the case of clauses (i) and (ii), as of the closing date (or, in the case of representations and warranties made as of a specific date, as of such date), with the representations and warranties listed in clauses (i) and (ii) referred to as the Rockwell Collins fundamental representations and warranties;

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  all other representations and warranties of Rockwell Collins and Merger Sub set forth in the merger agreement (other than the Rockwell Collins fundamental representations and warranties), without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on Rockwell Collins, being true and correct as of the closing date (or, in the case of representations and warranties made as of a specific date, as of such date), except where failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Rockwell Collins;

  •
  Rockwell Collins and Merger Sub having performed or complied in all material respects with each of their respective obligations required under the merger agreement to be performed or complied with on or prior to the closing of the merger;

  •
  since the date of the merger agreement, no event, occurrence, development or change having occurred that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rockwell Collins;

  •
  B/E Aerospace having received a certificate from an executive officer of Rockwell Collins certifying that the above conditions have been satisfied; and

  •
  B/E Aerospace having received a written opinion from B/E Aerospace's tax counsel, referred to as the B/E Aerospace Tax Advisor Opinion (or, if B/E Aerospace's tax counsel advises that it will not deliver a written opinion, the Rockwell Collins Tax Advisor Opinion and a similar opinion from the additional tax counsel), to the effect that the merger will not cause the KLX spin-off to fail to qualify for the KLX spin-off tax treatment.

        To the extent permitted by law, the conditions set forth in the merger agreement may be waived by Rockwell Collins or B/E Aerospace subject to the agreement of the other party in certain circumstances. For a more complete description of the conditions to the merger, see "The Merger Agreement—Conditions to the Merger" beginning on page 138.

Treatment of B/E Aerospace's Existing Debt; Financing

        In connection with the merger, the parties intend to terminate B/E Aerospace's existing revolving credit facility and term loan facility.

        Rockwell Collins' obligation to complete the merger is not conditioned upon its obtaining financing. Rockwell Collins anticipates that approximately $3.6 billion will be required to pay the aggregate cash portion of the merger consideration to the B/E Aerospace stockholders. Rockwell Collins intends to fund the cash component of the merger through sources of debt financing.

        For a more complete description of sources of funding for the merger, see "The Merger—Source of Funding for the Merger" beginning on page 115.

Timing of the Transaction

        The transaction is expected to be completed in the spring of 2017. However, it is possible that factors outside of each company's control could require them to complete the merger at a later time or not to complete the merger at all.

No Solicitation

        In the merger agreement, each of Rockwell Collins and B/E Aerospace has agreed:

  •
  to immediately cease and terminate, and to use reasonable best efforts to cause its officers, directors and other representatives to cease and terminate all existing discussions, negotiations and communications with any person or entity with respect to acquisition proposals from any person or entity, including proposals to acquire 20% or more of such party's voting power, consolidated assets, revenues or net income, as further described under "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 131;

  •
  not to, and not to authorize any of its representatives to, directly or indirectly initiate, seek, solicit, knowingly encourage or knowingly induce or take any other action reasonably expected to lead to an acquisition proposal, engage in negotiations or discussions with or provide any non-public information to any person or entity relating to an acquisition proposal or grant any waiver or release under any standstill or other agreement (unless either party's board of directors determines in good faith that refusing to grant such waiver or release would be inconsistent with its fiduciary duties under applicable law);

  •
  not to provide access (and within one business day of the date of the merger agreement, to terminate any such access) to any third party to any data room containing any of such party's information; and

  •
  within two business days of the date of the merger agreement, to demand the return or destruction of all confidential, non-public information and materials and all other information and materials related to any acquisition proposal that have been provided to third parties that have entered into confidentiality agreements relating to a possible acquisition proposal with the referenced party or any of its subsidiaries.

        The merger agreement includes certain exceptions to the non-solicitation covenant such that, prior to obtaining the B/E Aerospace Stockholder Approval or the Rockwell Collins Stockholder Approval, as applicable, the parties may take actions prohibited by the above limitations regarding an unsolicited acquisition proposal. Also, the applicable party's board of directors may, subject to complying with certain specified procedures, including providing the other party with a chance to negotiate, and, in certain circumstances, payment of a termination fee as described below, (i) change its recommendation in favor of the merger and the transactions contemplated by the merger agreement, or terminate the merger agreement, in order to enter into a definitive agreement regarding an unsolicited acquisition proposal that is determined to be a "superior proposal," or (ii) change its recommendation in favor of the merger and the transactions contemplated by the merger agreement in response to an "intervening event" that becomes known after the date of the merger agreement but prior to receipt of the applicable stockholder approval, in each case, to the extent failure to do so would be inconsistent with its fiduciary duties under applicable law. For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of each company's board of directors to change its recommendation for the transaction, see "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 131.

Termination of the Merger Agreement; Termination Fees

        The merger agreement may be terminated at any time prior to the effective time, before or after approval is obtained from the stockholders of Rockwell Collins or B/E Aerospace, as follows:

  •
  by the mutual written consent of Rockwell Collins and B/E Aerospace;

  •
  by either Rockwell Collins or B/E Aerospace if:

  •
  the merger has not been consummated on or before 5:00 p.m. (New York time) on October 21, 2017, except where the party seeking to terminate the merger agreement for this reason has failed to perform or comply with any of its obligations under the merger agreement and such failure has been the principal cause or resulted in the failure of the consummation of the merger by such date, this termination right being referred to as the End Date Termination Right;

  •
  any governmental authority has issued or entered any final, non-appealable order or enacted any law after the date of the merger agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger or the other transactions contemplated by the merger agreement, except where the issuance of such order was proximately caused by the failure of the party seeking to terminate the merger agreement for this reason to perform or comply with any of its obligations under the merger agreement;

  •
  the Rockwell Collins Stockholder Approval has not been obtained upon a vote taken at the duly convened Rockwell Collins special meeting or at any adjournment or postponement of such meeting; or

  •
  the B/E Aerospace Stockholder Approval has not been obtained upon a vote taken at the duly convened B/E Aerospace special meeting or at any adjournment or postponement of such meeting;

  •
  by B/E Aerospace:

  •
  if Rockwell Collins or Merger Sub breaches or fails to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement, resulting in the failure of a closing condition regarding (i) the accuracy of Rockwell Collins' representations or warranties (treating for this purpose the representation and warranty made by Rockwell Collins regarding the truth and accuracy of the representations contained in the representation letter delivered at the signing of the merger agreement relating to the continued qualification of the KLX spin-off for the KLX spin-off tax treatment, which is referred to as the Rockwell Collins Signing Representation Letter as a Rockwell Collins fundamental representation and warranty in the event that the B/E Aerospace Tax Advisor Opinion and either the Rockwell Collins Tax Advisor Opinion or the similar opinion of the additional tax counsel cannot be delivered) or (ii) the performance or compliance in all material respects with their respective obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, and, in each case, such breach or failure to perform is incapable of being cured prior to 5:00 p.m. (New York time) on October 21, 2017 or, if capable of being cured, will not have been cured prior to the earlier of 5:00 p.m. (New York time) on October 21, 2017 or the date that is 30 days after delivery of notice by B/E Aerospace to Rockwell Collins of such breach or failure to perform, except that B/E Aerospace will not have the right to terminate the merger agreement for this reason if B/E Aerospace is then in material breach of any of its material obligations under the merger agreement, resulting in the failure of a closing condition regarding its performance or compliance with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, the termination right described in this bullet point being referred to as the B/E Aerospace Breach Termination Right;

    •
    prior to receipt of the Rockwell Collins Stockholder Approval, if Rockwell Collins makes an adverse recommendation change, as described further in "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change and Termination" beginning on page 133, fails to include in this joint proxy statement/prospectus its recommendation to approve the Share Issuance proposal or materially violates or breaches its non-solicitation obligations, the termination right described in this bullet point being referred to as the B/E Aerospace Recommendation Change Termination Right;

    •
    prior to receipt of the B/E Aerospace Stockholder Approval, in order for B/E Aerospace to enter into a definitive agreement with respect to a superior proposal to the extent permitted by and subject to the applicable terms and provisions of the non-solicitation provisions, as described further under "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change and Termination" beginning on page 133; or

    •
    if the closing condition regarding delivery of the B/E Aerospace Tax Advisor Opinion (or, if applicable, delivery of both the Rockwell Collins Tax Advisor Opinion and a similar opinion from the additional tax counsel) is not satisfied within 20 business days of the satisfaction or waiver of all other closing conditions (other than those conditions that by their terms cannot be satisfied prior to the closing of the merger, but which conditions would be satisfied or would be capable of being satisfied if the closing of the merger occurred as of such date), the termination right described in this bullet point being referred to as the B/E Aerospace Tax Opinion Termination Right.

  •
  by Rockwell Collins if:

  •
  B/E Aerospace breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, resulting in the failure of a closing condition regarding (i) the accuracy of B/E Aerospace's representations or warranties (treating for this purpose the representation and warranty made by B/E Aerospace regarding the truth and accuracy of the representations contained in the representation letter delivered at signing of the merger agreement relating to the KLX spin-off's continued qualification for the KLX spin-off tax treatment, which is referred to as the B/E Aerospace Signing Representation Letter, as a B/E Aerospace fundamental representation and warranty in the event the Rockwell Collins Tax Advisor Opinion and either the B/E Aerospace Tax Advisor Opinion or the similar opinion of the additional tax counsel cannot be delivered) or (ii) the performance or compliance in all material respects with B/E Aerospace's obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, and, in each case, such breach or failure to perform is incapable of being cured prior to 5:00 p.m. (New York time) on October 21, 2017 or, if capable of being cured, will not have been cured prior to the earlier of 5:00 p.m. (New York time) on October 21, 2017 or the date that is 30 days after delivery of notice by Rockwell Collins to B/E Aerospace of such breach or failure to perform, except that Rockwell Collins will not have the right to terminate the merger agreement for this reason if Rockwell Collins is then in material breach of any of its material obligations under the merger agreement, resulting in the failure of a closing condition regarding its performance or compliance with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, the termination right described in this bullet point being referred to as the Rockwell Collins Breach Termination Right;

    •
    prior to receipt of the B/E Aerospace Stockholder Approval, B/E Aerospace makes an adverse recommendation change, as described further in "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change and Termination" beginning on page 133, fails to include in this joint proxy statement/prospectus its recommendation to approve the Merger proposal or materially violates or breaches its non-solicitation obligations, the termination right described in this bullet point being referred to as the Rockwell Collins Recommendation Change Termination Right;

    •
    prior to receipt of the Rockwell Collins Stockholder Approval, in order for Rockwell Collins to enter into a definitive agreement with respect to a superior proposal to the extent permitted by and subject to the applicable terms and provisions of the non-solicitation provisions, as described further under "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change and Termination" beginning on page 133; or

    •
    the closing condition regarding delivery to Rockwell Collins of the Rockwell Collins Tax Advisor Opinion (or, if applicable, delivery of both the B/E Aerospace Tax Advisor Opinion and a similar opinion from the additional tax counsel) is not satisfied within 20 business days of the satisfaction or waiver of all other closing conditions (other than those conditions that by their terms cannot be satisfied prior to the closing of the merger, but which conditions would be satisfied or would be capable of being satisfied if the closing of the merger occurred as of such date), the termination right described in this bullet point being referred to as the Rockwell Collins Tax Opinion Termination Right.

        If the merger agreement is terminated as described above, the merger agreement will be null and void and of no effect, without liability on the part of any party and the rights and obligations of any party will cease, except that, obligations with respect to certain provisions of the merger agreement will survive the termination of the merger agreement, including:

  •
  no termination will relieve any party of any liability or damages resulting from any intentional breach of the merger agreement prior to such termination or fraud, in which case the aggrieved party will be entitled to all remedies available at law or in equity, including liability for damages (taking into account all relevant factors, including the loss of the benefit of the merger, any lost stockholder premium, any lost synergies, the time value of money and any benefit to the breaching party or its shareholders arising from such intentional breach or fraud); and

  •
  the confidentiality agreement entered into by Rockwell Collins and B/E Aerospace in connection with entering into the merger and the provisions of the merger agreement with respect to the effect of termination, termination fees, and general provisions of interpretation and construction will survive any termination of the merger agreement.

        The merger agreement provides for termination fees in connection with a termination of the merger agreement under the following circumstances:

  •
  B/E Aerospace will pay to Rockwell Collins $200 million:

  •
  on the date of the consummation of the applicable acquisition proposal, if Rockwell Collins terminates the merger agreement pursuant to the Rockwell Collins Breach Termination Right on the basis of a breach of a covenant or agreement contained in the merger agreement or either party terminates the agreement pursuant to the End Date Termination Right or failure of B/E Aerospace to obtain the B/E Aerospace Stockholder Approval, and, in any such case, prior to the termination of the merger agreement (or prior to the Rockwell Collins special meeting in the event of failure of B/E Aerospace to obtain the B/E Aerospace Stockholder Approval), an acquisition proposal (with regard to 50% of the voting power, consolidated assets, revenues or net income of the applicable party) made after the date of the merger agreement is publicly disclosed and not publicly withdrawn and, within 12 months of such termination, B/E Aerospace consummates an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is ultimately consummated (regardless of when consummation occurs);

    •
    immediately prior to or simultaneously with termination, if B/E Aerospace terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provisions; or

    •
    promptly, and in no event later than three business days after termination, if Rockwell Collins terminates the merger agreement pursuant to the Rockwell Collins Recommendation Change Termination Right.

  •
  Rockwell Collins will pay to B/E Aerospace $300 million:

  •
  on the date of the consummation of the applicable acquisition proposal, if B/E Aerospace terminates the merger agreement pursuant to the B/E Aerospace Breach Termination Right on the basis of a breach of a covenant or agreement contained in the merger agreement or either party terminates the agreement pursuant to the End Date Termination Right or failure of Rockwell Collins to obtain the Rockwell Collins Stockholder Approval, and, in any such case, prior to the termination of the merger agreement (or prior to the B/E Aerospace special meeting in the event of failure of Rockwell Collins to obtain the Rockwell Collins Stockholder Approval), an acquisition proposal (with regard to 50% of the voting power, consolidated assets, revenues or net income of the applicable party) made after the date of the merger agreement is publicly disclosed and not publicly withdrawn and, within 12 months of such termination, Rockwell Collins consummates an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is ultimately consummated (regardless of when consummation occurs);

  •
  immediately prior to or simultaneously with termination, if Rockwell Collins terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provisions; or

  •
  promptly, and in no event later than three business days after termination, if B/E Aerospace terminates the merger agreement pursuant to the B/E Aerospace Recommendation Change Termination Right.

        In no event will Rockwell Collins or B/E Aerospace be required to pay a termination fee if such party has already paid a termination fee, and no termination fee will be payable more than once.

        In addition to the termination fees described above, the merger agreement provides for expense reimbursements in connection with the termination of the merger agreement under the following circumstances:

  •
  B/E Aerospace will reimburse Rockwell Collins for reasonable and documented out-of-pocket costs and expenses incurred by Rockwell Collins, including all fees and expenses incurred by Rockwell Collins in connection with the financing of the merger and the fees and expenses of advisors incurred by Rockwell Collins in connection with the merger agreement and the transactions contemplated by the merger agreement, in an amount not to exceed $85 million:

  •
  if the merger agreement is terminated (i) by either Rockwell Collins or B/E Aerospace due to failure of B/E Aerospace to obtain the B/E Aerospace Stockholder Approval, (ii) by B/E Aerospace pursuant to the B/E Aerospace Tax Opinion Termination Right, (iii) by Rockwell Collins pursuant to the Rockwell Collins Breach Termination Right or (iv) by Rockwell Collins pursuant to the Rockwell Collins Tax Opinion Termination Right and, in the case of this clause (iv), either (1) a breach or inaccuracy in the B/E Aerospace Signing

      Representation Letter causes the Rockwell Collins Tax Advisor Opinion not to be delivered (and either the B/E Aerospace Tax Advisor Opinion or the opinion of the additional tax counsel is not delivered for any reason) or (2) B/E Aerospace fails to comply with its obligations under the covenant in the merger agreement related to certain tax matters.

  •
  Rockwell Collins will reimburse B/E Aerospace for reasonable and documented out-of-pocket costs and expenses incurred by B/E Aerospace, including all fees and expenses of advisors incurred by B/E Aerospace in connection with the merger agreement and the transactions contemplated by the merger agreement, in an amount not to exceed $56 million:

  •
  If the merger agreement is terminated by either Rockwell Collins or B/E Aerospace due to failure of Rockwell Collins to obtain the Rockwell Collins Stockholder Approval.

        Payment of the expense reimbursements by either party does not affect the other party's right to receive any applicable termination fees, but does reduce on a dollar-for-dollar basis any termination fee that becomes due and payable to such other party under the terms of the merger agreement.

        The right of either party to receive the applicable termination fee and expense reimbursement, in circumstances in which the applicable termination fee or expense reimbursement is owed, is the sole and exclusive monetary remedy of the receiving party against the other party and its subsidiaries and representatives for all losses and damages suffered as a result of the failure of the consummation of the transactions contemplated by the merger agreement to be consummated or failure to perform under the merger agreement or otherwise, except (i) in the event of (a) termination due to failure of a party to include its required recommendation under the merger agreement in this joint proxy statement/prospectus or due to breach of such party's non-solicitation obligations, (b) intentional breach of the covenant in the merger agreement related to certain tax matters or fraudulent breach of either party's representations and warranties under the merger agreement related to their respective tax representation letters or (c) the right of each party to receive the applicable termination fee less the applicable expense reimbursement under certain circumstances and (ii) that any party that fails to timely pay any termination fee or expense reimbursement due pursuant to the merger agreement will be obligated to pay any costs and expenses in connection with any suit brought by the other party that results in a judgment against the delinquent party for the payment of such termination fee and expense reimbursement.

        For a more complete description of each party's termination rights and the related termination fee obligations, see "The Merger Agreement—Termination" beginning on page 140 and "The Merger Agreement—Effect of Termination—Termination Fees and Expense Reimbursements" beginning on page 143.

Matters to be Considered at the Special Meetings

Rockwell Collins

        At the Rockwell Collins special meeting, Rockwell Collins stockholders will be asked to consider and vote upon:

  •
  the Share Issuance proposal; and

  •
  the Rockwell Collins Adjournment proposal.

        Stockholder approval of the Share Issuance proposal is required to complete the merger.

        The affirmative vote of holders of a majority of the votes cast by the shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting is required to approve the Share Issuance proposal.

        The affirmative vote of holders of a majority of the shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting and entitled to vote on the proposal, whether or not a quorum is present, is required to approve the Rockwell Collins Adjournment proposal.

        The Rockwell Collins Board unanimously recommends that Rockwell Collins stockholders vote "FOR" both of the proposals set forth above, as more fully described under "Rockwell Collins Proposals" beginning on page 155.

B/E Aerospace

        At the B/E Aerospace special meeting, B/E Aerospace stockholders will be asked to consider and vote upon:

  •
  the Merger proposal;

  •
  the Merger-Related Compensation proposal; and

  •
  the B/E Aerospace Adjournment proposal.

        Stockholder approval of the Merger proposal is required for completion of the merger.

        The affirmative vote of holders of a majority of the shares of B/E Aerospace common stock issued and outstanding on the record date for the B/E Aerospace special meeting is required to approve the Merger proposal.

        The affirmative vote of holders of a majority of the votes cast by shares of B/E Aerospace common stock represented (in person or by proxy) at the B/E Aerospace special meeting and entitled to vote on such proposal is required to approve the Merger-Related Compensation proposal.

        The affirmative vote of holders of a majority of the votes cast by holders of shares of B/E Aerospace common stock represented (in person or by proxy) at the B/E Aerospace special meeting, whether or not there is a quorum, is required to approve the B/E Aerospace Adjournment proposal.

        The B/E Aerospace Board unanimously recommends that B/E Aerospace stockholders vote "FOR" all of the proposals set forth above, as more fully described under "B/E Aerospace Proposals" beginning on page 162.

Voting by Rockwell Collins and B/E Aerospace Directors and Executive Officers

        As of the close of business on            , the most recent practicable date for which such information was available, directors and executive officers of Rockwell Collins and their affiliates owned and were entitled to vote            shares of Rockwell Collins common stock, representing approximately            % of the total voting power of the shares of Rockwell Collins common stock outstanding on that date. The number and percentage of shares of Rockwell Collins common stock owned by directors and executive officers of Rockwell Collins and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of            . It is currently expected that Rockwell Collins' directors and executive officers will vote their shares of Rockwell Collins common stock in favor of each of the proposals to be considered at the Rockwell Collins special meeting, although none of them have entered into any agreements obligating them to do so.

        As of the close of business on            , the most recent practicable date for which such information was available, directors and executive officers of B/E Aerospace and their affiliates owned and were entitled to vote            and beneficially owned            shares, respectively, of B/E Aerospace common stock, representing approximately        % of the total voting power and approximately        % of the total issued and outstanding shares, respectively, of B/E Aerospace common stock outstanding on that date. The number and percentage of shares of B/E Aerospace common stock owned by directors and executive officers of B/E Aerospace and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of            . It is currently expected that B/E Aerospace's directors and executive officers will vote their shares of B/E Aerospace common stock in favor of each of the proposals to be considered at the B/E Aerospace special meeting, although none of them have entered into any agreements obligating them to do so.

Risk Factors

        You should also carefully consider the risks that are described in the section entitled "Risk Factors" beginning on page 44.

SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ROCKWELL COLLINS

        The following table presents selected historical consolidated financial data for Rockwell Collins as of and for the fiscal years ended on the Friday closest to September 30. For ease of presentation, September 30 is utilized to represent the fiscal year-end date. Fiscal year 2014 was a 53-week fiscal year, while 2016, 2015, 2013 and 2012 were 52-week fiscal years. The statement of operations data for the fiscal years ended September 30, 2016, 2015 and 2014 and the balance sheet data as of September 30, 2016 and 2015 have been obtained from Rockwell Collins' audited consolidated financial statements included in Rockwell Collins' Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The statement of operations data for the fiscal years ended September 30, 2013 and 2012 and the balance sheet data as of September 30, 2014, 2013 and 2012 have been derived from Rockwell Collins' audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Rockwell Collins' Annual Report on Form 10-K for the fiscal year ended September 30, 2016, including sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 188 of this joint proxy statement/prospectus.

	Fiscal Year Ended September 30
(in millions, except per share data and ratios)	2016(a)	2015(b)	2014(c)	2013(d)	2012(e)
Total sales	$5,259	$5,244	$4,979	$4,474	$4,531
Income from continuing operations	$727	$694	$618	$630	$589
Net income	$728	$686	$604	$632	$609
Cash dividends declared per common share	$1.32	$1.26	$1.20	$1.20	$1.08
Basic income from continuing operations per common share	$5.57	$5.25	$4.57	$4.62	$4.05
Diluted income from continuing operations per common share	$5.50	$5.19	$4.52	$4.56	$4.01
Total Assets	$7,707	$7,304	$7,005	$5,397	$5,310
Long-term Debt, Net	$1,382	$1,680	$1,663	$563	$779
Ratio of earnings to fixed charges(f)	11	12	12	18	17

(a)
Income from continuing operations includes a $24 million income tax benefit from the retroactive reinstatement of the previously expired Federal Research and Development Tax Credit and a $41 million income tax benefit due to the release of a valuation allowance for a U.S. capital loss carryforward. In addition, income from continuing operations includes $31 million of restructuring and asset impairment charges ($45 million before income taxes).

(b)
Income from continuing operations includes a $22 million income tax benefit from the retroactive reinstatement of the previously expired Federal Research and Development Tax Credit and a $16 million income tax benefit related to the remeasurement of certain prior year tax positions.

(c)
Income from continuing operations includes $18 million of restructuring, pension settlement and transaction costs ($25 million before income taxes). Income from continuing operations also includes a $9 million gain ($10 million before income taxes) resulting from the sale of a business. On December 23, 2013, Rockwell Collins acquired Radio Holding, Inc. for $1.405 billion. This acquisition was funded through a combination of new long-term debt and short-term commercial paper borrowings.

(d)
Net income includes a $19 million income tax benefit related to the retroactive reinstatement of the previously expired Federal Research and Development Tax Credit. Short-term debt includes commercial paper borrowings incurred to fund a portion of Rockwell Collins' share repurchase program and also includes $200 million related to debt that matured in December 2013.

(e)
Net income includes $38 million of net restructuring and asset impairment charges ($58 million before income taxes), primarily related to employee severance costs and certain customer bankruptcy charges. Net income also includes a $19 million income tax benefit related to the favorable resolution of certain tax matters in 2012.

(f)
In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. Fixed charges are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF B/E AEROSPACE

        The following table presents selected historical consolidated financial data for B/E Aerospace as of and for the fiscal years ending December 31, 2015, 2014, 2013, 2012 and 2011 and as of and for the nine months ended September 30, 2016 and 2015. The statement of earnings data for the fiscal years ending December 31, 2015, 2014 and 2013 and the balance sheet data as of December 31, 2015 and 2014 have been derived from B/E Aerospace audited consolidated financial statements included in B/E Aerospace's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The statement of earnings data for the fiscal years ended December 31, 2012 and 2011 and the balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from B/E Aerospace's audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The financial data as of and for the nine months ended September 30, 2016 and 2015 have been derived from B/E Aerospace's unaudited condensed consolidated financial statements included in B/E Aerospace's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in B/E Aerospace's Annual Report on Form 10-K for the fiscal years ended December 31, 2015 and B/E Aerospace's Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 188 of this joint proxy statement/prospectus.

	Nine Months Ended September 30		Year Ended December 31
(in millions, except per share data)	2016	2015	2015	2014	2013	2012	2011
Statement of Earnings data:
Revenues from continuing operations	$2,203	2,070	$2,730	$2,599	$2,203	$1,914	$1,556
Earnings from continuing operations, net of income taxes(1)	251	202	286	58	195	80	75
Discontinued operations, net of income taxes	—	—	—	47	171	154	153

Net Earnings	$251	$202	$286	$105	$366	$234	$228

Net earnings per common share:
Basic:
Continuing operations	$2.49	$1.94	$2.75	$0.55	$1.89	$0.78	$0.74
Discontinued operations	—	—	—	0.45	1.65	1.51	1.51

Basic earnings per common share	$2.49	$1.94	$2.75	$1.00	$3.54	$2.29	$2.25

Diluted:
Continuing operations	$2.48	$1.93	$2.73	$0.55	$1.88	$0.77	$0.74
Discontinued operations	—	—	—	0.45	1.64	1.50	1.50

Basic earnings per common share	$2.48	$1.93	$2.73	$1.00	$3.52	$2.27	$2.24

Consolidated Balance Sheet Data:(2)(3)
Cash and cash equivalents	$126	$164	$154	$293	$638	$514	$304
Total assets	3,349	3,195	3,141	3,173	5,634	5,028	3,776
Long-term debt, net of current maturities	2,036	2,033	2,034	2,147	1,927	1,924	1,221
Stockholders' equity	191	88	56	10	2,609	2,179	1,873

(1)
During the year ended December 31, 2014, B/E Aerospace incurred a loss on debt extinguishment of $244 million related to unamortized debt issue costs and fees and expenses related to the repurchase of B/E Aerospace's 5.25 percent and 6.875 percent notes in connection with the KLX spin-off. During the year ended December 31, 2012, B/E Aerospace incurred a loss on debt extinguishment of $82 million related to unamortized debt issue costs and fees and expenses related to the repurchase of B/E Aerospace's 8.5 percent notes.

(2)
On December 16, 2014 B/E Aerospace completed the KLX spin-off. As a result, B/E Aerospace's assets, liabilities and stockholders' equity decreased by $4,410 million, $1,783 million and $2,627 million, respectively.

(3)
Certain amounts for prior years have been reclassified to conform to the current presentation.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following selected unaudited pro forma condensed combined financial information gives effect to the merger and the related financing transactions as described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 163 of this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2016 give effect to the merger as if it occurred on September 30, 2016, which was the end of Rockwell Collins' 2016 fiscal year. The selected unaudited pro forma condensed combined statements of income data for the year ended September 30, 2016 give effect to the merger as if it occurred on October 1, 2015, the first day of Rockwell Collins' 2016 fiscal year. Rockwell Collins and B/E Aerospace have different fiscal year ends. As a consequence, the B/E Aerospace historical results have been aligned to more closely conform to the fiscal periods of Rockwell Collins as further described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 163 of this joint proxy statement/prospectus.

        The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial statements of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Rockwell Collins and B/E Aerospace for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the sections entitled "Unaudited Pro Forma Condensed Combined Financial Statements" and "Where You Can Find More Information" beginning on page 163 and page 188, respectively, of this joint proxy statement/prospectus for additional information.

(in millions, except per share amounts)	Year Ended September 30, 2016
Pro Forma Statement of Income Data:
Total sales	$8,119
Income from continuing operations	828
Income from continuing operations per common share:
Basic	$5.08
Diluted	5.03
Weighed average common shares outstanding:
Basic	162.9
Diluted	164.7

(in millions)	As of September 30, 2016
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$575
Total assets	18,072
Long-term debt, net	7,082
Total equity	4,853

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following selected unaudited pro forma per share information for the year ended September 30, 2016 reflects the merger and related transactions as if they had occurred on October 1, 2015. The book value per share amounts on the table below reflect the merger as if it had occurred on September 30, 2016. The information in the table is based on, and should be read together with, the historical financial information of Rockwell Collins and B/E Aerospace which is incorporated by reference in this joint proxy statement/prospectus and the financial information contained under "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Rockwell Collins" and "Selected Historical Financial Data—Selected Historical Consolidated Financial Data of B/E Aerospace" beginning on page 163, page 34, and page 36, respectively. See the section entitled "Where You Can Find More Information" beginning on page 188 of this joint proxy statement/prospectus.

        The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

        Both Rockwell Collins and B/E Aerospace declared and paid dividends during the periods presented. For more information on dividends of Rockwell Collins and B/E Aerospace, see the section entitled "Comparative Per Share Market Price and Dividend Information" beginning on page 40 of this joint proxy statement/prospectus.

	Historical Rockwell Collins	Historical B/E Aerospace	Pro Forma Combined		Equivalent Basis Pro Forma Combined(1)
Income from continuing operations per basic common share attributable to common shareholders
Twelve months ended September 30, 2016	$5.57	$3.31	$5.08		$1.62
Income from continuing operations per diluted common share attributable to common shareholders
Twelve months ended September 30, 2016	$5.50	$3.28	$5.03		$1.60
Cash dividends per share
Twelve months ended September 30, 2016	$1.32	$0.82	N/A	(2)	N/A	(2)
Book value per share
As of September 30, 2016	$15.96	$1.88	$29.81		$9.50

(1)
The per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.3187.

(2)
Pro forma combined dividends per share is not presented as the dividend per share for Rockwell Collins will be determined by the Rockwell Collins Board following completion of the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Rockwell Collins Market Price and Dividend Information

        Rockwell Collins common stock is listed on the NYSE under the symbol "COL." The following table sets forth the high and low prices per share for Rockwell Collins common stock and cash dividends declared for the periods indicated, each rounded to the nearest whole cent. Rockwell Collins' fiscal year ends on the Friday closest to September 30.

	High ($)	Low ($)	Dividend ($)
2016:
First Quarter	95.11	82.26	0.33
Second Quarter	93.20	76.03	0.33
Third Quarter	94.98	81.04	0.33
Fourth Quarter	87.11	80.92	0.33
2015:
First Quarter	86.60	72.35	0.30
Second Quarter	97.49	83.00	0.30
Third Quarter	99.37	92.22	0.33
Fourth Quarter	93.89	78.15	0.33
2014:
Fourth Quarter	81.90	71.89	0.30

        Following the completion of the merger, the declaration of dividends will be at the discretion of Rockwell Collins Board and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Rockwell Collins, government regulations and other factors deemed relevant by Rockwell Collins Board.

B/E Aerospace Market Price and Dividend Information

        B/E Aerospace common stock is listed on the NYSE under the symbol "BEAV." The following table sets forth the high and low prices per share for B/E Aerospace common stock (2014 adjusted to reflect the KLX spin-off) and cash dividends declared for the periods indicated, each rounded to the nearest whole cent. B/E Aerospace's fiscal year ends on December 31.

	High ($)	Low ($)	Dividend ($)
2016:
First Quarter	48.03	36.38	0.21
Second Quarter	50.89	42.57	0.21
Third Quarter	52.87	44.29	0.21
2015:
First Quarter	64.58	55.13	0.19
Second Quarter	64.38	54.34	0.19
Third Quarter	55.85	42.65	0.19
Fourth Quarter	49.41	40.39	0.19
2014:
Fourth Quarter	61.08	50.08	—

        The payment of future dividends is at the discretion of the B/E Aerospace Board. Under the merger agreement, B/E Aerospace may only continue to pay its regular quarterly cash dividends of $0.21 per share consistent with past practice.

Comparison of Rockwell Collins and B/E Aerospace Market Prices and Implied Value of Merger Consideration

        The following table sets forth the closing sale price per share of Rockwell Collins common stock and B/E Aerospace common stock as reported on the NYSE as of October 21, 2016, the last trading day prior to the public announcement of the merger and on November 16, 2016, the last practicable trading day before the filing of this joint proxy statement/prospectus with the SEC. The table also shows the estimated implied value of the per share consideration proposed for each share of B/E Aerospace common stock as of the same two days. This implied value was calculated by multiplying the closing prices of shares of Rockwell Collins common stock on those dates by the exchange ratio of 0.3187 (based on the closing price of Rockwell Collins' common stock as of the close of business on November 16, 2016, the most recent practicable date for which such information was available) and adding the cash portion of the merger consideration of $34.10 per share, without interest. The market prices of Rockwell Collins common stock and B/E Aerospace common stock will fluctuate before the special meetings and before the merger is completed. The exchange ratio may be adjusted to reflect changes in the Rockwell Collins stock price prior to the closing of the merger, and the number of shares of Rockwell Collins common stock to be issued as part of the stock consideration (and, in turn, the value of the merger consideration to be received in exchange for each share of B/E Aerospace common stock) may fluctuate with the market value of Rockwell Collins common stock until the last trading day before the merger is complete.

	Rockwell Collins Common Stock	B/E Aerospace Common Stock	Implied Per Share Value of Merger Consideration
October 21, 2016	$84.46	$50.61	$61.02
November 16, 2016	$87.54	$59.11	$62.00

        The market prices of Rockwell Collins common stock and B/E Aerospace common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Rockwell Collins and B/E Aerospace special meetings and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Rockwell Collins common stock or B/E Aerospace common stock before completion of the merger or Rockwell Collins common stock after completion of the merger. The exchange ratio may be adjusted to reflect changes in the Rockwell Collins stock price prior to the closing of the merger, and the number of shares of Rockwell Collins common stock to be issued as part of the stock consideration (and, in turn, the value of the merger consideration to be received in exchange for each share of B/E Aerospace common stock) when received by B/E Aerospace stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, stockholders are advised to obtain current market quotations for Rockwell Collins common stock and B/E Aerospace common stock in deciding whether to vote for adoption of the merger agreement or the issuance of shares of Rockwell Collins common stock, as applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This communication contains "forward-looking" statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of B/E Aerospace by Rockwell Collins. All statements, other than historical facts, including statements regarding the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among other things:

  •
  that one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of each of Rockwell Collins and B/E Aerospace may not be obtained;

  •
  the risk that the proposed transaction may not be completed in the time frame expected by Rockwell Collins or B/E Aerospace, or at all;

  •
  unexpected costs, charges or expenses resulting from the proposed transaction;

  •
  uncertainty of the expected financial performance of the combined company following completion of the proposed transaction;

  •
  failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of Rockwell Collins and B/E Aerospace;

  •
  the ability of the combined company to implement its business strategy;

  •
  difficulties and delays in achieving synergies and cost savings of the combined company;

  •
  inability to retain and hire key personnel;

  •
  the occurrence of any event that could give rise to termination of the proposed transaction;

  •
  the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability;

  •
  risks associated with the financing of the proposed transaction;

  •
  evolving legal, regulatory and tax regimes;

  •
  changes in general economic and/or industry specific conditions; and

  •
  other risk factors as detailed from time to time in Rockwell Collins' and B/E Aerospace's reports filed with the SEC, including Rockwell Collins' and B/E Aerospace's respective annual reports on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled "Risk Factors" beginning on page 44.

        Any forward-looking statements speak only as of the date of this communication. Neither Rockwell Collins nor B/E Aerospace undertakes any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among other things, the matters addressed in the section entitled "Cautionary Note Regarding Forward-Looking Statements" beginning on page 42, you should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement, in the case of B/E Aerospace stockholders, or for the proposal to approve the issuance of the shares of Rockwell Collins common stock forming part of the merger consideration, in the case of Rockwell Collins stockholders. In addition, you should read and consider the risks associated with each of the businesses of B/E Aerospace and Rockwell Collins because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Rockwell Collins annual report on Form 10-K for the fiscal year ended September 30, 2016 and the B/E Aerospace annual report on Form 10-K for the fiscal year ended December 31, 2015, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled "Where You Can Find More Information" beginning on page 188.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Rockwell Collins and B/E Aerospace.

        The completion of the merger is subject to a number of conditions, including, among other things, receipt or the Rockwell Collins Stockholder Approval, receipt or the B/E Aerospace Stockholder Approval and receipt of certain other regulatory approvals, which make the completion and timing of the completion of the merger uncertain. See the section entitled "The Merger Agreement—Conditions to the Merger," beginning on page 138, for a more detailed discussion. Also, either Rockwell Collins or B/E Aerospace may terminate the merger agreement if the merger has not been consummated by 5:00 p.m. (New York time) on October 21, 2017, except that this right to terminate the merger agreement will not be available to any party whose failure to perform or comply with any of its obligations under the merger agreement has been the principal cause of or resulted in the failure of the closing of the merger to have occurred on or before that date.

        If the merger is not completed, Rockwell Collins' and B/E Aerospace's respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Rockwell Collins and B/E Aerospace will be subject to a number of risks, including the following:

  •
  the market price of Rockwell Collins common stock or B/E Aerospace common stock could decline;

  •
  Rockwell Collins or B/E Aerospace could owe substantial termination fees to the other party under certain circumstances;

  •
  if the merger agreement is terminated and the Rockwell Collins Board or the B/E Aerospace Board seeks another business combination, Rockwell Collins stockholders and B/E Aerospace stockholders cannot be certain that Rockwell Collins or B/E Aerospace will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

  •
  time and resources, financial and other, committed by Rockwell Collins' and B/E Aerospace's respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

  •
  Rockwell Collins or B/E Aerospace may experience negative reactions from the financial markets or from their respective customers or employees; and

  •
  Rockwell Collins and B/E Aerospace may be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed.

        In addition, if the merger is not completed, Rockwell Collins or B/E Aerospace could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Rockwell Collins or B/E Aerospace to perform their respective obligations under the merger agreement. The materialization of any of these risks could materially and adversely impact Rockwell Collins and B/E Aerospace's respective ongoing businesses.

        Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

The merger agreement contains provisions that limit each party's ability to pursue alternatives to the merger, could discourage a potential competing acquiror of either Rockwell Collins or B/E Aerospace from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.

        The merger agreement contains certain provisions that restrict each of Rockwell Collins' and B/E Aerospace's ability to, among other things, initiate, seek, solicit, knowingly encourage, knowingly induce or take any other action reasonably expected to lead to, or engage in negotiations or discussions relating to, or approve or recommend, any third-party acquisition proposal. Further, even if the Rockwell Collins Board withdraws or qualifies its recommendation with respect to the issuance of Rockwell Collins common stock forming part of the merger consideration or if the B/E Aerospace Board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, in each case as permitted by the merger agreement, unless the merger agreement has also been terminated in accordance with its terms, Rockwell Collins or B/E Aerospace, as the case may be, will still be required to submit each of the Share Issuance proposal and the Merger proposal, as applicable, to a vote at their special meeting of stockholders. In addition, following receipt by Rockwell Collins or B/E Aerospace, as the case may be, of any third-party acquisition proposal that constitutes a "superior proposal," the other party will have an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement before the board of directors of the receiving party may withdraw or qualify its recommendation with respect to the Share Issuance proposal or the Merger proposal, as applicable, in favor of such superior proposal, as described further under "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 131.

        In some circumstances, upon termination of the merger agreement, Rockwell Collins could be required to pay a termination fee of $300 million to B/E Aerospace and B/E Aerospace could be required to pay a termination fee of $200 million to Rockwell Collins. For further discussion, see the section entitled "The Merger Agreement—Termination;—Effect of Termination;—Termination Fees and Expense Reimbursements" beginning on page 140.

        These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Rockwell Collins or B/E Aerospace or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger. In particular, a termination fee, if applicable, may be substantial, and could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Rockwell Collins stockholders or B/E Aerospace stockholders than it might otherwise have proposed to pay absent such a fee.

        If the merger agreement is terminated and either Rockwell Collins or B/E Aerospace determines to seek another business combination, Rockwell Collins or B/E Aerospace, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on B/E Aerospace, Rockwell Collins or the combined company or, if not obtained, could prevent completion of the merger.

        Before the merger may be completed, any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the merger must have expired or been terminated, and any authorization or consent from a governmental authority required to be obtained with respect to the merger certain other applicable foreign antitrust laws must have been obtained. In deciding whether to grant the required regulatory authorization or consent, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the authorizations and consents that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. Under the merger agreement, Rockwell Collins and B/E Aerospace have agreed to use their reasonable best efforts to obtain such authorizations and consents and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that Rockwell Collins will not be required to agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair its ability to own or operate any of its or B/E Aerospace's assets or properties if such action would require the divestiture or holding separate of any assets of Rockwell Collins or B/E Aerospace or any of their subsidiaries representing more than $175 million of annual revenue generated in the 2015 calendar year.

        In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their authorization of or consent to the merger, and such conditions, terms, obligations or restrictions may delay completion of the merger or impose additional material costs on or materially limit the revenues of the combined company following the completion of the merger or may hinder the anticipated benefits of the merger. There can be no assurance that regulators will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page 109.

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of Rockwell Collins common stock, and B/E Aerospace stockholders may receive stock consideration with a value that, at the time received, is less than $27.90 per share of B/E Aerospace common stock.

        The market value of Rockwell Collins common stock will fluctuate during the period before the date of the Rockwell Collins and B/E Aerospace special meetings, during the 20 trading day period that the exchange ratio will be based upon, and the time between the last day of the 20 trading day period and the time B/E Aerospace stockholders receive merger consideration in the form of Rockwell Collins common stock, as well as thereafter.

        Upon completion of the merger, each issued and outstanding share of B/E Aerospace common stock will be converted into the right to receive the merger consideration, which is equal to $34.10 in cash, without interest, and a fraction of a share of Rockwell Collins common stock having a value equal to $27.90, subject to adjustment based upon a two-way collar mechanism as described below. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97, the exchange ratio will be equal to the quotient of (i) $27.90 divided by (ii) the Rockwell Collins stock price, which, in each case, will result in the stock consideration having a value equal to $27.90. If Rockwell Collins stock price is greater than $89.97, the exchange ratio will be fixed at 0.3101 and the value of the stock consideration will be more than $27.90, and if the Rockwell Collins stock price is less than $77.41, the exchange ratio will be fixed at 0.3604 and the value of the stock consideration will be less than $27.90. Accordingly, the actual number of shares and the value of Rockwell Collins common stock delivered to B/E Aerospace stockholders will depend on the Rockwell Collins stock price, and the value of the shares of Rockwell Collins common stock delivered for each such share of B/E Aerospace common stock may be greater than, less than or equal to $27.90.

        It is impossible to accurately predict the market price of Rockwell Collins common stock at the effective time or during the period over which the Rockwell Collins stock price is calculated and therefore impossible to accurately predict the number or value of the shares of Rockwell Collins common stock that B/E Aerospace stockholders will receive in the merger. You should obtain current market quotations for shares of Rockwell Collins common stock.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party's business and operations.

        In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Rockwell Collins or B/E Aerospace has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Rockwell Collins or B/E Aerospace, as the case may be, as a result of the merger, which could negatively affect Rockwell Collins' or B/E Aerospace's respective revenues, earnings and cash flows, as well as the market price of Rockwell Collins common stock or B/E Aerospace common stock, regardless of whether the merger is completed.

        Under the terms of the merger agreement, B/E Aerospace is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect B/E Aerospace's business and operations prior to the completion of the merger.

        Under the terms of the merger agreement, Rockwell Collins is subject to a more limited set of restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents, pay dividends and issue shares of Rockwell Collins common stock. Such limitations could adversely affect Rockwell Collins' business and operations prior to the completion of the merger.

        Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

        Rockwell Collins and B/E Aerospace are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company's success after the completion of the merger will depend in part upon the ability of Rockwell Collins and B/E Aerospace to retain certain key management personnel and employees. Prior to completion of the merger, current and prospective employees of Rockwell Collins and B/E Aerospace may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Rockwell Collins and B/E Aerospace to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Rockwell Collins and B/E Aerospace to the same extent that Rockwell Collins and B/E Aerospace have previously been able to attract or retain their own employees.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

        The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the proposed transaction. Further, the combined company's actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this joint proxy statement/prospectus, that Rockwell Collins will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. For further discussion, see "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 163.

Completion of the merger will trigger change in control or other provisions in certain agreements to which B/E Aerospace is a party, which may have an adverse impact on the combined company's business and results of operations.

        The completion of the merger will trigger change in control and other provisions in certain agreements to which B/E Aerospace is a party. If Rockwell Collins and B/E Aerospace are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Rockwell Collins and B/E Aerospace are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to B/E Aerospace or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company's business and results of operations.

The Rockwell Collins common stock to be received by B/E Aerospace stockholders upon completion of the merger will have different rights from shares of B/E Aerospace common stock.

        Upon completion of the merger, B/E Aerospace stockholders will no longer be stockholders of B/E Aerospace but will instead become stockholders of Rockwell Collins and their rights as Rockwell Collins stockholders will be governed by the terms of Rockwell Collins' certificate of incorporation and by-laws. The terms of Rockwell Collins' certificate of incorporation and by-laws are in some respects materially different than the terms of B/E Aerospace's certificate of incorporation and by-laws, which currently govern the rights of B/E Aerospace stockholders.

        For a more complete description of the different rights associated with shares of B/E Aerospace common stock and shares of Rockwell Collins common stock, see "Comparison of Rights of Stockholders of Rockwell Collins and B/E Aerospace" beginning on page 177.

The merger could result in significant liability to Rockwell Collins and B/E Aerospace if the merger causes the KLX spin-off to fail to qualify for the KLX spin-off tax treatment.

        If it is determined that the KLX spin-off fails to qualify for the KLX spin-off tax treatment as a result of the merger (for example, if the merger is viewed as part of a plan or series of related transactions that includes the KLX spin-off or the KLX spin-off is found to have been used principally as a device for the distribution of earnings and profits), or because of the failure of the KLX spin-off to initially qualify for the KLX spin-off tax treatment, B/E Aerospace and its stockholders at the time of the KLX spin-off could incur significant tax liabilities. Because B/E Aerospace will be a wholly owned subsidiary of Rockwell Collins following the consummation of the merger, any such tax liabilities of B/E Aerospace could also adversely affect Rockwell Collins.

        In connection with the signing of the merger agreement, Rockwell Collins and B/E Aerospace each received an opinion from their respective counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, and Shearman & Sterling to the effect that the merger will not cause the KLX spin-off to fail to qualify for the KLX spin-off tax treatment. The merger is conditioned upon receipt by Rockwell Collins and B/E Aerospace of tax opinions to the same effect at the time of the consummation of the merger; provided, however, that if either party's tax counsel indicates it is unwilling or unable to deliver a tax opinion at the time of the consummation of the merger, the tax opinion condition of either Rockwell Collins or B/E Aerospace may be satisfied by such party's receipt of similar tax opinions from both the other party's tax counsel and the additional tax counsel.

        The tax opinions received by Rockwell Collins and B/E Aerospace in connection with the signing of the merger agreement rely on certain representations, assumptions, undertakings and covenants, and the opinions to be delivered at the consummation of the merger will be based on similar representations, assumptions, undertakings and covenants, including representation letters from each of Rockwell Collins and B/E Aerospace. These representations relate to, among other items, confirming the accuracy of the representations and warranties originally made with respect to the KLX spin-off, along with compliance with covenants, the actions taken in pursuit of the corporate business purposes of the KLX spin-off, the interaction of the parties, and business developments since the KLX spin-off. If any of the factual representations in any of the representation letters, or any of the assumptions in the tax opinions is untrue or incomplete, an undertaking or covenant is not complied with or the facts upon which a tax opinion is based are materially different from the facts at the time of the merger, the opinions may not be valid. Moreover, opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in the tax opinions could be challenged by the IRS, and a court may sustain such a challenge. None of Rockwell Collins, B/E Aerospace or KLX has requested a ruling from the IRS regarding the impact of the merger on the qualification of the KLX spin-off for the KLX spin-off tax treatment.

Risks Relating to the Combined Company after Completion of the Merger

The combined company may be unable to successfully integrate the businesses of Rockwell Collins and B/E Aerospace and realize the anticipated benefits of the merger.

        The success of the merger will depend, in part, on the combined company's ability to successfully combine the businesses of Rockwell Collins and B/E Aerospace, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected and the value of the Rockwell Collins common stock may be harmed. Additionally, rating agencies may take negative actions against the combined company.

        The merger will involve the integration of B/E Aerospace's business with Rockwell Collins' existing business, which is a complex, costly and time-consuming process. Rockwell Collins and B/E Aerospace have not previously completed a transaction comparable in size or scope to the proposed merger. The integration of the two companies may result in material challenges, including, without limitation:

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  the diversion of management's attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management's attention to the merger;

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  managing a larger combined company;

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  maintaining employee morale and retaining key management and other employees;

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  the possibility of faulty assumptions underlying expectations regarding the integration process;

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  retaining existing business and operational relationships and attracting new business and operational relationships;

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  consolidating corporate and administrative infrastructures and eliminating duplicative operations;

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  coordinating geographically separate organizations;

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  unanticipated issues in integrating information technology, communications and other systems; and

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  unforeseen expenses or delays associated with the merger.

        Many of these factors will be outside of the combined company's control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially affect the combined company's financial position, results of operations and cash flows.

        Rockwell Collins and B/E Aerospace are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

Rockwell Collins stockholders and B/E Aerospace stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company than they now have on the policies of Rockwell Collins and B/E Aerospace, respectively.

        Rockwell Collins stockholders presently have the right to vote in the election of the Rockwell Collins Board and on other matters affecting Rockwell Collins. B/E Aerospace stockholders presently have the right to vote in the election of the B/E Aerospace Board and on other matters affecting B/E Aerospace. Immediately after the merger is completed, it is expected that current Rockwell Collins stockholders will own approximately        % of the combined company's common stock outstanding and current B/E Aerospace stockholders will own approximately        % of the combined company's common stock outstanding.

        As a result, current Rockwell Collins stockholders and current B/E Aerospace stockholders will have less influence on the policies of the combined company than they now have on the policies of Rockwell Collins and B/E Aerospace, respectively.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.

        Following the completion of the merger, the size of the combined company's business will be significantly larger than the current size of either Rockwell Collins' or B/E Aerospace's respective businesses. The combined company's ability to successfully manage this expanded business will depend, in part, upon management's ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Rockwell Collins and B/E Aerospace.

        There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue recognition, marketing, employee benefits, legal and compliance, strategic and financial planning, information technology and treasury. In addition, the businesses of Rockwell Collins and B/E Aerospace will continue to maintain a presence in Cedar Rapids, Iowa and Wellington, Florida, respectively. The substantial majority of these costs will be non-recurring expenses related to the merger (including financing of the merger and the refinancing of certain indebtedness), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to retain key employees. Rockwell Collins and B/E Aerospace will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs and time delays. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company's credit ratings, which may increase the combined company's costs in connection with the financing of the merger and its future cost of capital. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

The combined company will be significantly more leveraged than Rockwell Collins is currently.

        In connection with the merger, the combined company intends to seek approximately $5.9 billion in additional indebtedness. The combined company will have consolidated indebtedness of approximately $8.0 billion, which is greater than the current indebtedness of Rockwell Collins prior to the merger. The increased indebtedness and higher debt-to-total capitalization ratio of the combined company in comparison to that of Rockwell Collins on a historical basis may have the effect, among other things, of reducing the flexibility of Rockwell Collins to respond to changing business and economic conditions, requiring the combined company to use substantial amounts of cash flow to acquire indebtedness, increasing borrowing costs and placing the combined company in a disadvantage compared to its competitors with less leverage.

        For a more complete description of the financial impact of the combined company's indebtedness, see "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 163.

The financing arrangements that Rockwell Collins will enter into in connection with the merger may, under certain circumstances, contain restrictions and limitations that could significantly impact its ability to operate its business.

        Rockwell Collins intends to incur significant new indebtedness in connection with the merger. Rockwell Collins expects that the agreements governing the indebtedness that it will incur in connection with the merger will contain covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:

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  consolidating with or merging into any other corporation or conveying or transferring its properties and assets substantially as an entirety;

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  incurring secured debt;

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  entering into sale and leaseback transactions; and

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  designating subsidiaries as restricted or unrestricted.

        Such agreements may also require the combined company to maintain certain financial ratios, including a debt-to-capitalization ratio, which may further limit the combined company's discretion in the operation of its business following the merger. There can be no assurance that any such indebtedness will not contain additional restrictive covenants or that the combined company will be able to consummate such financing on commercially reasonable terms. Various risks, uncertainties and events beyond the combined company's control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements. Under these circumstances, Rockwell Collins might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company's ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.

The market price of the combined company's common stock may be affected by factors different from those affecting the price of Rockwell Collins or B/E Aerospace common stock.

        Upon completion of the merger, holders of Rockwell Collins common stock and B/E Aerospace common stock will be holders of common stock of Rockwell Collins. As the businesses of Rockwell Collins and B/E Aerospace are different, the results of operations as well as the price of the combined company's common stock may in the future be affected by factors different from those factors affecting Rockwell Collins and B/E Aerospace as independent stand-alone companies. The combined company will face additional risks and uncertainties that Rockwell Collins or B/E Aerospace may currently not be exposed to as independent companies.

The market price of Rockwell Collins' common stock may decline as a result of the merger.

        The market price of Rockwell Collins common stock may decline as a result of the merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Rockwell Collins' and B/E Aerospace's businesses are not realized, or if the transaction costs related to the merger are greater than expected, or if the financing related to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company's financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Other Risk Factors of Rockwell Collins and B/E Aerospace

        Rockwell Collins' and B/E Aerospace's businesses are and will be subject to the risks described above. In addition, Rockwell Collins and B/E Aerospace are, and will continue to be, subject to the risks described in the Rockwell Collins annual report on Form 10-K for the fiscal year ended September 30, 2016 and the B/E Aerospace annual report on Form 10-K for the fiscal year ended December 31, 2015, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 188 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE MERGER

        The following is a discussion of the transaction and the material terms of the merger agreement between Rockwell Collins and B/E Aerospace. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

        As part of B/E Aerospace's ongoing strategic planning process, members of the B/E Aerospace Board and members of B/E Aerospace senior management periodically review and assess B/E Aerospace's operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. In addition, members of B/E Aerospace senior management meet with members of the B/E Aerospace Board in the ordinary course of business to discuss strategic alternatives in order to enhance shareholder value, including, among other things, business combinations, acquisitions, divestitures, dividends and share repurchases. In connection with these reviews and assessments, from time to time, the B/E Aerospace Board and members of B/E Aerospace senior management enlist the assistance of financial advisors and outside legal advisors.

        As part of Rockwell Collins' ongoing strategic planning process, members of the Rockwell Collins Board and members of Rockwell Collins senior management periodically review and assess Rockwell Collins' operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. In connection with that process, in early 2015, Rockwell Collins undertook an initiative to assess the desirability of expanding the industry segments addressed by Rockwell Collins. This initiative involved a strategic assessment of Rockwell Collins' capabilities and customer relationships. Starting with approximately 80 companies that fit a general set of criteria, potential targets were analyzed against these criteria. At Rockwell Collins' Board meeting in June 2015, a short list of potential targets, which included B/E Aerospace was presented. In subsequent Board meetings in November 2015, April 2016 and June 2016, the candidates were evaluated against changing market conditions and assessed fit. B/E Aerospace remained an acquisition candidate of interest throughout this time.

        The following chronology sets forth a summary of the material events leading up to the execution of the merger agreement.

        In January 2016, a representative of a company, referred to as Party A, contacted Mr. Amin J. Khoury, Executive Chairman of B/E Aerospace, seeking to arrange a meeting. In the ordinary course of business, B/E Aerospace senior management met with Party A from time to time to discuss, generally, the ongoing business relationship between the parties. In advance of this particular meeting, representatives of Party A requested to include a member of its business development team at such meeting, to which B/E Aerospace senior management agreed. In mid-February 2016, Mr. Khoury met with representatives of Party A. During this meeting, the parties discussed, among other things, their businesses, their business relationship and general market trends. Party A did not make any specific inquiries with respect to a potential transaction involving B/E Aerospace at or following such meeting.

        In February 2016, based on Citigroup's prior financial advisory work for Rockwell Collins, representatives of Rockwell Collins contacted representatives of Citigroup to inquire about exploring a potential transaction in the aircraft interiors industry. Following that initial discussion on February 8, Rockwell Collins contacted representatives of Citigroup and expressed preliminary interest in exploring a potential transaction with B/E Aerospace.

        In late February 2016, Mr. Jeffrey MacLauchlan, Senior Vice President of Corporate Development of Rockwell Collins, contacted Mr. Joseph Lower, Chief Financial Officer of B/E Aerospace, to arrange a meeting. On February 29, 2016, Messrs. MacLauchlan and Lower met to discuss market conditions and industry trends. In addition, Mr. MacLauchlan discussed the complementary nature of Rockwell Collins'

and B/E Aerospace's respective businesses. At the conclusion of the meeting, Messrs. MacLauchlan and Lower agreed to stay in touch and to potentially continue their conversation at a future date. Following the meeting, Mr. Lower informed other members of B/E Aerospace senior management about the meeting.

        In April 2016, a company, which, together with its parent company is referred to as Party B, called Mr. Khoury to arrange a meeting that would include, among others, a senior executive of Party B. Mr. Khoury notified the B/E Aerospace Board of such request. On May 11, 2016, representatives of B/E Aerospace senior management met with representatives of Party B to explore potential strategic alternatives, including an investment in B/E Aerospace by Party B or a combination of B/E Aerospace and Party B. Shortly thereafter, Party B informed B/E Aerospace senior management that it was not prepared to make an investment in, or further explore a strategic transaction with, B/E Aerospace.

        Between February and June 2016, Rockwell Collins senior management continued to evaluate potential targets and their relative merits. Rockwell Collins senior management provided a status report of this process to the Rockwell Collins Board at its April 2016 meeting. At the June 2016 meeting of the Rockwell Collins Board, Rockwell Collins senior management provided a further update on its evaluation and recommended to the Rockwell Collins Board that Rockwell Collins engage more formally with B/E Aerospace to consider the potential for a transaction.

        On or about June 27, 2016, Mr. Kelly Ortberg, Chairman, President and Chief Executive Officer of Rockwell Collins, contacted Mr. Khoury telephonically. Mr. Khoury and Mr. Ortberg discussed the complementary nature of Rockwell Collins' and B/E Aerospace's respective businesses, as well as the prospect of a potential transaction involving the two companies. At the conclusion of the conversation, Mr. Ortberg advised that Mr. MacLauchlan would contact Mr. Lower to schedule a face-to-face meeting to continue the discussions.

        On July 7, 2016, B/E Aerospace and Rockwell Collins executed a mutual non-disclosure agreement. Following execution of the agreement, representatives of senior management of Rockwell Collins and B/E Aerospace scheduled a meeting for July 20, 2016.

        On July 20, 2016, representatives of senior management of B/E Aerospace (Messrs. Khoury and Lower and Mr. Werner Lieberherr, President and Chief Executive Officer of B/E Aerospace) and Rockwell Collins (Messrs. Ortberg and MacLauchlan, and Mr. Patrick Allen, Senior Vice President and Chief Financial Officer of Rockwell Collins) met at B/E Aerospace's headquarters in Wellington, Florida to discuss the prospect of a potential transaction involving the two companies. In addition to sharing overview materials of each business with the other, potential areas of cost and revenue synergies were identified by the parties. Rockwell Collins expressed an interest in continuing discussions to further explore the potential combination benefits. The parties agreed that if further discussions were held, advisors could be helpful in refining these estimates and approaches.

        On July 28, 2016, the B/E Aerospace Board met in Boston, Massachusetts in connection with the regularly scheduled annual meeting of stockholders of B/E Aerospace. At this meeting, among other matters, B/E Aerospace senior management provided an overview of the recent interest expressed by Party A, Party B and Rockwell Collins in connection with a potential transaction involving B/E Aerospace. Following conversations amongst the B/E Aerospace Board and B/E Aerospace senior management, the B/E Aerospace Board directed B/E Aerospace senior management to explore potential strategic alternatives with assistance from independent financial advisors.

        Subsequent to the B/E Aerospace Board meeting, the parties agreed to meet to continue discussions and to include financial and legal advisors going forward.

        On August 9, 2016, senior management of B/E Aerospace and Rockwell Collins met in New York to continue preliminary discussions regarding a potential transaction involving the two companies and discussed the expectations for the meeting with advisors to occur the following day.

        On August 10, 2016, representatives of senior management of B/E Aerospace and Rockwell Collins, together with representatives from Shearman & Sterling LLP, which is referred to as Shearman & Sterling, outside counsel to B/E Aerospace, Citigroup, as financial advisor to B/E Aerospace, Goldman Sachs, as financial advisor to B/E Aerospace, Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, outside counsel to Rockwell Collins, and J.P. Morgan, as financial advisor to Rockwell Collins, met at the offices of Shearman & Sterling. At the meeting, representatives of senior management of B/E Aerospace and Rockwell Collins discussed their respective businesses. In addition, B/E Aerospace senior management discussed the financial outlook of B/E Aerospace and potential cost and revenue synergies that could be achieved in connection with a potential combination of B/E Aerospace and Rockwell Collins. At the conclusion of the meeting, senior management of B/E Aerospace and Rockwell Collins agreed to perform additional due diligence and financial analyses with their respective representatives, and to meet again following such additional diligence and analyses to further explore the prospects of a potential combination.

        On August 15, 2015, the executive committee of the Rockwell Collins Board met telephonically. At the meeting, Rockwell Collins senior management provided the committee with an update on the potential acquisition of B/E Aerospace, including the meetings between the two parties on August 9 and August 10, 2016.

        On August 16, 2016, the B/E Aerospace Board met telephonically. Present at the meeting were members of B/E Aerospace senior management and representatives from Shearman & Sterling, Citigroup and Goldman Sachs. At the meeting, B/E Aerospace senior management presented the B/E Aerospace five-year plan, and answered questions from members of the B/E Aerospace Board with respect to the plan. B/E Aerospace senior management then provided an update with respect to the ongoing discussions between B/E Aerospace and Rockwell Collins, including a report on the meetings between the two parties on August 9 and August 10, 2016.

        Also at this meeting, representatives of Citigroup and Goldman Sachs discussed certain aspects of the transaction and advised the B/E Aerospace Board that it was expected that any transaction would include consideration consisting of a significant Rockwell Collins stock component. Representatives of Shearman & Sterling discussed with the B/E Aerospace Board, among other things, its fiduciary duties under Delaware law in the context of a transaction process.

        Following these discussions, representatives of Citigroup and Goldman Sachs were then excused from the meeting to allow the B/E Aerospace Board to discuss formally engaging both Citigroup and Goldman Sachs as joint financial advisors. Representatives from each of Citigroup and Goldman Sachs were then asked to return to the meeting at separate times to answer specific questions about their respective relationships with Rockwell Collins.

        At the conclusion of the meeting, the B/E Aerospace Board authorized B/E Aerospace senior management to proceed with negotiations with Rockwell Collins and to provide the B/E Aerospace five-year plan to Rockwell Collins in order to facilitate further discussions. In addition, the B/E Aerospace Board authorized B/E Aerospace senior management to formally retain both Citigroup and Goldman Sachs as joint financial advisors in connection with the consideration and review of strategic alternatives by the B/E Aerospace Board. On September 6, 2016, Citigroup and Goldman Sachs each executed engagement letters with B/E Aerospace to provide financial advisory services to B/E Aerospace in connection with the consideration and review of strategic alternatives by the B/E Aerospace Board.

        On August 22, 2016, representatives of senior management of B/E Aerospace and Rockwell Collins met to further discuss the prospect of a potential transaction. The parties also discussed their respective business plans, including each company's five-year plan, and presented certain legal, financial and operational information to each other.

        On September 2, 2016, the corporate strategy and finance committee and the executive committee of the Rockwell Collins Board met telephonically in a joint meeting. Present at the meeting were members of Rockwell Collins senior management and representatives from Skadden and J.P. Morgan. At the meeting, Rockwell Collins senior management provided an update with respect to the potential acquisition of B/E Aerospace, including a review of the process followed by Rockwell Collins senior management to identify suitable acquisition candidates and a review of B/E Aerospace's financial and market profile, the impact of the potential acquisition on the companies' combined business portfolio and potential cost synergies. Representatives of J.P. Morgan discussed J.P. Morgan's preliminary financial analysis perspectives with respect to the potential transaction. Rockwell Collins senior management then reviewed with the committees, and obtained their concurrence on, the terms of a proposed preliminary, non-binding indication of interest for the potential transaction.

        Later on September 2, 2016, Rockwell Collins delivered a preliminary, non-binding indication of interest to B/E Aerospace, pursuant to which Rockwell Collins proposed to acquire 100% of the common stock of B/E Aerospace for a per share purchase price of between $58 and $60, to be paid 50% in cash and 50% in shares of Rockwell Collins common stock.

        On September 5, 2016, following preliminary discussions with B/E Aerospace senior management, representatives of Citigroup and Goldman Sachs were directed to contact representatives of J.P. Morgan to inform J.P. Morgan that B/E Aerospace senior management believed that the B/E Aerospace Board would likely view Rockwell Collins' proposal as not sufficiently attractive and would likely be unwilling to engage in further discussions based on the valuation included in the proposal.

        On September 7, 2016, the B/E Aerospace Board met at the offices of Shearman & Sterling. Also present at the meeting were members of B/E Aerospace senior management and representatives from Shearman & Sterling, Citigroup and Goldman Sachs. At the meeting, B/E Aerospace senior management updated the B/E Aerospace Board with respect to the performance and outlook of B/E Aerospace, other general market conditions that impact B/E Aerospace's businesses, and other factors viewed as relevant in determining whether B/E Aerospace should further consider the Rockwell Collins proposal or other strategic alternatives. Following that discussion, B/E Aerospace senior management, together with its financial advisors, provided a general summary of the September 2, 2016 non-binding indication of interest, and representatives of Citigroup and Goldman Sachs provided their preliminary financial analysis with respect to B/E Aerospace and Rockwell Collins and an overview of preliminary discussions with J.P. Morgan with respect to the proposal.

        In considering the merits of Rockwell Collins' proposal, the B/E Aerospace Board and B/E Aerospace senior management discussed possible strategic alternatives available to maximize stockholder value. As part of their discussions, B/E Aerospace senior management provided an overview of its prior discussions with Party A and Party B regarding a potential transaction involving B/E Aerospace, which did not result in an express or implied indication of interest that such companies were prepared to pursue a potential transaction involving B/E Aerospace. The B/E Aerospace Board then asked one of its directors that had a previous relationship with (and from time to time speaks to representatives of) a potential strategic partner, referred to as Party C, to contact Party C to gauge its interest in a potential transaction involving B/E Aerospace. Following the meeting and in response to the inquiry made by a member of the B/E Aerospace Board, Party C advised that it was not interested in pursuing a transaction with B/E Aerospace.

        Representatives of Citigroup and Goldman Sachs then provided an overview of potential transaction partners (other than Rockwell Collins) that may be willing and able to consummate a transaction with B/E Aerospace. As part of these discussions, the B/E Aerospace Board discussed whether other parties should be contacted in light of Rockwell Collins' proposal and discussed the likelihood that any other parties would be interested in a strategic transaction involving B/E Aerospace on the same or similar terms to the Rockwell Collins proposal. Based upon these discussions and advice from the financial advisors, the B/E Aerospace Board determined not to expand its search for strategic alternatives with other third parties.

        The B/E Aerospace Board, together with B/E Aerospace senior management and its advisors then engaged in an extensive discussion regarding a potential transaction with Rockwell Collins. Following these discussions, the B/E Aerospace Board determined that Rockwell Collins' proposal was, as then proposed, not sufficiently attractive, but that further discussion with Rockwell Collins was warranted. The B/E Aerospace Board authorized Citigroup and Goldman Sachs to advise J.P. Morgan that B/E Aerospace found the Rockwell Collins proposal to be not sufficiently attractive and to provide guidance with respect to elements of the proposal that would need to be improved.

        On September 8, 2016, representatives of Citigroup and Goldman Sachs advised representatives of J.P. Morgan of the outcome of the B/E Aerospace Board meeting on September 7, 2016, and the need to improve the economic terms of the proposal by Rockwell Collins in order for B/E Aerospace to further consider a potential combination.

        On September 14, 2016, the Rockwell Collins Board met in person for a regularly scheduled board meeting at Rockwell Collins' headquarters in Cedar Rapids, Iowa. Present at the meeting were members of Rockwell Collins senior management and representatives from Skadden and J.P. Morgan. At the meeting, representatives of Skadden discussed with the Rockwell Collins Board, among other things, its fiduciary duties under Delaware law in the context of a potential acquisition of B/E Aerospace. Rockwell Collins senior management provided an update with respect to the potential acquisition of B/E Aerospace, including a review of the process followed by management to identify suitable acquisition candidates and a review of B/E Aerospace's financial and market profile, the impact of the potential acquisition on the companies' combined business portfolio and potential cost synergies. Rockwell Collins senior management then presented preliminary valuation perspectives regarding B/E Aerospace and reviewed the terms of the preliminary, non-binding indication of interest submitted to B/E Aerospace on September 2, 2016 and B/E Aerospace's response to such indication of interest. Rockwell Collins senior management then reviewed with the Rockwell Collins Board possible revisions to the terms of its indication of interest.

        On September 16, 2016, representatives of J.P. Morgan, at Rockwell Collins' direction, indicated to representatives of Citigroup and Goldman Sachs that Rockwell Collins remained interested in a transaction and was prepared, subject to additional diligence, to negotiate a transaction (i) in a price range of $61 to $62 per share, consisting of 50% cash and 50% shares of Rockwell Collins common stock, subject to a price collar, (ii) with termination fees payable by each company under certain circumstances of $200 million and (iii) whereby one director designated by B/E Aerospace would be appointed to the Rockwell Collins Board.

        Between September 16, 2016 and September 27, 2016, each of B/E Aerospace and Rockwell Collins continued to perform additional due diligence on the other party, including a telephonic due diligence session that was held on September 25, 2016 among B/E Aerospace, Rockwell Collins and their respective financial advisors.

        On September 20, 2016, members of the B/E Aerospace Board met telephonically with representatives of B/E Aerospace senior management, Shearman & Sterling, Citigroup and Goldman Sachs, during which B/E Aerospace senior management, together with its financial advisors, provided an update on negotiations between B/E Aerospace and Rockwell Collins and reviewed the revised terms of the proposed transaction conveyed to Citigroup and Goldman by J.P. Morgan on September 16, 2016.

        On September 21, 2016, the compensation committee of the B/E Aerospace Board, consulted with Gibson, Dunn & Crutcher LLP, which is referred to as Gibson Dunn, regarding the possible engagement of Gibson Dunn as independent legal counsel to assist the compensation committee in its evaluation of certain compensation matters related to a potential transaction. Specifically, as previously disclosed in B/E Aerospace's public filings, since 2013, the B/E Aerospace Board and the compensation committee determined that they would favorably consider the grant of transaction bonuses to the top named executive officers of B/E Aerospace in the event of a change in control transaction, which bonuses would be in addition to amounts payable under the employment agreements with each executive. The final determination of the structure and the specific amount of such bonuses was deferred by the compensation committee until such time as B/E Aerospace might become involved in active transaction negotiations. The compensation committee determined to retain Gibson Dunn, negotiated the terms of the Gibson Dunn engagement, and ultimately executed an engagement letter with Gibson Dunn on September 30, 2016.

        On September 27, 2016, representatives of B/E Aerospace and Rockwell Collins senior management, as well as representatives from Shearman & Sterling, Citigroup, Goldman Sachs, Skadden and J.P. Morgan met at the offices of Shearman & Sterling. Following several rounds of negotiations, the parties reached a tentative agreement, subject to further due diligence, the negotiation of other material transaction terms and the negotiation of acceptable definitive documentation and board approval, on the following terms: (i) Rockwell Collins would acquire 100% of the common stock of B/E Aerospace for $62 per share, with the consideration consisting of 50% cash and 50% shares of Rockwell Collins common stock, subject to a two-way 7.5% collar; (ii) the termination fee payable by Rockwell Collins to B/E Aerospace under certain circumstances would be $300 million and the termination fee payable by B/E Aerospace to Rockwell Collins under certain circumstances would be $200 million; (iii) Rockwell Collins would add two directors designated by B/E Aerospace to the Rockwell Collins Board; and (iv) certain B/E Aerospace compensation and benefits related matters.

        On September 29, 2016, B/E Aerospace opened a virtual data room and invited Rockwell Collins and its representatives to review due diligence materials relating to B/E Aerospace included therein.

        On September 30, 2016, Skadden distributed an initial draft of the merger agreement to Shearman & Sterling.

        On September 30, 2016, J.P. Morgan, at Rockwell Collins' request, provided due diligence materials relating to Rockwell Collins to Citigroup and Goldman Sachs, which in turn provided these materials to B/E Aerospace for due diligence review. The due diligence materials included Rockwell Collin's strategic plan and related projections.

        Between September 30, 2016 and October 23, 2016, Rockwell Collins' and B/E Aerospace's legal counsels negotiated the terms and conditions of the merger agreement, including, among other things, representations and warranties, covenants relating to conduct of business and regulatory approvals, tax matters relating to the KLX spin-off, the treatment of various pre- and post-closing compensation-related matters, closing conditions and termination rights and fees.

        On October 3, 2016, Rockwell Collins hosted a telephonic due diligence call with B/E Aerospace and its financial advisors during which Rockwell Collins answered various questions regarding Rockwell Collins, its strategic plan and projections and the related due diligence materials previously provided.

        On October 5, 2016, J.P. Morgan, at Rockwell Collins' request, provided additional due diligence materials relating to Rockwell Collins to Citigroup and Goldman Sachs, which in turn provided these materials to B/E Aerospace for due diligence review. The diligence materials included Rockwell Collins' plans for the merger and an initial draft of the Rockwell Collins rating agency presentation.

        On October 7, 2016, Rockwell Collins and representatives from J.P. Morgan met with S&P and Moody's to provide an overview of the potential transaction between B/E Aerospace and Rockwell Collins.

        On October 12, 2016, the Rockwell Collins Board met telephonically. Present at the meeting were members of Rockwell Collins senior management and representatives from Skadden and J.P. Morgan. Rockwell Collins senior management reviewed in detail the potential acquisition of B/E Aerospace, including the strategic rationale for the transaction, the estimated cost synergies expected to be achieved in the transaction, B/E Aerospace's projected financial forecasts and pro forma financial forecasts of the combined companies, the proposed financing of the transaction, the results of the financial and legal due diligence review performed on B/E Aerospace and various tax considerations relating to the KLX spin-off. Representatives of Skadden reviewed the terms of the proposed draft merger agreement for the transaction. Representatives of J.P. Morgan discussed J.P. Morgan's preliminary financial analyses with respect to the transaction.

        On October 13, 2016, the B/E Aerospace Board met telephonically. B/E Aerospace senior management provided the B/E Aerospace Board with an update on negotiations between B/E Aerospace and Rockwell Collins, including the status of negotiations with respect to certain key contractual terms, the status of the mutual due diligence process and certain timing considerations. Mr. Khoury advised that Rockwell Collins was interested in retaining Mr. Lieberherr, and confirmed Mr. Lieberherr's willingness to remain with the combined company pursuant to the terms of an employment agreement to be negotiated and executed at or immediately prior to signing.

        On October 13, 2016, following four telephonic meetings of the compensation committee with the participation of its independent advisors, Gibson Dunn and Pearl Meyer & Partners, LLC (which also included a presentation from senior management's outside counsel, Freshfields Bruckhaus Deringer LLP, and senior management's outside consulting and tax advisory firm, Golden Parachute Tax Solutions LLC), the compensation committee recommended for approval by the B/E Aerospace Board, and the B/E Aerospace Board (with Mr. Khoury abstaining) approved, the payment and terms of transaction bonuses for Messrs. Khoury, Lieberherr, Lower and Patch.

        On October 18, 2016, representatives of J.P. Morgan, at Rockwell Collins' direction, contacted representatives of Citigroup and Goldman Sachs to convey Rockwell Collins' intent to revise the proposed mix of consideration, consisting of 55% cash (i.e., $34.10) and 45% stock (i.e., shares of Rockwell Collins common stock having a value equal to $27.90), subject to a two-way 7.5% collar.

        On October 21, 2016, the Rockwell Collins Board met at the offices of Skadden in New York. Present at the meeting were members of Rockwell Collins senior management and representatives from Skadden and J.P. Morgan. Rockwell Collins senior management updated the Rockwell Collins Board on the results of the additional financial analysis and due diligence performed on B/E Aerospace and the status of negotiations with B/E Aerospace. Rockwell Collins senior management also reviewed in detail the proposed financing of the transaction, including the terms of the proposed bridge commitment for a portion of the cash consideration. Representatives of Skadden reviewed, among other things, the terms of the draft merger agreement, a copy of which previously had been provided to the Rockwell Collins Board along with a summary of the material terms of the merger agreement. Representatives of J.P. Morgan reviewed J.P. Morgan's financial analyses with respect to the proposed transaction and rendered J.P. Morgan's oral opinion to the Rockwell Collins Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid by Rockwell Collins was fair, from a financial point of view, to Rockwell Collins. (The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated October 23, 2016.) Following extensive discussion, the Rockwell Collins Board unanimously approved the merger agreement and the transactions contemplated thereby and unanimously approved and adopted resolutions authorizing the transaction and related matters.

        On October 21, 2016, the B/E Aerospace Board met at the offices of Shearman & Sterling. B/E Aerospace senior management updated the B/E Aerospace Board on the status of negotiations with Rockwell Collins and the results of the financial and legal due diligence performed on Rockwell Collins. Representatives of Shearman & Sterling reviewed, among other things, the terms of the draft merger agreement, a copy of which previously had been provided to the B/E Aerospace Board along with a summary of the material terms of the merger agreement.

        Representatives of Citigroup and Goldman Sachs presented their updated financial analyses with respect to B/E Aerospace and Rockwell Collins.

        Representatives of Citigroup then advised the B/E Aerospace Board that, based on Citigroup's current understandings and subject to review of the execution version of the merger agreement and future developments, Citigroup expected to be able to render an opinion to the B/E Aerospace Board, as of the date of the merger agreement and to the effect that, as of that date and based upon and subject to the factors and assumptions described therein, the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement is fair from a financial point of view to such holders.

        Representatives of Goldman Sachs then advised the B/E Aerospace Board that, based on Goldman Sachs's current understandings and subject to review of the execution version of the merger agreement and future developments, Goldman Sachs expected to be able to render an opinion to the B/E Aerospace Board, as of the date of the merger agreement and to the effect that, as of that date and based upon and subject to the factors and assumptions described therein, the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement is fair from a financial point of view to such holders.

        The B/E Aerospace Board and its advisors engaged in an extended discussion of the potential transaction and the proposed terms and conditions of the merger agreement, considering a number of factors, including the comparative likelihood of consummation of the potential transaction, the opportunities presented by the potential transaction, the recent and historical market prices for B/E Aerospace common stock and Rockwell Collins common stock and the fact that the stock portion of the merger consideration would be subject to a two-way 7.5% collar. The B/E Aerospace Board then reviewed the proposed resolutions authorizing the execution of the merger agreement. After carefully considering the merger agreement and the proposed resolutions, it was the consensus of the B/E Aerospace Board that the merger was in the best interests of B/E Aerospace's stockholders and, subject to an acceptable outcome in the negotiation of the final issues under the merger agreement, including certain tax matters, the ability of a party to terminate the agreement and the applicable fees payable in connection therewith, and certain other matters, the B/E Aerospace Board agreed that it was prepared to approve and adopt such proposed resolutions and authorized B/E Aerospace senior management to continue to negotiate and to finalize the merger agreement.

        On the evening of October 21, 2016, representatives of Shearman & Sterling, Citigroup, Goldman Sachs, Skadden and J.P. Morgan met at the offices of Shearman & Sterling to negotiate the final terms of the potential transaction.

        On the morning of October 22, 2016, the B/E Aerospace Board reconvened for a telephonic meeting with B/E Aerospace senior management and Shearman & Sterling. At the meeting, B/E Aerospace senior management provided an update with respect to the negotiation of the terms and conditions of the potential transaction with Rockwell Collins, the remaining issues related thereto and the proposed resolution of such issues. Following a discussion, the B/E Aerospace Board authorized B/E Aerospace senior management to continue to negotiate and finalize the definitive transaction documents in accordance with the proposed terms discussed at the meeting.

        On October 22, 2016, representatives of senior management of B/E Aerospace and Rockwell Collins and their respective advisors continued to negotiate the final terms and conditions of the merger agreement and related transactions.

        On the morning of October 23, 2016, Shearman & Sterling circulated an execution version of the merger agreement to the B/E Aerospace Board, B/E Aerospace senior management, Citigroup and Goldman Sachs. Later that morning, by written consent, the B/E Aerospace Board confirmed that the merger was in the best interests of B/E Aerospace's stockholders, unanimously approved and adopted the merger agreement and the transactions contemplated thereby and unanimously approved and adopted the resolutions authorizing the transaction and related matters. The B/E Aerospace Board received a written opinion, dated October 23, 2016, from each of Citigroup and Goldman Sachs to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement was fair from a financial point of view to such holders.

        On the same day, each of B/E Aerospace, Rockwell Collins and Merger Sub executed and delivered the merger agreement. Thereafter, B/E Aerospace and Rockwell Collins issued a joint press release announcing the merger.

Rockwell Collins Board of Directors' Recommendations and Its Reasons for the Transaction

        On October 21, 2016, the Rockwell Collins Board unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement; (ii) determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Rockwell Collins and Rockwell Collins' stockholders; (iii) directed that the Share Issuance proposal be submitted to a vote of Rockwell Collins' stockholders; and (iv) recommended that the stockholders of Rockwell Collins vote "FOR" the Share Issuance proposal.

        In evaluating the merger agreement and the transactions contemplated by the merger agreement, the Rockwell Collins Board consulted with Rockwell Collins' management and legal and financial advisors and, in reaching its determinations, the Rockwell Collins Board considered a variety of factors with respect to the merger and the other transactions contemplated by the merger agreement, including the specific reasons described above under "Risk Factors" and "—Background of the Merger" beginning on page 44 and page 54, respectively, and the factors listed below.

  •
  The merger would significantly increase Rockwell Collins' scale and diversify its product portfolio, customer mix and geographic presence;

  •
  The merger would combine market leaders with complementary capabilities in avionics and interior products that also have a shared reputation for innovation, quality and on-time delivery and a common customer base, including OEMs, airlines and lessors;

  •
  The combination of B/E Aerospace and Rockwell Collins would accelerate technological leadership in integrated digital airplanes in that it uniquely positions Rockwell Collins to provide a more integrated solution to meet the digital demands of the commercial airplane;

  •
  The merger would substantially increase Rockwell Collins' buyer-furnished equipment and aftermarket exposure by providing it with a large revenue stream tied to passenger traffic growth and airline profitability with a substantial aftermarket component, which would serve to balance Rockwell Collins' current cyclical exposure to OEM production rates;

  •
  The combination of B/E Aerospace's leading business jet aircraft cabin interior products with Rockwell Collins' dealer network and owner and maintenance databases would facilitate creation of a private aircraft interiors aftermarket, which is a significant new opportunity;

  •
  The expectation is that the combined company would achieve approximately $160 million of identified cost synergies from, among other things, the elimination of corporate and public company costs, manufacturing consolidation, information technology consolidation and supply chain leveraging, and would have improved pre-tax earnings of approximately $60 to $90 million per year for the first six years after the acquisition due to certain conforming purchase accounting adjustments related to capitalized development costs related to seller furnished equipment contracts;

  •
  The merger would significantly enhance Rockwell Collins' financial profile by accelerating Rockwell Collins' free cash flow growth and would be accretive to Rockwell Collins' earnings per share in the first full fiscal year following the acquisition;

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  The fact that the stock portion of the merger consideration is based upon a floating exchange ratio and subject to a two-way 7.5% collar, which provides protection against fluctuations in the market price of Rockwell Collins common stock between the date of the merger agreement and the date of the completion of the merger;

  •
  The Rockwell Collins Board's knowledge of Rockwell Collins' business, operations, financial condition, earnings and prospects and its knowledge of B/E Aerospace's business, operations, financial condition, earnings and prospects, taking into account B/E Aerospace's publicly-filed information and the results of Rockwell Collins' due diligence review of B/E Aerospace;

  •
  The long-term and recent historical trading prices of Rockwell Collins common stock and B/E Aerospace common stock and the amount of the merger consideration;

  •
  The expectation that the combined company will benefit from the experienced management teams of Rockwell Collins and B/E Aerospace;

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  The commitments by both Rockwell Collins and B/E Aerospace to complete the merger, as set forth in the merger agreement, and the belief of the Rockwell Collins Board that the transaction does not present significant regulatory concerns that would impact the ability to complete the merger;

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  The Rockwell Collins Board's review of Rockwell Collins' and B/E Aerospace's business, strategies, current and projected financial condition, current earnings and earnings prospects;

  •
  The oral opinion of J.P. Morgan rendered to the Rockwell Collins Board on October 21, 2016, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid by Rockwell Collins was fair, from a financial point of view, to Rockwell Collins, as more fully described in the section entitled "—Opinion of Rockwell Collins' Financial Advisor" beginning on page 70. The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated October 23, 2016. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and Rockwell Collins' stockholders are urged to read this written opinion in its entirety;

  •
  The current environment in the aerospace industry, including the trend of consolidation and increased competition; and

  •
  The merger will be subject to the approval of Rockwell Collins' stockholders.

        The Rockwell Collins Board also specifically considered the terms of the merger agreement, including the following:

  •
  The termination fee payable by B/E Aerospace to Rockwell Collins if B/E Aerospace terminates the merger agreement to pursue a competing transaction with a third party or in certain other circumstances;

  •
  That if Rockwell Collins were to receive a takeover proposal from a third party that provided superior value to Rockwell Collins and its stockholders, Rockwell Collins and the Rockwell Collins Board would be able, under circumstances described in the merger agreement, to consider such superior proposal and the Rockwell Collins Board may change its recommendation that Rockwell Collins stockholders vote in favor of the Share Issuance proposal and/or terminate the merger agreement;

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  Rockwell Collins' ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written takeover proposal;

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  The ability of the Rockwell Collins Board, subject to certain conditions, to change its recommendation supporting the merger in response to an intervening event if the Rockwell Collins Board determines that failure to take such action would be inconsistent with its fiduciary duties;

  •
  Rockwell Collins' obligation to consummate the transaction is subject to the condition that Rockwell Collins has received an opinion regarding the effect of the transaction on the tax-free nature of the KLX spin-off; and

  •
  The customary nature of Rockwell Collins' other representations, warranties and covenants in the merger agreement.

        The Rockwell Collins Board weighed the foregoing against a number of potentially negative factors, including:

  •
  The risk of not being able to realize all of the anticipated cost savings and operational synergies between Rockwell Collins and B/E Aerospace and the risk that other anticipated benefits might not be realized;

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  The challenges inherent in the combination of two businesses of the size and complexity of Rockwell Collins and B/E Aerospace;

  •
  The costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management's time and energy and potential opportunity cost;

  •
  The risks that the merger may not be completed and the challenges in absorbing the effect of any failure to complete the merger, including stockholder and market reactions, as well as the diversion of management's attention from ongoing business concerns;

  •
  The fact that the value of the merger consideration payable to B/E Aerospace stockholders could increase in the event that the price of Rockwell Collins common stock increases more than 7.5% prior to completion of the merger;

  •
  The restrictions on the conduct of Rockwell Collins' business during the period between the execution of the merger agreement and the completion of the merger;

  •
  The risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under "—Regulatory Approvals Required for the Merger" beginning on page 109;

  •
  The termination fee payable by Rockwell Collins to B/E Aerospace if Rockwell Collins terminates the merger agreement to pursue a competing transaction with a third party or in certain other circumstances;

  •
  The fact that Rockwell Collins will be required to reimburse B/E Aerospace for its expenses up to $56 million if the merger agreement is terminated by either party because the Rockwell Collins stockholders did not approve the share issuance for the transaction;

  •
  The fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with B/E Aerospace and that, under certain circumstances more fully described in the sections "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 131 and "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change and Termination" beginning on page 133, B/E Aerospace may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the B/E Aerospace Board may withdraw or modify its recommendations to B/E Aerospace stockholders regarding the transaction and may terminate the merger agreement to enter into a competing transaction under certain circumstances;

  •
  The fact that certain senior executives of B/E Aerospace would receive substantial payments in connection with the merger;

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  The fact that B/E Aerospace could have substantial liabilities if the merger causes the KLX spin-off to fail to qualify for the KLX spin-off tax treatment;

  •
  The risk that the Rockwell Collins stockholders do not approve the Share Issuance proposal;

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  The fact that Rockwell Collins' obligation to complete the transaction is not conditioned upon the ability of Rockwell Collins to obtain financing for the cash portion of the consideration;

  •
  The risk of litigation related to the transaction; and

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  The risks of the type and nature described under "Risk Factors" beginning on page 44 and the matters described under "Cautionary Note Regarding Forward-Looking Statements" beginning on page 42.

        This discussion of the information and factors considered by the Rockwell Collins Board in reaching its conclusions and recommendation includes the principal factors considered by the Rockwell Collins Board, but is not intended to be exhaustive and may not include all of the factors considered by the Rockwell Collins Board. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Rockwell Collins Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction, including the share issuance, and to make its recommendation to Rockwell Collins stockholders. Rather, the Rockwell Collins Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Rockwell Collins' management and Rockwell Collins' advisors, as well as its experience and history. In addition, individual members of the Rockwell Collins Board may have assigned different weights to different factors.

        The Rockwell Collins Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Rockwell Collins and its stockholders and approved the merger agreement. Accordingly, the Rockwell Collins Board unanimously recommends that Rockwell Collins stockholders vote "FOR" the Share Issuance proposal at the Rockwell Collins special meeting.

B/E Aerospace Board of Directors' Recommendations and Its Reasons for the Transaction

        On October 23, 2016, the B/E Aerospace Board unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement; (ii) determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of B/E Aerospace and B/E Aerospace's stockholders; (iii) directed that the

Merger proposal be submitted to a vote of B/E Aerospace's stockholders; and (iv) recommended that the stockholders of B/E Aerospace vote "FOR" the Merger proposal.

        In evaluating the merger agreement and the transactions contemplated by the merger agreement, the B/E Aerospace Board consulted with B/E Aerospace's management and legal and financial advisors and, in reaching its determinations, the B/E Aerospace Board considered a variety of factors with respect to the merger and the other transactions contemplated by the merger agreement, including the specific reasons described above under "Risk Factors" and "—Background of the Merger" beginning on page 44 and page 54, respectively, and the factors listed below.

  •
  The merger would combine market leaders with complementary capabilities in avionics and interior products that also have a shared reputation for innovation, quality and on-time delivery and a common customer base, including OEMs, airlines and lessors;

  •
  The combination of B/E Aerospace and Rockwell Collins would accelerate technological leadership in integrated digital airplanes in that it uniquely positions Rockwell Collins to provide a more integrated solution to meet the digital demands of the commercial airplane;

  •
  The merger would substantially increase Rockwell Collins' buyer-furnished equipment and aftermarket exposure by providing it with a large revenue stream tied to passenger traffic growth and airline profitability with a substantial aftermarket component, which would serve to balance Rockwell Collins' current cyclical exposure to OEM production rates;

  •
  The combination of B/E Aerospace's leading business jet aircraft cabin interior products with Rockwell Collins' dealer network and owner and maintenance databases would facilitate creation of a private aircraft interiors aftermarket, which is a significant new opportunity;

  •
  The expectation is that the combined company would achieve approximately $160 million of identified cost synergies from, among other things, the elimination of corporate and public company costs, manufacturing consolidation, information technology consolidation and supply chain leveraging, and would have improved pre-tax earnings of approximately $60 to $90 million per year for the first six years after the acquisition due to certain conforming purchase accounting adjustments related to capitalized development costs related to seller furnished equipment contracts;

  •
  The merger would significantly enhance Rockwell Collins' financial profile by accelerating Rockwell Collins' free cash flow growth and would be accretive to Rockwell Collins' earnings per share in the first full fiscal year following the acquisition, thereby adding value to the stock portion of the consideration received by B/E Aerospace stockholders;

  •
  The fact that the merger consideration consists of cash, providing B/E Aerospace stockholders with certainty of value and liquidity upon completion of the merger, along with a significant stock component, which would result in B/E Aerospace stockholders immediately prior to the merger holding approximately 20.3% of the common stock of Rockwell Collins immediately following completion of the merger, thus providing B/E Aerospace stockholders with meaningful participation in the upside potential of a larger, more diversified company;

  •
  The fact that the stock portion of the merger consideration is based upon a floating exchange ratio and subject to a two-way 7.5% collar, which provides protection against fluctuations in the market price of Rockwell Collins common stock between the date of the merger agreement and the date of the completion of the merger;

  •
  The fact that the value of the merger consideration payable to B/E Aerospace stockholders could increase in the event that the price of Rockwell Collins common stock increases more than 7.5% prior to completion of the merger;

  •
  The B/E Aerospace Board's knowledge of B/E Aerospace's business, operations, financial condition, earnings and prospects and its knowledge of Rockwell Collins' business, operations, financial condition, earnings and prospects, taking into account Rockwell Collins' publicly-filed information and the results of B/E Aerospace's due diligence review of Rockwell Collins;

  •
  The long-term and recent historical trading prices of B/E Aerospace common stock and Rockwell Collins common stock and the amount of the merger consideration;

  •
  The implied value of the merger consideration at the offer price of $62 per share of B/E Aerospace stock represented:

  •
  a 34% premium to B/E Aerospace's closing share price of $46.34 as of July 20, 2016, the initial formal meeting between the parties regarding a potential transaction;

  •
  a 22% premium to B/E Aerospace's closing share price of $50.65 as of October 20, 2016;

  •
  a 23% premium to B/E Aerospace's trailing 30-day volume-weighted average price of $50.61 as of October 20, 2016; and

  •
  a 28% premium to B/E Aerospace's trailing 90-day volume-weighted average price of 48.30 as of October 20, 2016;

  •
  The offer price of $62 per share of B/E Aerospace stock represented a multiple of 13.6 times EV/EBITDA of B/E Aerospace for the last 12 months ending September 30, 2016;

  •
  45% of the merger consideration would be in stock, which will allow B/E Aerospace's stockholders to participate in the future performance of the combined company;

  •
  The expectation that the combined company will benefit from the experienced management teams of B/E Aerospace and Rockwell Collins;

  •
  The commitments by both B/E Aerospace and Rockwell Collins to complete the merger, as set forth in the merger agreement, and the belief of the B/E Aerospace Board that the transaction does not present significant regulatory concerns that would impact the ability to complete the merger;

  •
  The risks and uncertainties associated with, and inherent in, maintaining B/E Aerospace's existence as an independent company;

  •
  The B/E Aerospace Board's review of B/E Aerospace's and Rockwell Collins' business, strategies, current and projected financial condition, current earnings and earnings prospects;

  •
  The written opinions of Citigroup and Goldman Sachs delivered to the B/E Aerospace Board on October 23, 2016, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of B/E Aerospace common stock in the merger was fair, from a financial point of view, to such stockholders, as more fully described below under the caption "—Opinions of B/E Aerospace's Financial Advisors" beginning on page 77. The full text of the written opinions of Citigroup and Goldman Sachs, each dated October 23, 2016, which set forth, among other things, the assumptions made, matters considered and qualifications and limitations on the reviews undertaken in rendering their opinions, are attached as Annex C and Annex D, respectively, to this joint proxy statement/prospectus, and are incorporated herein by reference;

  •
  The current environment in the aerospace industry, including the trend of consolidation and increased competition, and the likely effect of these factors on B/E Aerospace in the absence of the transaction;

  •
  The merger will be subject to the approval of B/E Aerospace's stockholders and that, in this regard, B/E Aerospace's directors and executive officers do not own a sufficient interest in B/E Aerospace common stock, in the aggregate, to influence substantially the outcome of such stockholder vote; and

  •
  B/E Aerospace stockholders who do not vote to adopt the merger agreement and approve the merger and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

        The B/E Aerospace Board also specifically considered the terms of the merger agreement, including the following:

  •
  The lack of a financing condition to Rockwell Collins' obligation to complete the merger;

  •
  The termination fee payable by Rockwell Collins to B/E Aerospace if Rockwell Collins terminates the merger agreement to pursue a competing transaction with a third party or in certain other circumstances;

  •
  That if B/E Aerospace were to receive a takeover proposal from a third party that provided superior value to B/E Aerospace and its stockholders, B/E Aerospace and the B/E Aerospace Board would be able, under certain circumstances described in the merger agreement, to consider such superior proposal and the B/E Aerospace Board may change its recommendation that B/E Aerospace stockholders vote in favor of the Merger proposal and/or terminate the merger agreement;

  •
  B/E Aerospace's ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written takeover proposal;

  •
  The ability of the B/E Aerospace Board, subject to certain conditions, to change its recommendation supporting the merger in response to an intervening event if the B/E Aerospace Board determines that failure to take such action would be inconsistent with its fiduciary duties; and

  •
  The customary nature of B/E Aerospace's other representations, warranties and covenants in the merger agreement.

        The B/E Aerospace Board weighed the foregoing against a number of potentially negative factors, including:

  •
  The fact that the value of the merger consideration payable to B/E Aerospace stockholders could decrease in the event that the price of Rockwell Collins common stock decreases more than 7.5% prior to completion of the merger;

  •
  The restrictions on the conduct of B/E Aerospace's business during the period between the execution of the merger agreement and the completion of the merger;

  •
  The costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management's time and energy and potential opportunity cost;

  •
  The risk that the merger may not be completed and the challenges in absorbing the effect of any failure to complete the merger, including stockholder and market reactions, as well as the diversion of management's attention from ongoing business concerns;

  •
  The risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under "—Regulatory Approvals Required for the Merger" beginning on page 109;

  •
  The merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Rockwell Collins and that, under certain circumstances more fully described in the sections "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 131 and "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change and Termination" beginning on page 133, Rockwell Collins may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Rockwell Collins Board may withdraw or modify its recommendations to Rockwell Collins stockholders regarding the merger and may terminate the merger agreement to enter into a competing transaction under certain circumstances;

  •
  The termination fee payable by B/E Aerospace to Rockwell Collins if B/E Aerospace terminates the merger agreement to pursue a competing transaction with a third party or in certain other circumstances;

  •
  The risk that the B/E Aerospace stockholders do not approve the Merger proposal;

  •
  The risk that B/E Aerospace will be required to reimburse Rockwell Collins for its expenses up to $85 million if the merger agreement is terminated by either party because the B/E Aerospace stockholders do not approve the Merger proposal;

  •
  The challenges inherent in the combination of two businesses of the size and complexity of B/E Aerospace and Rockwell Collins;

  •
  The risk of litigation related to the transaction;

  •
  The risk of not being able to realize all of the anticipated cost savings and operational synergies between B/E Aerospace and Rockwell Collins and the risk that other anticipated benefits might not be realized; and

  •
  The risks of the type and nature described under "Risk Factors," beginning on page 44 and the matters described under "Cautionary Note Regarding Forward-Looking Statements" beginning on page 42.

        This discussion of the information and factors considered by the B/E Aerospace Board in reaching its conclusions and recommendation includes the principal factors considered by the B/E Aerospace Board, but is not intended to be exhaustive and may not include all of the factors considered by the B/E Aerospace Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the B/E Aerospace Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to B/E Aerospace stockholders. Rather, the B/E Aerospace Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of B/E Aerospace's management and B/E Aerospace's advisors, as well as its experience and history. In addition, individual members of the B/E Aerospace Board may have assigned different weights to different factors.

        Certain of B/E Aerospace's directors and executive officers have financial interests in the merger that are different from, or in addition to, those of B/E Aerospace's stockholders generally. The B/E Aerospace Board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to B/E Aerospace stockholders. For a discussion of these interests, see "—Interests of Directors and Executive Officers in the Merger" beginning on page 94.

        The B/E Aerospace Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of B/E Aerospace and its stockholders and approved the merger agreement. Accordingly, the B/E Aerospace Board unanimously recommends that B/E Aerospace stockholders vote "FOR" the Merger proposal at the B/E Aerospace special meeting.

Opinion of Rockwell Collins' Financial Advisor

        Pursuant to an engagement letter dated October 6, 2016, Rockwell Collins retained J.P. Morgan as its financial advisor in connection with the merger.

        At the meeting of the Rockwell Collins Board on October 21, 2016, J.P. Morgan rendered its oral opinion to the Rockwell Collins Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid by Rockwell Collins was fair, from a financial point of view, to Rockwell Collins. J.P. Morgan has confirmed its October 21, 2016 oral opinion by delivering its written opinion to the Rockwell Collins Board, dated October 23, 2016, that, as of such date, the merger consideration to be paid by Rockwell Collins was fair, from a financial point of view, to Rockwell Collins.

        The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Rockwell Collins stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to the Rockwell Collins Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to Rockwell Collins of the merger consideration to be paid by Rockwell Collins and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of Rockwell Collins or as to the underlying decision by Rockwell Collins to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Rockwell Collins as to how such stockholder should vote with respect to the merger or any other matter.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft dated October 23, 2016 of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning B/E Aerospace and Rockwell Collins and the industries in which they operate;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of B/E Aerospace and Rockwell Collins with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of B/E Aerospace common stock and Rockwell Collins common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the managements of B/E Aerospace and Rockwell Collins relating to their respective businesses and by Rockwell Collins relating to B/E Aerospace's business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the Synergies; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of B/E Aerospace and Rockwell Collins with respect to certain aspects of the merger, the past and current business operations of B/E Aerospace and Rockwell Collins, the financial condition and future prospects and operations of B/E Aerospace and Rockwell Collins, the effects of the merger on the financial condition and future prospects of Rockwell Collins, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by B/E Aerospace and Rockwell Collins or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of B/E Aerospace or Rockwell Collins under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of B/E Aerospace and Rockwell Collins to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Rockwell Collins, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Rockwell Collins and B/E Aerospace in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Rockwell Collins with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on B/E Aerospace or Rockwell Collins or on the contemplated benefits of the merger.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Rockwell Collins, and J.P. Morgan has expressed no opinion as to the fairness of any merger consideration to the holders of any class of securities, creditors or other constituencies of Rockwell Collins or as to the underlying decision by Rockwell Collins to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid by Rockwell Collins or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Rockwell Collins common stock or B/E Aerospace common stock will trade at any future time.

        The terms of the merger agreement, including the exchange ratio, were determined through arm's length negotiations between Rockwell Collins and B/E Aerospace, and the decision to enter into the merger agreement was solely that of the Rockwell Collins Board and the B/E Aerospace board of directors. J.P. Morgan's opinion and financial analyses constituted only one of the many factors considered by the Rockwell Collins Board in its evaluation of the merger and should not be viewed as determinative of the views of the Rockwell Collins Board or management with respect to the merger or the merger consideration.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Rockwell Collins Board and contained in the presentation delivered to the Rockwell Collins Board in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

B/E Aerospace Financial Analyses

Public Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial and market data of B/E Aerospace with similar data for selected publicly traded companies that J.P. Morgan deemed relevant for purposes of analysis. The companies selected by J.P. Morgan were as follows:

  •
  HEICO Corporation;

  •
  Meggitt PLC;

  •
  Rockwell Collins, Inc.;

  •
  TransDigm Group Inc.; and

  •
  Zodiac Aerospace.

        These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of B/E Aerospace. Using publicly available information, J.P. Morgan calculated, for each selected company, (i) the multiple of enterprise value as of October 20, 2016 to estimated EBITDA (which means earnings before interest, tax, depreciation and amortization) for calendar year 2017, or EV/EBITDA 2017E, and (ii) the multiple of closing share price as of October 20, 2016 to estimated earnings per share for calendar year 2017, or P/E 2017E, based on Wall Street analysts' consensus estimates and FactSet data. This analysis indicated the following EV/EBITDA 2017E and P/E 2017E multiples:

	EV/EBITDA 2017E	P/E 2017E
HEICO Corporation	13.5x	24.2x
Meggitt PLC	9.7x	12.1x
Rockwell Collins, Inc.	9.8x	14.6x
TransDigm Group Inc.	13.7x	19.7x
Zodiac Aerospace	12.9x	19.7x

        Based on the results of this analysis and other factors that J.P. Morgan considered relevant, J.P. Morgan selected a multiple reference range for EV/EBITDA 2017E of 10.0x - 13.5x and a multiple reference range for P/E 2017E of 12.0x - 19.5x.

        After applying such ranges to Rockwell Collins management's estimate of the EBITDA and EPS, respectively, for B/E Aerospace for calendar year 2017 in the adjusted B/E Aerospace forecast, the analysis indicated the following implied per share equity value ranges for B/E Aerospace common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value Range of B/E Aerospace Common Stock
	Low	High
EV/EBITDA 2017E	$45.00	$67.25
P/E 2017E	$43.75	$71.00

        The ranges of implied per share equity values for B/E Aerospace common stock were compared to the closing share price of $50.65 of B/E Aerospace common stock as of October 20, 2016, and the offer price of $62.00 per share of B/E Aerospace common stock, which consists of $34.10 in cash consideration and shares of Rockwell Collins common stock with a value of $27.90 in stock consideration, subject to adjustment as described in detail in "The Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119 of this joint proxy statement/prospectus.

Transaction Multiples Analysis

        Using publicly available information, J.P. Morgan examined selected transactions involving businesses that J.P. Morgan considered to be analogous to B/E Aerospace's business or aspects thereof for purposes of analysis. Specifically, J.P. Morgan reviewed the following transactions:

Month/Year Announced	Acquiror	Target/Seller	TV/ LTM EBITDA		LTM P / E
August 2015	Berkshire Hathaway Inc.	Precision Castparts Corp.	12.3x		21.3x
March 2015	RBC Bearings Incorporated	Sargent Aerospace & Defense	13.3x/11.2x	(1)	N/A
March 2015	Alcoa Inc.	RTI International Metals Inc.	13.1x		39.8x
June 2014	Alcoa Inc.	Firth Rixson Ltd.	14.3x/15.0x	(2)	N/A
December 2013	Textron Inc.	Beechcraft Corp.	9.9x		N/A
November 2012	Precision Castparts Corp.	Titanium Metals Corp.	13.3x		28.1x
September 2011	United Technologies Corp.	Goodrich Corporation	12.9x		22.4x
September 2010	TransDigm Group Inc.	McKechnie Aerospace Holdings Inc.	12.9x		N/A
March 2010	Triumph Group, Inc.	Vought Aircraft Industries, Inc.	5.8x	(3)	8.5x
July 2007	The Carlyle Group	Sequa Corporation	12.0x		31.1x
March 2007	JLL Partners Inc.	McKechnie Aerospace	11.9x		N/A
March 2007	Meggitt-USA Inc.	K&F Industries Holdings, Inc.	10.7x		19.5x
December 2006	Eaton Corporation	AT Holdings Corporation	11.0x		N/A

(1)
11.2x multiple includes adjustment for tax benefits of approximately $78 million.

(2)
15.0x multiple adjusted for earn out consideration of approximately $150 million.

(3)
Reflects pro forma adjusted EBITDA, which includes acquiror-provided acquisition and purchase accounting adjustments.

        J.P. Morgan calculated, for each selected transaction, (i) the multiple of the transaction value to the target company's EBITDA for the 12-month period prior to the announcement of the applicable transaction, or TV/ LTM EBITDA, and (ii) the multiple of the per share offer price in the transaction to the earnings per share of the target company or the equity value in the transaction to the net income for the 12-month period prior to the announcement of the applicable transaction, or LTM P/E.

        Based on the results of this analysis and other factors that J.P. Morgan considered relevant, J.P. Morgan selected a multiple reference range of 10.0x - 14.0x for TV/ LTM EBITDA and a multiple reference range of 20.0x - 30.0x for LTM P/E.

        After applying such ranges to figures provided by B/E Aerospace for LTM EBITDA and LTM EPS, respectively, for B/E Aerospace for the 12-month period ended September 30, 2016, the analysis indicated the following implied per share equity value ranges for B/E Aerospace common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value Range of B/E Aerospace Common Stock
	Low	High
TV/ LTM EBITDA	$40.50	$64.25
LTM P/E	$65.75	$98.75

        The ranges of implied per share equity values for B/E Aerospace common stock were compared to the closing price of $50.65 per share of B/E Aerospace common stock on October 20, 2016, and the offer price of $62.00 per share of B/E Aerospace common stock.

Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for B/E Aerospace common stock.

        J.P. Morgan calculated the unlevered free cash flows that B/E Aerospace is expected to generate (1) during the fourth quarter of calendar year 2016 through calendar year 2021 based upon the adjusted B/E Aerospace forecast and (2) during calendar years 2022 through 2026 based upon extrapolations from the adjusted B/E Aerospace forecast reviewed and approved by Rockwell Collins management. J.P. Morgan calculated a range of terminal values for B/E Aerospace at the end of the projection period by applying terminal growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of B/E Aerospace. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for B/E Aerospace's net debt and divided by the fully diluted shares outstanding of B/E Aerospace. The discounted cash flow analysis indicated an implied per share equity value range for B/E Aerospace common stock, rounded to the nearest $0.25, of $53.50 to $78.25.

        The range of implied per share equity values for B/E Aerospace common stock was compared to the closing price of $50.65 per share of B/E Aerospace common stock on October 20, 2016, and the offer price of $62.00 per share of B/E Aerospace common stock.

Rockwell Collins Financial Analysis

Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Rockwell Collins common stock.

        J.P. Morgan calculated the unlevered free cash flows that Rockwell Collins is expected to generate (1) during fiscal years 2017 through 2021 based upon the Rockwell Collins stand-alone management forecast and (2) during fiscal years 2022 through 2026 based upon extrapolations from the Rockwell Collins stand-alone management forecast reviewed and approved by Rockwell Collins management. J.P. Morgan calculated a range of terminal values for Rockwell Collins at the end of the projection period by applying terminal growth rates ranging from 2.0% to 3.0% to the unlevered free cash flows excluding pension contributions, to which a 0% terminal growth rate was applied per Rockwell Collins management instruction. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Rockwell Collins. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for Rockwell Collins' net debt and divided by the fully diluted shares outstanding of Rockwell Collins. The discounted cash flow analysis indicated an implied per share equity value range for Rockwell Collins common stock, rounded to the nearest $0.25, of $98.25 to $136.75.

Potential Value Creation Analysis—Intrinsic Value Approach

        J.P. Morgan prepared a value creation analysis that compared the implied equity value derived from J.P. Morgan's discounted cash flow analysis of Rockwell Collins on a standalone basis to Rockwell Collins stockholders' pro forma ownership of the implied equity value of the combined company.

        The pro forma combined company equity value was equal to: (1) Rockwell Collins' standalone discounted cash flow value of $15.1 billion (calculated using a 2.5% terminal growth rate and 8.0% discount rate, representing the midpoint of the terminal growth rate and discount rate ranges, respectively, applied in the discounted cash flow analysis for Rockwell Collins described above), plus (2) B/E Aerospace's standalone discounted cash flow value of $6.5 billion (calculated using a 3.0% terminal growth rate and an 8.0% discount rate, representing the midpoint of the terminal growth rate and discount rate ranges, respectively, applied in the discounted cash flow analysis for B/E Aerospace described above), plus (3) the discounted cash flow value of Rockwell Collins management expectations of after-tax synergies totaling $1.8 billion (calculated using a 3.0% terminal growth rate and an 8.0% discount rate representing the midpoint of the terminal growth rate and discount rate ranges, respectively), less (4) cash consideration of $3.8 billion (which includes the retirement of certain B/E Aerospace restricted stock units, transaction costs and change of control expenses). J.P. Morgan then calculated the implied pro forma equity value of the combined company attributable to Rockwell Collins stockholders based on the implied equity ownership percentage of 80% by Rockwell Collins stockholders implied by the exchange ratio in the consideration (assuming Rockwell Collins' closing share price as of October 20, 2016) and the number of Rockwell Collins diluted shares outstanding on a standalone basis (based on information as of September 30, 2016 per Rockwell Collins management). J.P. Morgan then compared the result to the implied equity value of Rockwell Collins on a standalone basis indicated by the discounted cash flow analysis of Rockwell Collins (described above) whereby the discount rates used were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Rockwell Collins. The value creation analysis indicated an implied pro forma equity value of $15.6 billion attributable to Rockwell Collins stockholders and implied pro forma accretion in implied equity value to Rockwell Collins stockholders of 3.4% higher than the implied equity value on a standalone basis indicated by the discounted cash flow analysis of Rockwell Collins.

Other Information

Historical Stock Trading

        J.P. Morgan reviewed the historical share prices of B/E Aerospace common stock for the 52-week period ended October 20, 2016. J.P. Morgan noted that the low and high closing share prices during this period were $37.91 and $53.11 per share of B/E Aerospace common stock, respectively.

Equity Research Analyst Price Targets

        J.P. Morgan reviewed the most recent publicly available research analyst price targets for B/E Aerospace common stock prepared and published by selected equity research analysts. J.P. Morgan noted that the range of such price targets as of October 20, 2016 was $48.00 to $66.00 per share of B/E Aerospace common stock.

        J.P. Morgan noted that the historical stock trading and equity research analyst price targets analyses are not valuation methodologies but were presented merely for reference only.

Miscellaneous

        The foregoing summary of financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Rockwell Collins or B/E Aerospace. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to B/E Aerospace, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of B/E Aerospace. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to B/E Aerospace and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Rockwell Collins with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Rockwell Collins, B/E Aerospace and the industries in which they operate.

        For services rendered in connection with the merger, Rockwell Collins agreed to pay J.P. Morgan a transaction fee of $27.5 million, of which $5.0 million became payable by Rockwell Collins at the time J.P. Morgan delivered its opinion, and the balance of which is payable upon the closing of the merger.

Rockwell Collins has also agreed to pay J.P. Morgan 10% of any break-up fee received by Rockwell Collins following or in connection with the termination, abandonment or failure of the merger, provided that such fee will not exceed the amount that would have been payable to J.P. Morgan if the merger had been consummated. In addition, Rockwell Collins has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement. During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Rockwell Collins and B/E Aerospace for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner and joint lead arranger on Rockwell Collins' revolving credit facility in February 2016; as joint lead arranger and joint bookrunner on the B/E Aerospace credit facilities in December 2014 and in May 2016; as lead arranger and lead-left bookrunner on credit facilities of KLX, an entity that was spun out of B/E Aerospace in December 2014 and May 2015; as lead bookrunner on an offering of debt securities of KLX in November 2014; and as financial advisor to B/E Aerospace in connection with the spin-off of KLX in December 2014. J.P. Morgan and its affiliates also provided asset management services to Rockwell Collins during such period. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Rockwell Collins, B/E Aerospace and KLX, for which it receives customary compensation or other financial benefits. J.P. Morgan and its affiliates have committed to provide financing to Rockwell Collins in connection with the merger for customary compensation, which is expected to be approximately $19 million in fees payable to J.P. Morgan in connection with such financing. During the two-year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from B/E Aerospace were less than $11 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Rockwell Collins or B/E Aerospace for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinions of B/E Aerospace's Financial Advisors

Opinion of Citigroup Global Markets Inc.

        On October 23, 2016, Citigroup delivered to the B/E Aerospace Board a written opinion dated October 23, 2016, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in the written opinion, the merger consideration to be received by the holders of outstanding shares of common stock of B/E Aerospace (other than excluded holders) in the merger was fair, from a financial point of view, to such holders.

        The full text of Citigroup's written opinion, dated October 23, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citigroup in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The summary of Citigroup's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Citigroup's opinion, the issuance of which was authorized by Citigroup's fairness opinion committee, was provided to the B/E Aerospace Board (in its capacity as such) in connection with its evaluation of the merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of outstanding shares of common stock of B/E Aerospace (other than excluded holders) of the merger consideration to be received by such holders in the merger. Citigroup's opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger or otherwise. Citigroup's opinion does not address the underlying business decision of B/E Aerospace to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for B/E Aerospace or the effect of any other transaction in which B/E Aerospace might engage. The following is a summary of Citigroup's opinion.

        In arriving at its opinion, Citigroup, among other things:

  •
  reviewed the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of B/E Aerospace and certain senior officers and other representatives and advisors of Rockwell Collins concerning the businesses, operations and prospects of B/E Aerospace and Rockwell Collins;

  •
  examined certain publicly available business and financial information relating to B/E Aerospace and Rockwell Collins;

  •
  examined certain financial forecasts and other information and data relating to B/E Aerospace and Rockwell Collins which were provided to or discussed with Citigroup by the respective managements of B/E Aerospace and Rockwell Collins, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of B/E Aerospace and Rockwell Collins to result from the merger;

  •
  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of B/E Aerospace common stock and Rockwell Collins common stock, the historical and projected earnings and other operating data of B/E Aerospace and Rockwell Collins and the capitalization and financial condition of B/E Aerospace and Rockwell Collins;

  •
  considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of B/E Aerospace and Rockwell Collins;

  •
  evaluated certain potential pro forma financial effects of the merger on Rockwell Collins; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of B/E Aerospace and Rockwell Collins that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the respective managements of B/E Aerospace and Rockwell Collins that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of B/E Aerospace and Rockwell Collins as to the future financial performance of B/E Aerospace and Rockwell Collins, the potential strategic implications and operational benefits anticipated to result from the merger and the other matters covered thereby, and assumed, with B/E Aerospace's consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

        Citigroup also assumed, with B/E Aerospace's consent, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on B/E Aerospace, Rockwell Collins or the contemplated benefits of the merger. Citigroup's opinion related to the relative values of B/E Aerospace and Rockwell Collins. Citigroup did not express any opinion as to what the value of Rockwell Collins common stock actually will be when issued pursuant to the merger or the price at which shares of Rockwell Collins common stock will trade at any time. Citigroup did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of B/E Aerospace or Rockwell Collins and Citigroup did not make any physical inspection of the properties or assets of B/E Aerospace or Rockwell Collins. Citigroup's opinion did not address the underlying business decision of B/E Aerospace to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for B/E Aerospace or the effect of any other transaction in which B/E Aerospace might engage. Citigroup also expressed no view as to, and Citigroup's opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Citigroup's opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of October 20, 2016, except as otherwise noted.

        For a summary of the material financial analyses presented by Citigroup, together with Goldman Sachs, to the B/E Aerospace Board in connection with the delivery of Citigroup's opinion, see the section entitled "—Financial Analyses by Financial Co-Advisors" beginning on page 82.

        Under the terms of Citigroup's engagement, B/E Aerospace has agreed to pay Citigroup, for its financial advisory services in connection with the merger, an aggregate fee of approximately $27.3 million, $5 million of which was payable upon delivery by Citigroup of its opinion and the remainder of which is payable upon completion of the merger. Subject to certain limitations, B/E Aerospace also has agreed to reimburse Citigroup, subject to certain conditions, for reasonable and documented travel and other reasonable and documented out-of-pocket expenses incurred by Citigroup in performing its services, including reasonable and documented fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Citigroup and its affiliates in the past have provided, and currently provide, services to B/E Aerospace unrelated to the merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to October 23, 2016, having acted or acting (i) as financial advisor to B/E Aerospace in connection with B/E Aerospace's spin-off of KLX Inc. in December 2014, and (ii) as lender, syndication agent, joint lead arranger and joint book-runner in connection with a term loan and revolving credit facility of B/E Aerospace. During the two year period ended October 23, 2016, Citigroup has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to B/E Aerospace and/or its affiliates of approximately $18,700,000. Citigroup and its affiliates in the past have also provided, and currently provide, services to Rockwell Collins unrelated to the merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to October 23, 2016, acting as lender, syndication agent, joint lead arranger and joint book-runner in connection with two revolving credit facilities of Rockwell Collins, as well as acting as lender in connection with certain committed corporate credit card facilities of Rockwell Collins. During the two-year period ended October 23, 2016, Citigroup has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to Rockwell Collins and/or to its affiliates of approximately $50,000. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of B/E Aerospace and Rockwell Collins for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with B/E Aerospace, Rockwell Collins and their respective affiliates.

        In response to a request by Rockwell Collins, made after the execution of the merger agreement, that Citigroup participate in the financing of the merger by Rockwell Collins, the B/E Aerospace Board granted Citigroup permission to participate in such financing. Pursuant to such request and consent, Citigroup is now actively exploring participating, and may participate, in such financing, including potentially as a joint lead arranger and lender with respect to credit facilities and as an active bookrunner with respect to capital markets offerings.

        The B/E Aerospace Board selected Citigroup to act as one of its financial advisors in connection with the merger based on Citigroup's reputation and experience. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Opinion of Goldman, Sachs & Co.

        On October 23, 2016, Goldman Sachs delivered to the B/E Aerospace Board a written opinion dated October 23, 2016, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated October 23, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the B/E Aerospace Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of B/E Aerospace's common stock should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

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  the merger agreement;

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  annual reports to stockholders and Annual Reports on Form 10-K of B/E Aerospace and Rockwell Collins for the five fiscal years ended December 31, 2015 and September 30, 2015, respectively;

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  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of B/E Aerospace and Rockwell Collins;

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  certain other communications from B/E Aerospace and Rockwell Collins to their respective stockholders;

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  certain publicly available research analyst reports for B/E Aerospace and Rockwell Collins; and

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  certain internal financial analyses and forecasts for B/E Aerospace prepared by its management and for Rockwell Collins prepared by its management, in each case, as approved for Goldman Sachs' use by B/E Aerospace (which is referred to as the Forecasts) and certain operating synergies projected by the managements of B/E Aerospace and Rockwell Collins to result from the transaction, as approved for Goldman Sachs' use by B/E Aerospace (which is referred to as the Synergies).

        Goldman Sachs also held discussions with members of the senior managements of B/E Aerospace and Rockwell Collins regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of B/E Aerospace and Rockwell Collins; reviewed the reported price and trading activity for shares of B/E Aerospace common stock and shares of Rockwell Collins common stock; compared certain financial and stock market information for B/E Aerospace and Rockwell Collins with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the aerospace and defense industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with B/E Aerospace's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with B/E Aerospace's consent that the Forecasts and Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of B/E Aerospace. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of B/E Aerospace or Rockwell Collins or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on B/E Aerospace or Rockwell Collins or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of B/E Aerospace to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to B/E Aerospace; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of B/E Aerospace; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of B/E Aerospace, or class of such persons in connection with the merger, whether relative to the merger consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of common stock of Rockwell Collins will trade at any time or as to the impact of the merger on the solvency or viability of B/E Aerospace or Rockwell Collins or the ability of B/E Aerospace or Rockwell Collins to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of B/E Aerospace, Rockwell Collins, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs acted as financial advisor to B/E Aerospace in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to B/E Aerospace and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as book manager with respect to a private offering of KLX, a former subsidiary of B/E Aerospace, 5.875% Senior Notes due 2022 (aggregate principal amount of $1,200,000,000) in November 2014; as lead arranger with respect to B/E Aerospace's term loan (aggregate principal amount of $2,200,000,000) put in place in November 2014; as B/E Aerospace's financial advisor in connection with the KLX spin-off in December 2014; and as a participant in B/E Aerospace's revolving credit facility (aggregate principal amount of $600,000,000) put in place in December 2014. During the two year period ended October 23, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to B/E Aerospace and/or to its affiliates of approximately $9,900,000. During the two-year period ended October 23, 2016, Goldman Sachs has not been engaged by Rockwell Collins or its affiliates to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to B/E Aerospace, Rockwell Collins and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The B/E Aerospace Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated September 6, 2016, B/E Aerospace engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between B/E Aerospace and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $27.3 million, $5 million of which became payable at announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction. In addition, B/E Aerospace has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Analyses by Financial Co-Advisors

        The following is a summary of the material financial analyses delivered by Citigroup and Goldman Sachs, referred to as the financial co-advisors, to the B/E Aerospace Board in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 20, 2016, and is not necessarily indicative of current market conditions.

        The preparation of financial opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial opinions are not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying each financial co-advisor opinion. In arriving at their respective fairness determinations, the financial co-advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, each financial co-advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to B/E Aerospace or Rockwell Collins or the contemplated merger.

        The financial co-advisors prepared these analyses for purposes of providing their respective opinions to the B/E Aerospace Board as to the fairness, from a financial point of view, to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace, as of the date of the opinions, of the merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of B/E Aerospace, Rockwell Collins, Citigroup, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arm's-length negotiations between B/E Aerospace and Rockwell Collins, rather than by any financial advisor, and was approved by the B/E Aerospace Board. The financial co-advisors provided advice to B/E Aerospace during these negotiations. The financial co-advisors did not, however, recommend any specific amount of consideration to B/E Aerospace or the B/E Aerospace Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

        As described above, each financial co-advisor's opinion to the B/E Aerospace Board was one of many factors taken into consideration by the B/E Aerospace Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by the financial co-advisors in connection with their respective fairness opinions and is qualified in its entirety by reference to their respective written opinions attached as Annex C for Citigroup and Annex D for Goldman Sachs.

        Historical Stock Trading Analysis.    The financial co-advisors first calculated $62.00 as the implied value of the per share merger consideration (which we refer to as the "implied per share consideration") by adding the cash consideration of $34.10 per share of B/E Aerospace common stock to $27.90, the implied value of the stock portion of the per share merger consideration based on the closing price per share of Rockwell Collins common stock on October 20, 2016.

        The financial co-advisors then reviewed the historical trading prices for B/E Aerospace common stock and compared the implied per share consideration to the closing price per share of B/E Aerospace common stock as of October 20, 2016, the volume weighted average prices per share of B/E Aerospace common stock for the 30-day and 90-day periods ended October 20, 2016, the intra-day high price per share of B/E Aerospace common stock for the 52-week period ended October 20, 2016, and the closing price per share of B/E Aerospace common stock as of July 20, 2016 (the date of the initial meeting between the managements of B/E Aerospace and Rockwell Collins to discuss a potential merger).

        This analysis indicated that the implied per share consideration to be paid to the holders (other than Rockwell Collins and its affiliates) of outstanding shares of common stock of B/E Aerospace pursuant to the merger agreement represented:

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  a premium of 22.4% to the closing price of $50.65 per share of B/E Aerospace common stock as of October 20, 2016;

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  a premium of 22.5% to the volume weighted average price of $50.61 per share of B/E Aerospace common stock for the 30-day period ended October 20, 2016;

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  a premium of 28.4% to the volume weighted average price of $48.30 per share of B/E Aerospace common stock for the 90-day period ended October 20, 2016;

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  a premium of 16.4% to the 52-week intraday high price of $53.25 per share of B/E Aerospace common stock for the 52-week period ended October 20, 2016; and

  •
  a premium of 33.8% to the closing price of $46.34 per share of B/E Aerospace common stock as of July 20, 2016.

        Implied Premia Analysis for U.S. Transactions.    For each year from 2013 through 2016 (as of October 6, 2016), the financial co-advisors calculated, using publicly available information, the first quartile, median and third quartile one-day unaffected stock price premia paid in such year for acquisition transactions announced in such year (expressed as a percentage of the merger consideration on the trading day prior to either (i) the announcement of the transaction or (ii) the date on which either the target confirmed a sale process or merger talks in the six months leading up to the transaction or rumors surfaced in the month leading up to the transaction). This analysis covered transactions announced or completed in this time period involving U.S. domiciled companies where the consideration exceeded $500 million and consisted of a mixture of cash and stock. The analysis excluded transactions in the financial institutions and real estate sectors as well as transactions with premia below 0%. The analysis indicated a first quartile, median and third quartile one-day unaffected stock premia of 18.5%, 27.7% and 41.7%, respectively. The financial co-advisors then multiplied the 18.5%-41.7% range of premia to the closing price of $51.35 per share of B/E Aerospace common stock as of October 17, 2016, which resulted in an illustrative range of prices per share of B/E Aerospace common stock of $60.75 to $72.75 (rounded to the nearest $0.25).

        Selected Transactions Analysis.    The financial co-advisors analyzed certain publicly available information relating to the following selected transactions in the aerospace and defense industry since September 2011:

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  Berkshire Hathaway Inc./Precision Castparts Corp. (announced August 2015)

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  RBC Bearings Incorporated/Sargent Aerospace and Defense (announced March 2015)

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  TransDigm Group Incorporated/Telair Cargo Group (announced February 2015)

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  Cobham plc/Aeroflex Inc. (announced May 2014)

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  Rockwell Collins, Inc./Aeronautical Radio, Incorporated (announced August 2013)

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  General Electric Company/Avio S.p.A. (announced December 2012)

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  United Technologies Corporation/Goodrich Corporation (announced September 2011)

        For each of the selected transactions, the financial co-advisors calculated and compared FV as a multiple of the target's EBITDA for the last 12 months as most recently disclosed at the time of the announcement of the transaction (which we refer to as the FV/LTM EBITDA Multiple). While none of the companies that participated in the selected transactions are directly comparable to B/E Aerospace, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of B/E Aerospace's results, market size and product profile. In addition, the financial co-advisors calculated the FV/LTM EBITDA Multiple of B/E Aerospace, using the implied per share consideration and B/E Aerospace's EBITDA for the 12 months ended September 30, 2016 as provided to the financial co-advisors by the management of B/E Aerospace.

        The following table presents the results of this analysis:

Selected Transactions
Proposed Transaction
Ratio/Multiple	• Low	• Median	• High
FV/LTM EBITDA	• 8.5x	• 12.6x	• 13.3x	• 13.6x

        The financial co-advisors identified an illustrative range of FV/LTM EBITDA Multiples of 11.6x to 13.6x based on the 12.6x median FV/LTM EBITDA Multiple. The financial co-advisors then applied the 11.6x to 13.6x range of FV/LTM EBITDA Multiples to B/E Aerospace's EBITDA for the last 12 months ended September 30, 2016 as provided to the financial co-advisors by the management of B/E Aerospace, which resulted in a range of illustrative prices per share of B/E Aerospace common stock of $50.00 to $61.75 (rounded to the nearest $0.25).

        Illustrative Present Value of Future Share Price Analysis—B/E Aerospace Standalone.    The financial co-advisors performed an illustrative analysis of the implied present value of the future price per share of B/E Aerospace common stock (including the present value of projected dividends).

        The financial co-advisors first calculated an illustrative range of the implied future values per share of B/E Aerospace common stock as of the end of each of the fiscal years 2017 to 2020, respectively, by applying a forward earnings per share multiple range of 13.5x to 15.0x to the estimated earnings per share for B/E Aerospace for each of the fiscal years from 2018 to 2021 using the Forecasts. The financial co-advisors then discounted these implied future values per share to determine the implied present values as of September 30, 2016 using an illustrative discount rate of 10.0% reflecting an estimate of B/E Aerospace's cost of equity. The financial co-advisors then, for each of the fiscal years 2017 to 2020, used the same illustrative discount rate to discount the future values per share of projected dividends from September 30, 2016 through and including the applicable fiscal year (using the Forecasts) to determine the implied present values of such projected dividends as of September 30, 2016, and added such implied present values of the projected dividends to the range of present values it derived above. This analysis resulted in a range of implied present values of $52.29 to $61.06 per share of B/E Aerospace common stock.

        The financial co-advisors also used the Forecasts to calculate an illustrative range of the implied future values per share of B/E Aerospace common stock as of the end of each of the fiscal years 2017 to 2020, respectively, by applying a price to next 12 months earnings per share multiple of 14.2x, which represented B/E Aerospace's standalone next 12 months earnings per share multiple as of October 17, 2016 based on IBES estimates, to the earnings per share of B/E Aerospace for each of the fiscal years from 2018 to 2021 using the Forecasts and then discounted these implied future values per share to determine the implied present values as of September 30, 2016 using an illustrative discount rate range of 9.0% to 10.5%, reflecting an estimate of B/E Aerospace's cost of equity. The financial co-advisors then, for each of the fiscal years 2017 to 2020, used the same illustrative range of discount rates to discount the future values per share of projected dividends from September 30, 2016 through and including the applicable fiscal year (using the Forecasts) to determine a range of the implied present values of such projected dividends as of September 30, 2016, and added such range of implied present values of the projected dividends to the range of present values it derived above. This analysis resulted in a range of implied present values of $54.64 to $60.23 per share of B/E Aerospace common stock.

        Illustrative Present Value of Future Share Price Analysis—Rockwell Collins Standalone.    The financial co-advisors performed an illustrative analysis of the implied present value of the future price per share of Rockwell Collins common stock (including the present value of projected dividends).

        The financial co-advisors first calculated an illustrative range of the implied future values per share of Rockwell Collins common stock for each of the fiscal years 2017 to 2020, respectively, by applying a forward earnings per share multiple range of 14.0x to 15.5x to the estimated earnings per share of Rockwell Collins for each of the fiscal years from 2018 to 2021 using the Forecasts and then discounted these implied future values per share to determine the implied present values as of September 30, 2016 using an illustrative discount rate of 8.5%, reflecting an estimate of Rockwell Collins' cost of equity. The financial co-advisors then, for each of the fiscal years 2017 to 2020, used the same illustrative discount rate to discount the future values per share of projected dividends from September 30, 2016 through and including the applicable fiscal year (using the Forecasts) to determine the implied present values of such projected dividends as of September 30, 2016, and added such implied present values of the projected dividends to the range of present values it derived above. This analysis resulted in a range of implied present values of $75.14 to $96.92 per share of Rockwell Collins common stock.

        The financial co-advisors also calculated an illustrative range of the implied future values per share of Rockwell Collins common stock for each of the fiscal years 2017 to 2020, respectively, by applying a price to next 12 months earnings per share multiple of 14.8x, which represented Rockwell Collins' standalone next 12 month earnings per share multiple as of October 17, 2016 based on IBES estimates, to the earnings per share for Rockwell Collins for each of the fiscal years from 2018 to 2021 using the Forecasts and then discounted these implied future values per share to determine the implied present values as of September 30, 2016 using an illustrative discount rate range of 7.5% to 9.0%, reflecting an estimate of Rockwell Collins' cost of equity. The financial co-advisors then, for each of the fiscal years 2017 to 2020, used the same illustrative range of discount rates to discount the future values per share of projected dividends from September 30, 2016 through and including the applicable fiscal year (using the Forecasts) to determine a range of the implied present values of such projected dividends as of September 30, 2016, and added such range of implied present values of the projected dividends to the range of present values it derived above. This analysis resulted in a range of implied present values of $78.99 to $96.17 per share of Rockwell Collins common stock.

        Illustrative Present Value of Future Pro Forma Combined Company Share Price Analysis Plus Cash Consideration.    The financial co-advisors performed an illustrative analysis of the implied present value of the future price per share of the combined company's common stock (including the present value of projected dividends) pro forma for consummation of the merger to determine an illustrative range of the implied present values of the portion of the per share merger consideration consisting of Rockwell Collins common stock and added the per share cash consideration to be paid pursuant to the merger to determine an illustrative range of the implied present values of the per share merger consideration into which each share of B/E Aerospace common stock converts in the merger.

        The financial co-advisors calculated the implied future values per share of the pro forma combined company's common stock for each of the fiscal years 2017 to 2020, respectively, by applying a price to next 12 months earnings per share multiple of 14.6x, which represented the blended next 12 month earnings per share multiple for B/E Aerospace and Rockwell Collins as of October 17, 2016 based on IBES estimates, to the earnings per share of the pro forma combined company for each of the fiscal years from 2018 to 2021 using the Forecasts (including the Synergies), and then discounted these implied future values per share to determine the implied present values as of September 30, 2016 using an illustrative discount rate range of 8.5% to 10%, reflecting an estimate of the pro forma combined company's cost of equity. The financial co-advisors then, for each of the fiscal years 2017 to 2020, used the same illustrative range of discount rates to discount the future values per share of projected dividends from September 30, 2016 through and including the applicable fiscal year (using the Forecasts and including the Synergies) to determine a range of the implied present values of such projected dividends as of September 30, 2016, and added such range of implied present values of the projected dividends to the range of present values it derived above. The financial co-advisors then multiplied the resulting range of implied present values for shares (which included the present values of project dividends) of the pro forma combined company's common stock by an assumed exchange ratio of Rockwell Collins common stock for each share of B/E Aerospace stock (determined by using the closing price per share of Rockwell Collins common stock on October 17, 2016), and added the product of that calculation to the $34.10 in per share cash consideration to be paid to holders of B/E Aerospace common stock in the merger. This analysis resulted in a range of implied present values of the per share merger consideration, into which each share of B/E Aerospace common stock converts in the merger, of $63.17 to $67.57.

        Illustrative Discounted Cash Flow Analysis—B/E Aerospace Standalone.    Using the Forecasts, the financial co-advisors performed an illustrative discounted cash flow analysis on B/E Aerospace. Using discount rates ranging from 7.75% to 9.25%, reflecting estimates of B/E Aerospace's weighted average cost of capital, the financial co-advisors discounted to present value as of September 30, 2016, (i) estimates of unlevered free cash flow for B/E Aerospace for the fourth calendar quarter of 2016 and the calendar years 2017 through 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for B/E Aerospace, which was calculated by applying a last 12 months EBITDA multiple ranging from 10.5x to 12.0x to the terminal year estimate of the last 12 months of EBITDA for B/E Aerospace, as reflected in the Forecasts. The financial co-advisors derived ranges of illustrative FVs for B/E Aerospace by adding the ranges of present values derived above. The financial co-advisors then subtracted from the range of illustrative FVs it derived for B/E Aerospace the amount of net debt of B/E Aerospace as of September 30, 2016 as provided by the management of B/E Aerospace to derive a range of illustrative equity values for B/E Aerospace. The financial co-advisors then divided this range of illustrative equity values by the number of fully diluted outstanding shares of B/E Aerospace, as provided by the management of B/E Aerospace to derive a range of illustrative present values ranging from $59.15 to $73.02 per share of B/E Aerospace common stock.

        Illustrative Discounted Cash Flow Analysis—Rockwell Collins Standalone.    Using the Forecasts, the financial co-advisors performed an illustrative discounted cash flow analysis on Rockwell Collins. Using discount rates ranging from 7.00% to 8.00%, reflecting estimates of Rockwell Collin's weighted average cost of capital, the financial co-advisors discounted to present value as of September 30, 2016, (i) estimates of unlevered free cash flow for Rockwell Collins for the fiscal years ending on September 30, 2017 through September 30, 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Rockwell Collins, which was calculated by applying a last 12 months EBITDA multiple ranging from 9.5x to 11.0x to the terminal year estimate of the last 12 months of EBITDA for Rockwell Collins, as reflected in the Forecasts. The financial co-advisors derived ranges of illustrative FVs for Rockwell Collins by adding the ranges of present values derived above. The financial co-advisors then subtracted from the range of illustrative FVs it derived for Rockwell Collins the amount of net debt of Rockwell Collins as of September 30, 2016, as provided by the management of Rockwell Collins and as approved for the financial co-advisors' use by B/E Aerospace, to derive a range of illustrative equity values for Rockwell Collins. The financial co-advisors then divided this range of illustrative equity values by the number of fully diluted outstanding shares of Rockwell Collins, as provided by the management of Rockwell Collins and as approved for the financial co-advisors' use by B/E Aerospace, to derive a range of illustrative present values ranging from $104.52 to $125.33 per share of Rockwell Collins common stock.

        Illustrative Discounted Cash Flow Analysis—Pro Forma for Combined Company Plus Cash Consideration.    Using the Forecasts (including the Synergies), the financial co-advisors performed an illustrative discounted cash flow analysis on the pro forma combined company to determine an illustrative range of implied present values of the portion of the per share merger consideration consisting of Rockwell Collins common stock and added the per share cash consideration to be paid pursuant to the merger to determine an illustrative range of the implied present values of the per share merger consideration into which each share of B/E Aerospace common stock converts in the merger. Using discount rates ranging from 7.25% to 8.50%, reflecting estimates of the pro forma combined company's weighted average cost of capital, the financial co-advisors discounted to present value as of September 30, 2016, (i) estimates of unlevered free cash flow for the pro forma combined company for the fiscal years ending on September 30, 2017 through September 30, 2021 as reflected in the Forecasts and including the Synergies, and (ii) a range of illustrative terminal values for the pro forma combined company, which was calculated by applying a last 12 months EBITDA multiple ranging from 9.75x to 11.25x to the terminal year estimate of last 12 months EBITDA for the pro forma combined company, as reflected in the Forecasts and including the Synergies. The financial co-advisors derived ranges of illustrative FVs for the pro forma combined company by adding the ranges of present values derived above. The financial co-advisors then subtracted from the range of illustrative FVs they derived for the pro forma combined company the amount of pro forma net debt of the pro forma combined company, assuming the merger closed on December 31, 2016, as provided by the managements of B/E Aerospace and Rockwell Collins, and approved for the financial co-advisors use by B/E Aerospace, to derive a range of illustrative equity values for the pro forma combined company. The financial co-advisors then divided this range of illustrative equity values by the number of fully diluted outstanding shares of the pro forma combined company, as provided by the managements of B/E Aerospace and Rockwell Collins and approved for the financial co-advisors use by B/E Aerospace, to derive a range of illustrative present values per share for the combined company's common stock. The financial co-advisors then multiplied the resulting range of implied present values per share of the pro forma combined company's common stock by an assumed exchange ratio of Rockwell Collins common stock for each share of B/E Aerospace stock (determined by using the closing price per share of Rockwell Collins common stock on October 17, 2016), and added the product of that calculation to the $34.10 in per share cash consideration to be paid to holders of B/E Aerospace common stock in the merger. This analysis resulted in a range of implied present values of the per share merger consideration, into which each share of B/E Aerospace common stock converts in the merger, of $69.13 to $78.09.

        Selected Companies Analysis.    The financial co-advisors reviewed and compared certain financial information for B/E Aerospace to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the aerospace and defense industry (collectively referred to as the selected companies):

  •
  Astronics Corporation,

  •
  Esterline Technologies Corporation,

  •
  Meggit PLC,

  •
  Moog Inc.,

  •
  Rockwell Collins, Inc.,

  •
  Woodward, Inc., and

  •
  Zodiac Aerospace, S.A.

        Although none of the selected companies is directly comparable to B/E Aerospace, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of B/E Aerospace. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of October 17, 2016.

        The financial co-advisors also calculated and compared various financial multiples and ratios using information they obtained from SEC filings and IBES estimates. With respect to the selected companies, the financial co-advisors calculated the ratio of the price of a share of common stock of the selected companies (using the applicable closing market price per share as of October 17, 2016) to estimated earnings per share (which is referred to as the P/E Ratio) for calendar year 2017, and firm value, which is the market value of the diluted common equity, plus the book value of any preferred stock and debt, less the book value of cash and cash equivalents (which is referred to as FV), as a multiple of projected earnings before interest, taxes, depreciation and amortization (which is referred to as EBITDA, and such multiple is referred to as the FV/EBITDA Multiple) for calendar year 2017. The multiples and ratios for each of the selected companies were based on IBES estimates. The following table presents the results of this analysis:

Selected Companies
Ratio/Multiple:	Range	Median
P/E 2017E	• 12.2x -19.6x	• 14.5x
FV/EBITDA 2017E	• 8.6x -12.5x	• 9.5x

        Calculated using IBES estimates.    Range and median include B/E Aerospace multiples calculated using IBES estimates.

        For reference purposes, the financial co-advisors identified an illustrative range of P/E Ratios of 13.0x to 16.0x using the median P/E Ratio of 14.5x for calendar year 2017. The financial co-advisors then multiplied the estimated earnings per share of B/E Aerospace common stock for calendar year 2017, using the Forecasts, by the 13.0x to 16.0x illustrative range of P/E Ratios for calendar year 2017, which resulted in an illustrative range of implied values of $47.50 to $58.50 per share of B/E Aerospace common stock (rounded to the nearest $0.25).

        For reference purposes, the financial co-advisors also identified an illustrative range of FV/EBITDA Multiples of 8.0x to 11.0x using the median FV/EBITDA Multiple of 9.5x for calendar year 2017. The financial co-advisors then multiplied the estimated EBITDA for B/E Aerospace for calendar year 2017, using the Forecasts, by the 8.0x to 11.0x illustrative range of FV/EBITDA Multiples for calendar year 2017, which resulted in an illustrative range of implied values of $32.25 to $51.50 per share of B/E Aerospace common stock (rounded to the nearest $0.25).

        The financial co-advisors also calculated (a) FV/EBITDA Multiples for B/E Aerospace, using the implied per share consideration to calculate FV and using the Forecasts for 2017 EBITDA, and (b) a P/E Ratio for B/E Aerospace, using the implied per share consideration as the price per share and the Forecasts for earnings per share for 2017. The following table presents the results of this analysis:

Ratio/Multiple:	B/E Aerospace (implied by the per share consideration)
FV/EBITDA 2017E	12.6x
P/E 2017E	17.0x

Calculated using the Forecasts

Certain Financial Projections

Certain Financial Projections Utilized by the Rockwell Collins Board of Directors and Rockwell Collins' Financial Advisors

        Rockwell Collins does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. Rockwell Collins avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates. In connection with the proposed transaction, certain non-public, unaudited financial projections regarding Rockwell Collins' anticipated results of operations for fiscal years 2017 through 2021 were provided to the Rockwell Collins Board, Rockwell Collins' financial advisor, J.P. Morgan, and to B/E Aerospace. Such projections are referred to as the Rockwell Collins management forecast. The Rockwell Collins management forecast includes the results of projected acquisitions over the forecast period. Also, in connection with the proposed transaction, certain non-public, unaudited financial projections regarding Rockwell Collins' anticipated results of operations for fiscal years 2017 through 2021 excluding the results of projected acquisitions were provided to the Rockwell Collins Board, J.P. Morgan and B/E Aerospace. Such projections are referred to as the Rockwell Collins stand-alone management forecast.

        In addition, the Rockwell Collins Board received and reviewed certain non-public, unaudited financial projections regarding B/E Aerospace's anticipated results of operations for the fiscal years 2016 through 2021, which were prepared by B/E Aerospace's management as described in the section of this joint proxy statement/prospectus entitled "—Certain Financial Projections Utilized by the B/E Aerospace Board of Directors and B/E Aerospace's Financial Advisors" beginning on page 91. Rockwell Collins' management reviewed and performed due diligence regarding such projections. Rockwell Collins' management made certain adjustments to the B/E Aerospace management forecast described below. Such projections, as adjusted, are referred to as the adjusted B/E Aerospace forecast. The Rockwell Collins management forecast, the Rockwell Collins stand-alone management forecast and the adjusted B/E Aerospace forecast, collectively, are referred to as the Rockwell Collins prepared forecasts.

        The Rockwell Collins prepared forecasts were not prepared for public disclosure. The inclusion of the Rockwell Collins prepared forecasts in this joint proxy statement/prospectus does not constitute an admission or representation by Rockwell Collins that the information is material. You should note that projections included in the Rockwell Collins prepared forecasts constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements" beginning on page 42.

        The summaries of these projections are being included in this joint proxy statement/prospectus to give Rockwell Collins' stockholders access to non-public information that was provided to J.P. Morgan and B/E Aerospace in the course of evaluating the merger, and are not intended to influence your decision whether to vote for the Share Issuance proposal or any other proposal at the Rockwell Collins special meeting.

        Rockwell Collins uses certain financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While Rockwell Collins believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Rockwell Collins' competitors and may not be directly comparable to similarly titled measures of Rockwell Collins' competitors due to potential differences in the exact method of calculation.

        The following is a summary of the Rockwell Collins management forecast prepared by senior management of Rockwell Collins and given to B/E Aerospace, the Rockwell Collins Board and J.P. Morgan, in each case, prior to the execution of the merger agreement (based on Rockwell Collins' fiscal year, in millions):

	2017	2018	2019	2020	2021
Revenue	$5,370	$6,017	$6,598	$7,130	$7,608
EBITDA	$1,320	$1,467	$1,683	$1,851	$1,970
EBIT	$1,055	$1,129	$1,288	$1,411	$1,526
Free Cash Flow	$650	$750	$850	$1,000	$1,050

        The following is a summary of the Rockwell Collins stand-alone management forecast prepared by senior management of Rockwell Collins and given to B/E Aerospace, the Rockwell Collins Board and J.P. Morgan (which forecast was approved by Rockwell Collins for J.P. Morgan's use and reliance for purposes of J.P. Morgan's financial analysis and opinion), in each case, prior to the execution of the merger agreement (based on Rockwell Collins' fiscal year, in millions):

	2017	2018	2019	2020	2021
Revenue	$5,370	$5,864	$6,336	$6,752	$7,107
EBITDA	$1,320	$1,453	$1,652	$1,801	$1,900
EBIT	$1,055	$1,120	$1,268	$1,377	$1,477
Free Cash Flow	$650	$745	$835	$975	$1,015

        The following is a summary of the adjusted B/E Aerospace forecast prepared by Rockwell Collins' management and given to the Rockwell Collins Board and J.P. Morgan (which forecast was approved by Rockwell Collins for J.P. Morgan's use and reliance for purposes of J.P. Morgan's financial analysis and opinion), in each case, prior to the execution of the merger agreement (based on B/E Aerospace's fiscal year, in millions):

	2016	2017	2018	2019	2020	2021
Revenue	$2,871	$3,059	$3,175	$3,361	$3,508	$3,656
EBITDA	$603	$651	$702	$733	$765	$790
EBIT	$517	$557	$600	$627	$657	$679

        EBIT is a non-GAAP operating financial measure defined as earnings before interest and income taxes.

        EBITDA is a non-GAAP operating financial measure defined as earnings before interest, tax, depreciation and amortization.

        Free cash flow is a non-GAAP operating financial measure defined as net cash flow from operations minus capital expenditures.

Certain Financial Projections Utilized by the B/E Aerospace Board of Directors and B/E Aerospace's Financial Advisors

        B/E Aerospace does not, as a matter of course, create long-term projections as to future performance or make any other projections as to future performance available to the public other than generally providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. B/E Aerospace avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the proposed merger, B/E Aerospace's senior management prepared certain non-public, unaudited financial projections regarding B/E Aerospace's anticipated results of operations for fiscal years 2016 through 2021. Such projections were provided to B/E Aerospace's financial advisors, Citigroup and Goldman Sachs, and to Rockwell Collins. Such projections are referred to as the B/E Aerospace management forecast. The B/E Aerospace management forecast was not prepared for public disclosure. The inclusion of the B/E Aerospace management forecast in this joint proxy statement/prospectus does not constitute an admission or representation by B/E Aerospace that the information is material. You should note that projections included in the B/E Aerospace management forecast constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements" beginning on page 42 of this joint proxy statement/prospectus.

        In addition, the B/E Aerospace Board received and reviewed certain non-public, unaudited financial projections regarding Rockwell Collins' anticipated results of operations for the fiscal years

2017 through 2021, which were prepared by Rockwell Collins' management as described in the section of this joint proxy statement/prospectus entitled "—Certain Financial Projections Utilized by the Rockwell Collins Board of Directors and Rockwell Collins' Financial Advisors" beginning on page 89. B/E Aerospace's management reviewed and performed due diligence regarding such projections. Such projections were also provided to Citigroup and Goldman Sachs.

        The summaries of these projections are being included in this joint proxy statement/prospectus to give B/E Aerospace's stockholders access to non-public information that was provided to Citigroup, Goldman Sachs, and Rockwell Collins in the course of evaluating the proposed merger, and are not intended to influence your decision whether to vote for adoption of the merger agreement or any other proposal at the B/E Aerospace special meeting.

        B/E Aerospace uses certain financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While B/E Aerospace believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of B/E Aerospace's competitors and may not be directly comparable to similarly titled measures of B/E Aerospace's competitors due to potential differences in the exact method of calculation.

        The following is a summary of the B/E Aerospace management forecast prepared by senior management of B/E Aerospace and given to Rockwell Collins, the B/E Aerospace Board, Citigroup and Goldman Sachs, in each case, prior to the execution of the merger agreement (based on B/E Aerospace's fiscal year, in millions):

	2016	2017	2018	2019	2020	2021
Revenue	$2,871	$3,072	$3,196	$3,364	$3,513	$3,691
EBITDA	$603	$655	$707	$735	$765	$797
EBIT	$517	$558	$604	$629	$657	$686
Free Cash Flow	$247	$354	$460	$510	$551	$565

        EBIT is a non-GAAP operating financial measure defined as earnings before interest and income taxes.

        EBITDA is a non-GAAP operating financial measure defined as earnings before interest, tax, depreciation and amortization.

        Free cash flow is a non-GAAP operating financial measure defined as net cash flow from operations minus capital expenditures.

Important Information About Certain Financial Projections

        The Rockwell Collins prepared forecasts and the B/E Aerospace management forecast are collectively referred to as the unaudited financial projections. While the unaudited financial projections summarized above in the sections of this joint proxy statement/prospectus entitled "—Certain Financial Projections Utilized by the Rockwell Collins Board of Directors and Rockwell Collins' Financial Advisors" beginning on page 89 and "—Certain Financial Projections Utilized by the B/E Aerospace Board of Directors and B/E Aerospace's Financial Advisors" beginning on page 91 were prepared by the respective managements of Rockwell Collins and B/E Aerospace in good faith and based on information available at the time of preparation, they constitute forward-looking information and no assurance can be made regarding actual future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described in the sections of this joint proxy statement/prospectus entitled

"Risk Factors" beginning on page 44 and "Cautionary Note Regarding Forward-Looking Statements" beginning on page 42, all of which are difficult to predict and many of which are beyond the control of Rockwell Collins and B/E Aerospace, respectively. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the merger is completed. As a result, the unaudited financial projections cannot be considered predictive of actual future operating results, and this information should not be relied on as such.

        The unaudited financial projections were prepared solely for internal use by Rockwell Collins or B/E Aerospace, as the case may be, or their respective financial advisors, and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Rockwell Collins' management and B/E Aerospace's management, the respective forecasts prepared by them were prepared on a reasonable basis based on the information available to Rockwell Collins' management and B/E Aerospace's management, respectively, at the time of their preparation. The unaudited financial projections, however, are not facts and should not be relied upon as being indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue, or any, reliance on this information. The inclusion of the unaudited financial projections in this joint proxy statement/prospectus is not an admission or representation by Rockwell Collins or B/E Aerospace that such information is material or that the results contained in the prospective financial information will be achieved. None of the unaudited financial projections reflect any impact of the merger or the other transactions contemplated by the merger agreement, except as noted herein. As a reminder, actual results may differ materially from those contained in these unaudited financial projections.

        The unaudited financial projections summarized in this section were prepared by and are the responsibility of the management of Rockwell Collins or B/E Aerospace, as the case may be. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information or its achievability. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to the historical financial information of Rockwell Collins and B/E Aerospace, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so. Each of these independent registered public accounting firms disclaims any association with the prospective financial information. By including in this joint proxy statement/prospectus a summary of certain of the unaudited financial projections regarding the operating results of Rockwell Collins and B/E Aerospace, neither Rockwell Collins, B/E Aerospace nor any of their respective advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Rockwell Collins or B/E Aerospace compared to the information contained in the financial projections whether in the merger agreement or otherwise. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive and subject to greater uncertainty with each succeeding year.

        Summaries of the unaudited financial projections are not included in this joint proxy statement/prospectus in order to induce any B/E Aerospace stockholder to vote in favor of the B/E Aerospace merger proposal or any of the other proposals to be voted on at the B/E Aerospace special meeting or any Rockwell Collins stockholder to vote in favor of the Rockwell Collins share issuance proposal or any other proposal to be voted on at the Rockwell Collins special meeting.

        EXCEPT AS MAY BE REQUIRED BY FEDERAL SECURITIES LAWS, NEITHER ROCKWELL COLLINS NOR B/E AEROSPACE INTENDS TO UPDATE, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE, OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR RESPECTIVE PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR OR NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM) OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

        In light of the foregoing and the uncertainties inherent in the unaudited financial projections summarized in this section, stockholders of Rockwell Collins and B/E Aerospace are cautioned not to place undue, if any, reliance on such unaudited financial projections. Since the date the unaudited financial projections summarized in this section were prepared, Rockwell Collins has made publicly available its actual results of operations for the fiscal year ended September 30, 2016 and B/E Aerospace has made publicly available its actual results of operations for the quarter ended September 30, 2016. You should review Rockwell Collins' Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed on November 15, 2016 and B/E Aerospace's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on October 28, 2016, to obtain this information. See the section entitled "Where You Can Find More Information" beginning on page 188.

Governance of Rockwell Collins Following Completion of the Merger

        The merger agreement provides that Rockwell Collins will take all necessary corporate action so that, upon and after the effective time, the size of the Rockwell Collins Board will be increased by two members to a total of eleven, and two individuals selected by B/E Aerospace who meet Rockwell Collins' independence criteria and are otherwise reasonably acceptable to Rockwell Collins will be appointed to the Rockwell Collins Board. One such individual will serve as a member of the class of directors of the Rockwell Collins Board with terms expiring in 2018, and the other will serve as a member of the class of directors of the Rockwell Collins Board with terms expiring in 2020. Other than such additional directors, no changes to the Rockwell Collins Board are expected in connection with the consummation of the merger.

        For a more complete description of the material interests of directors of Rockwell Collins and B/E Aerospace in the merger that may be in addition to, or different from, their interests as stockholders, see "—Interests of Directors and Executive Officers in the Merger" beginning on page 94.

Headquarters

        Upon completion of the merger, Rockwell Collins' headquarters will remain in Cedar Rapids, Iowa.

Interests of Directors and Executive Officers in the Merger

Interests of Directors and Executive Officers of B/E Aerospace in the Merger

        In considering the recommendation of the B/E Aerospace Board that B/E Aerospace stockholders vote "FOR" the merger proposal, B/E Aerospace stockholders should be aware that B/E Aerospace's directors and executive officers have interests in the merger that may be different from, or in addition to, those of B/E Aerospace stockholders generally. The B/E Aerospace Board was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the B/E Aerospace stockholders adopt the merger agreement.

        The following discussion sets forth certain of these interests in the merger of each person who has served as a non-employee director or executive officer of B/E Aerospace since January 1, 2015. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Consideration Payable for Shares Converted Pursuant to the Merger Agreement

        As of November 18, 2016, the non-employee directors and executive officers of B/E Aerospace beneficially owned, in the aggregate, 203,829 shares of B/E Aerospace common stock (or approximately .2% of the outstanding shares as of such date), which for the purposes of this discussion and the table immediately below does not include shares underlying outstanding unvested restricted stock awards or shares subject to restricted stock units. Each share of B/E Aerospace common stock issued prior to the date of the merger agreement (other than canceled shares and dissenting shares) will be converted into the right to receive $34.10 per share in cash, without interest, from Rockwell Collins and a number of validly issued, fully paid and non-assessable shares of Rockwell Collins common stock equal to the exchange ratio and, if applicable, cash in lieu of fractional shares of Rockwell Collins common stock. Upon the conversion of all shares of B/E Aerospace common stock held by the non-employee directors and executive officers of B/E Aerospace, they would receive an aggregate of $12,637,398 in cash, which includes the value of the shares of Rockwell Collins common stock to be issued pursuant to the merger agreement, assuming an exchange ratio of 0.3604 pursuant to the terms of the merger agreement.

        The following table sets forth, as of November 18, 2016, the cash consideration and the value of the Rockwell Collins common stock based on a presumed exchange ratio of 0.3604 that each non-employee director and executive officer would receive in respect of their outstanding shares of B/E Aerospace common stock upon conversion pursuant to the merger agreement:

Name	Number of B/E Aerospace Shares(1)		Amount Payable(2)
Non-Employee Directors
James F. Albaugh	5,224		$323,888
David J. Anderson	1,224		$75,888
Richard G. Hamermesh	7,924	(3)	$491,288
Jonathan M. Schofield	37,814		$2,344,468
Mary M. VanDeweghe	1,244		$77,128
John T. Whates	2,885		$178,870
Named Executive Officers
Sean J. Cromie	1,580		$97,960
Amin J. Khoury	82,866		$5,137,692
Werner Lieberherr	8,563	(4)	$530,906
Joseph T. Lower	30,681		$1,902,222
Ryan M. Patch	2,304		$142,848
Tommy G. Plant	4,784		$296,608
Other Executive Officers	16,736		$1,037,632

(1)
The number of shares reflected in this column does not include shares subject to outstanding unvested restricted stock awards or shares underlying unvested restricted stock units. For information with respect to restricted stock awards and restricted stock units, please see "—Treatment of Restricted Stock Awards" and "—Treatment of Restricted Stock Units" beginning on page 95 and page 96, respectively.

(2)
The value of each share of B/E Aerospace common stock is based upon the per share value of the merger consideration from Rockwell Collins, based on a presumed exchange ratio of $0.3604 determined pursuant to the terms of the merger agreement. See "The

  Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119.

(3)
2,000 shares of B/E Aerospace common stock are indirectly held in a trust.

(4)
11,308 shares of B/E Aerospace common stock are indirectly held in a family trust.

Treatment of Restricted Stock Awards

        As of November 18, 2016, non-employee directors and executive officers of B/E Aerospace held an aggregate of 368,310 restricted stock awards, which are referred to as B/E Aerospace restricted stock awards, under a B/E Aerospace equity plan. As described below under "The Merger Agreement—Treatment of B/E Aerospace Stock-Based Awards" beginning on page 120, each unvested B/E Aerospace restricted stock award granted under a B/E Aerospace equity plan prior to the date of the merger agreement will vest as a result of the merger (provided that to the extent that such award is subject to performance conditions, any performance conditions will be deemed to have been satisfied at the maximum level) and such award will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of the merger consideration and the number of shares of B/E Aerospace common stock subject to such B/E Aerospace restricted stock award, with the portion of the merger consideration that consists of shares of Rockwell Collins common stock converted to a lump sum cash payment equal to the product of the applicable number of shares of Rockwell Collins common stock and the stock price of Rockwell Collins common stock, as described in the merger agreement.

        The following table provides information for the non-employee directors and executive officers of B/E Aerospace as of November 18, 2016, regarding the aggregate number of shares of B/E Aerospace common stock subject to outstanding unvested B/E Aerospace restricted stock awards that will become vested upon consummation of the merger. The number of shares subject to B/E Aerospace restricted stock awards provided in the following table does not include shares of B/E Aerospace common stock that are beneficially owned by the non-employee directors and executive officers as provided in the table immediately above or shares underlying unvested restricted stock units.

Name	Number of B/E Aerospace Shares Underlying Unvested Restricted Stock Awards	Value of Unvested Restricted Stock Awards(1)
Non-Employee Directors
James F. Albaugh	1,908	$118,296
David J. Anderson	1,908	$118,296
Richard G. Hamermesh	2,687	$166,594
Jonathan M. Schofield	2,687	$166,594
Mary M. VanDeweghe	1,908	$118,296
John T. Whates	2,688	$166,656
Named Executive Officers
Sean J. Cromie	22,325	$1,384,150
Amin J. Khoury	160,026	$9,921,612
Werner Lieberherr	88,338	$5,476,956
Joseph T. Lower	26,828	$1,663,336
Ryan M. Patch	23,413	$1,451,606
Tommy G. Plant	8,613	$534,006
Other Executive Officers	24,981	$1,548,822

(1)
The value of each share of B/E Aerospace common stock is based upon the per share value of the merger consideration from Rockwell Collins, assuming an exchange ratio of 0.3604. See "The Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119.

Treatment of Restricted Stock Units

        As of November 18, 2016, non-employee directors and executive officers of B/E Aerospace held an aggregate of 395,622 restricted stock units, which are referred to as B/E Aerospace RSU awards, under the B/E Aerospace equity plans. As described below under "—Treatment of B/E Aerospace Stock-Based Awards" beginning on page 110, each unvested B/E Aerospace RSU award granted under a B/E Aerospace equity plan prior to the date of the merger agreement will vest as a result of the merger (provided that to the extent that such award is subject to performance conditions, any performance conditions will be deemed to have been satisfied at the maximum level, which, in certain cases, is 200% of target) and such award will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of the merger consideration and the number of shares of B/E Aerospace common stock underlying such B/E Aerospace RSU awards. Accordingly, the number of B/E Aerospace RSU awards for which vesting will accelerate set forth in the table below will be greater than the number of RSU awards outstanding as of November 18, 2016.

        Consistent with past practice, each of Amin J. Khoury, Joseph T. Lower, and Ryan M. Patch, as well as two additional executive officers, all of whose employment will terminate upon consummation of the merger, have been granted on November 15, 2016 B/E Aerospace RSU awards (time- and performance-based), which will vest in full (with performance-based restricted stock units vesting at 200% of target for Messrs. Khoury, Lower, and Patch and 100% of target for the two additional executive officers) in the event the merger is consummated, and each such executive will be entitled to a lump sum cash payment in cancellation of such awards in accordance with the terms of the merger agreement. Mr. Lieberherr's November 2016 B/E Aerospace RSU awards that are outstanding prior to the effective time of the merger, will be converted to a cash amount (with performance conditions deemed to be satisfied at 200% of target) payable on the first anniversary of the consummation of the merger, provided that he has not resigned without "good reason" (as defined in his employment agreement with Rockwell Collins, as described below). Pursuant to the transaction bonus agreements between B/E Aerospace and each of Messrs. Khoury, Lieberherr, Patch, and Lower, as described further under "—Interests of Directors and Executive Officers in the Merger—Transaction Bonuses" beginning on page 105, if such executive's employment is terminated prior to the consummation of the merger due to the executive's death or disability, by B/E Aerospace for any reason or by the executive for "good reason" (as defined in the executive's employment agreement), the executive will be entitled to the immediate full vesting of the executive's November 2016 B/E Aerospace RSU awards (with performance-based RSUs vesting at 200% of target), with payment to be made upon the consummation of the merger.

        As negotiated as part of the merger agreement, each outstanding B/E Aerospace RSU award that is granted by B/E Aerospace on or following the date of the merger agreement other than the RSU awards described in the immediately preceding paragraph, pursuant to the merger agreement, will upon the consummation of the merger be assumed by Rockwell Collins and converted into restricted stock unit awards covering shares of Rockwell Collins common stock with performance-based B/E Aerospace RSU awards converting to time-based restricted stock units of Rockwell Collins based on achievement of performance-based vesting conditions at 100% of target level.

        The following table provides information for each of the non-employee directors and executive officers of B/E Aerospace as of November 18, 2016, regarding the aggregate number of shares of

B/E Aerospace common stock underlying outstanding unvested B/E Aerospace RSU awards for which vesting will accelerate pursuant to the merger agreement.

Name	Number of B/E Aerospace Shares Underlying Unvested Restricted Stock Units(1)	Value of Unvested Restricted Stock Units(2)
Non-Employee Directors
James F. Albaugh	—	$—
David J. Anderson	—	$—
Richard G. Hamermesh	—	$—
Jonathan M. Schofield	—	$—
Mary M. VanDeweghe	—	$—
John T. Whates	—	$—
Named Executive Officers
Sean J. Cromie	37,708	$2,337,896
Amin J. Khoury	169,485	$10,508,070
Werner Lieberherr	217,326	$13,474,212
Joseph T. Lower	88,655	$5,496,610
Ryan M. Patch	45,219	$2,803,578
Tommy G. Plant	31,526	$1,954,612
Other Executive Officers	7,337	$454,894

(1)
Amounts shown in this column represent shares underlying unvested time- and performance-based B/E Aerospace RSU awards. For each B/E Aerospace RSU award subject to performance vesting conditions granted prior to the date of the merger agreement, the amounts included in this column represent such award vesting at 200% of target. For each November 2016 B/E Aerospace RSU award subject to performance vesting conditions, the amounts included in this column represent such award vesting at 200% of target for Messrs. Khoury, Lieberherr, Lower, and Patch and 100% of target for Cromie, Plant, and the two additional executive officers, consistent with past practice.

(2)
The value of each share of B/E Aerospace common stock is based upon the per share value of the merger consideration from Rockwell Collins and assumed an exchange ratio of 0.3604. See "The Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119.

Treatment of Non-Employee Director Stock Units

        As of November 18, 2016, non-employee directors of B/E Aerospace held an aggregate of 42,813 stock units under the B/E Aerospace Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan, which is referred to as the non-employee director plan. As described below under "—Treatment of B/E Aerospace Stock-Based Awards," beginning on page 110, each stock unit payable in shares of B/E Aerospace common stock granted under the non-employee director plan that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive $34.10 per share in cash, without interest, from Rockwell Collins and a number of validly issued, fully paid and non-assessable shares of Rockwell Collins common stock equal to the exchange ratio and, if applicable, cash in lieu of fractional shares of Rockwell Collins common stock.

        The following table provides information for each of the non-employee directors of B/E Aerospace as of November 18, 2016, regarding the aggregate number of shares of B/E Aerospace common stock underlying outstanding stock units which will convert to a cash payment and a number of shares of Rockwell Collins common stock pursuant to the merger agreement.

Name	Number of B/E Aerospace Shares Underlying Stock Units	Value of Stock Units(1)
Non-Employee Directors
James F. Albaugh	1,331	$82,522
David J. Anderson	6,977	$432,574
Richard G. Hamermesh	12,689	$786,718
Jonathan M. Schofield	11,897	$737,614
Mary M. VanDeweghe	6,469	$401,078
John T. Whates	3,450	$213,900

(1)
The value of each stock unit award is based upon the per share value of the merger consideration from Rockwell Collins, assuming an exchange ratio of 0.3604. See "The Merger Agreement—Merger Consideration to be Received by B/E Aerospace Stockholders" beginning on page 119.

Potential Severance Payments in Connection with the Merger

        B/E Aerospace has entered into employment agreements with Amin J. Khoury, Werner Lieberherr, Joseph T. Lower, Sean J. Cromie, Tommy G. Plant, and Ryan M. Patch, as well as two additional executive officers. The employment agreements for Messrs. Khoury, Lieberherr, Lower, and Patch provide for automatic termination, severance payments, and certain other benefits in connection with a change in control. Conversely, the employment agreements for Mr. Cromie and the two additional executive officers provide for certain severance payments in the event of the executive's involuntary termination of employment in connection with a change in control, but do not provide for automatic termination upon a change in control. The employment agreements generally provide for some variation of termination payments equal to the executive's salary and certain other forms of compensation payable from the date the executive is terminated until the last valid date of his employment agreement, plus an additional amount equal to one to       times the executive's salary and/or other forms of compensation.

        In addition, pursuant to the terms of the merger agreement, the existing employment agreements of Messrs. Cromie and Plant will be amended to provide for severance payments equal to the greater of (1) two times the executive's 2017 base salary or (2) the termination payments otherwise provided under the existing terms of the executive's employment agreement, subject to other terms and conditions discussed below.

        The existing employment agreements of the two additional executive officers, whose employment will be terminated in connection with the merger, will also be amended to provide for severance payments equal to the greater of (1)        times the executive's 2017 base salary, as pursuant to a commitment in effect prior to the signing of the merger agreement, or (2) the termination payments otherwise provided under the existing terms of the executive's employment agreement, subject to other terms and conditions discussed below.

        Under the terms of Messrs. Khoury, Lieberherr, Lower, and Patch's employment agreements, upon the executive's termination, each executive and B/E Aerospace will execute a mutual waiver and release of claims substantially in the form prescribed by their agreement.

        The merger will constitute a "change in control" under each employment agreement.

        The current employment agreements for Messrs. Khoury, Lieberherr, Lower, and Patch first became effective on September 15, 2014, July 29, 2013, October 1, 2014, and July 29, 2013, respectively. The current agreements for Messrs. Cromie and Plant first became effective on May 4, 2012 and February 4, 2013, respectively, and will be amended pursuant to the terms of the merger agreement, as described above.

Severance Terms of Employment Agreements with Messrs. Cromie and Plant

        Under the terms of his existing employment agreement, if the employment of Mr. Cromie is terminated in connection with the merger due to Mr. Cromie's termination by B/E Aerospace without "cause" (as defined in his employment agreement), or Mr. Cromie's resignation on account of a material reduction or change, without Mr. Cromie's agreement, in his position, location, powers, duties or responsibilities, or due to an elimination or a material reduction of any compensation or material benefit payable pursuant to Mr. Cromie's existing employment agreement, B/E Aerospace or its successor will pay Mr. Cromie a lump sum severance payment equal to the sum of the amounts provided below:

  •
  Mr. Cromie's salary payable through the remainder of the full employment term, which ends on May 4, 2017; and

  •
  One times Mr. Cromie's salary as in effect at the time of his termination.

        In addition, Mr. Cromie, his spouse, and his eligible dependents will also be entitled to continued coverage under B/E Aerospace's medical, dental, and health plans (except for the executive medical reimbursement plan) generally available to B/E Aerospace's executive officers as of the date of Mr. Cromie's termination on similar terms and conditions as active executives until the earlier of one year from Mr. Cromie's termination or the date on which he becomes eligible for comparable benefits provided by another party.

        Under the terms of his existing employment agreement, Mr. Plant is not entitled to any single- or double-trigger severance payments in connection with the merger.

        In connection with the merger, B/E Aerospace will amend the existing employment agreements of Messrs. Cromie and Plant to provide that:

  •
  The executive will be entitled to the cash retention awards as described below under "—Grants of Retention Awards" beginning on page 105; and

  •
  In the event of the executive's termination of employment without "cause" (as defined in their employment agreement) or resignation for the mitigating factors described above at or within one year following the merger, the executive will be entitled to severance payments equal to the greater of (1) two times the executive's 2017 base salary or (2) the termination payments otherwise provided under the existing terms of the executive's employment agreement.

Severance Terms of Employment Agreements with Additional Executive Officers

        Under the terms of their existing employment agreements, if the employment of either of the two additional executive officers is terminated in connection with the merger due to the executive's termination by B/E Aerospace without "cause" (as defined in their employment agreement), or the executive's resignation on account of a material reduction or change, without the executive's agreement, in his position, location, powers, duties or responsibilities, or due to an elimination or a material reduction of any compensation or material benefit payable pursuant to the executive's existing employment agreement, B/E Aerospace or its successor will generally pay the executive a lump sum severance payment equal to the sum of the amounts provided below:

  •
  The executive's salary or the executive's salary and automobile allowance, as applicable, payable through the remainder of the full employment term;

  •
  One times the executive's salary or the executive's salary and automobile allowance, as applicable, as in effect at the time of his termination; and/or

  •
  The executive's target incentive performance bonus, if not previously paid.

        In addition, the two executive officers and certain of their eligible dependents will also be entitled to continued coverage under B/E Aerospace's medical, dental, and health plans (which may include, without limitation, B/E Aerospace's executive medical reimbursement plan) then generally available to B/E Aerospace's executive officers on similar terms and conditions as active executives for a period that may extend to one year following the executive's termination or terminate earlier when the executive becomes eligible for comparable benefits provided by another party.

        Pursuant to the terms of the merger agreement, B/E Aerospace will amend the existing employment agreements of the two additional executive officers to provide that the executive's employment will be terminated upon the consummation of the merger and following such automatic termination:

  •
  The executive will be entitled to severance payments equal to the greater of (1)        times the executive's 2017 base salary, as pursuant to a commitment in effect prior to the signing of the merger agreement, or (2) the termination payments otherwise provided under the existing terms of the executive's employment agreement; and

  •
  If requested, the executive will be available to provide transition consulting services for a period of up to one year after the merger for a monthly fee equal to 1/12 of the sum of the executive's salary, incentive bonus, and target restricted stock units for 2017.

Severance Terms of Mr. Khoury's Employment Agreement

        Pursuant to the terms of his employment agreement, Mr. Khoury's employment will be terminated upon the consummation of the merger and B/E Aerospace or its successor will pay Mr. Khoury a lump sum severance payment equal to the sum of the amounts provided below:

  •
  Any accrued and unpaid salary and benefits through the date of his termination;

  •
  Any earned but unpaid bonuses payable to Mr. Khoury, as determined by the Compensation Committee, for any fiscal periods of B/E Aerospace ending prior to the date of Mr. Khoury's termination; and

  •
  Payment of $11,870,000, which represents previously vested compensation which Mr. Khoury agreed to defer in connection with the KLX spin-off until the termination of his employment.

        In addition, following any termination of his employment, Mr. Khoury and his spouse, for as long as they each may live, will be entitled to (i) all medical, dental, and health benefits available from time to time to B/E Aerospace's executive officers and their spouses, respectively, on similar terms and conditions as active employees are receiving on the date of Mr. Khoury's termination of employment (provided that the level of such benefits is not less than the benefits available to Mr. Khoury on July 1, 2014, including, without limitation, 100% payment for or reimbursement of medical and dental services or costs incurred by Mr. Khoury and his family (i.e., his spouse, his former spouse, his eligible dependents), the cost of which will be fully paid by B/E Aerospace) and (ii) the benefits available under B/E Aerospace's executive medical reimbursement plan as of the date of Mr. Khoury's termination of employment, but in no event less than those in effect as of July 1, 2014 (the "Post-Employment Benefits").

        Mr. Khoury's agreement provides that if his employment terminates at any time for any reason other than death or incapacity, B/E Aerospace will retain him as a consultant for strategic planning, financial planning, and merger and acquisition advice as well as such other services as may be mutually agreed by Mr. Khoury and B/E Aerospace for a five-year period. During the consulting term, Mr. Khoury is entitled to receive, without limitation, $209,400 in annual consulting fees, an office in Wellington, Florida or another agreed upon location, a full-time assistant, an automobile allowance, and travel in accordance with B/E Aerospace's policy on officer travel. In addition to the compensation, benefits, and perquisites to be provided pursuant to the consulting agreement, Mr. Khoury's agreement further provides that Mr. Khoury will also be entitled to continue to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, as may be from time to time in effect for executives of B/E Aerospace generally, plus the Post-Employment Benefits.

        If any payments from B/E Aerospace to Mr. Khoury under the employment agreement or otherwise would be subject to an excise tax under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended, which is referred to as the Code (including any interest or penalties), an accounting firm and a legal advisor to, or other advisor designated by, Mr. Khoury will determine whether to reduce those payments so that they would not be subject to the excise tax. Such payments will be reduced only if doing so would result in greater net after-tax proceeds being received by Mr. Khoury. B/E Aerospace will pay the expenses of the accounting firm, and will reimburse Mr. Khoury for the fees of his legal or other advisor incurred in connection with such determination and any legal and accounting fees incurred in connection with related disputes.

Severance Terms of Mr. Lieberherr's Employment Agreement and New Employment Agreement with Rockwell Collins

        Pursuant to his existing employment agreement, Mr. Lieberherr's employment will be terminated as of the consummation of the merger and B/E Aerospace or its successor will pay Mr. Lieberherr a lump sum severance payment equal to the sum of the amounts provided below:

  •
  Any accrued and unpaid salary, automobile allowance, vacation time and benefits through the date of Mr. Lieberherr's termination;

  •
  Any earned but unpaid bonuses payable to Mr. Lieberherr, as determined by the Compensation Committee, for any fiscal periods of B/E Aerospace ending prior to the date of Mr. Lieberherr's termination;

  •
  Mr. Lieberherr's salary and automobile allowance as in effect on the date of his termination payable through the remainder of his full employment term; and

  •
  One times Mr. Lieberherr's salary and automobile allowance in effect as of the date of his termination.

        In addition, following any termination of his employment other than for cause, Mr. Lieberherr and his spouse, for as long as they each may live, and his eligible dependents, during such eligibility, will be entitled to (i) all medical, dental, and health benefits available from time to time to B/E Aerospace's executive officers and their dependents, respectively, on similar terms and conditions as active employees (provided that the level of such benefits is not less than the benefits available to Mr. Lieberherr on July 1, 2013, as well as 100% payment for and reimbursement of all medical and dental services and costs incurred by Mr. Lieberherr and his family, the cost of which will be fully paid by B/E Aerospace) and (ii) the benefits available under B/E Aerospace's executive medical reimbursement plan as of the date of Mr. Lieberherr's termination of employment, but in no event less than those in effect as of July 1, 2013.

        Should a dispute related to the payments due under Mr. Lieberherr's employment agreement arise in connection with the consummation of the merger, B/E Aerospace will pay all associated legal fees.

        In connection with the merger, Mr. Lieberherr also entered into a new employment agreement with Rockwell Collins, which will become effective upon the consummation of the merger. From and after the effective time of the merger, Mr. Lieberherr's new agreement with Rockwell Collins will govern Mr. Lieberherr's employment with Rockwell Collins. However, under the new employment agreement, Rockwell Collins agrees to honor all the obligations of Mr. Lieberherr's existing agreement with B/E Aerospace that continue following the effective time of the merger (including, without limitation, the benefit continuation, governing law, legal fees, and indemnification provisions of Mr. Lieberherr's agreement with B/E Aerospace). The new agreement with Rockwell Collins also provides for the payment of the severance amounts under Mr. Lieberherr's existing employment agreement pursuant to the terms of such agreement.

        Pursuant to the new employment agreement with Rockwell Collins, Mr. Lieberherr will serve as an Executive Vice President of Rockwell Collins and Chief Operating Officer of Rockwell Collins' aircraft interior systems business unit for an indefinite employment term. Mr. Lieberherr will receive an annual base salary of $875,000, which is subject to upward adjustment by the compensation committee of Rockwell Collins' Board, and will be eligible to receive an annual incentive target bonus equal to not less than 90% of his base salary. In addition, Mr. Lieberherr will receive an automobile allowance of at least $1,700 per month. Mr. Lieberherr will be eligible to participate in and receive benefits under any life or disability insurance, health, executive medical expense reimbursement, pension, retirement, accident and other benefit plans generally available to the executives of Rockwell Collins. Both during and after the term of his employment with Rockwell Collins, Mr. Lieberherr will continue to receive certain benefits pursuant to his existing employment agreement with B/E Aerospace (including, without limitation, executive medical, dental, and health plan benefits and executive health reimbursement benefits based on his base salary as in effect prior to the effective time of the merger).

        As soon as practicable after the consummation of the merger, Rockwell Collins will grant Mr. Lieberherr a $2,000,000 cash retention award, which will vest and become payable in a lump sum on the first anniversary of the effective date of the merger. In the event Mr. Lieberherr's employment is terminated by Rockwell Collins without "cause" (as defined in his employment agreement with Rockwell Collins) or he resigns for "good reason" (as defined in his employment agreement with Rockwell Collins), the retention award will vest and be paid in a lump sum on the sixtieth day following the date of his termination, subject to Mr. Lieberherr's execution and non-revocation of a mutual waiver and release of claims. Commencing in November 2017 and continuing throughout the term of his employment, Mr. Lieberherr will be eligible to participate in any applicable equity compensation program of Rockwell Collins with terms no less favorable than those provided to Rockwell Collins' other senior executives, provided that the grant date value of annual equity awards granted by Rockwell Collins will have a target value of $1,300,000. Rockwell Collins will also make tax-deferred monthly contributions equal to 7.5% of Mr. Lieberherr's monthly salary to the B/E Aerospace 2010 Deferred Compensation Plan (which is referred to as the DCP). In addition, on January 1 of each year, Rockwell Collins will make a contribution to the DCP in an amount equal to 20% of Mr. Lieberherr's salary in effect at that time. All contributions to the DCP will vest in full on the date of contribution.

        Mr. Lieberherr is subject to non-competition and non-solicitation obligations during his employment with Rockwell Collins and for three years thereafter.

        Mr. Lieberherr's employment may be terminated by either himself or Rockwell Collins at any time and for any reason. In the event of the termination of Mr. Lieberherr's employment due to his death or incapacity, Mr. Lieberherr or his designated beneficiary will receive any accrued and unpaid salary, automobile allowance, vacation time, and benefits through the date of his termination (the "Lieberherr Accrued Amounts") and any earned but unpaid bonuses payable, as determined by the compensation committee of Rockwell Collins, for any fiscal periods ending prior to the termination. In the event of termination of Mr. Lieberherr's employment for any reason other than his death or incapacity, Mr. Lieberherr will receive the Liberherr Accrued Amounts.

Severance Terms of Mr. Lower's Employment Agreement

        Pursuant to his employment agreement, Mr. Lower's employment will be terminated as of the consummation of the merger and B/E Aerospace or its successor will pay Mr. Lower a lump sum severance payment equal to the sum of the amounts provided below:

  •
  Any accrued and unpaid salary, automobile allowance, vacation time and benefits through the date of Mr. Lower's termination;

  •
  Any earned but unpaid bonuses payable to Mr. Lower, as determined by the Compensation Committee, for any fiscal periods of B/E Aerospace ending prior to the date of Mr. Lower's termination; and

  •
  Two times Mr. Lower's salary and target bonus in effect as of the date of his termination.

        If any payments from B/E Aerospace to Mr. Lower would be subject to an excise tax under Section 4999 of the Code, an accounting firm and a legal or other advisor to Mr. Lower will determine whether to reduce those payments so that they would not be subject to the excise tax. Such payments will be reduced only if doing so would result in greater net after-tax proceeds being received by Mr. Lower. B/E Aerospace will pay the expenses of the accounting firm, and will reimburse Mr. Lower for the fees of his legal or other advisor.

Severance Terms of Mr. Patch's Employment Agreement

        Pursuant to his employment agreement, Mr. Patch's employment will be terminated as of the consummation of the merger and B/E Aerospace or its successor will pay Mr. Patch a lump sum severance payment equal to the sum of the amounts provided below:

  •
  Any accrued and unpaid salary, automobile allowance and vacation time through the date of Mr. Patch's termination;

  •
  Any earned but unpaid bonuses payable to Mr. Patch, as determined by the Compensation Committee, for any fiscal periods of B/E Aerospace ending prior to the date of Mr. Patch's termination;

  •
  Mr. Patch's salary and automobile allowance as in effect on the date of his termination payable through the remainder of his full employment term;

  •
  One times Mr. Patch's salary and automobile allowance in effect as of the date of his termination; and

  •
  90% of Mr. Patch's salary in effect as of the date of his termination.

        In addition, following any termination of his employment other than for cause, Mr. Patch, his spouse/domestic partner, and his dependents, for a period of three years from his termination date, will be entitled to (i) all medical, dental, and health benefits available from time to time to B/E Aerospace's executive officers on similar terms and conditions as active employees (provided that the level of such benefits is not less than the benefits available to Mr. Patch on July 1, 2013), as well as

100% payment for and reimbursement of medical and dental services and costs incurred by Mr. Patch, his spouse/domestic partner, and his dependents, the cost of which will be fully paid by B/E Aerospace, and (ii) the benefits available under B/E Aerospace's executive medical reimbursement plan as of the date of Mr. Patch's termination of employment, but in no event less than those in effect as of July 1, 2013.

        Should a dispute related to the payments due under Mr. Patch's employment agreement arise in connection with the consummation of the merger, B/E Aerospace will pay all associated legal fees.

        If the severance payments and benefits provided under Mr. Patch's employment agreement would be subject to the excise taxes under Section 409A of the Code, he is also entitled to receive (i) a payment sufficient to cover such excise taxes and (ii) an additional gross-up payment sufficient to pay for the taxes arising as a result of that payment.

Grants of Retention Awards

        Pursuant to the merger agreement, Rockwell Collins will, upon consummation of the merger, make grants of Rockwell Collins cash retention awards, which are referred to as parent retention awards, to Messrs. Cromie and Plant with a grant date value equal to 100% of, respectively, Mr. Cromie's and Mr. Plant's base salary, 50% of which parent retention awards will vest and be payable on the six-month anniversary of the consummation of the merger and the remaining 50% on the first anniversary of the consummation of the merger, subject to continued employment through each vesting date.

Transaction Bonuses

        On October 23, 2016, B/E Aerospace entered into transaction bonus agreements with each of Messrs. Khoury, Lieberherr, Patch, and Lower. The transaction bonus agreements provide that, upon consummation of the merger, Messrs. Khoury, Lieberherr, Patch and Lower will receive transaction bonuses equal to, respectively, $16,800,000, $8,400,000, $1,680,000 and $1,120,000, subject to the executive's continued employment through the date of the consummation of the merger. Each executive will be entitled to receive his transaction bonus (contingent on the consummation of the merger on or before December 31, 2017), if his employment is terminated prior to the consummation of the merger due to his death or disability, by B/E Aerospace for any reason or by the executive for "good reason" (as defined in the executive's employment agreement). In addition, the transaction bonus agreements with Messrs. Lower and Patch include a non-compete covenant covering the period during the executive's employment and 18 (for Mr. Lower) or 12 (for Mr. Patch) months following the executive's termination.

        To the extent that any payments or benefits under the transaction bonus agreements, in combination with any other severance and change in control payments and benefits, otherwise constitute "parachute payments" then such payments and benefits will be "cut-back" or reduced to the extent necessary, such that no portion of the payments and benefits is subject to the imposition of excise taxes, but only if the net amount of such payment and benefits, as so reduced (and after subtracting any additional taxes due on such reduced payments and benefits) is greater than or equal to the net amount of such payments and benefits without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments and benefits).

Quantification of Potential Payments

        The severance payments and benefits to each executive officer (excluding the two additional executive officers) are set forth below in "—Payments Upon a Change in Control and a Qualifying Termination," and assume the closing of the merger occurred on November 18, 2016, which is the latest practicable date prior to the filing of this proxy statement, and such executive officer's employment is terminated by the executive officer for "good reason" (as defined in his November 2016 award agreement) or by the surviving corporation without "cause" (as defined in the executive officer's employment agreement) (which we refer to as a qualifying termination), if applicable, immediately after the closing of the merger. Payments included in "—Payments Upon a Change in Control and a Qualifying Termination" assume that severance payments and benefits are provided under the applicable officer's employment agreement (which, in the case of Mr. Lieberherr, refers to his new employment agreement with Rockwell Collins, and, in the case of Messrs. Cromie and Plant, will be the executives' employment agreements, as such agreements will be amended in connection with the merger). The two additional executive officers not covered under the table for "—Payments Upon a Change in Control and a Qualifying Termination" would be entitled to receive an aggregate amount of approximately $3,017,122 pursuant to their employment agreements, as such agreements will be amended in connection with the merger.

Indemnification and Insurance

        The merger agreement provides that, for six years following the effective time of the merger, Rockwell Collins or the surviving corporation will provide current and former directors and officers of B/E Aerospace with exculpation, indemnification and advancement of expenses no less favorable than currently provided by equivalent provisions of the B/E Aerospace's certificate of incorporation and B/E Aerospace's bylaws as in effect immediately prior to the effective time of the merger. In addition, prior to the merger, B/E Aerospace or Rockwell Collins will cause the surviving corporation as of or after the effective time, to purchase a six-year prepaid policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under B/E Aerospace's existing policies of directors' and officers' liability insurance and fiduciary liability insurance, with respect to matters arising on or before the effective time, including in connection with the merger agreement and the transactions contemplated thereby (provided that B/E Aerospace will not pay, and the surviving corporation will not be required to pay, in excess of 300% of the last annual premium paid by B/E Aerospace prior to the date of the merger agreement in respect of such policy).

New Compensation Arrangements with Rockwell Collins

        As described under "—Governance of Rockwell Collins Following Completion of the Merger" beginning on page 94, the Rockwell Collins Board will be increased by two members to a total of eleven members, and two individuals selected by B/E Aerospace who meet Rockwell Collins' independence criteria and are otherwise reasonably acceptable to Rockwell Collins will be appointed to the Rockwell Collins Board.

        Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Rockwell Collins or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Rockwell Collins or the surviving corporation.

Golden Parachute Compensation

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the named executive officers, which are referred to as NEOs, of B/E Aerospace (i) that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the merger, assuming the closing of the merger occurred on November 18, 2016, which is the latest practicable date prior to the filing of this proxy statement, (ii) that becomes payable upon the termination of employment of such NEO if such termination is a qualifying termination and occurs immediately after the closing of the merger, as well as additional amounts payable in connection with the termination or (iii) that otherwise relates to the merger. In connection with the merger, Mr. Lieberherr's existing employment agreement with B/E Aerospace will be replaced by a new employment agreement with Rockwell Collins, pursuant to which Rockwell Collins will continue to honor all the obligations of Mr. Lieberherr's existing agreement with B/E Aerospace that survive following the effective time of the merger, as described more fully above under "—Severance Terms of Mr. Lieberherr's Employment Agreement."

        The following table does not include any amount that would be payable upon any termination of service that is not in connection with the merger.

        The payments described in the table below are made pursuant to the arrangements discussed in "—Potential Severance Payments in Connection with the Merger" beginning on page 99.

Golden Parachute Compensation Table

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Other	Total
Amin Khoury	$16,800,000	$19,615,790	$—	$—	$36,415,790
Werner Lieberherr	$12,641,232	$18,196,178	$140,465	$—	$30,977,875
Joseph T. Lower	$3,029,620	$6,874,703	$—	$—	$9,904,323
Sean J. Cromie	$1,182,083	$3,573,764	$14,921	$—	$4,770,768
Tommy G. Plant	$1,295,277	$2,389,475	$—	$—	$3,684,752
Ryan M. Patch	$4,350,062	$4,085,663	$90,037	$—	$8,525,762

(1)
Amounts shown reflect cash severance payments under the executive's employment agreement, and any applicable transaction bonuses. For Mr. Khoury, the amount in this column represents a transaction bonus payment equal to $16,800,000. For Mr. Lieberherr, the amount in this column represents a cash severance payment equal to $4,241,232 and a transaction bonus payment equal to $8,400,000. For Mr. Lower, the amount in this column represents a cash severance payment equal $1,909,620 and a transaction bonus payment equal to $1,120,000. For Mr. Cromie, the amount in this column represents a cash severance payment equal to $1,182,083. For Mr. Plant, the amount in this column represents a cash severance payment equal to $803,400 and payment of a pro-rated annual incentive bonus for 2016, calculated based on actual performance at 185% of target, equal to $491,877. For Mr. Patch, the amount in this column represents a cash severance payment equal to $2,670,062 and a transaction bonus payment equal to $1,680,000. The transaction bonuses included in this column are single-trigger benefits and all other cash amounts included in this column are double-trigger benefits and will be paid upon termination of employment. However, pursuant to the employment agreements of Messrs. Khoury, Lieberherr, Lower, and Patch, termination will occur automatically upon consummation of the merger.

(2)
Amounts shown reflect the value provided in respect of B/E Aerospace restricted stock awards and B/E Aerospace RSU Awards, as more fully described above under "—Treatment of Restricted Stock Awards" and "—Treatment of Restricted Stock Units." The amounts in this column are calculated based on a per share value of $59.53, which was B/E Aerospace's average closing market price over the first five business days following the first public announcement of the merger, as required by Item 402(t) of Regulation S-K, multiplied by the number of B/E Aerospace restricted stock awards and B/E Aerospace RSU Awards outstanding on a presumed closing date of November 18, 2016 and that would vest on a double trigger basis at the effective time of the merger. All amounts included in this column are single-trigger benefits in that they will only be paid upon the consummation of the merger. For Mr. Khoury, the amount in this column represents payments of $9,526,348 and $10,089,442 for his unvested and accelerated B/E Aerospace restricted stock awards and B/E Aerospace RSU awards, respectively. For Mr. Lieberherr, the amount in this column represents payments of $5,258,761 and $12,937,417 for his unvested and accelerated B/E Aerospace restricted stock awards and B/E Aerospace RSU awards, respectively. For Mr. Lower, the amount in this column represents payments of $1,597,071 and $5,277,632 for his unvested and accelerated B/E Aerospace restricted stock awards and B/E Aerospace RSU awards, respectively. For Mr. Cromie, the amount in this column represents payments of $1,329,007 and $2,244,757 for his unvested and accelerated B/E Aerospace restricted stock awards and B/E Aerospace RSU awards, respectively. For Mr. Plant, the amount in this column represents payments of $512,732 and $1,876,743 for his unvested and accelerated B/E Aerospace restricted stock awards and B/E Aerospace RSU awards, respectively. For Mr. Patch, the amount in this column represents payments of $1,393,776 and $2,691,887 for his unvested and accelerated B/E Aerospace restricted stock awards and B/E Aerospace RSU awards, respectively.

(3)
Amounts shown reflect continuation of all medical, dental and health benefits as well as the benefits under the Amended and Restated Medical Care Reimbursement Plan for Executives of B/E Aerospace, Inc. The amounts associated with the medical, dental and health benefits are calculated using 2016 enrollment rates and severance agreement terms, and represent the value of coverage for one year post-termination. The amounts included in this column are double-trigger benefits and will be paid upon termination of employment. However, pursuant to the employment agreements of Messrs. Lieberherr and Patch, termination will occur automatically upon consummation of the merger.

Director and Officer Indemnification

        Under the merger agreement, certain indemnification and insurance rights exist in favor of B/E Aerospace and its subsidiaries' current and former directors and officers. See "—Interests of Directors and Executive Officers in the Merger—Indemnification and Insurance" beginning on page 106 for information about these rights.

Accounting Treatment

        Rockwell Collins prepares its financial statements in accordance with GAAP. The transaction will be accounted for by applying the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the surviving corporation, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

        Based on the fact that current Rockwell Collins Board members will represent a majority of the directors of the Rockwell Collins Board immediately following completion of the transaction, Rockwell Collins stockholders will own approximately        % of the stock of the surviving corporation with B/E Aerospace stockholders receiving a premium (as of the date preceding the transaction announcement) over the fair market value of their shares on such date, as well as other terms of the transaction, Rockwell Collins is considered to be the acquirer of B/E Aerospace for accounting purposes.

        Accordingly, Rockwell Collins will allocate the purchase price to the fair value of B/E Aerospace's assets and liabilities at the acquisition date. To the extent the net fair value of the assets acquired and liabilities assumed is less than the purchase price, goodwill will be recognized for the difference. Currently, the preliminary purchase price allocation indicates that goodwill will be recognized because the preliminary net fair value of the assets to be acquired and liabilities to be assumed is less than the preliminary purchase price.

        All unaudited pro forma condensed combined consolidated financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated net fair value of B/E Aerospace's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of B/E Aerospace as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the transaction.

Regulatory Approvals Required for the Merger

        To complete the merger, Rockwell Collins and B/E Aerospace must obtain approvals or consents from, or make filings with, a number of United States federal, state and foreign antitrust regulators. We describe below the material United States federal, state and foreign approvals. Rockwell Collins and B/E Aerospace are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties' completion of the transaction other than those we describe below. If additional approvals, consents and filings are required to complete the transaction, Rockwell Collins and B/E Aerospace intend to seek such consents and approvals and make such filings.

        Rockwell Collins and B/E Aerospace expect to complete the transaction in the spring of 2017. Although Rockwell Collins and B/E Aerospace believe that they will receive the required consents and approvals described below to complete the transaction, we cannot give any assurance as to the timing of these consents and approvals or as to Rockwell Collins' and B/E Aerospace's ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that we will obtain such consents or approvals on terms and subject to conditions satisfactory to Rockwell Collins and B/E Aerospace. The receipt of the regulatory approvals (as described hereinafter) is a condition to the obligation of each of Rockwell Collins and B/E Aerospace to complete the merger. For more information about the receipt of regulatory approvals as a condition to closing under the merger agreement, see the section entitled "The Merger Agreement—Covenants and Agreements—Appropriate Actions; Consents; Filings" beginning on page 129.

Hart-Scott-Rodino Antitrust Improvements Act

        The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the DOJ and the FTC and until certain waiting periods have been terminated, have expired or approval has been obtained. The HSR Act requires Rockwell Collins and B/E Aerospace to observe a 30-day waiting period after the submission of their HSR filings before consummating their transaction, unless the waiting period is terminated early.

        On November 7, 2016, each of Rockwell Collins and B/E Aerospace filed a Notification and Report Form under the HSR Act with the DOJ and the FTC, which filings started the initial 30-day waiting period required by the HSR Act.

Other Regulatory Approvals

        The merger is also subject to antitrust review by governmental authorities in several foreign jurisdictions in which the companies have a sufficient market presence to require filings. As of the date of this joint proxy statement/prospectus, the parties expect to make filings in Europe, China, South Korea, Taiwan and Turkey.

Treatment of B/E Aerospace's Existing Debt; Financing

        In connection with the merger, the parties intend to terminate B/E Aerospace's existing revolving credit facility and term loan facility. Rockwell Collins' obligation to complete the merger is not conditioned upon its obtaining financing. Rockwell Collins anticipates that approximately $3.6 billion will be required to pay the aggregate cash portion of the merger consideration to the B/E Aerospace stockholders. Rockwell Collins intends to fund the cash component of the merger through sources of debt financing.

        For a more complete description of sources of funding for the merger, see "—Source of Funding for the Merger" beginning on page 115.

Treatment of B/E Aerospace Stock-Based Awards

Treatment of B/E Aerospace Restricted Stock Awards and RSU Awards

        Upon completion of the merger, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the merger agreement will (i) become fully vested and, to the extent such award is subject to performance conditions, such performance conditions will be deemed satisfied at the maximum level and (ii) be cancelled and converted into the right to receive a lump sum cash payment per share of B/E Aerospace common stock underlying such award equal to the value of the per share merger consideration less any applicable withholding taxes. Upon completion of the merger, except for outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, consistent with past practice, which will be cancelled and converted into a cash payment pursuant to their terms, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the merger agreement will be assumed by Rockwell Collins and converted into a Rockwell Collins award of restricted stock or restricted stock unit award, as applicable, which will vest subject to the grantee's continued service with Rockwell Collins or its affiliates through each applicable vesting date (with any performance conditions that were applicable to the B/E Aerospace award deemed satisfied at target level performance and following the closing, the converted Rockwell Collins award subject only to time-based vesting) covering a number of shares of Rockwell Collins common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of B/E Aerospace that were subject to the B/E Aerospace award by a ratio of the merger consideration divided by the Rockwell Collins stock price (with the value of the stock consideration portion of the merger consideration determined by multiplying the number of such shares of Rockwell Collins common stock by the Rockwell Collins stock price).

Treatment of B/E Aerospace Stock Units

        Each stock unit credited to the account of any current or former director under the B/E Aerospace Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan that is outstanding immediately prior to the effective time of the merger, which is referred to as the effective time, will be converted into the right to receive the merger consideration.

        For a more complete description of the treatment of outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, see "—Interests of Directors and Executive Officers in the Merger" beginning on page 94.

        Any applicable withholding taxes resulting from this treatment will be satisfied by reducing the amount of cash, if any, that would otherwise be provided to holders of such awards. If no cash is to be provided to a holder of such an award or if the amount of cash that would otherwise be provided to a holder of such awards is not sufficient to cover the applicable withholding taxes, then the number of shares of Rockwell Collins common stock that would otherwise be provided to the holder in accordance with the terms described above will be reduced to the extent necessary to cover the shortfall.

Appraisal Rights

Rockwell Collins Stockholders Appraisal Rights

        Under Delaware law, Rockwell Collins stockholders will not be entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.

B/E Aerospace Stockholders Appraisal Rights

        Record holders of B/E Aerospace common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the General Corporation Law, which is referred to as Section 262, holders of shares of B/E Aerospace common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) at the effective time, judicially determined and paid to them in cash by complying with the provisions of Section 262. B/E Aerospace is required to send a notice to that effect to each stockholder not less than 20 days prior to the B/E Aerospace special meeting. This joint proxy statement/prospectus constitutes that notice to the record holders of B/E Aerospace common stock.

        The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this joint proxy statement/prospectus as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Stockholders of record who desire to exercise their appraisal rights must do all of the following: (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder's shares to the Secretary of B/E Aerospace before the vote on the adoption of the merger agreement at the B/E Aerospace special meeting, (iii) continuously hold the shares of record from the date of making the demand through completion of the merger and (iv) otherwise comply with the requirements of Section 262.

        Only a holder of record of B/E Aerospace common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder's name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

        A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner's shares. Any holder of shares held in "street name" who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company's nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

        As required by Section 262, a demand for appraisal must be in writing and must reasonably inform B/E Aerospace of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of the holder's shares.

        Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL 33414, Attention: Ryan M. Patch, Vice President—Law, General Counsel and Secretary. The written demand for appraisal should specify the stockholder's name and mailing address. The written demand must reasonably inform B/E Aerospace that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by B/E Aerospace prior to the vote on the Merger proposal at the B/E Aerospace special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of B/E Aerospace common stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder's right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote by proxy against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

        Notwithstanding a stockholder's compliance with the foregoing requirements, Section 262 provides that, because immediately prior to the merger B/E Aerospace common stock was listed on a national securities exchange, the Delaware Chancery Court will dismiss the proceedings as to all holders of shares of B/E Aerospace common stock who are otherwise entitled to appraisal rights unless (i) the total number of shares of B/E Aerospace common stock entitled to appraisal exceeds 1% of the outstanding shares of B/E Aerospace common stock or (ii) the value of the consideration provided in the merger for such total number of shares of B/E Aerospace common stock entitled to appraisal exceeds $1 million.

        Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder's shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of B/E Aerospace as the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of B/E Aerospace common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the surviving corporation for the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

        If a petition for appraisal is duly filed by a B/E Aerospace stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of B/E Aerospace common stock and with whom agreements as to the value of their shares of B/E Aerospace common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of B/E Aerospace common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

        After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such stockholder), in which case interest shall accrue after such payment only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount determined to be fair value, to the stockholders entitled to receive the same upon the surrender by such holders of the certificates representing their shares, if any, or, immediately in the case of any uncertificated shares. The parties have made no determination as to whether such a payment will be made if the merger is consummated, and B/E Aerospace reserves the right to make such a payment upon the consummation of the merger.

        In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Rockwell Collins and B/E Aerospace reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of B/E Aerospace common stock is less than the applicable merger consideration.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        From and after the date of completion of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.

        Within 10 days after the effective time, the surviving corporation must give notice of the date that the merger became effective to each of B/E Aerospace's stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder's demand for appraisal and to accept the cash and Rockwell Collins common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder's demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders' rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex E to this joint proxy statement/prospectus.

        Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Source of Funding for the Merger

        Rockwell Collins' obligation to complete the merger is not conditioned upon its obtaining financing.

        Rockwell Collins anticipates that approximately $3.6 billion will be required to pay the aggregate cash portion of the merger consideration to the B/E Aerospace stockholders. Rockwell Collins expects to issue up to $4.35 billion in aggregate principal amount of its senior unsecured notes in one or more public offerings or private placements and borrow up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be funded only to the extent some or all of the senior unsecured notes described above are not issued prior to the consummation of the acquisition. Rockwell Collins expects to fund approximately $            (based on the outstanding shares of B/E Aerospace common stock on            ) for the aggregate cash portion of the merger consideration payable to the B/E Aerospace stockholders through the debt financing described above.

NYSE Listing of Rockwell Collins Common Stock; Delisting and Deregistration of B/E Aerospace Common Stock

        Prior to the completion of the merger, Rockwell Collins has agreed to use its reasonable best efforts to cause the shares of Rockwell Collins common stock to be issued in connection with the merger to be approved for listing on the NYSE. The listing of the shares of Rockwell Collins common stock on the NYSE, subject to official notice of issuance, is also a condition to completion of the merger.

        If the merger is completed, B/E Aerospace common stock will cease to be listed on the NASDAQ and B/E Aerospace common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act.

U.S. Federal Income Tax Consequences

Tax Consequences of the Merger

        The following is a general discussion of the United States federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of B/E Aerospace common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code. The summary is based on the Code, the U.S. Treasury Regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Because holders of Rockwell Collins common stock will retain their shares of Rockwell Collins common stock in the merger, the transaction should have no tax consequences for such stockholders.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of B/E Aerospace common stock that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. A "non-U.S. holder" means a beneficial owner of B/E Aerospace common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to holders of B/E Aerospace common stock who are subject to special treatment under U.S. federal income tax law (including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies or tax-exempt entities, U.S. expatriates, former long-term residents of the United States, holders who acquired B/E Aerospace common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold B/E Aerospace common stock as part of a hedge, straddle or conversion transaction). Also, this summary does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase B/E Aerospace common stock, or holders of debt instruments convertible into B/E Aerospace common stock. In addition, no information is provided with respect to the tax consequences of the merger under the U.S. federal estate, gift, Medicare, and alternative minimum tax laws, or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the merger.

        The tax consequences of the merger will depend on your specific situation. You should consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Tax Consequences to U.S. Holders

        The receipt of the merger consideration by U.S. holders in exchange for shares of B/E Aerospace common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of B/E Aerospace common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the amount of cash, including cash received in lieu of fractional shares, and the fair market value of Rockwell Collins common stock received in the merger and (2) the U.S. holder's adjusted tax basis in its B/E Aerospace common stock exchanged therefor.

        If a U.S. holder's holding period in the shares of B/E Aerospace common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of B/E Aerospace common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of B/E Aerospace common stock.

        A U.S. holder's aggregate tax basis in Rockwell Collins common stock received in the merger will equal the fair market value of the Rockwell Collins common stock as of the effective time. The holding period of the Rockwell Collins common stock received in the merger will begin on the day after the merger.

Tax Consequences to Non-U.S. Holders

        Payments made to a non-U.S. holder in exchange for shares of B/E Aerospace common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

  •
  the gain, if any, on such shares of B/E Aerospace common stock is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder's permanent establishment in the United States);

  •
  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the exchange of shares of B/E Aerospace common stock for the merger consideration pursuant to the merger and certain other conditions are met; or

  •
  the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of B/E Aerospace common stock at any time during the five-year period preceding the merger, and B/E Aerospace is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held B/E Aerospace common stock.

        Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate (or lower applicable treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower applicable treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. B/E Aerospace believes that it has not been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

        Payments made in exchange for shares of B/E Aerospace common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a "United States person" (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

        A non-U.S. holder may be subject to information reporting and backup withholding on the merger consideration received in exchange for B/E Aerospace common stock unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate version of Internal Revenue Service Form W-8.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

        Holders of B/E Aerospace common stock are urged to consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Restrictions on Sales of Shares of Rockwell Collins Common Stock Received in the Merger

        All shares of Rockwell Collins common stock received by B/E Aerospace stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Rockwell Collins common stock received by any B/E Aerospace stockholder who becomes an "affiliate" of Rockwell Collins after completion of the merger (such as B/E Aerospace directors or executive officers who become directors or executive officers of Rockwell Collins after the merger). This joint proxy statement/prospectus does not cover resales of shares of Rockwell Collins common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

        This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The rights and obligations of Rockwell Collins, B/E Aerospace and the Merger Sub are governed by the express terms and conditions of the merger agreement and not by this summary or any of the other information contained in this joint proxy statement/prospectus. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

        The merger agreement contains representations, warranties and covenants by each of the parties thereto, which were made only for purposes of the merger agreement, as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties thereto; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Rockwell Collins, Merger Sub, B/E Aerospace or any of their respective subsidiaries or affiliates. Investors are not entitled to rely on the representations and warranties, which are only for the benefit of the parties to the merger agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Rockwell Collins' or B/E Aerospace's public disclosures. Each such agreement should not be read alone, but should instead be read in conjunction with the other information regarding the merger agreement, the merger, Rockwell Collins, B/E Aerospace and their respective affiliates and businesses, which is contained in or incorporated by reference into this joint proxy statement/prospectus, as well as in the Forms 10-K, Forms 10-Q and other filings that each of Rockwell Collins and B/E Aerospace have made or will make with the SEC.

Structure of the Merger

        The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time, Merger Sub will be merged with and into B/E Aerospace. As a result of the merger, the separate corporate existence of Merger Sub will cease, and B/E Aerospace will continue as the surviving corporation and a direct or indirect, wholly owned subsidiary of Rockwell Collins. The certificate of incorporation of B/E Aerospace, as in effect immediately prior to the effective time, will be amended in its entirety as set forth in Exhibit A to the merger agreement and, as so amended will be the certificate of incorporation of the surviving corporation. The bylaws of Merger Sub, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation, except as to the name of the surviving corporation, which shall be "B/E Aerospace, Inc."

Merger Consideration to be Received by B/E Aerospace Stockholders

        At the effective time, upon the terms and subject to the conditions set forth in the merger agreement, each share of B/E Aerospace common stock issued and outstanding immediately prior to the effective time (other than (i) shares of B/E Aerospace common stock that are owned, directly or indirectly, by Rockwell Collins, B/E Aerospace (including as treasury stock) or Merger Sub, which will be cancelled immediately prior to the effective time, and (ii) shares of B/E Aerospace common stock with respect to which appraisal rights are properly demanded and not withdrawn under Section 262 of the DGCL, both of which are collectively referred to as the B/E Aerospace excluded shares) will be converted into the right to receive the merger consideration, which is:

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  $34.10 in cash, without interest, from Rockwell Collins; and

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  a fraction of a validly issued, fully paid and non-assessable share of Rockwell Collins common stock, having a value equal to $27.90, subject to adjustment based upon a two-way collar mechanism described below.

        The exchange ratio will be calculated based upon the volume-weighted average price per share of Rockwell Collins common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported on Bloomberg L.P., in another authoritative source mutually selected by Rockwell Collins and B/E Aerospace) on each of the 20 consecutive trading days ending with the trading day immediately prior to the closing date, which is referred to as the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97, the exchange ratio will be equal to the quotient of (i) $27.90 divided by (ii) the Rockwell Collins stock price, which, in each case, will result in the stock consideration having a value equal to $27.90. If the Rockwell Collins stock price is less than $77.41 or greater than $89.97, then a two-way collar mechanism will apply pursuant to which, (a) if the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be fixed at 0.3101 and the value of the stock consideration will be more than $27.90, and (b) if the Rockwell Collins stock price is less than $77.41, the exchange ratio will be fixed at 0.3604 and the value of the stock consideration will be less than $27.90.

        All fractional shares of Rockwell Collins common stock that would otherwise be issued to a B/E Aerospace stockholder as part of the merger consideration will be aggregated to create whole shares of Rockwell Collins common stock that will be issued to B/E Aerospace stockholders as part of the merger consideration. If a fractional share of Rockwell Collins common stock remains payable to a B/E Aerospace stockholder after aggregating all fractional shares of Rockwell Collins common stock payable to such B/E Aerospace stockholder, then such B/E Aerospace stockholder will be paid, in lieu of such remaining fractional share of Rockwell Collins common stock, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Rockwell Collins common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (y) the Rockwell Collins stock price.

        Rockwell Collins stockholders will continue to own their existing shares of common stock of Rockwell Collins, the form of which will not be changed by the transaction.

Treatment of B/E Aerospace Stock-Based Awards

B/E Aerospace

Treatment of B/E Aerospace Restricted Stock Awards and RSU Awards

        Upon completion of the merger, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the merger agreement will (i) become fully vested and, to the extent such award is subject to performance conditions, such performance conditions will be deemed satisfied at the maximum level and (ii) be cancelled and converted into the right to receive a lump sum cash payment per share of B/E Aerospace common stock underlying such award equal to the value of the per share merger consideration less any applicable withholding taxes. Upon completion of the merger, except for outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, consistent with past practice, which will be cancelled and converted into a cash payment pursuant to their terms, each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the merger agreement will be assumed by Rockwell Collins and converted into a Rockwell Collins award of restricted stock or restricted stock unit award, as applicable, which will vest subject to the grantee's continued service with Rockwell Collins or its affiliates through each applicable vesting date (with any performance conditions that were applicable to the B/E Aerospace award deemed satisfied at target level performance and following the closing, the converted Rockwell Collins award subject only to time-based vesting) covering a number of shares of Rockwell Collins common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of B/E Aerospace that were subject to the B/E Aerospace award by a ratio of the merger consideration divided by the Rockwell Collins stock price (with the value of the stock consideration portion of the merger consideration determined by multiplying the number of such shares of Rockwell Collins common stock by the Rockwell Collins stock price).

Treatment of B/E Aerospace Stock Units

        Each stock unit credited to the account of any current or former director under the B/E Aerospace Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan that is outstanding immediately prior to the effective time of the merger, which is referred to as the effective time, will be converted into the right to receive the merger consideration.

        For a more complete description of the treatment of outstanding restricted stock unit awards granted to the executive officers of B/E Aerospace in November 2016, see "The Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 94.

        Any applicable withholding taxes resulting from this treatment will be satisfied by reducing the amount of cash, if any, that would otherwise be provided to holders of such awards. If no cash is to be provided to a holder of such an award or if the amount of cash that would otherwise be provided to a holder of such awards is not sufficient to cover the applicable withholding taxes, then the number of shares of Rockwell Collins common stock that would otherwise be provided to the holder in accordance with the terms described above will be reduced to the extent necessary to cover the shortfall.

Closing

        Unless another time, date or place is agreed to in writing by Rockwell Collins and B/E Aerospace, the closing of the merger will occur on a date to be specified by Rockwell Collins and B/E Aerospace, but no later than the second business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

Effective Time

        The merger will become effective at the time the certificate of merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Rockwell Collins and B/E Aerospace and specified in the certificate of merger.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion and Exchange of B/E Aerospace Common Stock

        The conversion of shares of B/E Aerospace common stock, other than the B/E Aerospace excluded shares, into the right to receive the merger consideration will occur automatically at the effective time. As promptly as practicable after the effective time, but in no event later than 5 business days after such time, Rockwell Collins' exchange agent will mail a letter of transmittal to each holder of record of a certificate or book-entry share, in each case, representing shares of B/E Aerospace common stock, whose shares of B/E Aerospace common stock were converted into the right to receive the merger consideration. The letter of transmittal will specify that delivery will be effected and risk of loss and title to such certificates or book-entry shares, as applicable, will pass only upon proper delivery of such certificates (or affidavits of loss in lieu of such certificates) or book-entry shares to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering such certificates or book-entry shares in exchange for the merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of Rockwell Collins common stock payable as part of the merger consideration. No interest will be paid or will accrue on any cash payable upon surrender of a certificate or book-entry share. B/E Aerospace stockholders should not return stock certificates with the enclosed proxy card.

        At the effective time, shares of B/E Aerospace common stock will no longer be outstanding, will be automatically cancelled and will cease to exist, and each certificate or book-entry share that represented shares of B/E Aerospace common stock immediately prior to the effective time will cease to have any rights with respect to such B/E Aerospace common stock other than the right to receive, upon surrender of such certificate or book-entry share, the merger consideration as described above and subject to the terms and conditions set forth in the merger agreement.

        Following surrender by holders of certificates or book-entry shares previously representing B/E Aerospace common stock to the exchange agent for exchange, such holders will receive any dividends or other distributions with a record date after the effective time and a payment date on or prior to the date of such surrender with respect to shares of Rockwell Collins common stock they receive as merger consideration, without interest.

        Rockwell Collins and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any person under the merger agreement such amounts as Rockwell Collins and the exchange agent are required to deduct and withhold from such consideration under the Code or under any provision of state, local or foreign tax law.

        All shares of Rockwell Collins common stock issued pursuant to the merger agreement will be issued in book-entry form unless a physical certificate is requested.

Representations and Warranties; Material Adverse Effect

        The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions that have not had, and would not reasonably be expected to have, a "material adverse effect"). See the definition of "material adverse effect" beginning on page 123 of this joint proxy statement/prospectus. The parties' representations and warranties under the merger agreement relate to, among other things:

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  due organization, valid existence, good standing and qualification to do business;

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  capitalization and ownership of subsidiaries;

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  corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

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  the unanimous approval and recommendation by such party's board of directors of the merger agreement and the transactions contemplated by the merger agreement;

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  the B/E Aerospace Stockholder Approval and the Rockwell Collins Stockholder Approval;

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  required consents and approvals from governmental entities;

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  the absence of any conflicts or violations of organizational documents and other agreements or laws;

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  documents filed with the SEC and financial statements;

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  internal controls and disclosure controls and procedures relating to financial reporting;

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  the absence of certain changes or events;

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  conduct of their businesses in the ordinary course and the absence of a material adverse effect;

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  the absence of certain undisclosed liabilities;

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  the absence of certain legal proceedings, investigations and governmental orders;

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  possession of, and compliance with, permits necessary for the conduct of such party's business;

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  accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;

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  employee benefit plans;

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  employment and labor matters;

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  tax matters;

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  material contracts and related party transactions;

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  intellectual property;

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  real and personal property;

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  environmental matters;

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  customers and suppliers;

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  compliance with certain aviation regulations;

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  compliance with certain domestic and foreign corruption laws and customs and international trade laws;

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  insurance policies;

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  brokers and transaction-related fees and expenses;

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  opinions from financial advisors; and

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  the absence of any other representations and warranties.

        B/E Aerospace has also made certain representations and warranties relating to product warranties, government security clearances, the inapplicability of anti-takeover laws, the valid and binding nature of B/E Aerospace's amendment to the KLX tax sharing agreement and the truth and accuracy of matters relating to qualification of the KLX spin-off for the KLX spin-off tax treatment.

        Rockwell Collins and the Merger Sub have also made certain representations and warranties relating to sufficient financing, "interested stockholder" status and employment agreements with members of B/E Aerospace's management.

        The representations and warranties of each of the parties to the merger agreement will expire upon the effective time.

        Certain of the representations and warranties made by the parties are qualified as to "knowledge," "materiality" or "material adverse effect." For purposes of the merger agreement, "material adverse effect," when used in reference to Rockwell Collins or B/E Aerospace, means any event, occurrence, development or change that has a material adverse effect on the business, financial condition or results of operations of the referenced party and its subsidiaries, taken as a whole, except that, for purposes of the definition of "material adverse effect," none of the following (or the results thereof) will constitute or be taken into account in determining whether a material adverse effect has occurred:

  •
  changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates;

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  general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which the referenced party or any of its subsidiaries operate (or applicable portions or segments of such industries or markets);

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  changes in any applicable U.S. laws or accounting regulations or principles or interpretations thereof;

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  any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, weather-related events, fires or natural disasters;

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  any change in the price or trading volume of the referenced party's securities or other financial instruments or change in the referenced party's credit rating, in and of itself (except that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" may be taken into account in determining whether a material adverse effect has occurred);

  •
  any failure by the referenced party to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any published analyst or other third-party estimates or expectations of the referenced party's revenue, earnings or other financial performance or results of operations for any period, in and of itself (except that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" may be taken into account in determining whether a material adverse effect has occurred);

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  any action taken or not taken at the express written request of the other party after the date of the merger agreement; or

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  the public announcement or pendency of the merger or the other transactions contemplated by the merger agreement or the identity of the other party;

provided that if the facts, circumstances, events, changes, occurrences or effects set forth in the first four bullets have a material disproportionate impact on the referenced party and its subsidiaries, taken as a whole, relative to the other participants in the industries in which the referenced party and its subsidiaries operate, such facts, circumstances, events, changes, occurrences or efforts may be taken into account in determining whether a material adverse effect has occurred.

Covenants and Agreements

Conduct of Business

        Each of Rockwell Collins and B/E Aerospace has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the effective time. In general, each of Rockwell Collins and B/E Aerospace has agreed that prior to the effective time or the termination of the merger agreement in accordance with its terms, except as required by law, as agreed in writing by the other party (which consent will not be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated or permitted by the merger agreement, it will and will cause its subsidiaries to:

  •
  conduct its business in the ordinary course of business and in a manner consistent with past practice; and

  •
  to the extent consistent with the prior bullet, use reasonable best efforts to preserve its assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners.

Conduct of Business of B/E Aerospace

        In addition, without limiting the generality of the foregoing covenants described above, B/E Aerospace has agreed that, prior to the effective time or the termination of the merger agreement in accordance with its terms, except as required by law, as agreed in writing by Rockwell Collins (which consent will not be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated or permitted by the merger agreement, it will not and will cause its subsidiaries not to:

  •
  amend the B/E Aerospace certificate of incorporation or by-laws (or such equivalent organizational or governing documents of any of its subsidiaries);

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  adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or amend the terms of B/E Aerospace's or any of its subsidiaries' capital stock or other equity interests or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of B/E Aerospace's or any of its subsidiaries' capital stock or other equity interests;

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  issue, sell, pledge, dispose, encumber, grant or authorize the same with respect to, any shares of B/E Aerospace's or any of its subsidiaries' capital stock or other equity interests, or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of B/E Aerospace's or any of its subsidiaries' capital stock or other equity interests, except that B/E Aerospace may issue shares (i) upon the settlement of certain stock-based awards outstanding as of the date of the merger agreement or (ii) pursuant to the terms of the B/E Aerospace, Inc. Amended and Restated 1994 Employee Stock Purchase Plan, referred to as the ESPP, in effect immediately prior to the date of this Agreement, and, consistent with past practice, B/E Aerospace granted approximately $30 million in grant date value of annual equity awards on November 15, 2016 (see "The Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 94);

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  except with respect to the regular quarterly cash dividends of $0.21 per share, with record and payment dates for such dividends consistent with past practice, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to B/E Aerospace's or any of its subsidiaries' capital stock or other equity interests, other than cash dividends and distributions paid by any subsidiary of B/E Aerospace to B/E Aerospace or any wholly owned subsidiary of B/E Aerospace;

  •
  (i) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any material employee benefit plan, except to the extent required pursuant to any material employee benefit plan; (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment; (iii) increase, or commit to increase, the amount of the wages, salary, bonuses, commissions, fringe benefits, severance or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), benefits or remuneration payable to any current or former employee or director of, or individual service provider to, B/E Aerospace or any subsidiary of B/E Aerospace, except for annual increases in base salaries to employees whose annual base compensation is below $150,000, in the ordinary course of business and in amounts and at such times as is consistent with past practice; (iv) take any action (other than actions contemplated by the merger agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former employee or director of, or individual service provider to, B/E Aerospace or any of its subsidiaries; (v) except pursuant to, or as contemplated by, certain specified agreements, enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former employee or director of, or individual service provider to, B/E Aerospace or any of its subsidiaries (other than offer letters that provide for at-will employment without any severance, retention or change in control benefits for newly hired employees or individual service providers who are hired in the ordinary course of business and whose annual base compensation does not exceed $225,000 individually), (vi) communicate with the employees of B/E Aerospace or any of its subsidiaries regarding the compensation, benefits or other treatment they will receive following the effective time, unless such communications are consistent with the terms provided herein; or (vii) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material employee benefit plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

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  hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base compensation of $225,000 or more;

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  except as contemplated by the ESPP in effect as of the date of the merger agreement, grant, confer or award equity or equity-based compensation, options, convertible securities, restricted stock, restricted stock units, deferred stock units or other rights to acquire any of B/E Aerospace's or its subsidiaries' capital stock or other equity interests;

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  make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to any person or entity in excess of $50,000 in the aggregate;

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  forgive any loans or advances to any officers, employees or directors of B/E Aerospace or its subsidiaries, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities of any employees of B/E Aerospace or its subsidiaries;

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  acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, joint venture, other business organization or any division or all or any material portion of the assets, business or properties of any other person or entity, in each case, for aggregate consideration in excess of $20,000,000;

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  sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any lien (other than certain permitted liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any material portion of the assets, business, properties or rights of B/E Aerospace or any of its subsidiaries (other than licenses of intellectual property rights in the ordinary course of business consistent with past practice), except (i) sales of inventory in the ordinary course of business and consistent with past practice, (ii) transfers among the B/E Aerospace and its subsidiaries or (iii) disposition of obsolete assets or expired inventory;

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  (i) pay, discharge or satisfy any indebtedness that has a prepayment cost, "make whole" amount, prepayment penalty or similar obligation (other than (A) the payment, discharge or satisfaction, required pursuant to the terms of B/E Aerospace's existing credit agreement governing its revolving credit facility as in effect as of the date of the merger agreement and (B) indebtedness incurred by B/E Aerospace or its wholly owned subsidiaries and owed to B/E Aerospace or its wholly owned subsidiaries) or (ii) cancel any material indebtedness (individually or in the aggregate) or waive or amend any claims or rights of substantial value;

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  (i) incur, create, assume or otherwise become liable for any indebtedness or guarantee any such indebtedness of any person or entity (other than a wholly owned subsidiary of B/E Aerospace), including the issuance of any debt security and the assumption or guarantee of obligations of any person or entity or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of B/E Aerospace or any of its subsidiaries' (except for (A) indebtedness or guarantees for drawdowns with respect to B/E Aerospace's revolving credit facility under its existing credit agreement in the ordinary course of business consistent with past practice and (B) indebtedness owed to B/E Aerospace or its wholly owned subsidiaries) or (ii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to or in B/E Aerospace or any direct or indirect wholly owned subsidiary of B/E Aerospace)

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  terminate, enter into, agree to any material amendment or modification of or renew or waive any contract relating to B/E Aerospace's leased real property or any material rights under any material contract, other than certain material contracts that are vendor contracts, customer contracts, management or service consulting contracts, agency, sales, marketing, commission, export, customs, distribution, advertising, dealer, franchise, international or domestic sales representative or similar contracts, contracts with governmental authorities or licenses or similar contracts concerning intellectual property rights or software used by B/E Aerospace or any of its subsidiaries, in each case, in the ordinary course of business consistent with past practice;

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  modify, extend or enter into any collective bargaining or other similar labor-related agreement, except as required pursuant to an applicable contract in effect as of the date of the merger agreement;

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  make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

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  make or agree to make any capital expenditure exceeding $25,000,000 in the aggregate in any calendar quarter;

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  write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

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  release, compromise, assign, settle or agree to settle any legal, administrative or other similar proceedings or actions (including any such legal, administrative or other similar proceeding or action relating to the merger agreement or the merger and the other transactions contemplated by the merger agreement with adverse parties other than the other parties hereto) or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by B/E Aerospace or any of its subsidiaries of (i) the amounts specifically reserved in accordance with GAAP with respect to such legal, administrative or other similar proceeding or actions on B/E Aerospace's consolidated financial statements for the year ending December 31, 2015 or (ii) an amount not greater than $5,000,000 in the aggregate;

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  fail to maintain in effect the existing material insurance policies covering B/E Aerospace and its subsidiaries and their respective properties, assets and businesses;

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  announce, implement or effect any facility closing, lay-off, early retirement programs, severance programs or reductions in force affecting employees of B/E Aerospace or any of its subsidiaries, other than any such action not giving rise to more than $250,000 in severance and other liability related to such action;

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  cancel, dedicate to the public, disclaim, forfeit, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to patents expiring in accordance with their terms) any intellectual property rights material to B/E Aerospace;

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  (i) make or change any material tax election or change any method of tax accounting; (ii) file any material amended tax return; (iii) settle or compromise any audit or legal, administrative or other similar proceeding or action unless such settlement or compromise does not result in a tax liability that materially exceeds the liability with respect to such audit or legal, administrative or other similar proceeding or action recorded or reflected in B/E Aerospace's documents filed under the Exchange Act or the Securities Act since December 31, 2014 prior to the date hereof; (iv) agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes; (v) enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material tax; or (vi) surrender any right to claim a material tax refund;

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  take (or knowingly fail to take) any action that (i) would cause the KLX spin-off to fail to qualify for the KLX spin-off tax treatment or (ii) would cause certain transactions entered into by B/E Aerospace, KLX and their subsidiaries in connection with the KLX spin-off to fail to qualify for their reported tax treatment;

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  merge or consolidate B/E Aerospace or any of its subsidiaries with any third party or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of B/E Aerospace or any of its subsidiaries; or

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  enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

Conduct of Business of Rockwell Collins

        In addition, without limiting the generality of the foregoing covenants described above, Rockwell Collins has agreed that, prior to the effective time or the termination of the merger agreement in accordance with its terms, except as required by law, as agreed in writing by B/E Aerospace (which consent will not be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated or permitted by the merger agreement, it will not and will cause its subsidiaries not to:

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  amend Rockwell Collins' certificate of incorporation or by-laws in a manner that would be adverse to B/E Aerospace or its stockholders or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the merger or the other transactions contemplated by the merger agreement;

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  increase the size of the Rockwell Collins Board;

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  except with respect to quarterly cash dividends paid in the ordinary course, consistent with past practice, subject to increase by no more than 25% on a quarterly basis, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests;

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  adopt a plan of complete or partial liquidation or dissolution;

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  adjust, split, combine, subdivide or reclassify Rockwell Collins' capital stock;

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  issue or sell any shares of Rockwell Collins common stock representing more than 5% of the issued and outstanding shares of Rockwell Collins stock as of the date of the merger agreement; provided that Rockwell Collins may issue or sell shares of Rockwell Collins common stock pursuant to Rockwell Collins stock-based awards; or

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  enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

Stockholder Meetings and Board Recommendations

        The merger agreement requires each of Rockwell Collins and B/E Aerospace to, as promptly as practicable following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly call, give notice of, convene and hold a meeting of its respective stockholders for the purpose of seeking (i) in the case of B/E Aerospace, the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement by the holders of at least a majority of the outstanding shares of B/E Aerospace common stock and (ii) in the case of Rockwell Collins, approval of the issuance of shares of Rockwell Collins common stock in connection with the merger by at least a majority of the votes cast by shares of Rockwell Collins common stock represented (in person or by proxy) at such meeting and entitled to vote on the proposal, and will submit the applicable proposal to its respective stockholders at such meeting and will not submit any other proposal in connection with such meeting without the prior written consent of the other party.

        If the applicable party's board of directors has not made an adverse recommendation change pursuant to the terms of the merger agreement, such party's board of directors will (i) recommend that its stockholders approve the proposal (a) in the case of B/E Aerospace, to adopt the merger agreement, referred to as the B/E Aerospace Recommendation and (b) in the case of Rockwell Collins, for the issuance of shares of Rockwell Collins common stock in connection with the merger, referred to as the Rockwell Collins Recommendation, (ii) include the applicable recommendation in this joint proxy statement/prospectus and (iii) use its reasonable best efforts to (x) solicit from its stockholders proxies in favor of the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, in the case of B/E Aerospace, and in favor of the issuance of Rockwell Collins common stock in connection with the merger, in the case of Rockwell Collins and (y) take all other action necessary or advisable to secure stockholder approval.

        Even if an adverse recommendation change has been made pursuant to the terms of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the obligations of the parties under the merger agreement will continue in full force and effect and will not be affected by the commencement, public proposal, public disclosure or communication to either Rockwell Collins or B/E Aerospace of any acquisition proposal, as defined below under "No Solicitation."

        For purposes of the merger agreement, an adverse recommendation change refers to the (i) withdrawal, qualification or modification, or public proposal to withdraw, qualify or modify, the B/E Aerospace Recommendation or the Rockwell Collins Recommendation, as applicable, in each case in a manner adverse to the other party or parties, as applicable, or (ii) the approval or recommendation of any acquisition proposal, as defined below under "No Solicitation."

Appropriate Action; Consents; Filings

        Each of Rockwell Collins and B/E Aerospace has agreed to, and has agreed to cooperate with each other and use (and cause their respective subsidiaries to use) reasonable best efforts to consummate the transactions contemplated by the merger agreement and to cause the conditions to the consummation of the merger to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

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  the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any governmental authority or other person or entity that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the merger;

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  the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the merger;

  •
  the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a legal, administrative or other similar proceeding or actions by, any governmental authority or other person or entity in connection with the consummation of transactions contemplated by the merger agreement, including the merger;

  •
  the defending of any lawsuits or other legal, administrative or other similar proceedings or actions, whether judicial or administrative, challenging the merger agreement or that would otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger, performed or consummated by each party in accordance with the terms of the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

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  the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including the merger, and to carry out fully the purposes of the merger agreement.

        Each of the parties to the merger agreement agreed to, in consultation and cooperation with the other parties and as promptly as reasonably practicable (and in no event later than 10 business days after the date of the merger agreement), make its respective filings under the HSR Act (which the parties filed on November 7, 2016) and to thereafter make any other applications and filings as reasonably determined by Rockwell Collins and B/E Aerospace under other applicable U.S. or foreign antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as practicable, but in no event later than as required by law.

        Notwithstanding the parties' obligations summarized above in this section, (i) neither B/E Aerospace nor its subsidiaries or affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent to the transactions contemplated by the merger agreement and (ii) neither Rockwell Collins nor any of its affiliates will be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Rockwell Collins' or any of its affiliates' ability to own or operate any assets or properties of Rockwell Collins or any of its affiliates (including any equity or other interests in B/E Aerospace) or any assets or properties of B/E Aerospace or any of its affiliates if such action would require the divestiture or holding separate (or any other remedy) of or with respect to any assets of Rockwell Collins, B/E Aerospace or any of their affiliates or subsidiaries representing, in the aggregate, more than $175 million of annual revenue generated between January 1, 2015 and December 31, 2015.

        Each of the parties has agreed to (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any governmental authority regarding the transactions contemplated by the merger agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; (iii) and cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a governmental authority or in connection with any legal, administrative or other similar proceeding or action initiated by a governmental authority or private party, including immediately informing the other party of any such investigation, inquiry or proceeding, and consulting in advance before making any presentations or submissions to a governmental authority, or, in connection with any legal, administrative or other similar proceeding or action initiated by a private party, to any other person or entity.

        Each of the parties has also agreed to give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any governmental authority, or, in connection with any legal or administrative proceeding by a private party, with any other person or entity, and to the extent not prohibited by applicable law or by the applicable governmental authority or other person or entity, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any governmental authority or such other person or entity in respect of the transactions contemplated by the merger agreement without the other party, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto.

        Each party has agreed to furnish to the other copies of all substantive filings, submissions, correspondence and communications between it and its affiliates and their respective representatives, on the one hand, and any governmental authority or members of any governmental authority's staff (or any other person or entity in connection with any legal, administrative or other similar proceeding or actions initiated by a private party), on the other hand, with respect to the transactions contemplated by the merger agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as "Outside Counsel Only Material," and also may redact the material as necessary to (i) remove personally sensitive information; (ii) remove references concerning valuation, (iii) comply with contractual arrangements, (iv) address legal privilege or other confidentiality concerns, or (v) comply with applicable law.

        Between the date of the merger agreement and the effective time or the termination of the merger agreement in accordance with its terms, each of Rockwell Collins and Merger Sub will not, and will ensure that their subsidiaries do not, consummate, or enter into any agreement providing for any acquisition, divestiture or merger that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the merger agreement.

No Solicitation

        Each of Rockwell Collins and B/E Aerospace has agreed:

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  to immediately cease and terminate, and to use reasonable best efforts to cause its officers, directors and other representatives to cease and terminate, all existing discussions, negotiations and communications with any person or entity with respect to any acquisition proposal, such term referring to a proposal or offer from any person or entity providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Rockwell Collins or B/E Aerospace, as applicable, pursuant to which any such person or entity would own or control, directly or indirectly, 20% or more of the voting power of the referenced party, (ii) sale or other disposition, directly or indirectly, of assets of the referenced party (including the capital stock or other equity interests of any of its subsidiaries) or any subsidiary of the referenced party representing 20% or more of the consolidated assets, revenues or net income of the referenced party and its subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing 20% or more of the voting power of the referenced party, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any person or entity will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing 20% or more of the voting power of the referenced party or (v) any related combination of the foregoing; provided that, with respect to Rockwell Collins, such a proposal will only be deemed an acquisition proposal if it is conditioned upon or requires for its completion the failure of the merger to occur;

  •
  not to, and not to authorize any of its representatives to, directly or indirectly (i) initiate, seek, solicit, knowingly encourage or knowingly induce or take any other action reasonably expected to lead to an acquisition proposal, (ii) engage in negotiations or discussions with or provide any non-public information to any person or entity relating to an acquisition proposal or grant any waiver or release under any standstill or other agreement (unless either party's board of directors determines in good faith that refusing to grant such waiver or release would be inconsistent with its fiduciary duties under applicable law, in which case such party may waive such standstill provision in order to permit a third party to make an acquisition proposal) or (iii) resolve to do any of the foregoing;

  •
  not to provide access (and within one business day of the date of the merger agreement, to terminate any such access) to any third party to any data room (virtual or actual) containing any of such party's information; and

  •
  within two business days of the date of the merger agreement, to demand the return or destruction of all confidential, non-public information and materials and all other information and materials related to any acquisition proposal that have been provided to third parties that have entered into confidentiality agreements relating to a possible acquisition proposal with the referenced party or any of its subsidiaries.

        Notwithstanding the foregoing, prior to obtaining stockholder approval with regard to the merger agreement and the transactions contemplated by the merger agreement, if either party receives a bona fide written acquisition proposal that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of the merger agreement, then such party may:

  •
  contact the person or entity who has made such acquisition proposal in order to clarify the terms of such acquisition proposal so that such party's board of directors (or any committee thereof) may inform itself about such acquisition proposal;

  •
  furnish information concerning its business, properties or assets to such person or entity pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to such party than those contained in the confidentiality agreement, dated as of July 7, 2016, between Rockwell Collins and B/E Aerospace; and

  •
  negotiate and participate in discussions and negotiations with such person or entity concerning such acquisition proposal;

if, in the case of the circumstances described in the immediately preceding two bullet points, the party's board of directors determines in good faith that such acquisition proposal constitutes or is reasonably likely to constitute or result in a superior proposal, such term referring to a bona fide written acquisition proposal (provided that for purposes of the definition of superior proposal, references to 20% in the definition of acquisition proposal will be deemed to be references to 50%) that the referenced party's board of directors determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the referenced party's stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the merger agreement, and any changes to the terms of the merger agreement offered by the other party to the merger agreement in response to such acquisition proposal.

        Each of Rockwell Collins and B/E Aerospace will (i) promptly (and in any case within 24 hours) provide the other party notice (a) of the receipt of any acquisition proposal, which notice will include a complete, unredacted copy of such acquisition proposal, and (b) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, the party or any of its representatives concerning an acquisition proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (ii) promptly (and in any case within 24 hours) make available to the other party copies of all written materials provided by the referenced party to the proposing party but not previously made available to the other party and (iii) keep the other party informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such acquisition proposal or other inquiry, offer, proposal or request.

Adverse Recommendation Change and Termination

        Except as permitted by the merger agreement in the case of a superior proposal or an intervening event (in each case, as described immediately below), neither the Rockwell Collins Board, the B/E Aerospace Board, nor any committee thereof will (i) make an adverse recommendation change or (ii) adopt or approve, or publicly propose to adopt or approve, or allow such party to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any acquisitions proposal.

Superior Proposal

        Subject to the non-solicitation obligations described above and the obligations further described in this paragraph, if, prior to receipt of the approval of their respective stockholders, either party receives an acquisition proposal that its respective board of directors determines in good faith constitutes a superior proposal that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of the merger agreement, such party's board of directors may (i) effect an adverse recommendation change or (ii) terminate the merger agreement pursuant to the termination provisions as described below in order to enter into a definitive agreement providing for such superior proposal if (a) such party's board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; (b) such party has notified the other party in writing that it intends to effect an adverse recommendation change or terminate the merger agreement pursuant to the termination provisions as described below in order to enter into a definitive agreement providing for such superior proposal; (c) if applicable, such party has provided the other party a copy of the proposed definitive agreements between such party and the person or entity making such superior proposal; (d) for a period of four days following the notice delivered pursuant to clause (b) above, such party will have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party's representatives any proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties of such party's board of directors under applicable law (it being understood and agreed that any amendment to any material term or condition of any superior proposal will require a new notice and a new negotiation period that will expire on the later to occur of (1) two days following delivery of such new notice from such party to the other party and (2) the expiration of the original four-day period described in clause (d) above); and (e) no earlier than the end of such negotiation period, such party's board of directors will have determined in good faith, after considering the terms of any proposed amendment or modification to the merger agreement, that (x) the acquisition proposal that is the subject of the notice described in clause (b) above still constitutes a superior proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.

Intervening Event

        Subject to the non-solicitation obligations described above and the obligations further described in this paragraph, other than in connection with a superior proposal and prior to receipt of the approval of their respective stockholders, each of the board of directors of Rockwell Collins and B/E Aerospace may, in response to an intervening event, withdraw, qualify, or modify, or publicly propose to withdraw, qualify or modify, the Rockwell Collins Recommendation or the B/E Aerospace Recommendation, as applicable, only if (i) such party's board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; (ii) such party has notified the other party in writing that it intends to effect such adverse recommendation change (which notice will specify the facts and circumstances providing the basis of the intervening event and for the determination of such party's board of directors to effect such adverse recommendation change in reasonable detail); (iii) for a period of four days following the notice delivered pursuant to clause (ii) above, such party will have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party's representatives any proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties of such party's board of directors under applicable law (it being understood and agreed that any material change to the relevant facts and circumstances will require a new notice and a new negotiation period that will expire on the later to occur of (a) two days following delivery of such new notice from such party to the other party and (b) the expiration of the original four-day period described above in this clause (iii)); and (iv) no earlier than the end of such negotiation period, the board of directors of such party will have determined in good faith, after considering the terms of any proposed amendment or modification to the merger agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.

        Subject to Rockwell Collins' and B/E Aerospace's obligations with respect to their merger recommendations, as summarized section above, their obligations with respect to effecting an adverse recommendation change as summarized immediately above, and their obligations with respect to publicity related to the transactions contemplated by the merger agreement, nothing in the merger agreement prohibits Rockwell Collins or B/E Aerospace or either of their respective boards of directors, as applicable, from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the applicable board of directors determines in good faith that its failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law; provided, however, that the obligations with respect to the adverse recommendation change and termination provisions described above will not be affected by this provision and any such disclosure (other than issuance by the applicable party of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the applicable board of directors with respect to the merger agreement or an acquisition proposal will be deemed to be an adverse recommendation change unless the applicable board of directors in connection with such communication publicly states that its recommendation with respect to the merger agreement has not changed or refers to its prior recommendation without disclosing any adverse recommendation change.

Employee Benefits Matters

        For the period beginning at the effective time and ending on December 31, 2018 employees who are actively employed by B/E Aerospace or any of its subsidiaries immediately prior to the effective time, who are referred to as covered employees, will be provided by Rockwell Collins or any of its subsidiaries, for so long as such covered employees remain employees of Rockwell Collins or any of its subsidiaries, with compensation (including salary or base rate of compensation, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided by B/E Aerospace or its subsidiaries to covered employees immediately prior to the effective time.

        If any covered employee first becomes eligible to participate under any Rockwell Collins benefit plan, following the effective time, Rockwell Collins will, for covered employees who become eligible during 2017, use commercially reasonable efforts to (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any covered employee under any Rockwell Collins benefit plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar material employee benefit plan of B/E Aerospace, which is referred to as a B/E Aerospace benefit plan, that the covered employee participated in immediately prior to coverage under the Rockwell Collins benefit plan and (ii) provide each covered employee with credit for any copayments and deductibles paid prior to the covered employee's coverage under any Rockwell Collins benefit plan during the plan year in which the effective time occurs, to the same extent such credit was given under any similar B/E Aerospace benefit plan that covered employee participated in immediately prior to coverage under the Rockwell Collins benefit plan, in satisfying any applicable deductible or out-of-pocket requirements under the Rockwell Collins benefit plan for the plan year in which the effective time occurs.

        As of the effective time, Rockwell Collins will recognize all service of each covered employee prior to the effective time, to B/E Aerospace (or any of its predecessor entities or subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation accruals and severance amounts to the same extent as such covered employee received, immediately before the effective time, credit for such service under any similar B/E Aerospace benefit plan in which such covered employee participated immediately prior to the effective time; provided that service of each covered employee prior to the effective time will not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Rockwell Collins under Section 401(k) of the Code or (ii) Rockwell Collins retiree medical program in which any covered employee participates after the effective time. In no event will there be any duplication of benefits for the same period of service.

        B/E Aerospace and its subsidiaries will satisfy all legal or contractual requirements to provide notice to, or to carry out any consultation procedure with, any employee or groups of employees of B/E Aerospace or any of its subsidiaries, or any labor or trade union, labor organization or works council, which is representing any employee of B/E Aerospace or any of its subsidiaries, in connection with the transactions contemplated by the merger agreement.

Financing

        The merger is not conditioned upon Rockwell Collins obtaining financing. If Rockwell Collins fails to obtain financing for the merger, it will still be required to fulfill its obligations under the merger agreement, including, subject to provisions related to termination and fulfillment or waiver of the conditions to closing, its obligation to consummate the merger and the other transactions contemplated by the merger agreement.

        Rockwell Collins has agreed to keep B/E Aerospace reasonably informed on a reasonably current basis of material developments in respect of obtaining financing for the merger. B/E Aerospace has agreed to use reasonable best efforts to provide reasonable cooperation that is customary in connection with the arrangement of debt or equity financing that Rockwell Collins deems reasonably necessary in connection with the merger and that is consistent with transactions substantially similar to the merger.

Designation of Directors

        The merger agreement provides that Rockwell Collins will take all necessary corporate action so that, upon the effective time, the size of the Rockwell Collins Board will be increased by two members to a total of eleven members, and two individuals selected by B/E Aerospace who meet Rockwell Collins' independence criteria and are otherwise reasonably acceptable to Rockwell Collins will be appointed to the Rockwell Collins Board. One such individual will serve as a member of the class of directors of the Rockwell Collins Board with terms expiring in 2018, and the other individual will serve as a member of the class of directors of the Rockwell Collins Board with terms expiring in 2020. Other than such additional directors, no changes to the Rockwell Collins Board are expected in connection with the consummation of the merger.

Other Covenants and Agreements

        The merger agreement contains additional agreements relating to, among other matters:

Directors' and Officers' Indemnification and Insurance

        The parties have agreed that all rights, existing at the time of the merger agreement, to indemnification and exculpation from liabilities (including advancement of expenses) for acts or omissions occurring at or prior to the effective time, in favor of the current or former directors or officers of B/E Aerospace as provided in the certificate of incorporation or the by-laws of B/E Aerospace or in any indemnification contract between such directors or officers and B/E Aerospace will survive the merger and will continue in full force and effect.

        For 6 years after the effective time, Rockwell Collins will maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation or the by-laws of B/E Aerospace as in effect immediately prior to the effective time with respect to acts or omissions occurring prior to the effective time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the current or former directors or officers of B/E Aerospace; provided that all rights to indemnification in respect of any action pending or asserted or any claim made within such 6-year period will continue until the disposition of such action or resolution of such claim.

        Prior to the effective time, B/E Aerospace will (or, if B/E Aerospace is unable to, after the effective time, Rockwell Collins will), purchase a 6-year prepaid "tail" policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under B/E Aerospace's existing policies of directors' and officers' liability insurance and fiduciary liability insurance, with respect to matters arising on or before the effective time (including in connection with the merger agreement and the transactions or actions contemplated by the merger agreement), and Rockwell Collins will maintain such policy in full force and effect, for its full term, and no other party will have any further obligation to purchase or pay for insurance; provided that B/E Aerospace will not pay, and Rockwell Collins will not be required to pay, in excess of 300% of the last annual premium paid by B/E Aerospace prior to the date of the merger agreement in respect of such "tail" policy. If B/E Aerospace for any reason fail to obtain such "tail" insurance policies prior to, as of or after the effective time, Rockwell Collins will, for 6 years from the effective time, maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by B/E Aerospace with respect to matters arising on or before the effective time, again without being required to pay annual premiums in excess of 300% of the last annual premium paid by B/E Aerospace prior to the date of the merger agreement in respect of the coverage required to be obtained, but in such case Rockwell Collins will purchase as much coverage as reasonably practicable for such amount.

Certain Tax Matters

        Rockwell Collins and B/E Aerospace have agreed to use reasonable best efforts to obtain from their respective legal advisors the opinions related to the KLX spin-off tax treatment that are required as conditions to the closing of the merger, as described above.

        In addition, Rockwell Collins and B/E Aerospace have each agreed to deliver tax representation letters similar to the Rockwell Collins Signing Representation Letter and the B/E Aerospace Signing Representation Letter, respectively, immediately prior to the closing, and covenanted that neither knew of any reason that it would not be able to deliver their respective tax representation letters at the closing. Rockwell Collins and B/E Aerospace each agree to use their respective reasonable best efforts not to take any action what would cause any of the representations, warranties and covenants in their respective tax representation letters that were delivered at signing to become untrue.

        Rockwell Collins and B/E Aerospace represented that they had each received opinions as of the date of the merger agreement from their respective tax counsels to the effect that the merger will not cause the KLX spin-off to fail to qualify for the KLX spin-off tax treatment.

        Rockwell Collins and B/E Aerospace agreed to use reasonable best efforts to jointly engage promptly after the date of the merger agreement a nationally recognized law firm to serve as additional tax counsel in accordance with the terms of the merger agreement.

Section 16 Matters

        Prior to the effective time, the parties will take all such steps as may be reasonably necessary or advisable to cause any dispositions of B/E Aerospace common stock (including derivative securities) or acquisitions of Rockwell Collins common stock (including derivative securities) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to B/E Aerospace or will become subject to such reporting requirements with respect to Rockwell Collins, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by law.

Public Disclosure

        While the merger agreement is in effect, neither Rockwell Collins, B/E Aerospace nor any of their affiliates will disseminate any press release or other public announcement concerning the merger agreement, the merger or the other transactions contemplated by the merger agreement without the prior written consent of the other parties to the merger agreement (which consent will not be unreasonably withheld, conditioned or delayed), except (i) as required by law or the rules of a national securities exchange, (ii) to the extent disclosed in or consistent with a press release or other document previously approved for external distribution by the other parties to the merger agreement or the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, (iii) and to the extent the information included therein is not confidential information of any other party, a party may communicate to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law. In addition, such obligation to obtain prior written consent of the other parties to the merger agreement will not apply to press releases or public announcements if B/E Aerospace or Rockwell Collins has effected an adverse recommendation change, to any disclosures in connection with either a determination by B/E Aerospace or Rockwell Collins, in accordance with their respective obligations under the non-solicitation provisions of the merger agreement, that an acquisition proposal is a superior proposal or to any disclosures in connection with any dispute between the parties regarding the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Stock Exchange Listing

        Rockwell Collins has agreed to use reasonable best efforts to cause the shares of Rockwell Collins common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time.

Dividend Record Dates

        B/E Aerospace will coordinate with Rockwell Collins to designate the record dates and payment dates for B/E Aerospace's quarterly dividends to coincide with the record dates and payment dates for Rockwell Collins' quarterly dividends, it being the intention of the parties that holders of B/E Aerospace common stock and Rockwell Collins common stock will not receive dividends twice for a corresponding fiscal quarter of either B/E Aerospace or Rockwell Collins.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

        The obligations of each of Rockwell Collins, Merger Sub and B/E Aerospace to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

  •
  Rockwell Collins having obtained the Rockwell Collins Stockholder Approval and B/E Aerospace having obtained the B/E Aerospace Stockholder Approval;

  •
  the shares of Rockwell Collins common stock to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

  •
  the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, having become effective under the Securities Act, and not being the subject of any stop order or any legal, administrative or other similar proceedings or actions by or before the SEC seeking a stop order;

  •
  any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the merger having expired or early termination thereof having been granted, and any authorization or consent from a governmental authority required to be obtained with respect to the merger under any antitrust laws in Europe, China, South Korea, Taiwan, Turkey or the Philippines (if required) having been obtained and remaining in full force and effect; and

  •
  no governmental authority having issued or entered any order or enacted any law after the date of the merger agreement having the effect of enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

Conditions to the Obligations of Rockwell Collins and Merger Sub to Complete the Merger

        In addition, the obligations of Rockwell Collins and Merger Sub to complete the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

  •
  the representations and warranties of B/E Aerospace set forth in the merger agreement with respect to (i) capitalization being true and correct in all respects (other than de minimis inaccuracies) and (ii) outstanding equity awards, ownership of subsidiaries, corporate authorization of the merger agreement, required stockholder approval of adoption of the merger agreement and the transactions contemplated by the merger agreement, the inapplicability of anti-takeover laws, brokers and transaction-related fees and expenses, opinions from financial advisors and the valid and binding nature of B/E Aerospace's amendment to the KLX tax sharing agreement, being true and correct in all material respects, without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on B/E Aerospace, in the case of clauses (i) and (ii), as of the closing of the merger (or, in the case of representations and warranties made as of a specific date, as of such date), with the representations and warranties listed in clauses (i) and (ii) referred to as the B/E Aerospace fundamental representations and warranties;

  •
  all other representations and warranties of B/E Aerospace set forth in the merger agreement (other than the B/E Aerospace fundamental representations and warranties), without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on B/E Aerospace, being true and correct as of the closing date (or, in the case of representations and warranties made as of a specific date, as of such date), except where failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on B/E Aerospace;

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  B/E Aerospace having performed or complied in all material respects with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger;

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  since the date of the merger agreement, no event, occurrence, development or change having occurred that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on B/E Aerospace;

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  Rockwell Collins having received a certificate from an executive officer of B/E Aerospace certifying that the above conditions have been satisfied; and

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  Rockwell Collins having received the Rockwell Collins Tax Advisor Opinion (or, if applicable, both the B/E Aerospace Tax Advisor Opinion and a similar opinion from the additional tax counsel).

Conditions to the Obligation of B/E Aerospace to Complete the Merger

        In addition, the obligation of B/E Aerospace to complete the merger is subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

  •
  the representations and warranties of Rockwell Collins and Merger Sub set forth in the merger agreement with respect to (i) capitalization being true and correct in all respects (other than de minimis inaccuracies) and (ii) outstanding equity awards, ownership of subsidiaries, corporate authorization of the merger agreement, required stockholder approval of the issuance of Rockwell Collins common stock in connection with the merger, brokers and transaction-related fees and expenses and opinions from financial advisors being true and correct in all material respects, without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on Rockwell Collins, in the case of clauses (i) and (ii), as of the closing of the merger (or, in the case of representations and warranties made as of a specific date, as of such date), with the representations and warranties listed in clauses (i) and (ii) referred to as the Rockwell Collins fundamental representations and warranties;

  •
  all other representations and warranties of Rockwell Collins and Merger Sub set forth in the merger agreement (other than the Rockwell Collins fundamental representations and warranties), without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effects on Rockwell Collins, being true and correct as of the closing date (or, in the case of representations and warranties made as of a specific date, as of such date), except where failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Rockwell Collins;

  •
  Rockwell Collins and Merger Sub having performed or complied in all material respects with each of their respective obligations required under the merger agreement to be performed or complied with on or prior to the closing of the merger;

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  since the date of the merger agreement, no event, occurrence, development or change having occurred that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rockwell Collins;

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  B/E Aerospace having received a certificate from an executive officer of Rockwell Collins certifying that the above conditions have been satisfied; and

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  B/E Aerospace having received the B/E Aerospace Tax Advisor Opinion (or, if applicable, both the Rockwell Collins Tax Advisor Opinion and a similar opinion from the additional tax counsel).

Termination

        The merger agreement may be terminated at any time prior to the effective time, before or after approval is obtained from the stockholders of Rockwell Collins or B/E Aerospace (except as expressly noted otherwise), as follows:

  •
  by the mutual written consent of Rockwell Collins and B/E Aerospace;

  •
  by either Rockwell Collins or B/E Aerospace if:

  •
  the merger has not been consummated on or before 5:00 p.m. (New York time) on October 21, 2017, except where the party seeking to terminate the merger agreement for this reason has failed to perform or comply with any of its obligations under the merger agreement and such failure has been the principal cause or resulted in the failure of the consummation of the merger on or before that date, this termination right being referred to as the End Date Termination Right;

  •
  any governmental authority has issued or entered any final, non-appealable order or enacted any law after the date of the merger agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger or the other transactions contemplated by the merger agreement, except where the issuance of such order was proximately caused by the failure of the party seeking to terminate the merger agreement for this reason to perform or comply with any of its obligations under the merger agreement;

  •
  the Rockwell Collins Stockholder Approval has not been obtained upon a vote taken at the duly convened Rockwell Collins special meeting or at any adjournment or postponement of such meeting; or

  •
  the B/E Aerospace Stockholder Approval has not been obtained upon a vote taken at the duly convened B/E Aerospace special meeting or at any adjournment or postponement of such meeting;

  •
  by B/E Aerospace:

  •
  if Rockwell Collins or Merger Sub breaches or fails to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement, resulting in the failure of a closing condition regarding (i) the accuracy of Rockwell Collins' representations or warranties (treating for this purpose the representation and warranty made by Rockwell Collins regarding the truth and accuracy of the Rockwell Collins Signing Representation Letter as a Rockwell Collins fundamental representation and warranty in the event the B/E Aerospace Tax Advisor Opinion and either the Rockwell

      Collins Tax Advisor Opinion or the similar opinion of the additional tax counsel cannot be delivered) or (ii) the performance or compliance in all material respects with their respective obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, and, in each case, such breach or failure to perform is incapable of being cured prior to 5:00 p.m. (New York time) on October 21, 2017 or, if capable of being cured, will not have been cured prior to the earlier of 5:00 p.m. (New York time) on October 21, 2017 or the date that is 30 days after delivery of notice by B/E Aerospace to Rockwell Collins of such breach or failure to perform, except that B/E Aerospace will not have the right to terminate the merger agreement for this reason if B/E Aerospace is then in material breach of any of its material obligations under the merger agreement, resulting in the failure of a closing condition regarding its performance or compliance with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, the termination right described in this bullet point being referred to as the B/E Aerospace Breach Termination Right;

    •
    prior to receipt of the Rockwell Collins Stockholder Approval, if Rockwell Collins makes an adverse recommendation change, fails to include in this joint proxy statement/prospectus the Rockwell Collins recommendation or materially violates or breaches its non-solicitation obligations, the termination right described in this bullet point being referred to as the B/E Aerospace Recommendation Change Termination Right;

    •
    prior to receipt of the B/E Aerospace Stockholder Approval, in order for B/E Aerospace to enter into a definitive agreement with respect to a superior proposal to the extent permitted by and subject to the applicable terms and provisions of the non-solicitation provisions, provided that prior to or simultaneously with such termination, B/E Aerospace pays to Rockwell Collins the termination fee, as described further below; or

    •
    if the closing condition regarding delivery to B/E Aerospace of the B/E Aerospace Tax Advisor Opinion (or, if applicable, delivery of both the Rockwell Collins Tax Advisor Opinion and a similar opinion from the additional tax counsel) is not satisfied within 20 business days of the satisfaction or waiver of all other closing conditions (other than those conditions that by their terms cannot be satisfied prior to the closing of the merger, but which conditions would be satisfied or would be capable of being satisfied if the closing of the merger occurred as of such date), the termination right described in this bullet point being referred to as the B/E Aerospace Tax Opinion Termination Right;

  •
  by Rockwell Collins:

  •
  if B/E Aerospace breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, resulting in the failure of a closing condition regarding (i) the accuracy of B/E Aerospace's representations or warranties (treating for this purpose the representation and warranty made by B/E Aerospace regarding the truth and accuracy of the B/E Aerospace Signing Representation Letter as a B/E Aerospace fundamental representation and warranty in the event the Rockwell Collins Tax Advisor Opinion and either the B/E Aerospace Tax Advisor Opinion or the similar opinion of the additional tax counsel cannot be delivered) or (ii) the performance or compliance in all material respects with B/E Aerospace's obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, and, in each case, such breach or failure to perform is incapable of being cured prior to 5:00 p.m. (New York time) on October 21, 2017 or, if capable of being cured, will not have been cured prior to the earlier of 5:00 p.m. (New York time) on October 21, 2017 or the date that is 30 days after delivery of notice by Rockwell Collins to B/E Aerospace of such breach or failure to perform, except that Rockwell Collins will not have the right to terminate the merger agreement for this reason if Rockwell Collins is then in material breach of any of its material obligations under the merger agreement, resulting in the failure of a closing condition regarding its performance or compliance with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, the termination right described in this bullet point being referred to as the Rockwell Collins Breach Termination Right;

    •
    prior to receipt of the B/E Aerospace Stockholder Approval, if B/E Aerospace makes an adverse recommendation change, fails to include in this joint proxy statement/prospectus the B/E Aerospace recommendation or materially violates or breaches its non-solicitation obligations, the termination right described in this bullet point being referred to as the Rockwell Collins Recommendation Change Termination Right;

    •
    prior to receipt of the Rockwell Collins Stockholder Approval, in order for Rockwell Collins to enter into a definitive agreement with respect to a superior proposal to the extent permitted by and subject to the applicable terms and provisions of the non-solicitation provisions, provided that prior to or simultaneously with such termination, Rockwell Collins pays to B/E Aerospace the termination fee, as described further below; or

    •
    if the closing condition regarding delivery to Rockwell Collins of the Rockwell Collins Tax Advisor Opinion (or, if applicable, delivery of both the B/E Aerospace Tax Advisor Opinion and a similar opinion from the additional tax counsel) is not satisfied within 20 business days of the satisfaction or waiver of all other closing conditions (other than those conditions that by their terms cannot be satisfied prior to the closing of the merger, but which conditions would be satisfied or would be capable of being satisfied if the closing of the merger occurred as of such date), the termination right described in this bullet point being referred to as the Rockwell Collins Tax Opinion Termination Right.

Effect of Termination

        If the merger agreement is terminated as described above and the merger is abandoned, the terminating party must provide written notice to the other party specifying the provisions of the merger agreement pursuant to which the termination is being made and the merger agreement will be null and void and of no effect, without liability on the part of any party to the merger agreement, and the rights and obligations of any party to the merger agreement will cease, except that, obligations with respect to certain provisions of the merger agreement will survive the termination of the merger agreement, including the following:

  •
  no termination will relieve any party of any liability or damages resulting from any intentional breach of the merger agreement prior to such termination or fraud, in which case the aggrieved party will be entitled to all remedies available at law or in equity, including liability for damages (taking into account all relevant factors, including the loss of the benefit of the merger, any lost stockholder premium, any lost synergies, the time value of money and any benefit to the breaching party or its shareholders arising from such intentional breach or fraud); and

  •
  the confidentiality agreement entered into by Rockwell Collins and B/E Aerospace in connection with entering into the merger and the provisions of the merger agreement with respect to the effect of termination, termination fees, and general provisions of interpretation and construction will survive any termination of the merger agreement.

        Under the merger agreement, intentional breach means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of the merger agreement.

Termination Fees and Expense Reimbursements

        The merger agreement provides for payment of termination fees in connection with a termination of the merger agreement under the following circumstances:

  •
  B/E Aerospace will pay to Rockwell Collins $200 million:

  •
  on the date of the consummation of the applicable acquisition proposal, if Rockwell Collins terminates the merger agreement pursuant to the Rockwell Collins Breach Termination Right on the basis of a breach of a covenant or agreement contained in the merger agreement or either party terminates the agreement pursuant to the End Date Termination Right or failure of B/E Aerospace to obtain the B/E Aerospace Stockholder Approval, and, in any such case, prior to the termination of the merger agreement (or prior to the Rockwell Collins special meeting in the event of failure of B/E Aerospace to obtain the B/E Aerospace Stockholder Approval), an acquisition proposal (with regard to 50% of the voting power, consolidated assets, revenues or net income of the applicable party) made after the date of the merger agreement is publicly disclosed and not publicly withdrawn and, within 12 months of such termination, B/E Aerospace consummates an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is ultimately consummated (regardless of when consummation occurs);

  •
  immediately prior to or simultaneously with termination, if B/E Aerospace terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provisions; or

  •
  promptly, and in no event later than 3 business days after termination, if Rockwell Collins terminates the merger agreement pursuant to the Rockwell Collins Recommendation Change Termination Right.

  •
  Rockwell Collins will pay to B/E Aerospace $300 million:

  •
  on the date of the consummation of the applicable acquisition proposal, if B/E Aerospace terminates the merger agreement pursuant to the B/E Aerospace Breach Termination Right on the basis of a breach of a covenant or agreement contained in the merger agreement or either party terminates the agreement pursuant to the End Date Termination Right or failure of Rockwell Collins to obtain the Rockwell Collins Stockholder Approval, and, in any such case, prior to the termination of the merger agreement (or prior to the B/E Aerospace special meeting in the event of failure of Rockwell Collins to obtain the Rockwell Collins Stockholder Approval), an acquisition proposal (with regard to 50% of the voting power, consolidated assets, revenues or net income of the applicable party) made after the date of the merger agreement is publicly disclosed and not publicly withdrawn and, within 12 months of such termination, Rockwell Collins consummates an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is ultimately consummated (regardless of when consummation occurs);

  •
  immediately prior to or simultaneously with termination, if Rockwell Collins terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provisions; or

  •
  promptly, and in no event later than 3 business days after termination, if B/E Aerospace terminates the merger agreement pursuant to the B/E Aerospace Recommendation Change Termination Right.

        In no event will Rockwell Collins or B/E Aerospace be required to pay a termination fee if such party has already paid a termination fee, and no termination fee will be payable more than once.

        In addition to the termination fees described above, the merger agreement provides for expense reimbursements in connection with the termination of the merger agreement under the following circumstances:

  •
  B/E Aerospace will reimburse Rockwell Collins for reasonable and documented out-of-pocket costs and expenses incurred by Rockwell Collins, including all fees and expenses incurred by Rockwell Collins in connection with the financing of the merger and the fees and expenses of advisors incurred by Rockwell Collins in connection with the merger agreement and the transactions contemplated by the merger agreement, in an amount not to exceed $85 million:

  •
  if the merger agreement is terminated (i) by either Rockwell Collins or B/E Aerospace due to failure of B/E Aerospace to obtain the B/E Aerospace Stockholder Approval, (ii) by B/E Aerospace pursuant to the B/E Aerospace Tax Opinion Termination Right, (iii) by Rockwell Collins pursuant to the Rockwell Collins Breach Termination Right or (iv) by Rockwell Collins pursuant to the Rockwell Collins Tax Opinion Termination Right and, in the case of this clause (iv), either (1) a breach or inaccuracy in the B/E Aerospace Signing Representation Letter causes the Rockwell Collins Tax Advisor Opinion not to be delivered (and either the B/E Aerospace Tax Advisor Opinion or the opinion of the additional tax counsel is not delivered for any reason) or (2) B/E Aerospace fails to comply with its obligations under the covenant in the merger agreement related to certain tax matters.

  •
  Rockwell Collins will reimburse B/E Aerospace for reasonable and documented out-of-pocket costs and expenses incurred by B/E Aerospace, including all fees and expenses of advisors incurred by B/E Aerospace in connection with the merger agreement and the transactions contemplated by the merger agreement, in an amount not to exceed $56 million:

  •
  If the merger agreement is terminated by either Rockwell Collins or B/E Aerospace due to failure of Rockwell Collins to obtain the Rockwell Collins Stockholder Approval.

        Payment of the expense reimbursements by either party does not affect the other party's right to receive any applicable termination fees, but does reduce on a dollar-for-dollar basis any termination fee that becomes due and payable to such other party under the terms of the merger agreement.

        The right of either party to receive the applicable termination fee and expense reimbursement, in circumstances in which the applicable termination fee or expense reimbursement is owed, is the sole and exclusive monetary remedy of the receiving party against the other party and its subsidiaries and representatives for all losses and damages suffered as a result of the failure of the consummation of the transactions contemplated by the merger agreement to be consummated or failure to perform under the merger agreement or otherwise, except (i) in the event of (a) termination due to failure of a party to include its required recommendation under the merger agreement in this joint proxy statement/prospectus or due to breach of such party's non-solicitation obligations, (b) intentional breach of the covenant in the merger agreement related to certain tax matters or fraudulent breach of either party's representations and warranties under the merger agreement related to their respective tax representation letters or (c) the right of each party to receive the applicable termination fee less the applicable expense reimbursement under certain circumstances) and (ii) that any party that fails to timely pay any termination fee or expense reimbursement due pursuant to the merger agreement will be obligated to pay any costs and expenses in connection with any suit brought by the other party that results in a judgment against the delinquent party for the payment of such termination fee and expense reimbursement.

Expenses

        Except as otherwise described under "Termination Fees and Expense Reimbursements" above, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated.

Amendment and Waiver

Amendment

        The merger agreement may be amended by mutual agreement of the parties in writing at any time before or after receipt of the respective stockholder approvals of Rockwell Collins and B/E Aerospace, except that no amendment may be made (i) after receipt of either of the respective stockholder approvals of Rockwell Collins and B/E Aerospace if such amendment would require, in accordance with applicable law or the rules of any stock exchange, further approval of the parties' respective stockholders, (ii) that is not permitted under applicable law or (iii) that would adversely affect the rights of Rockwell Collins' financing sources under the merger agreement relating to amendment, status as third-party beneficiaries, waiver of jury trial or governing law and liability with regard to legal, administrative or other similar proceedings or actions related to such financing sources.

Waiver

        At any time prior to the effective time, subject to applicable law, the parties may:

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  extend the time for the performance of any obligation or other act of any other party to the merger agreement;

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  waive any inaccuracies in the representations and warranties of any other party to the merger agreement contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

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  waive compliance with any agreement or condition contained in the merger agreement.

        No failure or delay by the any party in exercising any right under the merger agreement will operate as a waiver of such right nor will any single or partial exercise of any such right preclude any other or further exercise of any other right under the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Third-Party Beneficiaries

        The merger agreement is not intended to and will not confer upon any person or entity other than the parties thereto any rights or remedies, except for:

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  from and after the effective time, the provisions of the merger agreement relating to indemnification and exculpation from liability for the current or former directors and officers of B/E Aerospace;

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  from and after the effective time, the holders of B/E Aerospace common stock and B/E Aerospace equity awards; and

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  financing sources of Rockwell Collins, with respect to amendments to the merger agreement, waiver of jury trial or governing law and liability with regard to legal, administrative or other similar proceedings or actions related to such financing sources.

Governing Law; Jurisdiction; Waiver of Jury Trial

Governing Law; Jurisdiction

        The merger agreement and all legal, administrative and other similar proceedings or actions (whether based on contract, tort or otherwise) arising out of or relating to the merger agreement or the actions of the parties to the merger agreement in the negotiation, administration, performance and enforcement of the merger agreement, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Notwithstanding the provision described in the preceding paragraph, the parties have agreed not to bring any legal, administrative or other similar proceedings or actions against any of Rockwell Collins' financing sources relating to the merger in any forum other than the Supreme Court of the State of New York or, if exclusive jurisdiction for any such proceeding or action is vested in federal courts, the United States District Court for the Southern District of New York and appellate courts thereof. In addition, such proceedings or actions against any of Rockwell Collins' financing sources will be governed by the laws of the State of New York, except that, prior to the closing of the merger, the definition of material adverse effect and the representations and warranties in the merger agreement will, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by the merger agreement, will be governed by the laws of the State of Delaware.

        B/E Aerospace has agreed that it will have no rights or claims against any of Rockwell Collins' financing sources in connection with the merger agreement, the merger or any financing document in connection with the transactions contemplated by the merger agreement.

Waiver of Jury Trial

        The parties have agreed to waive all rights to trial by jury in any action, proceeding or counterclaim between any of them arising out of or relating to the merger agreement.

Enforcement

        The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party to the merger agreement does not perform the provisions of the merger agreement (including failing to take such actions as are required of such party to consummate the merger agreement) in accordance with the specified terms of the merger agreement or otherwise breach the provisions of the merger agreement. Accordingly, the parties acknowledged and agreed that, prior to any termination of the merger agreement in accordance with the terms of the merger agreement, the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to provide any bond or other security in connection with any such order or injunction.

INFORMATION ABOUT THE COMPANIES

Rockwell Collins

        Rockwell Collins designs, produces and supports communications and aviation systems for commercial and military customers and provides information management services through voice and data communication networks and solutions worldwide. The integrated system solutions and products Rockwell Collins provides to its served markets are oriented around a set of core competencies: communications, navigation, automated flight control, displays/surveillance, simulation and training, integrated electronics and information management systems. Rockwell Collins also provides a wide range of services and support to its customers through a worldwide network of service centers, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. The structure of Rockwell Collins' business allows it to leverage these core competencies across markets and applications to bring high value solutions to its customers.

        Rockwell Collins serves a worldwide customer base through its three operating segments: Commercial Systems, Government Systems and Information Management Services. The Commercial Systems segment supplies aviation electronics systems, products and services to customers located throughout the world. The customer base is comprised of original equipment manufacturers of commercial air transport, business and regional aircraft, commercial airlines and business aircraft operators. The Government Systems segment provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, various ministries of defense, other government agencies and defense contractors around the world. These products, systems and services support airborne, precision weapon, ground and maritime applications on new equipment as well as in retrofit and upgrade applications designed to extend the service life and enhance the capability of existing aircraft, vehicle and weapon platforms. The Information Management Services segment provides communications services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets to customers located around the world. The customer base includes commercial airlines, business aircraft operators, the U.S. Federal Aviation Administration (FAA), airport and critical infrastructure operators and major passenger and freight railroads.

        Rockwell Collins serves a broad range of customers worldwide, including the U.S. Department of Defense, U.S. Coast Guard, civil agencies, airports, defense contractors, foreign ministries of defense, manufacturers of commercial helicopters, manufacturers of commercial air transport, business and regional aircraft, commercial airlines, fractional and other business jet operators, the FAA, critical infrastructure operators and major passenger and freight railroads. Rockwell Collins markets its systems, products and services directly to its customers through an internal marketing and sales force. In addition, it utilizes a worldwide dealer network to distribute its products and international sales representatives to assist with international sales and marketing. In 2016, various branches of the U.S. Government, both directly and indirectly through subcontracts, accounted for 33% of Rockwell Collins' total sales.

        Rockwell Collins' executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498 and its telephone number is (319) 295-1000. Rockwell Collins' website address is www.rockwellcollins.com. Information contained on Rockwell Collins' website does not constitute part of this joint proxy statement/prospectus. Rockwell Collins' stock is publicly traded on the NYSE under the ticker symbol "COL."

B/E Aerospace

        B/E Aerospace is a world leading manufacturer of aircraft cabin interior products. B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E Aerospace's manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems and modular lavatory systems. B/E Aerospace also provides cabin interior reconfiguration, program management and certification services. B/E Aerospace sells and supports its products through its own global direct sales and product support organization.

        B/E Aerospace's commercial aircraft segment includes seating products, interior systems, and engineering services for commercial aircraft, and brazing technologies and electronic systems for the commercial and military aerospace markets. B/E Aerospace has the design and engineering capabilities to create and manufacture highly customized products tailored to customers' unique preferences. As an industry leading manufacturer of interior systems for both narrow- and wide-body aircraft, B/E Aerospace supplies food and beverage preparation equipment, galleys and galley air chillers, cabin lighting, oxygen systems and passenger service units (PSUs), lavatories, and water and waste systems. B/E Aerospace services also include optimizing cabin layout and installing crew rest compartments. Additionally, B/E Aerospace is a market leader in the design, engineering, and manufacturing of customized, fully integrated thermal management, power conversion and interconnect solutions that address complex power management requirements. Revenues for the commercial aircraft segment in the third quarter of 2016 were $578.8 million.

        B/E Aerospace's business jet segment manufactures products that include a complete line of business jet seating and divan products, super first class environments, lighting systems, air valves, water and waste systems, oxygen delivery systems and de-icing systems. B/E is internationally recognized as a leading supplier of business jet products and services for leading prominent business jet manufacturers and completion centers. Revenues for the business jet segment in the third quarter of 2016 were $153.9 million.

        B/E Aerospace was founded by Amin and Bob Khoury in 1987 upon the acquisition of Bach Engineering. After acquiring EECO, Inc. in 1989, the company's name was changed to B/E Avionics. B/E Aerospace became a public company listed on the NASDAQ in April 1990. In 1992, B/E Aerospace acquired the assets of PTC Aerospace, Inc. and Aircraft Products Company, transforming B/E Aerospace into a cabin interiors provider, and the company's name became "B/E Aerospace, Inc." Over the next 10 years, acquisitions of interior equipment companies established B/E Aerospace as a renowned interiors provider. In 2001, B/E Aerospace expanded its operations to include distribution by acquiring M&M Aerospace. Honeywell's Consumables Solutions business was acquired in 2008, establishing B/E Aerospace as a global leader in distributing aerospace fasteners and consumables, and provider of logistics services. In 2014, the Consumables Management Segment, which consisted of B/E Aerospace's aerospace distribution and energy services businesses, was spun-off to form KLX.

        B/E Aerospace's executive offices are located at 1400 Corporate Center Way, Wellington Florida, 33414, its website address is www.beaerospace.com, and its phone number is (561) 791-5000. Information contained on B/E Aerospace's website does not constitute part of this joint proxy statement/prospectus. B/E Aerospace common stock is listed on the NASDAQ, trading under the symbol "BEAV."

Merger Sub

        Merger Sub, a wholly owned subsidiary of Rockwell Collins, is a Delaware corporation incorporated on October 19, 2016 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplate by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Sub are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498.

 ROCKWELL COLLINS SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the Rockwell Collins stockholders as part of a solicitation of proxies by the Rockwell Collins Board for use at the Rockwell Collins special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Rockwell Collins stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Rockwell Collins special meeting.

Date, Time and Place

        The special meeting of Rockwell Collins stockholders will be held at            , on            , at             a.m. Rockwell Collins intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Rockwell Collins special meeting on or about             .

Purpose of the Rockwell Collins Special Meeting

        At the Rockwell Collins special meeting, Rockwell Collins stockholders will be asked to consider and vote on the following:

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  a proposal to issue Rockwell Collins common stock pursuant to the merger agreement, which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on page 54 and page 119, respectively, and a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which is referred to as the Share Issuance proposal; and

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  a proposal to approve the adjournment of the Rockwell Collins special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance proposal, which is referred to as the Rockwell Collins Adjournment proposal.

        Completion of the merger is conditioned on the approval of the Share Issuance proposal.

Recommendation of the Rockwell Collins Board

        On October 21, 2016, the Rockwell Collins Board adopted the merger agreement, declared the merger agreement advisable and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Rockwell Collins and its stockholders. Accordingly, the Rockwell Collins Board unanimously recommends that Rockwell Collins stockholders vote "FOR" the Share Issuance proposal and "FOR" the Rockwell Collins Adjournment proposal.

        Rockwell Collins stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

Rockwell Collins Record Date; Stockholders Entitled to Vote

        Only holders of record of Rockwell Collins common stock at the close of business on            will be entitled to notice of, and to vote at, the Rockwell Collins special meeting or any adjournments or postponements thereof.

        As of the close of business on            , the most recent practicable date for which such information was available, there were            shares of Rockwell Collins common stock outstanding and entitled to vote at the Rockwell Collins special meeting. The number of shares of Rockwell Collins common stock outstanding as of the record date is not expected to be meaningfully different from the number as

of             . Each share of Rockwell Collins common stock outstanding on the Rockwell Collins record date entitles the holder thereof to one vote on each proposal to be considered at the Rockwell Collins special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Rockwell Collins special meeting.

        A complete list of stockholders entitled to vote at the Rockwell Collins special meeting will be available for examination by any Rockwell Collins stockholder in the Investor Relations department at Rockwell Collins' corporate office at 400 Collins Rd. NE, Cedar Rapids, Iowa for purposes pertaining to the Rockwell Collins special meeting, between the hours of            and             for a period of 10 days before the Rockwell Collins special meeting, and at the time and place of the Rockwell Collins special meeting.

Voting by Rockwell Collins' Directors and Executive Officers

        At the close of business on            , the most recent practicable date for which such information was available, Rockwell Collins directors and executive officers and their affiliates were entitled to vote            shares of Rockwell Collins common stock or approximately        % of the shares of Rockwell Collins common stock outstanding on that date. The number and percentage of shares of Rockwell Collins common stock owned by directors and executive officers of Rockwell Collins and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of            . Rockwell Collins currently expects its directors and executive officers to vote their shares in favor of all Rockwell Collins proposals, but no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum

        The Rockwell Collins by-laws provide that the holders of a majority of the issued and outstanding stock of Rockwell Collins present either in person or by proxy will constitute a quorum for the transaction of business at the Rockwell Collins special meeting.

        Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Rockwell Collins special meeting.

        Broker non-votes, if any, will not be counted for the purpose of determining the presence of a quorum for the transaction of business at the Rockwell Collins special meeting.

Required Vote

        The required votes to approve the Rockwell Collins proposals are as follows:

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  The Share Issuance proposal requires the affirmative vote of holders of a majority of the votes cast by shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting.

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  The Rockwell Collins Adjournment proposal requires the affirmative vote of holders of a majority of the shares of Rockwell Collins common stock represented (in person or by proxy) at the Rockwell Collins special meeting and entitled to vote on the proposal, whether or not a quorum is present.

Voting of Proxies by Holders of Record

How to Vote by Proxy If You Are the Record Holder of Your Shares

        If you were the record holder of your shares as of the Rockwell Collins record date, you may submit your proxy to vote by mail, by telephone or via the Internet. Note that if you hold your shares through the Rockwell Collins Retirement Savings Plan, which was established pursuant to

Section 401(k) of the Internal Revenue Code and is referred to as the Rockwell Collins 401(k) Plan, additional restrictions apply as described below under "How to Vote Your 401(k) Plan Shares by Proxy."

Voting via the Internet or by Telephone.

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  To submit your proxy via the Internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

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  To submit your proxy by telephone, call            . Have your proxy card in hand when you call and then follow the instructions to vote your shares.

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  If you vote via the Internet or by telephone, you must do so no later than           p.m. on            .

        Voting by Mail.    As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

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  To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address:

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  If you vote by mail, your proxy card must be received no later than           p.m. on            .

How to Vote Your Rockwell Collins 401(k) Plan Shares by Proxy

        If you hold shares of Rockwell Collins common stock through the Rockwell Collins 401(k) Plan, you may vote your shares by telephone, mail or via the Internet as described above. If you vote your shares by telephone or via the Internet, your voting instructions must be received before 11:59 p.m. (Eastern time) on            in order for the Rockwell Collins 401(k) Plan trustee to vote your shares. If you vote your shares by mail, your voting instructions must be received before 6:00 p.m. (Eastern time) on            in order for the Rockwell Collins 401(k) Plan trustee to vote your shares. If you hold shares through the Rockwell Collins 401(k) Plan and do not timely submit your voting instructions by this deadline, your applicable shares will be voted in the same proportion to the shares held in the Rockwell Collins 401(k) Plan for which votes were cast.

        If you hold shares of Rockwell Collins common stock through the Rockwell Collins 401(k) Plan, you may attend the Rockwell Collins special meeting. However, shares held through the Rockwell Collins 401(k) Plan can only be voted as described above, and cannot be voted in person at the Rockwell Collins special meeting.

General

        Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

        All properly signed proxies that are timely received and that are not revoked will be voted at the Rockwell Collins special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Rockwell Collins Board. Unless a Rockwell Collins stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Rockwell Collins special meeting. In addition, as noted above, if you hold shares through the Rockwell Collins 401(k) Plan, you may attend the Rockwell Collins special meeting, but those shares can only be voted as described above, and cannot be voted at the Rockwell Collins special meeting.

Treatment of Abstentions; Failure to Vote

        For purposes of the Rockwell Collins special meeting, an abstention occurs when a Rockwell Collins stockholder attends the Rockwell Collins special meeting, either in person or by proxy, but abstains from voting.

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  For the Share Issuance proposal, if a Rockwell Collins stockholder present in person at the Rockwell Collins special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the effect of a vote cast "AGAINST" such proposal. If a Rockwell Collins stockholder is not present in person at the Rockwell Collins special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

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  For the Rockwell Collins Adjournment proposal, if a Rockwell Collins stockholder present in person at the Rockwell Collins special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the effect of a vote cast "AGAINST" such proposal. If a Rockwell Collins stockholder is not present in person at the Rockwell Collins special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

Shares Held in Street Name

        If you are a Rockwell Collins stockholder and your shares are held in "street name" through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Rockwell Collins or by voting in person at the Rockwell Collins special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Rockwell Collins common stock on behalf of their customers may not give a proxy to Rockwell Collins to vote those shares with respect to the Share Issuance proposal and the Rockwell Collins Adjournment proposal without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Therefore, if you are a Rockwell Collins stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

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  your broker, bank or other nominee may not vote your shares on the Share Issuance proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (assuming a quorum is present); and

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  your broker, bank or other nominee may not vote your shares on the Rockwell Collins Adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

Attendance at the Rockwell Collins Special Meeting and Voting in Person

        Stockholders who wish to attend the Rockwell Collins special meeting will be required to present verification of ownership of Rockwell Collins common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver's license or passport, to gain admittance to the Rockwell Collins special meeting.

        If you are a stockholder of record and plan to attend the Rockwell Collins special meeting and wish to vote in person, you will be given a ballot at the Rockwell Collins special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Rockwell Collins special meeting, you must bring to the Rockwell Collins special meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Rockwell Collins special meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Rockwell Collins special meeting.

Revocability of Proxies

        Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Rockwell Collins special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

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  By delivering, before            p.m. on             , to Rockwell Collins' Corporate Secretary or Assistant Secretary (at Rockwell Collins' executive offices at 400 Collins Rd. NE, Cedar Rapids, Iowa) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

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  By duly executing a subsequently dated proxy relating to the same shares of Rockwell Collins common stock and delivering it to Rockwell Collins' Corporate Secretary or Assistant Secretary at the address in the bullet above before            p.m. on            ;

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  By duly submitting a subsequently dated proxy relating to the same shares of Rockwell Collins common stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before            p.m. on            ; or

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  By attending the Rockwell Collins special meeting in person and voting such shares during the Rockwell Collins special meeting as described above, although attendance at the Rockwell Collins special meeting will not, by itself, revoke a proxy.

        If you hold shares of Rockwell Collins common stock through the Rockwell Collins 401(k) Plan, you may revoke your proxy using any of the above methods (other than (4) above), but must do so before 11:59 p.m. (Eastern time) on            if you vote by telephone or via the Internet and your revocation must be received before 6:00 p.m. (Eastern time) on            if you vote by mail.

        If your shares are held by a broker, bank or other nominee or through the Rockwell Collins 401(k) Plan, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or Rockwell Collins 401(k) Plan administrator to find out how to do so.

Solicitation

        The Rockwell Collins Board is soliciting proxies for the Rockwell Collins special meeting from its stockholders. Rockwell Collins will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of Rockwell Collins' regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Rockwell Collins has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $            plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Rockwell Collins common stock of record for beneficial owners for forwarding to such beneficial owners. Rockwell Collins may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

        If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the Rockwell Collins special meeting, please contact Rockwell Collins' Shareowner Relations line at (319) 295-4045.

        Your vote is very important regardless of the number of shares of Rockwell Collins common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Rockwell Collins special meeting in person.

Tabulation of Votes

        Rockwell Collins has appointed            , which is referred to as            , to serve as the Inspector of Election for the Rockwell Collins special meeting.            will independently tabulate affirmative and negative votes and abstentions.

Adjournments

        The Rockwell Collins special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the meeting at which the adjournment was taken unless:

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  the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

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  if after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the Rockwell Collins Board will fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each stockholder of record as of such record date.

        At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

ROCKWELL COLLINS PROPOSALS

Item 1.    The Share Issuance Proposal

        (Item 1 on Rockwell Collins Proxy Card)

        In the Share Issuance proposal, Rockwell Collins is asking its stockholders to approve the issuance of Rockwell Collins common stock pursuant to the merger agreement. Approval of the Share Issuance proposal by Rockwell Collins stockholders is required for completion of the merger.

        The Rockwell Collins Board unanimously recommends a vote "FOR" the Share Issuance proposal (Item 1).

Item 2.    The Rockwell Collins Adjournment Proposal

        (Item 2 on Rockwell Collins Proxy Card)

        The Rockwell Collins special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Rockwell Collins Special Meeting to approve the Share Issuance proposal.

        If, at the Rockwell Collins special meeting, the number of shares of Rockwell Collins common stock present or represented and voting in favor of the Share Issuance proposal is insufficient to approve the Share Issuance proposal, Rockwell Collins intends to adjourn the Rockwell Collins special meeting in order to enable the Rockwell Collins Board to solicit additional proxies for approval of the Share Issuance proposal.

        In the Rockwell Collins Adjournment proposal, Rockwell Collins is asking its stockholders to authorize the holder of any proxy solicited by the Rockwell Collins Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Rockwell Collins special meeting to another time and place for the purpose of soliciting additional proxies. If the Rockwell Collins stockholders approve the Rockwell Collins Adjournment proposal, Rockwell Collins could adjourn the Rockwell Collins special meeting and any adjourned session of the Rockwell Collins special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Rockwell Collins stockholders who have previously voted.

        The Rockwell Collins Board unanimously recommends a vote "FOR" the Rockwell Collins Adjournment proposal (Item 2).

 B/E AEROSPACE SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the B/E Aerospace stockholders as part of a solicitation of proxies by the B/E Aerospace Board for use at the B/E Aerospace special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides B/E Aerospace stockholders with information they need to know to be able to vote or instruct their vote to be cast at the B/E Aerospace special meeting.

Date, Time and Place

        The special meeting of B/E Aerospace stockholders will be held at                , on                , at                 a.m. (Eastern time) B/E Aerospace intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the B/E Aerospace special meeting on or about                 .

Purpose of the B/E Aerospace Special Meeting

        At the B/E Aerospace special meeting, B/E Aerospace stockholders will be asked to consider and vote on the following:

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  a proposal to adopt the merger agreement, which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on page 54 and page 119, respectively, and a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which is referred to as the Merger proposal;

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  an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to B/E Aerospace's named executive officers that is based on or otherwise related to the proposed transactions, which is referred to as the Merger-Related Compensation proposal; and

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  a proposal to approve the adjournment of the B/E Aerospace special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger proposal, which is referred to as the B/E Aerospace Adjournment proposal.

        Completion of the merger is conditioned on the approval of the Merger proposal.

Recommendation of the B/E Aerospace Board

        On October 23, 2016, the B/E Aerospace Board adopted the merger agreement, declared the merger agreement advisable and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of B/E Aerospace and its stockholders. Accordingly, the B/E Aerospace Board unanimously recommends that B/E Aerospace stockholders vote "FOR" the Merger proposal, "FOR" the Merger-Related Compensation proposal and "FOR" the B/E Aerospace Adjournment proposal.

        B/E Aerospace stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

B/E Aerospace Record Date; Stockholders Entitled to Vote

        Only holders of record of B/E Aerospace common stock at the close of business on                will be entitled to notice of, and to vote at, the B/E Aerospace special meeting or any adjournments or postponements thereof.

        As of the close of business on                , the most recent practicable date for which such information was available, there were                shares of B/E Aerospace common stock outstanding and entitled to vote at the B/E Aerospace special meeting. The number of shares of B/E Aerospace common stock outstanding as of the record date is not expected to be meaningfully different from the number as of                . Each share of B/E Aerospace common stock outstanding on the B/E Aerospace record date entitles the holder thereof to one vote on each proposal to be considered at the B/E Aerospace special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the B/E Aerospace special meeting.

        A complete list of stockholders entitled to vote at the B/E Aerospace special meeting will be available for examination by any B/E Aerospace stockholder in the Investor Relations department at B/E Aerospace's corporate office at 1400 Corporate Center Way, Wellington, Florida, for purposes pertaining to the B/E Aerospace special meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Eastern time) for a period of 10 days before the B/E Aerospace special meeting, and at the time and place of the B/E Aerospace special meeting.

Voting by B/E Aerospace's Directors and Executive Officers

        At the close of business on                , the most recent practicable date for which such information was available, B/E Aerospace directors and executive officers and their affiliates were entitled to vote                shares of B/E Aerospace common stock or approximately        % of the shares of B/E Aerospace common stock outstanding on that date. The number and percentage of shares of B/E Aerospace common stock owned by directors and executive officers of B/E Aerospace and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of                . B/E Aerospace currently expects its directors and executive officers to vote their shares in favor of all B/E Aerospace proposals, but no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum

        The B/E Aerospace by-laws require that the holders of a majority of the votes entitled to be cast be present in person or by proxy in order for the business of the B/E Aerospace special meeting to be transacted.

        Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the B/E Aerospace special meeting.

        Broker non-votes, if any, will not be counted for the purpose of determining the presence of a quorum for the transaction of business at the B/E Aerospace special meeting.

Required Vote

        The required votes to approve the B/E Aerospace proposals are as follows:

  •
  The Merger proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of B/E Aerospace common stock.

  •
  The Merger-Related Compensation proposal requires the affirmative vote of holders of a majority of the votes cast by stockholders entitled to vote on the proposal that are present in person or represented by proxy, assuming a quorum. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either B/E Aerospace or Rockwell Collins. Accordingly, if the Merger proposal is approved and the merger is completed, the merger-related compensation will be payable to B/E Aerospace's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Merger-Related Compensation proposal.

  •
  The B/E Aerospace Adjournment proposal requires the affirmative vote of holders of a majority of the votes cast by B/E Aerospace stockholders present in person or represented by proxy, whether or not a quorum is present.

Voting of Proxies by Holders of Record

How to Vote by Proxy If You Are the Record Holder of Your Shares

        If you were the record holder of your shares as of the B/E Aerospace record date, you may submit your proxy to vote by mail, by telephone or via the Internet. Note that if you hold your shares through the B/E Aerospace, Inc. Savings Plan, which was established pursuant to Section 401(k) of the Internal Revenue Code and is referred to as the B/E Aerospace 401(k) Plan, additional restrictions apply as described below under "How to Vote Your B/E Aerospace 401(k) Plan Shares by Proxy."

Voting via the Internet or by Telephone.

  •
  To submit your proxy via the Internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

  •
  To submit your proxy by telephone, call                . Have your proxy card in hand when you call and then follow the instructions to vote your shares.

  •
  If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m. (Eastern time) on                .

        Voting by Mail.    As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

  •
  To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address:

  •
  If you vote by mail, your proxy card must be received no later than 6:00 p.m. (Eastern time) on                .

How to Vote Your B/E Aerospace 401(k) Plan Shares by Proxy

        If you hold shares of B/E Aerospace common stock through the B/E Aerospace 401(k) Plan, you may vote your shares by telephone, mail or via the Internet as described above. If you vote your shares by telephone or via the Internet, your voting instructions must be received before 11:59 p.m. (Eastern time) on                in order for the B/E Aerospace 401(k) Plan trustee to vote your shares. If you vote your shares by mail, your voting instructions must be received before 6:00 p.m. (Eastern time) on                in order for the B/E Aerospace 401(k) Plan trustee to vote your shares. If you hold shares through the B/E Aerospace 401(k) Plan and do not timely submit your voting instructions by this deadline, your applicable shares will be voted in the same proportion to the shares held in the B/E Aerospace 401(k) Plan for which votes were cast.

        If you hold shares of B/E Aerospace common stock through the B/E Aerospace 401(k) Plan, you may attend the B/E Aerospace special meeting. However, shares held through the B/E Aerospace 401(k) Plan can only be voted as described above, and cannot be voted in person at the B/E Aerospace special meeting.

General

        Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

        All properly signed proxies that are timely received and that are not revoked will be voted at the B/E Aerospace special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the B/E Aerospace Board. Unless a B/E Aerospace stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the B/E Aerospace special meeting.

Treatment of Abstentions; Failure to Vote

        For purposes of the B/E Aerospace special meeting, an abstention occurs when a B/E Aerospace stockholder attends the B/E Aerospace special meeting, either in person or by proxy, but abstains from voting.

  •
  For the Merger proposal, if a B/E Aerospace stockholder present in person at the B/E Aerospace special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the effect of a vote cast "AGAINST" such proposal. If a B/E Aerospace stockholder is not present in person at the B/E Aerospace special meeting and does not respond by proxy, it will have the effect of a vote cast "AGAINST" such proposal.

  •
  For the Merger-Related Compensation proposal, if a B/E Aerospace stockholder present in person at the B/E Aerospace special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have no effect on the vote count for such proposal. If a B/E Aerospace stockholder is not present in person at the B/E Aerospace special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

  •
  For the B/E Aerospace Adjournment proposal, if a B/E Aerospace stockholder present in person at the B/E Aerospace special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have no effect on the vote count for such proposal. If a B/E Aerospace stockholder is not present in person at the B/E Aerospace special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

Shares Held in Street Name

        If you are a B/E Aerospace stockholder and your shares are held in "street name" through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to B/E Aerospace or by voting in person at the B/E Aerospace special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of B/E Aerospace common stock on behalf of their customers may not give a proxy to B/E Aerospace to vote those shares with respect to the Merger proposal, the Merger-Related Compensation proposal and the B/E Aerospace Adjournment proposal without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Therefore, if you are a B/E Aerospace stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes, if any, will have the same effect as a vote AGAINST such proposal;

  •
  your broker, bank or other nominee may not vote your shares on the Merger-Related Compensation proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (assuming a quorum is present); and

  •
  your broker, bank or other nominee may not vote your shares on the B/E Aerospace Adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

Attendance at the B/E Aerospace Special Meeting and Voting in Person

        Stockholders who wish to attend the B/E Aerospace special meeting will be required to present verification of ownership of B/E Aerospace common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver's license or passport, to gain admittance to the B/E Aerospace special meeting.

        If you are a stockholder of record and plan to attend the B/E Aerospace special meeting and wish to vote in person, you will be given a ballot at the B/E Aerospace special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the B/E Aerospace special meeting, you must bring to the B/E Aerospace special meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the B/E Aerospace special meeting. In addition, as noted above, if you hold shares through the B/E Aerospace 401(k) Plan, you may attend the B/E Aerospace special meeting, but those shares can only be voted as described above, and cannot be voted at the B/E Aerospace special meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the B/E Aerospace special meeting.

Revocability of Proxies

        Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the B/E Aerospace special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

  •
  By delivering, before 6:00 p.m. (Eastern time) on                , to B/E Aerospace's Corporate Secretary, or Assistant Secretary, (at B/E Aerospace's executive offices at 1400 Corporate Center Way, Wellington, Florida) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

  •
  By duly executing a subsequently dated proxy relating to the same shares of B/E Aerospace common stock and delivering it to B/E Aerospace's Corporate Secretary, or Assistant Secretary, at the address in the bullet above before 12:00 p.m. (Eastern time) on                ;

  •
  By duly submitting a subsequently dated proxy relating to the same shares of B/E Aerospace common stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before 11:59 p.m. (Eastern time) on                ; or

  •
  By attending the B/E Aerospace special meeting in person and voting such shares during the B/E Aerospace special meeting as described above, although attendance at the B/E Aerospace special meeting will not, by itself, revoke a proxy.

        If you hold shares of B/E Aerospace common stock through the B/E Aerospace 401(k) Plan, you may revoke your proxy using any of the above methods (other than (4) above), but must do so before 11:59 p.m. (Eastern time) on                if you vote by telephone or via the Internet and your revocation must be received before 6:00 p.m. (Eastern time) on                if you vote by mail.

        If your shares are held by a broker, bank or other nominee or through the B/E Aerospace 401(k) Plan, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or B/E Aerospace 401(k) Plan administrator to find out how to do so.

Solicitation

        The B/E Aerospace Board is soliciting proxies for the B/E Aerospace special meeting from its stockholders. B/E Aerospace will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of B/E Aerospace's regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. B/E Aerospace has retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $15,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of B/E Aerospace common stock of record for beneficial owners for forwarding to such beneficial owners. B/E Aerospace may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

        If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the B/E Aerospace special meeting, please contact B/E Aerospace's Investor Relations department at (561) 791-5000.

        Your vote is very important regardless of the number of shares of B/E Aerospace common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the B/E Aerospace special meeting in person.

Tabulation of Votes

        B/E Aerospace has appointed Computershare Trust Company, N.A., which is referred to as Computershare to serve as the Inspector of Election for the B/E Aerospace special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.

Adjournments

        The B/E Aerospace special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the meeting at which the adjournment was taken unless:

  •
  the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

  •
  if after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the B/E Aerospace Board will fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each stockholder of record as of such record date.

        At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

 B/E AEROSPACE PROPOSALS

Item 1.    The Merger Proposal

        (Item 1 on B/E Aerospace Proxy Card)

        In the Merger proposal, B/E Aerospace is asking its stockholders to adopt the merger agreement. Approval of the Merger proposal by B/E Aerospace stockholders is required for completion of the merger.

The B/E Aerospace Board unanimously recommends a vote "FOR" the Merger proposal (Item 1).

Item 2.    The Merger-Related Compensation Proposal

        (Item 2 on B/E Aerospace Proxy Card)

        In the Merger-Related Compensation proposal, B/E Aerospace is asking its stockholders to approve, on an advisory basis, the merger-related compensation arrangements of B/E Aerospace's named executive officers.

        Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either B/E Aerospace or Rockwell Collins. Accordingly, if the Merger proposal is approved and the merger is completed, the merger-related compensation will be payable to B/E Aerospace's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Merger-Related Compensation proposal.

        The B/E Aerospace Board unanimously recommends a vote "FOR" the Merger-Related Compensation proposal (Item 2).

Item 3.    The B/E Aerospace Adjournment Proposal

        (Item 3 on B/E Aerospace Proxy Card)

        The B/E Aerospace special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the B/E Aerospace Special Meeting to approve the Merger proposal.

        If, at the B/E Aerospace special meeting, the number of shares of B/E Aerospace common stock present or represented and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, B/E Aerospace intends to adjourn the B/E Aerospace special meeting in order to enable the B/E Aerospace Board to solicit additional proxies for approval of the Merger proposal.

        In the B/E Aerospace Adjournment proposal, B/E Aerospace is asking its stockholders to authorize the holder of any proxy solicited by the B/E Aerospace Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the B/E Aerospace special meeting to another time and place for the purpose of soliciting additional proxies. If the B/E Aerospace stockholders approve the B/E Aerospace Adjournment proposal, B/E Aerospace could adjourn the B/E Aerospace special meeting and any adjourned session of the B/E Aerospace special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from B/E Aerospace stockholders who have previously voted.

        The B/E Aerospace Board unanimously recommends a vote "FOR" the B/E Aerospace Adjournment proposal (Item 3).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the estimated effects of the merger and the related financing transactions. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 is based on the individual historical consolidated balance sheets of Rockwell Collins and B/E Aerospace, and has been prepared to reflect the merger as if it occurred on September 30, 2016, which was the end of Rockwell Collins 2016 fiscal year. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2016 combines the historical results of operations of Rockwell Collins and B/E Aerospace, and has been prepared to reflect the merger as if it occurred on October 1, 2015, the first day of Rockwell Collins 2016 fiscal year.

        Rockwell Collins operates on a 52/53 week fiscal year ending on the Friday closest to September 30. Fiscal year 2016 was a 52-week year. For ease of presentation, September 30 is utilized consistently throughout these unaudited pro forma condensed combined financial statements and notes to represent the fiscal year-end date. All date references contained herein relate to Rockwell Collins' fiscal year unless otherwise stated. B/E Aerospace's fiscal year ends on December 31. As a result of Rockwell Collins and B/E Aerospace's different fiscal years:

  •
  The unaudited pro forma condensed combined balance sheet as of September 30, 2016 combines Rockwell Collins' historical consolidated balance sheet as of September 30, 2016, which was the end of Rockwell Collins' 2016 fiscal year, and B/E Aerospace's historical unaudited condensed consolidated balance sheet as of September 30, 2016, which was the end of its third fiscal quarter; and

  •
  The unaudited pro forma condensed combined statement of income for the year ended September 30, 2016 combines Rockwell Collins' historical results of operations for the year ended September 30, 2016, which was the end of Rockwell Collins' 2016 fiscal year, and B/E Aerospace's historical unaudited results of operations for the 12 months ended September 30, 2016, which have been derived from B/E Aerospace's condensed consolidated statement of operations for the three months ended December 31, 2015 and from B/E Aerospace's condensed consolidated statement of operations for the nine months ended September 30, 2016.

        The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results of Rockwell Collins and B/E Aerospace. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements.

        The unaudited pro forma condensed combined financial statements are for informational purposes only and are not necessarily indicative of what the actual financial results of Rockwell Collins would have been had the merger occurred on the dates or for the periods indicated, nor do they purport to project the financial results of Rockwell Collins for any future periods or as of any date. The unaudited pro forma combined financial statements contain estimated adjustments, which are based on information available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material. Although Rockwell Collins and B/E Aerospace have entered into the merger agreement, there is no guarantee that the merger will be completed on the terms set forth therein or at all.

        The following unaudited pro forma condensed combined financial statements should be read in conjunction with:

  •
  The accompanying notes to the unaudited pro forma condensed combined financial statements

  •
  Rockwell Collins' audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended September 30, 2016; and

  •
  B/E Aerospace's audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2015 and B/E Aerospace's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2016 and 2015

 Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016
(in millions)

	Historical Rockwell Collins	Historical B/E Aerospace	Pro Forma Adjustments	Note References	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$340	$126	$109	3a	$575
Receivables, net	1,094	432	97	3b	1,623
Inventories, net	1,939	1,252	(604)	3c	2,587
Other current assets	117	60	—		177

Total current assets	3,490	1,870	(398)		4,962
Property	1,035	392	—		1,427
Goodwill	1,919	814	5,371	3d	8,104
Intangible Assets	667	221	2,237	3e	3,125
Deferred Income Taxes	219	—	(219)	3f	—
Other Assets	377	52	25	3g	454

TOTAL ASSETS	$7,707	$3,349	$7,016		$18,072

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$740	$—	$150	3h	$890
Accounts payable	527	336	98	3i	961
Compensation and benefits	269	—	142	3j, 3k	411
Advance payments from customers	283	—	122	3j	405
Accrued customer incentives	246	—	53	3j	299
Product warranty costs	87	—	105	3j	192
Accrued liabilities	—	563	(563)	3j	—
Other current liabilities	194	—	186	3j, 3l	380

Total current liabilities	2,346	899	293		3,538
Long-term Debt, Net	1,382	2,036	3,664	3h	7,082
Retirement Benefits	1,660	—	—		1,660
Deferred Income Taxes	—	92	481	3f	573
Other Liabilities	235	131	—		366
Equity:
Common stock	1	1	(1)	3m	1
Additional paid-in capital	1,506	(819)	3,657	3m, 3n	4,344
Retained earnings	3,327	1,419	(1,488)	3m, 3o	3,258
Accumulated other comprehensive loss	(1,898)	(149)	149	3m	(1,898)
Common stock in treasury, at cost	(858)	(261)	261	3m	(858)

Total shareowners' equity	2,078	191	2,578		4,847
Noncontrolling interest	6	—	—		6

Total equity	2,084	191	2,578		4,853

TOTAL LIABILITIES AND EQUITY	$7,707	$3,349	$7,016		$18,072

See accompanying "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 167 of this joint proxy statement/prospectus.

 Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended September 30, 2016
(in millions, except per share amounts)

	Historical Rockwell Collins	Historical B/E Aerospace	Pro Forma Adjustments	Note References	Pro Forma Combined
Sales:
Revenues	$—	$2,862	$(2,862)	3p	$—
Product sales	4,411	—	2,791	3p	7,202
Service sales	848	—	69	3p	917

Total sales	5,259	2,862	(2)		8,119
Costs, expenses and other:
Cost of sales	—	1,739	(1,739)	3q	—
Product cost of sales	3,045	—	2,292	3q, 3r	5,337
Service cost of sales	597	—	32	3q	629
Selling, general and administrative expenses	638	326	(3)	3s	961
Research, development and engineering	—	275	(275)	3t	—
Interest expense	64	91	62	3u	217
Other income, net	(20)	—	—		(20)

Total costs, expenses and other	4,324	2,431	369		7,124

Income from continuing operations before income taxes	935	431	(371)		995
Income tax expense	208	96	(137)	3v	167

Income from continuing operations	$727	$335	$(234)		$828

Income from continuing operations per basic common share attributable to Rockwell Collins common shareholders	$5.57				$5.08
Income from continuing operations per diluted common share attributable to Rockwell Collins common shareholders	$5.50				$5.03
Basic weighted average common shares outstanding	130.5		32.4	2c	162.9
Diluted weighted average common shares outstanding	132.1		32.6	2c, 2d	164.7

See accompanying "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 167 of this joint proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1: Description of the Transaction and Basis of Presentation

        On October 23, 2016, Rockwell Collins and B/E Aerospace announced that the board of directors of both companies reached an agreement under which Rockwell Collins will acquire B/E Aerospace. Upon completion of the merger, each issued and outstanding share of B/E Aerospace common stock will be converted into the right to receive the $62.00 per share merger consideration, including $34.10 in cash and a number of Rockwell Collins shares equal to the exchange ratio, which depends on the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97 per share, the exchange ratio will be the quotient of $27.90 divided by the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be 0.3101. If the Rockwell Collins stock price is less than $77.41, the exchange ratio will be 0.3604. Accordingly, the actual number of shares and the value of Rockwell Collins common stock delivered to B/E Aerospace stockholders will depend on the Rockwell Collins stock price, and the value of the shares of Rockwell Collins common stock delivered for each such share of B/E Aerospace common stock may be greater than, less than or equal to $27.90. A 10% increase or decrease in the price of Rockwell Collins common stock from the closing price of Rockwell Collins common stock as of November 16, 2016 of $87.54 per share would increase the value of merger consideration to be paid by approximately $199 million or $0 million, respectively.

        Rockwell Collins anticipates that approximately $3.6 billion will be required to pay the aggregate cash portion of the merger consideration to the B/E Aerospace stockholders. Rockwell Collins expects to issue up to $4.35 billion in aggregate principal amount of its senior unsecured notes in one or more public offerings and/or private placements and borrow up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be funded only to the extent some or all of the senior unsecured notes described above are not issued prior to the consummation of the acquisition. There can be no assurance that Rockwell Collins will finance the merger in the manner and amount as anticipated.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Rockwell Collins is considered to be the acquirer of B/E Aerospace for accounting purposes.

        To prepare the unaudited pro forma condensed combined financial statements, Rockwell Collins adjusted B/E Aerospace's assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this joint proxy statement/ prospectus, Rockwell Collins has not completed the detailed valuation work necessary to finalize the required estimated fair values of the B/E Aerospace assets to be acquired and liabilities to be assumed and the related allocation of purchase price. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated net fair value of B/E Aerospace's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Also, as of the date of this joint proxy statement/prospectus, Rockwell Collins has not identified all adjustments necessary to conform B/E Aerospace's accounting policies to Rockwell Collins accounting policies. Rockwell Collins will conduct a final review of B/E Aerospace's accounting policies as of the date of the completion of the merger in an effort to determine if differences in accounting policies require adjustment or reclassification of B/E Aerospace's results of operations or reclassification of assets or liabilities to conform to Rockwell Collins' accounting policies and classifications. As a result of this review, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements. There were no material transactions between Rockwell Collins and B/E Aerospace during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated except as detailed in Note 3p below.

NOTE 2: Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

        The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the estimated fair values of the B/E Aerospace identifiable assets acquired and liabilities assumed. The excess of consideration over these fair values is recorded to goodwill. The preliminary unaudited pro forma purchase price allocation was based on discussions with B/E Aerospace's management, Rockwell Collins historical experience, data that was available through the public domain, Rockwell Collins due diligence review of B/E Aerospace's business, and reviews of publicly disclosed allocations for other acquisitions in the industry. Until the merger is completed, Rockwell Collins and B/E Aerospace are limited in their ability to share information with each other. Upon completion of the merger, additional valuation work will be performed and any increases or decreases in the fair value of assets acquired or liabilities assumed will result in adjustments to the balance sheet and/or statement of income until the purchase price allocation is finalized. The following tables represent the estimated consideration transferred and preliminary allocation of total estimated consideration transferred as if the merger occurred on September 30, 2016:

(in millions)	Note	Amount
Calculation of estimated consideration to be transferred:
Cash consideration to be paid for B/E Aerospace outstanding common stock	2a	$3,466
Cash consideration to be paid for B/E Aerospace dilutive equity holders	2b	145

Total cash consideration		3,611
Less cash acquired		(126)

Net cash consideration paid		3,485
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock	2c	2,836
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace dilutive equity holders	2d	2

Total estimated consideration transferred		$6,323

(in millions)	Amount
Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets, net of cash acquired	$1,237
Property and equipment	392
Goodwill	6,185
Intangible assets	2,458
Other assets	52

Total assets	10,324
Current liabilities	(995)
B/E Aerospace debt expected to be repaid	(2,064)
Other liabilities	(942)

Total liabilities	(4,001)

Estimated total merger consideration	$6,323

a.
Cash consideration to be paid for B/E Aerospace outstanding common stock is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3h):

(in millions, except per share amounts)	Amount
Outstanding shares of B/E Aerospace common stock (as of October 25, 2016)	101.6
Dilutive shares of B/E Aerospace common stock entitled to merger consideration	0.1

Total estimated shares of B/E Aerospace common stock entitled to merger consideration	101.7
Cash consideration to be paid per B/E Aerospace basic share	$34.10

Cash consideration to be paid to B/E Aerospace shareholders	$3,466

b.
Cash consideration to be paid for each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the merger agreement is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3h):

(in millions, except per share amounts)	Amount
Shares of B/E Aerospace dilutive security holders to be settled in cash, per merger agreement	2.3
Cash consideration to be paid per B/E Aerospace dilutive share	$62.00

Cash consideration to be paid to B/E Aerospace shareholders	$145

c.
The fair value of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock is computed as follows:

(in millions, except per share amounts)	Amount
Outstanding shares of B/E Aerospace common stock (as of October 25, 2016)	101.6
Dilutive shares of B/E Aerospace common stock entitled to merger consideration	0.1
Total estimated shares of B/E Aerospace common stock entitled to merger consideration	101.7
Exchange ratio(1)	0.3187
Shares of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock ($0.01 par value)	32.4
Price per share of Rockwell Collins common stock as of November 16, 2016	$87.54

Fair value of Rockwell Collins common stock to be issued for B/E Aerospace common stock	$2,836

(1)
The exchange ratio is equal to the equity portion of merger consideration ($27.90) divided by Rockwell Collins stock price as of November 16, 2016 ($87.54). The merger consideration is explained in detail in Note 1 and in "The Merger Agreement" section on page 119 of this Form S-4.
d.
The fair value of Rockwell Collins restricted stock to be issued for each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the merger agreement is computed as follows:

(in millions, except per share amounts)	Amount
Shares of B/E Aerospace dilutive security holders to be exchanged for Rockwell Collins stock, per merger agreement	0.3
Exchange ratio(1)	0.7082
Shares of Rockwell Collins common stock to be issued for B/E Aerospace dilutive security holders	0.2
Price per share of Rockwell Collins common stock as of November 16, 2016	$87.54

Fair value of Rockwell Collins restricted stock to be issued for B/E Aerospace restricted stock	$19
Less: Estimated fair value allocated to post acquisition compensation expense	(17)

Fair value allocated to purchase consideration(2)	2

(1)
The exchange ratio is equal to the merger consideration ($62.00) divided by Rockwell Collins stock price as of November 16, 2016 ($87.54). The merger consideration is explained in detail in Note 1 and in "The Merger Agreement" section on page 119 of this Form S-4.

(2)
Rockwell Collins intends to conduct additional analysis to determine the fair value allocation of restricted stock between purchase consideration and post-acquisition expense.

NOTE 3: Pro Forma Adjustments

Reclassifications

        The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming B/E Aerospace's classification of certain assets, liabilities, income and expenses to Rockwell Collins' classification for the combined presentation:

  •
  $97 million of percentage of completion program costs and estimated earnings in excess of billings have been reclassified from Inventories, net to Receivables, net

  •
  $563 million of Accrued liabilities have been reclassified as Compensation and benefits ($83 million), Advance payments from customers ($122 million), Accrued customer incentives ($53 million), Product warranty costs ($105 million) and Other current liabilities ($200 million)

  •
  $2.862 billion of Revenues have been reclassified to Product sales ($2.793 billion) and Service sales ($69 million)

  •
  $1.739 billion of Cost of sales have been reclassified to Product cost of sales ($1.707 billion) and Service cost of sales ($32 million)

  •
  $275 million of Research, development and engineering expense has been reclassified to Product cost of sales

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

a.
Cash and cash equivalents

        Adjustments to cash include the following;

(in millions)	Amount
Net proceeds of bridge credit facility and new term loan	$5,799
Fees associated with new Rockwell Collins revolving credit facility	(2)
Scheduled payment of accrued interest on B/E Aerospace term loan	(13)
Repayment of B/E Aerospace term loan (see Note 3h)	(2,064)
Cash purchase consideration (see Note 2)	(3,611)

Pro forma adjustment, Cash and cash equivalents	$109

        The $5.799 billion net cash proceeds from new financing assumes gross borrowings of $4.35 billion from the bridge facility and $1.5 billion from the new term loan. The gross proceeds are offset by bridge facility fees of $49 million, including $27 million of commitment fees which would be expensed prior to funding, and term loan fees of $2 million. See Note 3h for additional information regarding the intended debt financing to fund the transaction.

b.
Receivables, net

        The adjustment reflects the reclassification of $97 million of B/E Aerospace percentage of completion related program costs and estimated earnings in excess of billings from Inventories, net to Receivables, net in order to conform to Rockwell Collins presentation.

c.
Inventories, net

        The adjustments reflect the reclassification of $97 million of percentage of completion program costs and estimated earnings in excess of billings (see Note 3b) and the elimination of $507 million of

B/E Aerospace capitalized development costs on long-term seller furnished equipment (SFE) contracts. Revenue for the SFE contracts is recognized on percentage of completion (units of delivery) basis by B/E Aerospace but is expected to be recognized when realizable and earned, consistent with the guidance in Staff Accounting Bulletin 104 (SAB 104), after the merger in order to conform with Rockwell Collins' accounting policies. The transition from percentage of completion to SAB 104 revenue recognition for the SFE programs is not expected to have a material impact on the timing of revenue recognition related to those programs, but will have an impact on the timing of costs as reflected in Note 3r.

d.
Goodwill

        The adjustment reflects the elimination of $814 million of historical B/E Aerospace goodwill, offset by the addition of new goodwill resulting from the merger. The $6.185 billion of estimated merger-related goodwill is based on the preliminary estimates and information summarized in Note 2.

e.
Intangible assets

        The adjustment reflects the elimination of $221 million of historical B/E Aerospace intangible assets, offset by a preliminary fair value estimate of identifiable intangible assets acquired. The intangible assets to be acquired primarily consist of the following:

(in millions, except estimated life)	Estimated Fair Value	Estimated Life
Acquired airline customer relationships	$1,490	10 years
Acquired OEM customer relationships	259	13 years
Acquired developed technology	709	12 years

Pro forma adjustment, Intangible assets	$2,458

f.
Deferred income taxes

        The net adjustment of $700 million, comprised of a $219 million reduction of deferred tax assets and a $481 million increase in deferred tax liabilities, is primarily due to recording the deferred tax impact of the acquired intangibles which are not tax deductible and the impact of the inventory adjustments related to the SFE contracts.

g.
Other assets

        Adjustments reflect changes in capitalized debt issuance costs due to the following:

(in millions)	Amount
Rockwell Collins new bridge loan funding fees	$22
Rockwell Collins new revolving credit facility fees	2
Rockwell Collins new term loan fees	2
Elimination of Rockwell Collins costs related to existing revolving credit facility	(1)

Pro forma adjustment, Other assets	$25

        See Note 3h for additional discussion of the related changes in short and long-term debt associated with the merger.

h.
Short-term debt and Long-term debt, net

        Adjustments to Short-term debt and Long-term debt, net include the following:

(in millions)	Amount
Rockwell Collins borrowings pursuant to bridge financing	$4,350
Rockwell Collins borrowings pursuant to term loan facility	1,500
Repayment of B/E Aerospace existing term loan facility	(2,064)
Elimination of unamortized issuance costs on repayment of B/E Aerospace existing term loan facility	28

Total	3,814
Less current portion of new term loan facility	(150)

Pro forma adjustment, Long-term debt, net	$3,664

        Rockwell Collins expects to fund the cash component of the acquisition consideration and refinance debt acquired with the transaction by issuing up to $4.35 billion in aggregate principal amount of senior unsecured notes in one or more public offerings and/or private placements and borrowing up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be drawn only to the extent some or all of the senior unsecured notes described above are not issued prior to consummation of the acquisition. Rockwell Collins also plans to enter into an agreement to extend the duration its current five-year revolving credit facility by approximately three years and increase the amount available under the facility to $1.5 billion from $1.2 billion currently available under its five-year and 364-day facilities. There can be no assurance that Rockwell Collins will finance the merger in the manner and amounts as anticipated.

        Rockwell Collins has assumed, for purposes of the unaudited pro forma condensed combined financial statements, that it will borrow $4.35 billion under the bridge facility and $1.5 billion under a new term loan facility. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 has been adjusted to reflect the merger as if it occurred on September 30, 2016, and consequently, in connection with obtaining the committed debt financing on such date, approximately $28 million of financing costs were recorded in Other Assets on the unaudited pro forma condensed combined balance sheet.

        As noted above, Rockwell Collins anticipates that some or all of the bridge facility will be replaced prior to funding by the issuance of debt securities. Further, at or shortly after completion of the merger, Rockwell Collins expects to repay the outstanding $2.064 billion principal amount of B/E Aerospace's existing term loan facility, which includes $28 million unamortized issuance costs. Based on this anticipated debt financing and repayment of debt, Rockwell Collins estimates that the debt issuance costs (including underwriting fees and related expenses) related to the $4.35 billion senior unsecured notes, rather than the bridge facility, would increase from $22 million to approximately $40 million, and that the amortization, recorded as interest expense, would decrease from $22 million to approximately $4 million for the year ended September 30, 2016. Actual amounts could differ from these assumptions.

i.
Accounts payable

        The adjustments reflect the accrual of $33 million of Rockwell Collins estimated transaction related costs and $65 million of B/E Aerospace estimated transaction costs.

j.
Current liabilities

        The adjustments reflect the reclassification of $563 million of B/E Aerospace current liabilities from Accrued liabilities to Compensation and benefits ($83 million), Advance payments from customers

($122 million), Accrued customer incentives ($53 million), Product warranty costs ($105 million) and Other current liabilities ($200 million) in order to conform to Rockwell Collins presentation.

k.
Compensation and benefits

        Adjustments include the reclassification of $83 million of B/E Aerospace compensation and benefit liabilities from Accrued liabilities (see Note 3j) and the accrual of $59 million in change of control severance obligations and transaction bonuses due to certain B/E Aerospace executives.

l.
Other current liabilities

        Adjustments to Other current liabilities include the following:

(in millions)	Amount
Reclassification from Accrued liabilities (see Note 3j)	$200
Decrease in interest payable due to repayment of B/E Aerospace term loan facility	(13)
Tax benefit of executive compensation	$(1)

Pro forma adjustment, Other current liabilities	$186

m.
Shareowners' equity

        Adjustments to Shareowners' equity include the elimination of B/E Aerospace's historical equity balances, including the following:

(in millions)	Amount
Common stock	$(1)
Additional paid-in capital	819
Retained earnings	(1,419)
Accumulated other comprehensive loss	149
Common stock in treasury, at cost	261

Pro forma adjustment, Shareowners' equity	$(191)

n.
Additional paid-in capital

        Adjustments include $2.838 billion of new equity related to the issuance of Rockwell Collins common shares as merger consideration (see Note 2) and the elimination of B/E Aerospace's historical deficit of $819 million (see Note 3m).

o.
Retained earnings

        Adjustments to Retained earnings include the following:

(in millions)	Amount
Elimination of B/E Aerospace historical balance (see Note 3m)	$(1,419)
Rockwell Collins transaction related costs	(33)
Transaction bonuses due to certain B/E Aerospace executives	(28)
Rockwell Collins bridge credit facility fees (see Note 3a)	(27)
Tax benefit of bridge facility costs and executive compensation	20
Rockwell Collins revolving credit facility fees	(1)

Pro forma adjustment, Retained earnings	$(1,488)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of income:

p.
Revenues, Product sales and Service sales

        The adjustments reflect reclassifications to reflect the segmentation of $2.862 billion of B/E Aerospace Revenues into Product sales ($2.793 billion) and Service sales ($69 million) in order to conform to Rockwell Collins presentation. In addition, the adjustments reflect the elimination of $2 million of product sales between Rockwell Collins and B/E Aerospace.

q.
Cost of sales, Product cost of sales and Service cost of sales

        The adjustments reflect reclassifications to reflect the segmentation of $1.739 billion of B/E Aerospace Cost of sales into Product cost of sales ($1.707 billion) and Service cost of sales ($32 million) in order to conform to Rockwell Collins presentation.

r.
Product cost of sales

        Adjustments to Product cost of sales include the following:

(in millions)	Amount
Reclassification of B/E Aerospace Cost of sales (see Note 3q)	$1,707
Reclassification of B/E Aerospace Research, development and engineering costs (see Note 3t)	275
Amortization of new acquired intangible assets (see Note 3e)	228
Expense net costs capitalized for long-term SFE contracts (see Note 3c)	101
Eliminate B/E Aerospace historical intangible asset amortization expense	(18)
Eliminate costs related to sales between Rockwell Collins and B/E Aerospace	(1)

Pro forma adjustment, Product cost of sales	$2,292

        The amortization expense of new acquired intangible assets reflects straight-line amortization utilizing the asset values and useful lives described in Note 3e. The elimination of net costs capitalized for program assets represents the net increase in capitalized program assets during the 12 months ended September 30, 2016.

s.
Selling, general and administrative expenses

        Adjustments reflect the net decrease in compensation expense related to certain B/E Aerospace executives and Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements.

t.
Research, development and engineering

        The adjustment reflects the reclassification of $275 million of B/E Aerospace research, development and engineering costs from Research, development and engineering to Product cost of sales in order to conform to Rockwell Collins presentation.

u.
Interest expense

        Adjustments reflect the net increase in interest expense and debt issuance cost amortization related to new debt to finance a portion of the acquisition and the repayment of the existing debt of B/E Aerospace as presented below:

(in millions)	Amount
For new debt related to the acquisition:
Bridge loan interest expense	$94
Term loan interest expense	35
Bridge loan issuance cost amortization	22
Term loan issuance cost amortization	1
Credit facility issuance cost amortization	3
For debt expected to be repaid pursuant to the acquisition:
B/E Aerospace term loan interest expense	(87)
B/E Aerospace term loan issuance cost amortization	(4)
Rockwell Collins credit facility issuance cost amortization	(2)

Pro forma adjustment, Interest expense	$62

        A 0.125 percent variance in the variable interest rate for the bridge facility would change interest expense for the year ended September 30, 2016 by approximately $5 million. A 0.125% variance in the variable interest rate for the term loan would change interest expense for the year ended September 30, 2016 by approximately $2 million.

        As described in Note 3h, Rockwell Collins anticipates that some or all of the bridge facility will be replaced prior to funding by proceeds from the issuance of new debt securities. Based on this anticipated debt financing and loan repayment, Rockwell Collins estimates that interest expense related to the $4.35 billion senior unsecured notes, rather than the bridge facility, would increase from $94 million to approximately $159 million, and that the amortization, recorded as interest expense, would decrease from $22 million to approximately $4 million for the year ended September 30, 2016. Further, Rockwell Collins would incur additional post-funding fees under the bridge facility which would be avoided by issuing debt securities. These post-funding fees have not been reflected as an adjustment to the unaudited pro forma income statement, as these fees would not have a continuing impact on the combined results of Rockwell Collins and B/E Aerospace.

v.
Income tax expense

        Adjustment reflects the applicable tax provision on the pro forma adjustments presented in the unaudited pro forma condensed combined statement of income. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes.

COMPARISON OF RIGHTS OF STOCKHOLDERS
OF ROCKWELL COLLINS AND B/E AEROSPACE

        Both Rockwell Collins and B/E Aerospace are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Rockwell Collins will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

        Upon completion of the merger, the B/E Aerospace stockholders immediately prior to the effective time will become Rockwell Collins stockholders. The rights of the former B/E Aerospace stockholders and the Rockwell Collins stockholders will thereafter be governed by the DGCL and by Rockwell Collins' certificate of incorporation and by-laws.

        The following description summarizes the material differences between the rights of the stockholders of Rockwell Collins and B/E Aerospace based on their respective current certificates of incorporation and by-laws and the DGCL, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective current certificates of incorporation and by-laws of Rockwell Collins and B/E Aerospace. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 188.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
Authorized Capital Stock	The authorized capital stock of Rockwell Collins consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, without par value.	The authorized capital stock of B/E Aerospace consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.
Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

Rockwell Collins' certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by the Rockwell Collins Board pursuant to a resolution adopted by a majority of the Rockwell Collins Board.
B/E Aerospace's by-laws provide that special meetings of B/E Aerospace stockholders may only be called by the chairman of the B/E Aerospace Board, if any, the president or the secretary (or in the case of death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer) upon application of a majority of the B/E Aerospace Board.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors
Rockwell Collins' by-laws allow stockholders who are record holders on the date of notice and on the date of the annual meeting to nominate candidates for election to the Rockwell Collins Board and to propose business to be brought before such annual meeting.
B/E Aerospace's by-laws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders on the date of notice and on the record date for the determination of stockholders entitled to vote at such annual meeting to nominate candidates for election to the B/E Aerospace Board.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
	Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Rockwell Collins' secretary prior to the meeting.	Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to B/E Aerospace's secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to the secretary at Rockwell Collins' principal executive office not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 60 days after such date, notice by the stockholder must be received no earlier than 150 days prior to such meeting and no later than the later of 120 days prior to the meeting or, if the first public announcement of such meeting is less than 130 days prior to such meeting, the 10th day following the day on which disclosure of the date of the annual meeting was first made by Rockwell Collins.
In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to or mailed and received by the secretary at B/E Aerospace's principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was publicly announced.
Number of Directors
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, with the number of directors fixed by or in the manner provided in the corporation's bylaws unless the certificate of incorporation fixes the number of directors.

	Rockwell Collins' certificate of incorporation, and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Rockwell Collins Board.	The B/E Aerospace certificate of incorporation and by-laws provide that the B/E Aerospace Board will consist of not less than three nor more than nine directors.
	There are currently nine positions authorized and nine directors serving on the Rockwell Collins Board.	There are currently seven positions authorized and seven directors serving on the B/E Aerospace Board.
Election of Directors
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
	Rockwell Collins' certificate of incorporation and by-laws provide that the Rockwell Collins Board is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class.	B/E Aerospace's certificate of incorporation and by-laws provide that the B/E Aerospace Board is divided into three classes of directors serving staggered three-year terms. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class.

Rockwell Collins' directors are elected according to the DGCL statute summarized above, except that the Rockwell Collins Board has a majority voting policy for the election of directors pursuant to which, in an uncontested election of directors, any nominee for director who receives more "withheld" votes than "for" votes must promptly tender his or her resignation to the Rockwell Collins Board. The Rockwell Collins Board's Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Rockwell Collins Board as to whether to accept or reject the tendered resignation and whether other actions should be taken. The Rockwell Collins Board will act on the tendered resignation within 90 days following certification of the election results. The Rockwell Collins Board's Nominating and Governance Committee and the Rockwell Collins Board, in making such decisions, may consider any factors or other information that it considers appropriate and relevant.
B/E Aerospace's by-laws provide that a plurality of the votes properly cast for election to any office will elect to such office. The election of B/E Aerospace directors in uncontested elections is governed by a "plurality plus" standard, pursuant to which any director candidate who receives more "withhold" votes than votes "for" election shall tender his or her resignation from the B/E Aerospace Board. The Executive Chairman will then consider such resignation, taking into account B/E Aerospace's interests and any current or foreseeable factors or circumstances relating to such director, and recommend to the B/E Aerospace Board the action to be taken with respect to such resignation. The B/E Aerospace Board then shall act on such recommendation relative to the tendered resignation.
Removal of Directors
Rockwell Collins' certificate of incorporation provides that directors may only be removed for cause and by the affirmative vote of 80% of the outstanding shares of Rockwell Collins capital stock entitled to vote generally in the election of directors.
B/E Aerospace's certificate of incorporation and by-laws provide that any director may be removed, only for cause, and only by the affirmative vote of holders of not less than two-thirds of the total number of votes of the then outstanding shares of capital stock of B/E Aerospace entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
Limitation on Liability of Directors	Rockwell Collins' certificate of incorporation provides that no director will be personally liable to Rockwell Collins or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Rockwell Collins or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends, stock purchase or redemption pursuant to Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.	B/E Aerospace's certificate of incorporation provides that no director will be personally liable to B/E Aerospace or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director, except that a director shall be liable to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined.
Indemnification of Directors and Officers
Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation's request against expenses (including attorney's fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; except that no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
Rockwell Collins' by-laws provide that Rockwell Collins indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any nature, whether civil, criminal, administrative, regulatory, arbitral or investigative (including actions or suits by or in the right of Rockwell Collins to procure a judgment), by reason of the fact that such person is or was a director, officer, employee or agent of Rockwell Collins or any of its majority-owned subsidiaries (or any other entity at Rockwell Collins' request) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Rockwell Collins and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except, with regard to actions or suits by or in the right of Rockwell Collins to procure a judgment, no indemnification will be made in respect of any claim, issue or matter as to which the claimant has been adjudged to be liable to Rockwell Collins, unless the Court of Chancery of Delaware or the court in which the action or suit was brought determines that, despite the adjudication of such liability, that claimant is fairly and reasonably entitled to indemnity for the expenses which such court deems proper.	The B/E Aerospace certificate of incorporation requires B/E Aerospace to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of B/E Aerospace against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by Delaware law, as long as the action, suit, proceeding, claim or counterclaim was not initiated by or on behalf of such person. B/E Aerospace is also required under its certificate of incorporation to advance, to the maximum extent permitted by Delaware, expenses incurred in connection with any such action, suit or proceeding.

In the case of indemnification pursuant to the above described provisions, indemnification will be made only as authorized in the specific case upon a determination that indemnification is proper in accordance with the standards described above.	Any person seeking indemnification under the provision described above will be deemed to have met the standard of conduct required for such indemnification unless the contrary is established.

Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
In the event there has been no change of control of Rockwell Collins resulting in the acquisition by, with certain customary restrictions, any individual, person or group of 20% or more of the shares of common stock or combined voting power then entitled to vote in the election of directors, referred to later in this paragraph as a change of control, such determination will be made by, (i) in the case of present or former directors or officers of Rockwell Collins, either a majority of disinterested directors on the Rockwell Collins Board or, if there are no disinterested directors or if such disinterested directors so choose, by independent counsel or the stockholders of Rockwell Collins, or (ii) in the case of a person who is not a present or former director or officer of Rockwell Collins, by the chief executive officer or another officer authorized by the Rockwell Collins Board. In the event there has been a change of control, such determination will be made by independent counsel or (at the claimant's request) the Rockwell Collins Board or an officer of Rockwell Collins authorized to make such determination (in the case of a present or former officer or director of Rockwell Collins). Claimants will also be indemnified against expenses actually and reasonably incurred in cooperating with the person or entity making the determination of entitlement to indemnification.

Under Rockwell Collins' by-laws, directors, officers, employees or agents of Rockwell Collins who are successful on the merits or otherwise in defense of any of the above described actions, suits and proceedings by reason of the fact that such person was a director, officer, employee or agent of Rockwell Collins will be indemnified against expenses actually and reasonably incurred by or on behalf of such person in connection therewith.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
Rockwell Collins' by-laws also provide that persons who are witnesses in the above described actions, suits and proceedings by reason of the fact that such person is or was a director, officer, employee or agent of Rockwell Collins or any of its majority-owned subsidiaries (or any other entity at Rockwell Collins' request) will be indemnified against all expenses actually and reasonably incurred by or on behalf of such person in connection therewith.
Amendments to Certificate of Incorporation
Under the DGCL, an amendment to the certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Rockwell Collins' certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Rockwell Collins is required to amend, alter, change or repeal, or adopt any provision of the certificate of incorporation inconsistent with, certain designated provisions relating to (i) the number and classification of the Rockwell Collins Board, removal of Rockwell Collins directors, filling vacancies on the Rockwell Collins Board and the exemption of members of the Rockwell Collins Board for monetary damages related to breaches of fiduciary duty in certain circumstances and (ii) amendment of the certificate of incorporation.
B/E Aerospace's certificate of incorporation provides that the affirmative vote of not less than two-thirds of the total number of votes of the then outstanding shares of capital stock of B/E Aerospace entitled to vote generally in the election of directors is required to amend or repeal, or adopt any provision inconsistent with the purpose or intent of, the provision in the certificate of incorporation relating to the classification of the B/E Aerospace Board and removal of B/E Aerospace directors.
	In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.	In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
Amendments to Bylaws	Rockwell Collins' certificate of incorporation and by-laws provide that the Rockwell Collins Board may make, alter, amend and repeal the Rockwell Collins by-laws, subject to the power of the holders of capital stock of Rockwell Collins to alter or repeal the by-laws made by the Rockwell Collins Board; however, any such amendment or repeal by stockholders of Rockwell Collins will require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Rockwell Collins, voting together as a single class.	B/E Aerospace's by-laws provide that the by-laws may be adopted, amended or repealed by a vote of a majority of the directors then in office or by vote of a majority of the stock outstanding and entitled to vote. Any by-law, whether adopted, amended or repealed by the stockholders or directors, may be amended or reinstated by the stockholders or the directors.
Certain Business Combinations
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation's outstanding voting stock for three years following the time that person becomes an "interested stockholder," unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or certain other exceptions are met. The DGCL allows a corporation's certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

	Rockwell Collins' certificate of incorporation includes restrictions on certain business combinations (discussed further below) in addition to the protections of the provisions of Section 203 of the DGCL discussed above. Because Rockwell Collins has not opted out of Section 203 of the DGCL, it remains subject to such provision.	B/E Aerospace's certificate of incorporation does not contain a provision electing not to be governed by Section 203 of the DGCL, and so B/E Aerospace is subject to such provision.

	Rights of Rockwell Collins Stockholders	Rights of B/E Aerospace Stockholders
Certain business combinations (or the agreements to enter into such business combinations) with interested stockholders (generally defined as persons beneficially owning voting stock of Rockwell Collins that represents 10% or more of votes then entitled to be cast), including (i) mergers or consolidations with interested stockholders or their affiliates, (ii) sales or other dispositions to interested stockholders of assets or securities of Rockwell Collins with a fair market value of $25 million or more, (iii) adoption of any plan of liquidation or dissolution proposed by an interested stockholder or (iv) reclassification of securities (including any reverse stock split) or recapitalization or consolidation of Rockwell Collins that increases the proportionate share of capital stock of Rockwell Collins held by an interested stockholder, each require the approval of the holders of at least 80% of the voting power of the then outstanding voting stock of Rockwell Collins, unless such business combination is approved by at least two-thirds of continuing directors (generally defined as directors not affiliated with the respective interested stockholder and those elected to succeed a continuing director by two-thirds of remaining continuing directors) or if certain price and procedure requirements designed to ensure certain minimum values of consideration to be paid to holders of Rockwell Collins capital stock have been met.
Stockholder Rights Plan	Rockwell Collins does not have a stockholder rights plan currently in effect.	B/E Aerospace does not have a stockholder rights plan currently in effect.

LEGAL MATTERS

        The validity of the Rockwell Collins common stock will be passed upon for Rockwell Collins by Robert J. Perna, Senior Vice President, General Counsel and Secretary to Rockwell Collins.

EXPERTS

        The consolidated financial statements of Rockwell Collins and its subsidiaries, incorporated in this joint proxy statement/prospectus by reference from Rockwell Collins' Annual Report on Form 10-K for the year ended September 30, 2016, and the effectiveness of Rockwell Collins' and its subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule of B/E Aerospace, Inc. and subsidiaries, incorporated in this joint proxy statement/prospectus by reference from B/E Aerospace, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of B/E Aerospace, Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Rockwell Collins

        Stockholder proposals to be made at the 2017 Annual Meeting of Shareowners must have been received at Rockwell Collins' principal executive offices by August 18, 2016, 120 calendar days before the anniversary date of the mailing of Rockwell Collins' proxy statement to stockholders in connection with the 2016 Annual Meeting of Shareowners, in order to be eligible for inclusion in Rockwell Collins' proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. Rockwell Collins' by-laws require that notice of stockholder proposals to be made at the 2017 Annual Meeting of Shareowners outside the processes of Rule 14a-8 under the Exchange Act be submitted to Rockwell Collins no earlier than the close of business on September 7, 2016, the 150th day prior to the first anniversary of the preceding year's annual meeting and no later than the close of business on October 7, 2016, the 120th day prior to the first anniversary of the preceding year's annual meeting.

        Stockholder proposals to be made at the 2018 Annual Meeting of Shareowners must be received at Rockwell Collins' principal executive offices by                    , 120 calendar days before the anniversary date of the mailing of Rockwell Collins' proxy statement to stockholders in connection with the 2017 Annual Meeting of Shareowners, in order to be eligible for inclusion in Rockwell Collins' proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act; provided, however, that if the date of the 2018 Annual Meeting of Shareowners has been changed by more than 30 days from                    , then the deadline for inclusion is a reasonable time before Rockwell Collins begins to print and send its proxy materials for that meeting. Rockwell Collins' by-laws require that notice of stockholder proposals to be made at the 2018 Annual Meeting of Shareowners outside the processes of Rule 14a-8 under the Exchange Act be submitted to Rockwell Collins no earlier than the close of business on                    , the 150th day prior to the first anniversary of the preceding year's annual meeting and no later than the close of business on                    , the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the 2018 Annual Meeting of Shareowners more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, the 10th day following the date of such public announcement.

        Pursuant to Rockwell Collins' by-laws, notice of stockholder proposals must be in proper form, setting forth, as to each matter the stockholder proposes to bring before the annual meeting, the following:

  •
  the name and address of such stockholder;

  •
  the class or series and number of shares of Rockwell Collins capital stock which are beneficially owned by and of record by such stockholder;

  •
  any information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and/or for the election of directors pursuant to Section 14 of the Exchange Act;

  •
  a representation that such stockholder is a holder of record of stock of Rockwell Collins entitled to vote at such annual meeting and intends to appear in person or by proxy, whether the stockholder or beneficial owner intends to deliver a proxy statement or form of proxy to holders of Rockwell Collins common stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies' and an undertaking by such stockholder to notify Rockwell Collins of any change in the above information as of the applicable record date.

B/E Aerospace

        If the merger is completed by early 2017, B/E Aerospace will become a wholly owned subsidiary of Rockwell Collins and, consequently, will not hold an annual meeting of its stockholders in 2017. B/E Aerospace stockholders will be entitled to participate as stockholders of Rockwell Collins in the 2017 Annual Meeting of Stockholders of Rockwell Collins.

        If the merger is not completed for any reason, then B/E Aerospace will hold an annual meeting of its stockholders in 2017.

        Under B/E Aerospace's current certificate of incorporation and by-laws and applicable SEC rules, the deadlines for stockholder proposals to be brought before the B/E Aerospace 2017 annual meeting of stockholders or to nominate candidates for election as directors are as follows:

        Stockholder proposals to be made at the 2017 Annual Meeting of Stockholders must be received at B/E Aerospace's principal executive offices by February 14, 2017, 120 calendar days before the anniversary date of the mailing of B/E Aerospace's proxy statement to stockholders in connection with the 2016 Annual Meeting of Stockholders, in order to be eligible for inclusion in B/E Aerospace's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act; provided, however, that if the date of the 2017 Annual Meeting of Stockholders has been changed by more than 30 days from June 14, 2017, then the deadline for inclusion is a reasonable time before B/E Aerospace begins to print and send its proxy materials for that meeting. B/E Aerospace's by-laws require that notice of stockholder proposals to be made at the 2017 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to B/E Aerospace in accordance with the requirements of the by-laws no earlier than the close of business on March 30, 2017, 120 days prior to the anniversary date of the 2016 Annual Meeting of Stockholders, or later than April 29, 2017, 90 days prior to the anniversary date of the 2016 Annual Meeting of Stockholders, provided that, in the event that the 2017 Annual Meeting of Stockholders is called for a date that is earlier than 30 days before such anniversary date or later than 70 days after such anniversary date, notice of stockholder proposals and director nominations, to be timely, must be received not later than the close of business on the tenth day following the day on which B/E Aerospace's publicly announced the date of the 2017 Annual Meeting of Stockholders.

        Pursuant to B/E Aerospace's by-laws, notice of stockholder proposals must be in proper form, setting forth, as to each matter the stockholder proposes to bring before the annual meeting, the following:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

  •
  the name and record address of such stockholder;

  •
  the class or series and number of shares of B/E Aerospace capital stock which are owned beneficially or of record by such stockholder;

  •
  a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and

  •
  a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Rockwell Collins and B/E Aerospace will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Rockwell Collins, Inc., 400 Collins Rd. NE, Cedar Rapids, IA 52498, Attn: Shareowner Relations, or contact Rockwell Collins by telephone at (319) 295-4045, or to B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL, or contact B/E Aerospace Investor Relations by telephone at (561) 791-5000.

WHERE YOU CAN FIND MORE INFORMATION

        Rockwell Collins and B/E Aerospace file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Rockwell Collins and B/E Aerospace, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this joint proxy statement/prospectus.

        Rockwell Collins has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Rockwell Collins common stock to be issued to B/E Aerospace stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Rockwell Collins and B/E Aerospace, respectively. The rules and regulations of the SEC allow Rockwell Collins and B/E Aerospace to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Rockwell Collins and B/E Aerospace to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Rockwell Collins and B/E Aerospace have previously filed with the SEC. They contain important information about the companies and their financial condition.

Rockwell Collins SEC Filings

  •
  Annual report on Form 10-K for the year ended September 30, 2016, filed with the SEC on November 15, 2016;

  •
  Current reports on Form 8-K filed with the SEC on October 24, 2016 (two reports) and October 27, 2016 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

  •
  Description of Rockwell Collins' common stock, contained in Item 11 of Rockwell Collins' Registration Statement on Form 10, as amended (File No. 001-16445), filed with the SEC on June 15, 2001.

B/E Aerospace SEC Filings

  •
  Annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016;

  •
  Quarterly reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on April 27, 2016, for the quarter ended June 30, 2016, filed with the SEC on July 29, 2016 and for the quarter ended September 30, 2016, filed with the SEC on October 28, 2016;

  •
  Current reports on Form 8-K filed with the SEC on February 2, 2016, April 26, 2016, July 26, 2016, October 24, 2016 (two reports) and October 26, 2016 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

  •
  Description of B/E Aerospace's common stock, contained in B/E Aerospace's Registration Statement on Form S-3 (File No. 333-210957), filed with the SEC on April 27, 2016; and

  •
  Description of Employee Stock Purchase Plan, contained in B/E Aerospace's Form 11-K, filed with the SEC on June 24, 2016.

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        In addition, Rockwell Collins and B/E Aerospace incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Rockwell Collins special meeting and the B/E Aerospace special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the other documents listed above from the SEC, through the SEC's website at the address indicated above, or from Rockwell Collins or B/E Aerospace, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:
Rockwell Collins	B/E Aerospace
400 Collins Road NE	1400 Corporate Center Way
Cedar Rapids, Iowa 52498	Wellington, Florida 33414-2105
Telephone: (319) 295-1000	Telephone: (561) 791-5000

        These documents are available from Rockwell Collins or B/E Aerospace, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Rockwell Collins and B/E Aerospace at their Internet websites at www.rockwellcollins.com and www.beaerospace.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

        You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Innisfree M&A Incorporated, Rockwell Collins' proxy solicitor, or Georgeson LLC, B/E Aerospace's proxy solicitor, at the following addresses and telephone numbers:

For Rockwell Collins Stockholders:	For B/E Aerospace Stockholders:
Innisfree M&A Incorporated	Georgeson LLC
501 Madison Avenue, 20th Floor	1290 Avenue of the Americas, 9th Floor
New York, New York 10022	New York, NY 10104
(877) 825-8772 (toll-free)	(800) 509-0917 (toll-free)
(212) 750-5833 (collect)

        If you are a stockholder of B/E Aerospace or Rockwell Collins and would like to request documents, please do so by                    to receive them before your respective company's special meeting. If you request any documents from Rockwell Collins or B/E Aerospace, Rockwell Collins or B/E Aerospace, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Rockwell Collins or B/E Aerospace, as the case may be, receives your request.

        This joint proxy statement/prospectus is a prospectus of Rockwell Collins and is a joint proxy statement of Rockwell Collins and B/E Aerospace for the Rockwell Collins special meeting and the B/E Aerospace special meeting. Neither Rockwell Collins nor B/E Aerospace has authorized anyone to give any information or make any representation about the merger or Rockwell Collins or B/E Aerospace that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Rockwell Collins or B/E Aerospace has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus is dated November 22, 2016. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to B/E Aerospace stockholders or Rockwell Collins stockholders nor the issuance of shares of Rockwell Collins common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

ROCKWELL COLLINS, INC.,

QUARTERBACK MERGER SUB CORP.

and

B/E AEROSPACE, INC.

Dated as of October 23, 2016

A-i

A-ii

APPENDICES AND EXHIBITS
Appendix A	Definitions	Appendix A-1
Exhibit A	Certificate of Incorporation
Exhibit B	Company Closing Representation Letter
Exhibit C	Parent Closing Representation Letter
Exhibit D	Company Signing Representation Letter
Exhibit E	Parent Signing Representation Letter

A-iii

INDEX OF DEFINED TERMS

Term	Section
Additional Tax Counsel	5.15(i)
Affiliate	Appendix A
Agreement	Preamble
Anti-Corruption Laws	3.20(a)
Antitrust Laws	3.5(b)
Aviation Regulations	3.19
Book-Entry Shares	2.1(a)(ii)
Business Day	Appendix A
Bylaws	3.1
Canceled Shares	2.1(a)(i)
Capitalization Date	3.2(a)
Cash Consideration	2.1(a)(ii)
Certificate of Incorporation	3.1
Certificate of Merger	1.3
Certificates	2.1(a)(ii)
Closing	1.2
Closing Date	1.2
Code	Appendix A
Company	Preamble
Company Acquisition Proposal	Appendix A
Company Adverse Recommendation Change	5.6(c)
Company Benefit Plan	3.12(a)
Company Board	Recitals
Company Closing Representation Letter	5.15(b)
Company Common Stock	2.1(a)(i)
Company Disclosure Letter	Appendix A
Company DSU Award	2.3(c)
Company Equity Awards	Appendix A
Company Equity Plan	Appendix A
Company ERISA Affiliate	Appendix A
Company ESPP	Appendix A
Company Expenses	7.3(d)
Company Fundamental Representations	6.2(a)
Company Intervening Event	Appendix A
Company Leased Real Property	3.16(b)
Company Material Adverse Effect	Appendix A
Company Material Contract	3.14(a)
Company Option	Appendix A
Company Owned Real Property	3.16(a)
Company Permits	3.10(a)
Company Preferred Stock	3.2(a)
Company Real Property	3.16(b)
Company Recommendation	Appendix A
Company Related Parties	7.3(f)
Company Restricted Stock Award	2.3(a)
Company RSU Award	2.3(b)
Company SEC Documents	3.6(a)
Company Signing Representation Letter	Appendix A

A-iv

Term	Section
Company Stockholder Approval	3.4
Company Stockholders' Meeting	5.3(b)
Company Superior Proposal	Appendix A
Company Tax Counsel	Appendix A
Company Termination Fee	Appendix A
Confidentiality Agreement	Appendix A
Consent	3.5(b)
Continuation Period	5.11(a)
Contract	Appendix A
Control	Appendix A
Covered Employees	5.11(a)
Customs & International Trade Authorizations	Appendix A
Customs & International Trade Laws	Appendix A
D&O Indemnified Parties	5.8(a)
Delaware Secretary of State	Appendix A
DGCL	Recitals
Dissenting Shares	2.5
EDGAR	III
Effective Time	1.3
Environmental Laws	Appendix A
Equity Award Exchange Ratio	Appendix A
ERISA	Appendix A
Exchange Act	Appendix A
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	Appendix A
Existing Credit Agreement	Appendix A
FAA	3.19
FCPA	Appendix A
Financing Source	Appendix A
Foreign Plan	Appendix A
Form S-4	3.11
GAAP	Appendix A
Governmental Authority	Appendix A
Hazardous Materials	Appendix A
HSR Act	Appendix A
Indebtedness	Appendix A
Intellectual Property Rights	3.15(b)
IRS	Appendix A
Joint Proxy Statement	3.11
KLX	Appendix A
KLX Closing Representation Letter	Appendix A
KLX Contribution	Appendix A
KLX Debt Repayment	Appendix A
KLX Distribution	Appendix A
KLX External Spin-Off	Appendix A
KLX Internal Restructuring	Appendix A
KLX Signing Representation Letter	Appendix A
KLX Spin-Off Tax Treatment	Appendix A
KLX Tax Sharing Agreement	3.13(e)

A-v

Term	Section
KLX TSA Amendment	3.28(a)
Knowledge	Appendix A
Labor Agreement	3.12(j)
Law	Appendix A
Lien	Appendix A
Merger	Recitals
Merger Consideration	2.1(a)(ii)
Merger Sub	Preamble
NASDAQ	Appendix A
Non-Employee Directors Plan	2.3(c)
NYSE	4.5(b)
OFAC	Appendix A
Order	Appendix A
Parent	Preamble
Parent Acquisition Proposal	Appendix A
Parent Adverse Recommendation Change	5.7(c)
Parent Benefit Plan	Appendix A
Parent Board	Recitals
Parent Closing Representation Letter	5.15(c)
Parent Common Stock	Recitals
Parent Disclosure Letter	Appendix A
Parent Equity Awards	Appendix A
Parent ERISA Affiliate	Appendix A
Parent Expenses	7.3(c)
Parent Fundamental Representations	6.3(a)
Parent Intervening Event	Appendix A
Parent Material Adverse Effect	Appendix A
Parent Material Contract	4.14
Parent Organizational Documents	Appendix A
Parent Permits	4.10(a)
Parent Recommendation	Appendix A
Parent Related Parties	7.3(f)
Parent Retention Awards	5.11(i)
Parent SEC Documents	4.6(a)
Parent Signing Representation Letter	Appendix A
Parent Stock Issuance	Recitals
Parent Stock Price	Appendix A
Parent Stockholder Approval	4.4
Parent Stockholders' Meeting	5.3(c)
Parent Superior Proposal	Appendix A
Parent Tax Counsel	Appendix A
Parent Termination Fee	Appendix A
Payoff Letter	5.14
Permitted Lien	Appendix A
Person	Appendix A
Proceedings	Appendix A
Release	Appendix A
Representative	Appendix A
Sanctioned Country	Appendix A
Sanctioned Person	Appendix A

A-vi

Term	Section
Sanctions	Appendix A
Sarbanes-Oxley Act	Appendix A
SEC	Appendix A
Securities Act	Appendix A
Securities Laws	Appendix A
Security	Appendix A
Security Clearances	Appendix A
Subsidiary	Appendix A
Surviving Corporation	1.1
Tax	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Termination Date	7.1(b)(i)
Trading Day	Appendix A
Treasury Regulations	Appendix A
VWAP	Appendix A

A-vii

        THIS AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2016 (this "Agreement"), is made by and among Rockwell Collins, Inc., a Delaware corporation ("Parent"), Quarterback Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and B/E Aerospace, Inc., a Delaware corporation (the "Company"). Defined terms used in this Agreement have the respective meanings ascribed to them herein.

W I T N E S S E T H:

        WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

        WHEREAS, the respective boards of directors of the Company (the "Company Board"), Parent (the "Parent Board") and Merger Sub have unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly owned Subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the Company Board has, subject to Section 5.6, unanimously resolved to recommend that the Company's stockholders approve the adoption of this Agreement;

        WHEREAS, the Parent Board has, subject to Section 5.7, unanimously resolved to recommend that Parent's stockholders approve the issuance of shares of Parent common stock, par value $0.01 per share (the "Parent Common Stock"), in connection with the Merger (the "Parent Stock Issuance"); and

        WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a direct or indirect, wholly owned Subsidiary of Parent (the "Surviving Corporation").

        Section 1.2    The Closing.     Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois.

        Section 1.3    Effective Time.     Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be executed and filed with the

Delaware Secretary of State as provided under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (such date and time being hereinafter referred to as the "Effective Time"). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

        Section 1.4    Certificate of Incorporation/Charter; Bylaws.

          (a)   The Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation and, in each case, subject to Section 5.8.

          (b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be "B/E Aerospace, Inc.", until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws and, in each case, subject to Section 5.8.

        Section 1.5    Board of Directors; Officers.     The members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Securities.

          (a)    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

            (i)    Cancellation of Company Securities.    Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") held by the Company as treasury stock or held, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, "Canceled Shares").

            (ii)    Conversion of Company Securities.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, (A) $34.10 per share in cash, without interest, from Parent (such amount of cash, the "Cash Consideration") and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(c), such shares of Parent Common Stock and any such cash in lieu of fractional shares, together with the Cash Consideration, the "Merger Consideration"). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the "Certificates") or book-entry shares ("Book-Entry Shares"), which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

            (iii)    Conversion of Merger Sub Capital Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b)    Adjustments.     Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

          (c)    Fractional Shares.     No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares that a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(c), be entitled under Section 2.1(a)(ii) and (ii) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(c) is not a separately bargained-for consideration.

        Section 2.2    Exchange of Certificates.

          (a)    Designation of Exchange Agent; Deposit of Exchange Fund.     Prior to the Closing, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, (i) book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock and (ii) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d) (such shares of Parent Common Stock and Cash Consideration provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, the "Exchange Fund"). For purposes of the deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(c). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement.

          (b)   As promptly as practicable following the Effective Time and, in no event later than the fifth (5th) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which shall be in the form and have such other provisions as Parent may reasonably specify) and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and Company may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 2.1(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c).

          (c)   Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, (i) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares, (ii) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate or Book-Entry Shares pursuant to Section 2.1(a)(ii), (iii) any dividends or other distributions payable pursuant to Section 2.2(d) and (iv) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. Until surrendered as contemplated by this Section 2.2(c), each Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 2.2(c) and any dividends or other distributions payable pursuant to Section 2.2(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.

          (d)    Distributions with Respect to Unexchanged Shares.     Subject to applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate or Book-Entry Shares, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.

          (e)   In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d).

          (g)    No Liability.     None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Investment of Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

          (i)    Withholding.     Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock or holder of Company Equity Awards such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        Section 2.3    Company Equity Awards.

          (a)    Treatment of Company Restricted Stock Awards.     Except as set forth in Section 2.3(a)(ii), Parent shall not assume any award of Company Common Stock subject to time-based, performance or other vesting or lapse restrictions (each a "Company Restricted Stock Award") or substitute for any Company Restricted Stock Award any similar award of Parent Common Stock, in connection with the Merger.

              (i)  As of immediately prior to the Effective Time, (A) each Company Restricted Stock Award that was granted prior to the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the maximum level and (B) each Company Restricted Stock Award shall be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock represented by such Company Restricted Stock Award, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided, further, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company Restricted Stock Award which immediately prior to such cancellation was treated as "deferred compensation" subject to Section 409A of the Code shall be made on the applicable settlement date for such Company Restricted Stock Award if required in order to comply with Section 409A of the Code. For the purpose of the preceding sentence, the portion of the Merger Consideration that consists of shares of Parent Common Stock shall be converted to a lump sum cash payment equal to the product of (x) the number of such shares of Parent Common Stock and (y) the Parent Stock Price.

             (ii)  Except as provided in Section 2.3(a)(ii) of the Company Disclosure Letter, as of immediately prior to the Effective Time each Company Restricted Stock Award that is granted by the Company on or following the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holders thereof, be assumed by Parent and converted into a restricted stock award of Parent covering that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company Restricted Stock Award immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that to the extent that such Company Restricted Stock Award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level performance with respect to the applicable performance period and shall be subject to the time-based vesting schedule applicable to such Company Restricted Stock Award and will be settled as provided in the award agreement applicable to such Company Restricted Stock Award, subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through each applicable vesting date (except to the extent that the applicable award agreement provides for accelerated vesting in connection with termination of service or a change in control occurring after the Effective Time) but shall not be subject to any performance metrics following the Effective Time.

          (b)    Treatment of Company RSU Awards.     Except as set forth in Section 2.3(b)(ii) below, Parent shall not assume any restricted stock unit awards, including any stock unit held under the Company 2010 Deferred Compensation Plan (each a "Company RSU Award"), or substitute for any Company RSU Award any similar award for Parent Common Stock, in connection with the Merger.

              (i)  As of immediately prior to the Effective Time, (A) each Company RSU Award subject to time-based, performance or other vesting restrictions that was granted prior to the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the maximum level and (B) each such Company RSU Award, whether payable in cash or shares of Company Common Stock, shall be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock represented by such Company RSU Award, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided, further, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any such Company RSU Award which immediately prior to such cancellation was treated as "deferred compensation" subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU Award if required in order to comply with Section 409A of the Code. For the purpose of the preceding sentence, the portion of the Merger Consideration that consists of shares of Parent Common Stock shall be converted to a lump sum cash payment equal to the product of (x) the number of such shares of Parent Common Stock and (y) the Parent Stock Price.

             (ii)  Except as provided in Section 2.3(b)(ii) of the Company Disclosure Letter, as of immediately prior to the Effective Time each Company RSU Award that is granted by the Company on or following the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holders thereof, be assumed by Parent and converted into a restricted stock unit award of Parent covering that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that to the extent that such Company RSU Award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level performance with respect to the applicable performance period and shall be subject to the time-based vesting schedule applicable to such Company RSU Award and will be settled as provided in the award agreement applicable to such Company RSU Award, subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through each applicable vesting date (except to the extent that the applicable award agreement provides for accelerated vesting in connection with termination of service or a change in control occurring after the Effective Time) but shall not be subject to any performance metrics following the Effective Time.

          (c)    Treatment of Company DSU Awards.     Each stock unit credited to the account of any current or former non-employee director (or beneficiary thereof) under the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (the "Non-Employee Directors Plan") that is payable in shares of Company Common Stock (each a "Company DSU Award") and is outstanding as of immediately prior to the Effective Time shall be immediately converted into the right to receive at the Effective Time the Merger Consideration, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company DSU Award which immediately prior to such cancellation was treated as "deferred compensation" subject to Section 409A of the Code shall be made on the applicable settlement date for such Company DSU Award if required in order to comply with Section 409A of the Code.

          (d)    Company ESPP.     Except to the extent it is otherwise determined by Parent and communicated to the Company prior to the Effective Time that the Company ESPP should continue in effect under its current terms, promptly following the date of this Agreement upon confirmation by Parent prior to such action being taken, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Option Period(s) (as such term is defined in the Company ESPP) outstanding as of the date of this Agreement under the Company ESPP, such Option Period(s) shall terminate and each Option (as such term is defined in the Company ESPP) shall be deemed to have been exercised upon the earlier to occur of (A) the day that is four (4) complete Trading Days prior to the Effective Time or (B) the date on which such Option Period(s) would otherwise end, and no additional Option Period(s) shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

          (e)    Company Actions.     Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the Company Equity Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Equity Plan or any outstanding awards, and take all other appropriate actions to give effect to the transactions contemplated herein. To the extent such notice or actions are required, the Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than the Business Day preceding the Effective Time.

        Section 2.4    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

        Section 2.5    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder's rights to appraisal (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the "fair value" of such Dissenting Shares as determined in accordance with Section 262 of the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree to do any of the foregoing.

        Section 2.6    Transfers; No Further Ownership Rights.     After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

        Section 2.7    Further Action.     If, at any time after the Effective Time any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after December 31, 2014 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading "Risk Factors" (other than any factual information contained therein) or in any "forward-looking statements" legend or in any similarly non-specific, predictive or forward-looking statements) and to the extent publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval System ("EDGAR") or (ii) as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization; Qualification.     Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so validly existing and authorized has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), each as amended as of the date of this Agreement, have been made available to Parent and are currently in effect, and the Company is not in violation of any of the provisions thereof, and the organizational or governing documents of each of the Company's Subsidiaries, each as amended as of the date of this Agreement, are currently in effect, and none of such Subsidiaries is in violation of any of the respective provisions thereof, except, in each case, where such failure or violation has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

        Section 3.2    Capitalization; Subsidiaries.

          (a)   As of the close of business on October 17, 2016 (the "Capitalization Date"), the authorized capital stock of the Company consisted of (i) 200,000,000 shares of Company Common Stock, 101,603,153 of which were issued and outstanding (including outstanding Company Restricted Stock Awards representing 1,480,641 shares of Company Common Stock) and 5,964,264 of which were held by the Company as treasury stock, and (ii) 1,000,000 shares of preferred stock of the Company, par value $0.01 per share ("Company Preferred Stock"), no shares of which were outstanding. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) no outstanding Company Options to purchase shares of Company Common Stock, (B) outstanding Company Restricted Stock Awards representing 1,480,641 shares of Company Common Stock; (C) outstanding Company RSU Awards representing 265,191 shares of Company Common Stock, which amount may be increased to a maximum of 386,226 shares of Company Common Stock based on the satisfaction of performance conditions set forth in the applicable award agreements; (D) outstanding Company DSU Awards representing 42,813 shares of Company Common Stock; (E) 320,508 shares of Company Common Stock reserved for future issuance under the Company ESPP; and (F) 4,532,252 shares of Company Common Stock reserved for future issuance under the Company Equity Plan. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of (i) any Company Common Stock, Company Preferred Stock or any other equity or voting interests in the Company other than issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards or under the Company ESPP in accordance with its terms and (ii) any Company Equity Awards or any other equity or equity-based awards.

          (b)   All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to the Company Equity Awards, the Company Equity Plan or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Company Equity Plan and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Equity Awards and, other than differences with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains material terms that are not consistent with, or in addition to, such forms. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and to the extent applicable, the name of the holder thereof, the number of shares of Company Common Stock issuable thereunder (including target and maximum numbers for Company Equity Awards subject to performance-based vesting), the grant date, the vesting date, whether or not it is subject to performance-based vesting and the Company Equity Plan pursuant to which the award was made. Each grant of Company Equity Awards was made in accordance with the terms of the Company Equity Plan, the Exchange Act and all other applicable Laws, including the NASDAQ Listing Rules. All of the outstanding Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

          (c)   As of the date of this Agreement, other than as set forth in Section 3.2(a), there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, or obligating the Company to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of the Company or any of its Subsidiaries, (iii) stockholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the capital stock or other equity interests of the Company or any of its Subsidiaries or (B) affecting the voting rights of capital stock or other equity interests of the Company or any of its Subsidiaries, or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, "phantom" stock, profit-participation or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock or other equity interests of the Company or any of its Subsidiaries.

          (d)   Each Subsidiary of the Company existing on the date of this Agreement is listed on Section 3.2(d) of the Company Disclosure Letter. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Subsidiaries listed on Section 3.2(d) of the Company Disclosure Letter and investments in marketable securities and cash equivalents, none of the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares or equity interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

        Section 3.3    Authority Relative to Agreement.

          (a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (in the case of the Merger, except for the (i) receipt of the Company Stockholder Approval and (ii) filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

          (b)   The Company Board has, by resolutions unanimously adopted by the Company Board, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company's stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders' Meeting and (iv) resolved to make the Company Recommendation; provided that any change, modification or rescission of such Company Recommendation by the Company Board in accordance with this Agreement shall not be a breach of the representation in this clause (iv). As of the date of this Agreement, none of the aforesaid actions by the Company Board have been amended, rescinded or modified.

        Section 3.4    Vote Required.     Assuming the accuracy of the representations and warranties in Section 4.26, the adoption of this Agreement and the approval of transactions contemplated by this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders' Meeting (the "Company Stockholder Approval") is the only vote of holders of securities of the Company that is required in connection with the consummation of the transactions contemplated by this Agreement.

        Section 3.5    No Conflict; Required Filings and Consents.

          (a)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Company's Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made and (in the case of the Merger) the Company Stockholder Approval has been received, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the

  Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

          (b)   No consent, approval, license, permit, order or authorization (a "Consent") of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Joint Proxy Statement), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under corporation, state securities or "blue sky" laws of various states, (iv) compliance with applicable rules and regulations of the NYSE and NASDAQ, (v) such other items required solely by reason of the participation of Parent in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, "Antitrust Laws") and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

        Section 3.6    Company SEC Documents; Financial Statements.

          (a)   Since December 31, 2014, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the "Company SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act); and (iii) fairly present in all material respects the financial position, the stockholders' equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

          (b)   The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since December 31, 2014 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

          (c)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

          (d)   The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company's internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company's most recent evaluation of internal control over financial reporting prior to the date of this Agreement, (i) the Company has no "significant deficiencies" or "material weaknesses" (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (e)   The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

          (f)    To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since December 31, 2014 through the date of this Agreement, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Company Board or any committee thereof.

          (g)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

          (h)   Since December 31, 2014, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

          (i)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

        Section 3.7    Absence of Certain Changes or Events.     Since December 31, 2014 through the date of this Agreement, (a) except in connection with the transactions contemplated by this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.8    No Undisclosed Liabilities.     Except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in the Company's financial statements (or the notes thereto) included in the Company SEC Documents prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

        Section 3.9    Litigation.     As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its Subsidiaries is subject to a continuing Order, in each case, that (i) has been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

        Section 3.10    Permits; Compliance with Laws.

          (a)   (i) The Company and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the "Company Permits"), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Since December 31, 2014, the Company and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Company Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Since December 31, 2014 through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any Laws or Company Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.11    Information Supplied.     None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the joint proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholders' Meeting and to the stockholders of the Company relating to the Company Stockholders' Meeting (the "Joint Proxy Statement") will, at the date it, or any amendment or supplement to it, is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders' Meeting and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        Section 3.12    Employee Benefit Plans; Labor.

          (a)   Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), whether written or unwritten, that the Company, any of its Subsidiaries or any Company ERISA Affiliate adopted, maintains, sponsors, participates in, is a party or contributes to or with respect to which the Company or any of its Subsidiaries, taken as a whole, could reasonably be expected to have any material liability; and (ii) each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any equity option, equity purchase, equity appreciation right or other equity or equity-based incentive, cash bonus or incentive compensation, employment, change in control, retention, retirement or supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement for any current or former employee or director of, or other individual service provider to, the Company or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA, whether or not ERISA applies), that the Company or any of its Subsidiaries adopted, maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (each, a "Company Benefit Plan"). With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of (i) such Company Benefit Plan and all material amendments thereto (including a written description of the material provisions of each unwritten Company Benefit Plan), (ii) each trust, insurance, annuity or other funding Contract, (iii) the most recent financial statements and actuarial or other valuation reports, (iv) the three most recent annual reports on Form 5500, (v) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, (vi) the most recent summary plan description and any material modification and (vii) all material notices given to such Company Benefit Plan, the Company or any Company ERISA Affiliate by the IRS, United States Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Authority.

          (b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Company Benefit Plan and applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in any non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan that would result in the imposition of any liability to the Company or any of its Subsidiaries.

          (c)   Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan. To the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan and no condition exists that has been or would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or result in the imposition of any liability, penalty or tax under ERISA or the Code that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (d)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company ERISA Affiliate operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, was required to contribute to or sponsored) (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA), or (iv) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA). Except as would be, or reasonably be expected to be, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, no Subsidiary or connected or associated Person has now or at any time participated in, maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee. Neither the Company nor any Company ERISA Affiliate has incurred, or reasonably expects to incur, directly or indirectly, any liability under Title IV of ERISA or related provisions of the Code that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and that has not been satisfied in full, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and no condition exists that presents a material risk of incurring such liability. All pension liabilities have been accrued for and fully reflected as a liability in the Company's financial statements in accordance with GAAP.

          (e)   To the Knowledge of the Company, no employee of the Company or any Subsidiary has any claim or right to an early retirement benefit for which the Company or any Subsidiary may be liable following the transfer of their employment to the Company or applicable Subsidiary pursuant to the English Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

          (f)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no pending, or, to the Knowledge of the Company, threatened Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

          (g)   Neither the execution or delivery of nor performance of the Company's obligations under this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the Merger), (i) entitle any current or former director or employee of, or individual service provider to, the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit), except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or individual service provider, (iii) accelerate the time of payment, funding or vesting of amounts due any such director, employee or individual service provider or, except as provided for in this Agreement, (iv) result in any "excess parachute payment" (within the meaning of Section 280G of the Code) becoming due to any current or former employee or other individual service provider of the Company or any of its Subsidiaries or (v) limit or restrict the right of Parent, the Surviving Corporation, the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan (other than any requirement to obtain the signature of a counterparty to amend, modify or terminate such Company Benefit Plan).

          (h)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any obligations for post-termination health, welfare or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code) or coverage in which the full cost of such benefit is borne entirely by the former employee (or such former employee's eligible dependents or beneficiaries).

          (i)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Plan (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

          (j)    Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other labor-related agreement, arrangement or understanding with a labor or trade union, or labor organization or works council (each a "Labor Agreement"), nor is any such Labor Agreement presently being negotiated, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, labor organization or works council. The Company has made available to Parent a true and complete copy of each Labor Agreement and all material amendments thereto. There are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. Since December 31, 2014, there has not been any, and there are no pending or, to the Knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

          (k)   The Company and its Subsidiaries are, and since December 31, 2014 have been, in compliance with the terms of the Company Benefits Plans, any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (l)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have been in compliance with all Laws applicable to "workers" (as defined in the English Employment Rights Act 1996), and "contractors" or "subcontractors" (in each case, as defined by Executive Order 11246).

          (m)  Prior to the date of this Agreement, the Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

          (n)   To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Company or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by the Company or its Subsidiaries or (B) to the material misuse of trade secrets or proprietary information. No employee of the Company or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act has given notice of intent to terminate or, to the Knowledge of the Company, intends to terminate his or her employment with the Company or any of its Subsidiaries.

        Section 3.13    Taxes.

          (a)   The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

          (b)   The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Company SEC Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of their most recent consolidated financial statements, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

          (c)   As of the date of this Agreement, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such

  Tax Return, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

          (d)   All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

          (e)   None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries), and, except with respect to the Tax Sharing and Indemnification Agreement, dated as of December 15, 2014, by and between KLX and the Company, as amended as of the date hereof by the KLX TSA Amendment (the "KLX Tax Sharing Agreement"), none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

          (f)    Except with respect to the KLX Tax Sharing Agreement, none of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

          (g)   There are no Liens for a material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

          (h)   None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

          (i)    Except for the KLX External Spin-Off and the KLX Internal Restructuring, within the last two (2) years, none of the Company or any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

          (j)    Without regard to the Merger, to the Knowledge of the Company, the KLX External Spin-Off qualified for the KLX Spin-Off Tax Treatment.

          (k)   Without regard to the Merger, to the Knowledge of the Company, the KLX Internal Restructuring qualified for the Tax treatment of the KLX Internal Restructuring originally reported on the relevant Tax Returns of the Company, KLX or applicable Subsidiary of either.

          (l)    The Company and its Subsidiaries are and have been, and to the Knowledge of the Company, KLX is and has been, in compliance with the KLX Tax Sharing Agreement in all material respects.

        Section 3.14    Material Contracts.

          (a)   Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent. For purposes of this Agreement, "Company Material Contract" means any Contract to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound or affected, except for this Agreement, that:

              (i)  is a Contract with a vendor providing for payments of more than $25,000,000 in the past twelve (12) months or expected to require payments of more than $25,000,000 within twelve (12) months of the date of this Agreement (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be paid under any such Contract);

             (ii)  is a Contract with a customer providing for payments of more than $50,000,000 in the past twelve (12) months or expected to require payments of more than $50,000,000 within twelve (12) months of the date of this Agreement (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract);

            (iii)  constitutes a "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company and its Subsidiaries, taken as a whole, and is required to be filed with the SEC;

            (iv)  is a joint venture, strategic alliance, partnership, shareholder or similar Contract that is material to the operation of the Company and its Subsidiaries, taken as a whole;

             (v)  is a management or service consulting Contract providing for annual payments of more than $2,500,000;

            (vi)  is an agency, sales, marketing, commission, export, customs, distribution, advertising, dealer, franchise, international or domestic sales representative or similar Contract providing for annual payments of more than $15,000,000;

           (vii)  is a Contract (other than those between or among the Company and any of its Subsidiaries) relating to Indebtedness of the Company (whether outstanding or as may be incurred) in an amount in excess of $25,000,000;

          (viii)  is a Contract (other than those between or among the Company or any of its Subsidiaries) relating to Indebtedness of a third party owed to the Company or any of its Subsidiaries providing for annual payments of more than $25,000,000;

            (ix)  creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $50,000,000

             (x)  is an agreement under which the Company or any of its Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

            (xi)  with respect to any business that is material to the Company and its Subsidiaries, taken as a whole, is a Contract that (A) obligates the Company or any of its Subsidiaries to conduct such business on an exclusive basis with any third party, or (B) upon consummation of the Merger, will obligate Parent or any of its Subsidiaries to conduct such business with any third party on an exclusive basis;

           (xii)  is a material Contract with any Governmental Authority;

          (xiii)  is a non-competition or non-solicitation Contract or any other Contract that, in each case, materially limits (A) the manner in which, or the localities in which, any material business of the Company and its Subsidiaries, taken as a whole, is or has a right to be conducted or (B) the types of businesses that the Company and its Subsidiaries, taken as a whole, conduct or have a right to conduct;

          (xiv)  is a Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past three (3) years, for aggregate consideration under such Contract in excess of $50,000,000;

           (xv)  is any license, consent to use, non-assertion, coexistence or similar Contract concerning Intellectual Property Rights or software used by the Company or any of its Subsidiaries (other than non-customized software subject to customary "shrink-wrap" or "click-through" type Contracts) that (A) provides for annual payments of more than $25,000,000 or (B) grants an exclusive license or similar exclusive right to use to any third party that is material to the Company and its Subsidiaries, taken as a whole;

          (xvi)  is a material hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

         (xvii)  each "single source" supply Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, are supplied to the Company or any of its Subsidiaries from an exclusive source;

        (xviii)  is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company or any of its Subsidiaries, taken as a whole; or

          (xix)  is a Contract with KLX or any of its Subsidiaries.

          (b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract. Each Company Material Contract is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, (provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (ii) in full force and effect.

          (c)   No (i) current or former officer or director of the Company; (ii) beneficial owner of five percent (5%) or more of any voting securities of the Company; or (iii) any "affiliate" or "associate" of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that has not been so disclosed in the Company SEC Documents.

        Section 3.15    Trademarks, Patents and Copyrights.

          (a)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the applications for and registrations of Intellectual Property Rights owned by the Company or its Subsidiaries are (i) free and clear of all Liens (other than Permitted Liens) and (ii) in effect, subsisting and, to the Knowledge of the Company, valid.

          (b)   To the Knowledge of the Company, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own, validly license or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, know-how, trade secrets and other intellectual property rights, and any registrations and applications therefor (the "Intellectual Property Rights") that are used in the respective businesses of the Company and its Subsidiaries.

          (c)   To the Knowledge of the Company, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no claim for any such infringement, misappropriation or other violation pending or, to the Knowledge of the Company, threatened, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Right that is material to the respective businesses of the Company and its Subsidiaries as currently conducted, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

          (d)   To the Knowledge of the Company, there have been no material security breaches in the information technology systems of the Company and its Subsidiaries or the information technology systems of any other Persons to the extent used by or on behalf of the Company and its Subsidiaries. Since December 31, 2014, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information.

          (e)   The representations and warranties set forth in this Section 3.15 and Section 3.12(n) are the only representations and warranties being made by the Company in this Agreement with respect to any infringement, misappropriation or other violation of Intellectual Property Rights.

        Section 3.16    Real and Personal Property.

          (a)   Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries (collectively, the "Company Owned Real Property").

          (b)   Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of each lease pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses an interest in real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the "Company Leased Real Property" and together with the Company Owned Real Property, the "Company Real Property").

          (c)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (as applicable) have (i) good title to, or valid leasehold interests in, all of their respective properties and assets, free and clear of all Liens, except for Permitted Liens and (ii) exclusive possession of all Company Leased Real Property, other than any use and occupancy rights granted to third party owners, tenants or licensees pursuant to agreements with respect to such Company Leased Real Property, entered into in the ordinary course of business.

          (d)   Each lease, sublease or license for Company Leased Real Property is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights and remedies generally and (ii) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

          (e)   As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has received any written communication from, or given any written communication to, or to the Knowledge of the Company, received or given any other type of communication from or to, any other party to a lease for Company Leased Real Property or any lender, alleging that the Company, any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

          (f)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, no Person, other than the Company or a Subsidiary of the Company, possesses, uses or occupies all or any portion of any Company Real Property. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property. Neither the Company nor any Subsidiary of the Company is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein. There are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of the Company Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

        Section 3.17    Environmental.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

          (a)   the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations under applicable Environmental Laws;

          (b)   as of the date of this Agreement, there is no Proceeding or Order pending or, to the Knowledge of the Company, threatened pursuant to any Environmental Law against the Company or any of its Subsidiaries;

          (c)   as of the date of this Agreement, none of the Company or any of its Subsidiaries has received notice or a request for information alleging that the Company or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

          (d)   there have been no Releases of Hazardous Materials on or underneath any location that is reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases; and

          (e)   the Company has delivered or otherwise made available for inspection to the Parent copies of any Phase I or II environmental site assessments in the possession of the Company or any of its Subsidiaries pertaining to (i) any unresolved claims arising under or related to any Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws.

        Section 3.18    Customers and Suppliers.     None of the ten (10) largest customers (by revenue) of the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement, the ten (10) largest suppliers (by cost) of the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement or the ten (10) largest "single source" suppliers (by cost) of the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement has canceled or otherwise terminated, or to the Knowledge of the Company, threatened in writing to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries or to materially decrease the quantity of products or services purchased from or sold to, respectively, the Company or any of its Subsidiaries since December 31, 2015, outside of ordinary cyclical fluctuations in business from the placing and fulfillment of Contracts.

        Section 3.19    Product Warranty; Aviation Regulation Compliance.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (a) each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in substantial conformity with all applicable contractual specifications and all express and implied warranties made by the Company or any of its Subsidiaries (except to the extent non-conformity is not material or otherwise consented to by a customer), and neither the Company nor any of its Subsidiaries has any liability for replacement or repair thereof or other damages in connection therewith, (b) the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws prescribed by the U.S. Federal Aviation Administration ("FAA") under Title 14 of the Code of Federal Regulations and similar Laws prescribed by foreign aviation authorities (such Laws, including those prescribed by the FAA, collectively, "Aviation Regulations"), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Regulations during the last two (2) years and (iii) has not been cited by the FAA or foreign aviation authorities for any material discrepancies or violations during inspections or audits during the last two (2) years. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company has not received any Air Worthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39, as amended) issued by the FAA (or, with respect to such issuances by any foreign aviation Governmental Authority, the foreign equivalent thereof) pursuant to which a known safety deficiency was found in any of the products of the Company or any of its Subsidiaries at any time during the last two (2) years, and no such Air Worthiness Directives are pending.

        Section 3.20    Foreign Corrupt Practices Act; Anti-Corruption.

          (a)   Since October 1, 2013, to the Knowledge of the Company, none of the Company or its Subsidiaries, nor any director, officer, employee or agent of the Company, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the "Anti-Corruption Laws"). Without limiting the foregoing, to the Knowledge of the Company, none of the Company or its Subsidiaries, nor any director, officer, employee, stockholder (solely to the extent acting on behalf of the Company) or agent of the Company, has directly or indirectly offered or given anything of value to (i) any foreign official, any foreign political party or official thereof or any candidate for political office or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof or to any candidate for foreign political office for the purpose of the following: (A) influencing any act or decision of such foreign official, political party, party official or candidate in his, her or its official capacity, including influencing such foreign official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official or candidate, or securing any improper advantage or (B) inducing such foreign official, political party, party official or candidate to use his, her or its influence with a foreign Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company or any Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

          (b)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) is under external or internal investigation for any material violation of the Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a material violation of the Anti-Corruption Laws.

          (c)   The Company and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

        Section 3.21    Customs and International Trade Laws.

          (a)   Since October 1, 2013, the Company and its Subsidiaries have been in compliance with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any of the Company or its Subsidiaries under such Laws. Without limiting the foregoing, (i) at all times since October 1, 2013, the Company and its Subsidiaries and, to the Knowledge of the Company, Persons acting on their behalf have obtained all import and export licenses and all other Consents required for the export, import or reexport of goods, services, software and technology required for the operation of the respective businesses of the Company and its Subsidiaries, including Customs & International Trade Authorizations; (ii) since October 1, 2013, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or any of their respective directors, officers or, to the Knowledge of the Company, employees or agents, of the Company or any of its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) to the Knowledge of the Company, since October 1, 2013, there have been no investigations, written claims or written requests for information by a Governmental Authority with respect to the Company's and its Subsidiaries' Customs & International Trade Authorizations and compliance with applicable Customs & International Trade

  Laws, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

          (b)   Neither the Company nor any of its Subsidiaries, and no director, officer or, to the Knowledge of the Company, employee thereof (i) is a Sanctioned Person; or (ii) has pending or, to the Knowledge of the Company, threatened claims against it with respect to Sanctions.

          (c)   Each of the Company and its Subsidiaries and any director, officer or, to the Knowledge of the Company, employee thereof (i) is in compliance in all material respects with, and, since October 1, 2013, has not materially violated any Sanctions; and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which the Company or any of its Subsidiaries do or in the past have done business.

        Section 3.22    Government Contracts.     Section 3.22 of the Company Disclosure Letter sets forth a correct and complete list of Security Clearances held by the Company, any of its Subsidiaries and any of their respective Affiliates. To the Knowledge of the Company, there are no facts that are reasonably likely to give rise to the revocation of any Security Clearance of the Company, any of its Subsidiaries or any of their respective Affiliates. The Company, its Subsidiaries and their respective Affiliates are in compliance with applicable requirements relating to their respective Security Clearances, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M), except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

        Section 3.23    Insurance.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries, and all such insurance policies are in full force and effect, (b) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries.

        Section 3.24    Takeover Statutes.     The Company Board has taken such actions and votes as are necessary to render the provisions of any "fair price," "moratorium," "control share acquisition" or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

        Section 3.25    Brokers.     No investment banker, broker or finder other than Citigroup Global Markets Inc. and Goldman, Sachs & Co., the fees and expenses of each of which will be paid by the Company, is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. True, correct and complete copies of all the engagement letters between the Company and each of Goldman, Sachs & Co. and Citigroup Global Markets Inc. have been made available to Parent.

        Section 3.26    Opinion of Financial Advisors.     The Company Board has received the opinion of each of Citigroup Global Markets Inc. and Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, and based upon and subject to the qualifications, limitations and assumptions set forth in each such opinion, respectively, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Canceled Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, true, correct and complete copies of such opinions will be made available to Parent for informational purposes only.

        Section 3.27    Company Tax Representation Letters.     As of the date of this Agreement, the representations, warranties and covenants in the Company Signing Representation Letter and, to the Knowledge of the Company, in the KLX Signing Representation Letter, are true and correct in all material respects.

        Section 3.28    KLX Tax Sharing Agreement Amendment.

          (a)   The First Amendment to the Tax Sharing and Indemnification Agreement between the Company and KLX, in the form provided to Parent as of the date hereof (the "KLX TSA Amendment"), has been entered into by Company and KLX prior to the execution of this Agreement and remains a valid and binding obligation of Company and KLX, in full force and effect. The Company has delivered a copy of the opinion of Shearman & Sterling LLP to KLX that is a Qualified Supplemental Tax Opinion (as defined in the KLX Tax Sharing Agreement) in form and substance reasonably satisfactory to KLX in accordance with the KLX TSA Amendment.

          (b)   The Company has delivered, or caused to be delivered, a copy of the KLX Signing Representation Letter to Parent prior to the execution of this Agreement.

        Section 3.29    No Other Representations or Warranties.     Except for (a) the representations and warranties contained in this Article III and (b) the representations, warranties and covenants contained in the Company Signing Representation Letter and the Company Closing Representation Letter, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except (i) as disclosed in the Parent SEC Documents filed with (or furnished to) the SEC by Parent on or after December 31, 2014 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading "Risk Factors" (other than any factual information contained therein) or in any "forward-looking statements" legend or in any similarly non-specific, predictive or forward-looking statements) and to the extent publicly available on EDGAR or (ii) as disclosed in the Parent Disclosure Letter, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

        Section 4.1    Organization; Qualification.     Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so validly existing and authorized has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Organizational Documents have been made available to the Company and are currently in effect, and neither Parent nor Merger Sub, as applicable, is in violation of any of the provisions thereof, except where such failure or violation has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

        Section 4.2    Capitalization; Subsidiaries.

          (a)   As of the close of business on the Capitalization Date, the authorized capital stock of Parent consisted of (i) 1,000,000,000 shares of Parent Common Stock, 143,777,488 of which were issued and outstanding and 13,587,492 of which were held by Parent as treasury stock, and (ii) 25,000,000 shares of preferred stock of Parent, without par value, no shares of which were outstanding. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding options to purchase 3,893,821 shares of Parent Common Stock and (B) outstanding Parent Equity Awards (other than options to purchase Parent Common Stock) representing 756,217 shares of Parent Common Stock.

          (b)   All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that may be issued pursuant to the Parent Equity Awards, the Parent 2015 Long-Term Incentives Plan or the Parent Employee Stock Purchase Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement (subject to obtaining the Parent Stockholder Approval), are, or will be when issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

          (c)   As of the date of this Agreement, other than as set forth in Section 4.2(a), there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating Parent to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of Parent or securities convertible into or exchangeable for such shares, or obligating Parent to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent or any securities representing the right to purchase or otherwise receive any capital stock of Parent, (iii) stockholder agreements, voting trusts or similar agreements with any Person to which Parent is a party (A) restricting the transfer of the capital stock of Parent or (B) affecting the voting rights of capital stock of Parent or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, "phantom" stock, profit-participation or other security rights issued by Parent, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent is party, in each case pursuant to which any Person is entitled to receive any payment from Parent based in whole or in part on the value of any capital stock of Parent.

          (d)   All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

          (e)   The number of shares of authorized Parent Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to this Agreement.

        Section 4.3    Authority Relative to Agreement.

          (a)   Each of Parent and Merger Sub have all necessary corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and, subject (in the case of the issuance of shares of Parent Common Stock in connection with the Merger) to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and (in the case of the Parent Stock Issuance, except for the (i) receipt of the Parent Stockholder Approval and (ii) filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

          (b)   The Parent Board and the board of directors of Merger Sub have, by resolutions unanimously adopted thereby, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub and their respective stockholders, as applicable, (iii) in the case of the Parent Board, directed that the Parent Stock Issuance be submitted to a vote at the Parent Stockholders' Meeting and (iv) in the case of the Parent Board, resolved to make the Parent Recommendation; provided that any change, modification or rescission of such Parent Recommendation by the Parent Board in accordance with this Agreement shall not be a breach of the representation in this clause (iv). Parent, acting in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement. As of the date of this Agreement, none of the aforesaid actions by the Parent Board or the board of directors of Merger Sub have been amended, rescinded or modified.

        Section 4.4    Vote Required.     The approval by a majority of votes cast at the Parent Stockholders' Meeting of the Parent Stock Issuance (the "Parent Stockholder Approval") is the only vote of holders of securities of Parent that is required in connection with the consummation of the transactions contemplated by this Agreement.

        Section 4.5    No Conflict; Required Filings and Consents.

          (a)   Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.5(b) have been obtained or made and (in the case of the Parent Stock Issuance) the Parent Stockholder Approval has been received, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would not impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

          (b)   No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Joint Proxy Statement), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under corporation, state securities or "blue sky" laws of various states, (iv) compliance with applicable rules and regulations of NASDAQ and the New York Stock Exchange (the "NYSE"), (v) such other items required solely by reason of the participation of the Company in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under Antitrust Laws and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would not impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

        Section 4.6    Parent SEC Documents; Financial Statements.

          (a)   Since December 31, 2014, Parent has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the "Parent SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to Parent SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of Parent included in Parent SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act); and (iii) fairly present in all material respects the financial position, the stockholders' equity, the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

          (b)   Parent has heretofore furnished to the Company complete and correct copies of all comment letters from the SEC since December 31, 2014 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of Parent SEC Documents, and, to the Knowledge of Parent, none of Parent SEC Documents are subject to ongoing SEC review.

          (c)   Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

          (d)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. Parent has evaluated the effectiveness of Parent's internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent's most recent evaluation of internal control over financial reporting prior to the date of this Agreement, (i) Parent has no "significant deficiencies" or "material weaknesses" (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

          (e)   Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

          (f)    To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries. Since December 31, 2014 through the date of this Agreement, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Parent Board or any committee thereof.

          (g)   Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent does not have, and has not arranged any, outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

          (h)   Since December 31, 2014, (i) neither Parent nor any of its Subsidiaries has received any written, or, to the Knowledge of Parent, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Parent or any of its Subsidiaries and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to the general counsel or chief executive officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

          (i)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

        Section 4.7    Absence of Certain Changes or Events.     Since December 31, 2014 through the date of this Agreement, (a) except in connection with the transactions contemplated by this Agreement, the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8    No Undisclosed Liabilities.     Except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in Parent's financial statements (or the notes thereto) included in the Parent SEC Documents prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) in accordance with GAAP.

        Section 4.9    Litigation.     As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) neither Parent nor any of its Subsidiaries nor any asset or property of Parent or any of its Subsidiaries is subject to a continuing Order, in each case, that (i) has been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

        Section 4.10    Permits; Compliance with Laws.

          (a)   (i) Parent and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for Parent and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the "Parent Permits"), (ii) all such Parent Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Since December 31, 2014, Parent and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Parent Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Since December 31, 2014 through the date of this Agreement, none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers or employees, has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority asserting that Parent or any of its Subsidiaries is not in compliance with any Laws or Parent Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.11    Information Supplied.     None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Joint Proxy Statement will, at the date it, or any amendment or supplement to it, is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders' Meeting and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        Section 4.12    Employee Benefit Plans.

          (a)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Parent Benefit Plan and applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any third party, has engaged in any non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Parent Benefit Plan that would result in the imposition of any liability to Parent or any of its Subsidiaries.

          (b)   Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Parent Benefit Plan as to its qualified status under the Code, or with respect to a prototype Parent Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Parent Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Parent Benefit Plan. To the Knowledge of Parent, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Parent Benefit Plan and no condition exists that has been or would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan or result in the imposition of any liability, penalty or tax under ERISA or the Code that is, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

          (c)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent ERISA Affiliate operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, was required to contribute to or sponsored) (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA), or (iv) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

          (d)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement there are no claims pending, or, to the Knowledge of Parent, threatened Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Parent Benefit Plan, by any employee or beneficiary covered under such Parent Benefit Plan, as applicable, or otherwise involving such Parent Benefit Plan.

          (e)   Parent and its Subsidiaries are, and since December 31, 2014 have been, in compliance with all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (f)    To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to Parent or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by Parent or its Subsidiaries or (B) to the material misuse of trade secrets or proprietary information. No employee of Parent or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act has given notice of intent to terminate or, to the Knowledge of Parent, intends to terminate his or her employment with Parent or any of its Subsidiaries.

        Section 4.13    Taxes.

          (a)   Parent and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

          (b)   The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Parent SEC Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of their most recent consolidated financial statements, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

          (c)   As of the date of this Agreement, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. No written claim has been made by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.

          (d)   All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

          (e)   Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of Parent or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

          (f)    Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

          (g)   There are no Liens for a material amount of Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

          (h)   Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

          (i)    Within the last two (2) years, neither Parent nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

          (j)    As of the date of this Agreement, the representations, warranties and covenants in the Parent Signing Representation Letter are true and correct in all material respects.

        Section 4.14    Material Contracts.     Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Contract material to Parent and its Subsidiaries, taken as a whole (each a "Parent Material Contract"). As of the date of this Agreement, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Parent Material Contract. Each Parent Material Contract is (a) a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, (provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (b) in full force and effect.

        Section 4.15    Trademarks, Patents and Copyrights.

          (a)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, the applications for and registrations of Intellectual Property Rights owned by Parent or its Subsidiaries are (i) free and clear of all Liens (other than Permitted Liens) and (ii) in effect, subsisting and, to the Knowledge of Parent, valid.

          (b)   To the Knowledge of Parent, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries own, validly license or have the right to use in the manner currently used, all Intellectual Property Rights that are used in the respective businesses of Parent and its Subsidiaries.

          (c)   To the Knowledge of Parent, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no claim for any such infringement, misappropriation or other violation pending or, to the Knowledge of Parent, threatened, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole. To the Knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Right that is material to the respective businesses of Parent and its Subsidiaries as currently conducted, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

          (d)   To the Knowledge of Parent, there have been no material security breaches in the information technology systems of Parent and its Subsidiaries or the information technology systems of any other Persons to the extent used by or on behalf of Parent and its Subsidiaries. Since December 31, 2014, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information.

          (e)   The representations and warranties set forth in this Section 4.15 and Section 4.12(f) are the only representations and warranties being made by Parent in this Agreement with respect to any infringement, misappropriation or other violation of Intellectual Property Rights.

        Section 4.16    Real and Personal Property.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries (as applicable) have good title to, or valid leasehold interests in, all of their respective properties and assets, free and clear of all Liens, except for Permitted Liens.

        Section 4.17    Environmental.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

          (a)   Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Parent Permits required for their operations under applicable Environmental Laws;

          (b)   as of the date of this Agreement, there is no Proceeding or Order pending or, to the Knowledge of Parent, threatened pursuant to any Environmental Law against Parent or any of its Subsidiaries;

          (c)   as of the date of this Agreement, none of Parent or any of its Subsidiaries has received notice or a request for information alleging that Parent or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and

          (d)   there have been no Releases of Hazardous Materials on or underneath any location that is reasonably likely to result in an obligation by Parent or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise result in liability to Parent or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases.

        Section 4.18    Customers and Suppliers.     None of the ten (10) largest customers (by revenue) of the businesses of Parent and its Subsidiaries during the twelve (12) months prior to the date of this Agreement, the ten (10) largest suppliers (by cost) of the businesses of Parent and its Subsidiaries during the twelve (12) months prior to the date of this Agreement or the ten (10) largest "single source" suppliers (by cost) of the businesses of Parent and its Subsidiaries during the twelve (12) months prior to the date of this Agreement has canceled or otherwise terminated, or to the

Knowledge of Parent, threatened in writing to cancel or otherwise terminate, its relationship with Parent or any of its Subsidiaries or to materially decrease the quantity of products or services purchased from or sold to, respectively, Parent or any of its Subsidiaries since December 31, 2015, outside of ordinary cyclical fluctuations in business from the placing and fulfillment of Contracts.

        Section 4.19    Aviation Regulation Compliance.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries (a) is in compliance with all applicable Aviation Regulations, (b) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Regulations during the last two (2) years and (c) has not been cited by the FAA or foreign aviation authorities for any material discrepancies or violations during inspections or audits during the last two (2) years. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent has not received any Air Worthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39, as amended) issued by the FAA (or, with respect to such issuances by any foreign aviation Governmental Authority, the foreign equivalent thereof) pursuant to which a known safety deficiency was found in any products of Parent or any of its Subsidiaries at any time during the last two (2) years, and no such Air Worthiness Directives are pending.

        Section 4.20    Foreign Corrupt Practices Act; Anti-Corruption.

          (a)   Since October 1, 2013, to the Knowledge of Parent, none of Parent or its Subsidiaries, nor any director, officer, employee or agent of Parent, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of the Anti-Corruption Laws. Without limiting the foregoing, none of Parent or its Subsidiaries, nor, to the Knowledge of Parent or its Subsidiaries, any director, officer, employee, stockholder (solely to the extent acting on behalf of Parent) or agent of Parent, has directly or indirectly offered or given anything of value to (i) any foreign official, any foreign political party or official thereof or any candidate for political office or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof or to any candidate for foreign political office for the purpose of the following: (A) influencing any act or decision of such foreign official, political party, party official or candidate in his, her or its official capacity, including influencing such foreign official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official or candidate, or securing any improper advantage or (B) inducing such foreign official, political party, party official or candidate to use his, her or its influence with a foreign Governmental Authority, or instrumentality thereof, to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist Parent or any Subsidiaries in obtaining or retaining business for or with or directing business to, any Person.

          (b)   To the Knowledge of Parent, neither Parent nor any of its Subsidiaries (i) is under external or internal investigation for any material violation of the Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a material violation of the Anti-Corruption Laws.

          (c)   Parent and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

        Section 4.21    Customs and International Trade Laws.

          (a)   Since October 1, 2013, Parent and its Subsidiaries have been in compliance with all Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any of Parent or its Subsidiaries under such Laws. Without limiting the foregoing, (i) at all times since October 1, 2013 Parent and its Subsidiaries and, to the Knowledge of Parent, Persons acting on their behalf have obtained all import and export licenses and all other Consents required for the export, import or reexport of goods, services, software and technology required for the operation of the respective businesses of Parent and its Subsidiaries, including Customs & International Trade Authorizations; (ii) since October 1, 2013, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of Parent or its Subsidiaries or any of their respective directors, officers or, to the Knowledge of Parent, employees or agents, of Parent or any of its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) to the Knowledge of Parent, since October 1, 2013, there have been no investigations, written claims or written requests for information by a Governmental Authority with respect to Parent's and its Subsidiaries' Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

          (b)   Neither Parent nor any of its Subsidiaries, and no director, officer or, to the Knowledge of Parent, employee thereof (i) is a Sanctioned Person; or (ii) has pending or, to the Knowledge of Parent, threatened claims against it with respect to Sanctions.

          (c)   Each of Parent and its Subsidiaries and any director, officer or, to the Knowledge of Parent, employee thereof (i) is in compliance in all material respects with, and, since October 1, 2013, has not materially violated any Sanctions; and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which Parent or any of its Subsidiaries do or in the past have done business.

        Section 4.22    Insurance.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, (a) Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of Parent and its Subsidiaries, and all such insurance policies are in full force and effect, (b) as of the date of this Agreement, none of Parent or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, Parent or any of its Subsidiaries.

        Section 4.23    Brokers.     No investment banker, broker or finder other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.24    Opinion of Financial Advisor.     Parent has received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, on the basis of and subject to the factors, qualifications, limitations and assumptions set forth in such opinion, the Merger Consideration to be paid by Parent in the proposed Merger is fair, from a financial point of view, to Parent. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to the Company for informational purposes only.

        Section 4.25    Financing.     Parent and Merger Sub collectively will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent's, Merger Sub's or any other Person's ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

        Section 4.26    Share Ownership.     None of Parent, Merger Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date of this Agreement, an "interested stockholder" of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock and none of Parent, Merger Sub or any of their respective Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement (in each case other than de minimis holdings held by directors and officers of Parent or any of its Subsidiaries).

        Section 4.27    Management Agreements.     Other than this Agreement and the amendments to the employment agreements referenced in Section 4.27 to the Parent Disclosure Letter, as of the date of this Agreement, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company's management or the Company Board, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

        Section 4.28    No Other Representations or Warranties.     Except for (a) the representations and warranties contained in this Article IV and (b) the representations, warranties and covenants contained in the Parent Signing Representation Letter and the Parent Closing Representation Letter, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof.

COVENANTS AND AGREEMENTS

        Section 5.1    Conduct of Business by the Company Pending the Merger.     The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as may be required by Law, (B) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly contemplated or permitted pursuant to this Agreement or (D) as set forth on Section 5.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (y) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

          (a)   amend the Certificate of Incorporation or the Bylaws of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);

          (b)   adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or amend the terms of the Company's or any of its Subsidiaries' capital stock or other equity interests or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's or any of its Subsidiaries' capital stock or other equity interests;

          (c)   issue, sell, pledge, dispose, encumber, grant or authorize the same with respect to, any shares of the Company's or its Subsidiaries' capital stock or other equity interests, or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's or any of its Subsidiaries' capital stock or other equity interests; provided, however, that the Company may issue shares (i) upon the settlement of any Company RSU Award or Company DSU Award outstanding as of the date of this Agreement or (ii) pursuant to the terms of the Company ESPP in effect immediately prior to the date of this Agreement;

          (d)   except with respect to the regular quarterly cash dividends of $0.21 per share, with record and payment dates for such dividends consistent with past practice, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's or any of its Subsidiaries' capital stock or other equity interests, other than cash dividends and distributions paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

          (e)   (i) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement, except to the extent required pursuant to any Company Benefit Plan; (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment; (iii) increase, or commit to increase, the amount of the wages, salary, bonuses, commissions, fringe benefits, severance or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), benefits or remuneration payable to any current or former employee or director of, or individual service provider to, the Company or any Subsidiary of the Company, except for annual increases in base salaries to employees whose annual base compensation is below $150,000, in the ordinary course of business and in amounts and at such times as is consistent with past practice; (iv) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former employee or director of, or individual service provider to, the Company or any Subsidiary of the Company; (v) except pursuant to, or as contemplated by, any agreement set forth on Section 3.12(j) of the Company Disclosure Letter, enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former employee or director of, or individual service provider to, the Company or any Subsidiary of the Company (other than offer letters that provide for at-will employment without any severance, retention or change in control benefits for newly hired employees or individual service providers who are hired in the ordinary course of business and whose annual base compensation does not exceed $225,000 individually), (vi) communicate with the employees of the Company or any Subsidiary of the Company regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless such communications are consistent with the terms provided herein; or (vii) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

          (f)    hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base compensation of $225,000 or more;

          (g)   except as contemplated by the Company ESPP in effect as of the date of this Agreement, grant, confer or award equity or equity-based compensation, options, convertible securities, restricted stock, restricted stock units, deferred stock units or other rights to acquire any of the Company's or its Subsidiaries' capital stock or other equity interests;

          (h)   make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to any Person in excess of $50,000 in the aggregate;

          (i)    forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities of any employees of the Company or its Subsidiaries;

          (j)    acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, joint venture, other business organization or any division or all or any material portion of the assets, business or properties of any other Person, in each case, for aggregate consideration in excess of $20,000,000;

          (k)   sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any material portion of the assets, business, properties or rights of the Company or any of its Subsidiaries (other than licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice), except (i) sales of inventory in the ordinary course of business and consistent with past practice, (ii) transfers among the Company and its Subsidiaries or (iii) disposition of obsolete assets or expired inventory;

          (l)    (i) pay, discharge or satisfy any Indebtedness that has a prepayment cost, "make whole" amount, prepayment penalty or similar obligation (other than (A) the payment, discharge or satisfaction, required pursuant to the terms of the Company's Existing Credit Agreement as in effect as of the date of this Agreement and (B) Indebtedness incurred by the Company or its wholly owned Subsidiaries and owed to the Company or its wholly owned Subsidiaries) or (ii) cancel any material Indebtedness (individually or in the aggregate) or waive or amend any claims or rights of substantial value;

          (m)  (i) incur, create, assume or otherwise become liable for any Indebtedness or guarantee any such Indebtedness of any Person (other than a wholly owned Subsidiary of the Company), including the issuance of any debt security and the assumption or guarantee of obligations of any Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries' (except for (A) Indebtedness or guarantees for drawdowns with respect to the Company's revolving credit facility under its Existing Credit Agreement in the ordinary course of business consistent with past practice and (B) Indebtedness owed to the Company or its wholly owned Subsidiaries) or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company);

          (n)   terminate, enter into, agree to any material amendment or modification of or renew or waive any material rights under any Company Material Contract or any Contract relating to Company Leased Real Property, in each case other than Company Material Contracts of the type described in Sections 3.14(a)(i), (ii), (v) , (vi), (xii) or (xv) in the ordinary course of business consistent with past practice;

          (o)   modify, extend or enter into any Labor Agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement;

          (p)   make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

          (q)   make or agree to make any capital expenditure exceeding $25,000,000 in the aggregate in any calendar quarter;

          (r)   write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

          (s)   release, compromise, assign, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Merger and the other transactions contemplated by this Agreement with adverse parties other than the other parties hereto) or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any of its Subsidiaries of (i) the amounts specifically reserved in accordance with GAAP with respect to such Proceeding on the Company's consolidated financial statements for the year ending December 31, 2015 or (ii) an amount not greater than $5,000,000 in the aggregate;

          (t)    fail to maintain in effect the existing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

          (u)   announce, implement or effect any facility closing, lay-off, early retirement programs, severance programs or reductions in force affecting employees of the Company or any of its Subsidiaries, other than any such action not giving rise to more than $250,000 in severance and other liability related to such action;

          (v)   cancel, dedicate to the public, disclaim, forfeit, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to patents expiring in accordance with their terms) any Intellectual Property Rights material to the Company;

          (w)  (i) make or change any material Tax election or change any method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any audit or Proceeding unless such settlement or compromise does not result in a Tax liability that materially exceeds the liability with respect to such audit or Proceeding recorded or reflected in the Company SEC Documents prior to the date hereof; (iv) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (v) enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax; or (vi) surrender any right to claim a material Tax refund;

          (x)   take (or knowingly fail to take) any action, including consenting to any action pursuant to the KLX Tax Sharing Agreement that would cause (i) the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment or (ii) the KLX Internal Restructuring to fail to qualify for the Tax treatments originally reported on the relevant Tax Returns of the Company, KLX or any applicable Subsidiary of either;

          (y)   merge or consolidate the Company or any of its Subsidiaries with any third party or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

          (z)   enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

        Section 5.2    Conduct of Business by Parent Pending the Merger.     Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as may be required by Law, (B) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly contemplated or permitted pursuant to this Agreement or (D) as set forth in Section 5.2 of the Parent Disclosure Letter, (x) Parent shall conduct its business in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (y) Parent shall not, directly or indirectly:

          (a)   amend the Parent Organizational Documents in a manner that would be adverse to the Company or its stockholders or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the Merger or the other transactions contemplated by this Agreement;

          (b)   increase the size of the Parent Board;

          (c)   except with respect to quarterly cash dividends paid in the ordinary course, consistent with past practice, subject to increase by no more than twenty-five percent (25%) on a quarterly basis, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests;

          (d)   adopt a plan of complete or partial liquidation or dissolution;

          (e)   adjust, split, combine, subdivide or reclassify Parent's capital stock; or

          (f)    issue or sell any shares of Parent Common Stock representing more than five percent (5%) of the issued and outstanding shares of Parent Common Stock as of the date of this Agreement; provided, however, that Parent may issue or sell shares of Parent Common Stock pursuant to Parent Equity Awards, the Parent 2015 Long-Term Incentives Plan, the Parent Employee Stock Purchase Plan and any other Parent Benefit Plan; or

          (g)   enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

        Section 5.3    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings.

          (a)   As promptly as practicable after the execution of this Agreement (but in any event, no more than thirty (30) days following the date hereof, unless the parties otherwise agree to another time period), Parent and the Company shall jointly prepare, and Parent and the Company, as applicable, shall cause to be filed with the SEC the Joint Proxy Statement in preliminary form. Parent shall prepare (and consider the Company's comments in good faith) and cause to be filed with the SEC within thirty (30) days after the execution of this Agreement, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Form S-4 and the Joint Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance and (iii) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent or the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent of the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent and the Company. Subject to applicable Law, each party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

          (b)   Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene (on a date selected by the Company in consultation with Parent, which date is intended to be the date of the Parent Stockholders' Meeting) and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of seeking the Company Stockholder Approval, and shall submit such proposal to such holders at the Company Stockholders' Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders' Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders' Meeting and shall not change such record date without the prior written consent of Parent and shall not adjourn or otherwise postpone or delay such Company Stockholders' Meeting without the prior written consent of Parent. If the Company Board has not made a Company Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal).

          (c)   Subject to the earlier termination of this Agreement in accordance with Section 7.1, Parent shall, as soon as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene (on a date selected by Parent in consultation with the Company, which date is intended to be the date of the Company Stockholders' Meeting) and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of seeking the Parent Stockholder Approval, and shall submit such proposal to such holders at the Parent Stockholders' Meeting and shall not submit any other proposal to such holders in connection with the Parent Stockholders' Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders' Meeting and shall not change such record date without the prior written consent of the Company and shall not adjourn or otherwise postpone or delay such Parent Stockholders' Meeting without the prior written consent of the Company. If the Parent Board has not made a Parent Adverse Recommendation Change, Parent shall, through the Parent Board, make the Parent Recommendation, and shall include such Parent Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the Parent Stock Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal (whether or not a Parent Superior Proposal).

          (d)   The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders' Meeting and the Parent Stockholders' Meeting on the same date and as soon as practicable after the date of this Agreement.

        Section 5.4    Appropriate Action; Consents; Filings.

          (a)   Subject to the terms and conditions of this Agreement, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall, in consultation and cooperation with the other parties and as promptly as reasonably practicable (and in no event later than ten (10) Business Days following the date that this Agreement is executed), make and not withdraw (without the other parties' consent) its respective filings under the HSR Act, and thereafter make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent (such consent not to be unreasonably withheld, conditioned or delayed) to the transactions contemplated by this Agreement.

          (b)   In connection with and without limiting the efforts referenced in this Section 5.4, each of the parties hereto will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; (iii) and cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, including immediately informing the other party of any such investigation, inquiry or Proceeding, and consulting in advance before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the transactions contemplated by this Agreement without the other party, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all substantive filings, submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority's staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as "Outside Counsel Only Material," and also may redact the material as necessary to (A) remove personally sensitive information; (B) remove references concerning valuation, (C) comply with contractual arrangements, (D) address legal privilege or other confidentiality concerns, or (E) comply with applicable Law.

          (c)   The parties shall consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

          (d)   Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its Affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Parent's or any of its Affiliates' ability to own or operate any assets or properties of Parent or any of its Affiliates (including for the avoidance of doubt, any equity or other interests in the Company) or any assets or properties of the Company or any of its Affiliates if such action would require the divestiture or holding separate (or any other remedy) of or with respect to any assets of Parent, the Company or any of their Affiliates or Subsidiaries representing, in the aggregate, more than $175,000,000 of annual revenue generated between January 1, 2015 and December 31, 2015.

          (e)   Parent and Merger Sub agree that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, each of Parent and Merger Sub shall not, and shall ensure that none of their Subsidiaries shall, consummate, or enter into any agreement providing for, any acquisition, divestiture or merger that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

        Section 5.5    Access to Information; Confidentiality.

          (a)   Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent's Representatives, during normal business hours and upon reasonable notice throughout the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, however, that in each such case, the Company shall cooperate with Parent to enable Parent and Parent's Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent and Parent's Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.5(a) shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. All information furnished by the Company, its Subsidiaries and the Company's officers, employees and other Representatives pursuant to this Section 5.5(a) shall be kept confidential in accordance with the Confidentiality Agreement.

          (b)   Upon reasonable notice, Parent shall (and shall cause each of its Subsidiaries and Merger Sub to) afford to Representatives of the Company reasonable access, during normal business hours and upon reasonable notice throughout the period from the date of this Agreement the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records of Parent and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) violate applicable Law or the provisions of any agreement to which Parent or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, however, that in each such case, Parent shall cooperate with the Company to enable the Company and the Company's

  Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that the Company and the Company's Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.5(b) shall affect or be deemed to modify any representation, warranty, covenant or agreement made by Parent or Merger Sub hereunder. All information furnished by the Company, its Subsidiaries, Merger Sub and Parent's officers, employees and other Representatives pursuant to this Section 5.5(b) shall be kept confidential in accordance with the Confidentiality Agreement.

        Section 5.6    No Solicitation by the Company.

          (a)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.6(b) or Section 5.6(d), (i) the Company shall immediately cease, and shall instruct and use its reasonable best efforts to cause its officers, directors and other Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Company Acquisition Proposal (other than the transactions contemplated by this Agreement); (ii) the Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly encourage (including by way of furnishing any non-public information) or knowingly induce or take any other action which would reasonably be expected to lead to a Company Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision in order to permit a third party to make a Company Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) the Company shall not provide and shall, within one (1) Business Day of the date of this Agreement, terminate access of any third party to any data room (virtual or actual) containing any of the Company's information; and (iv) within two (2) Business Days after the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials and all other information and materials related to any Company Acquisition Proposal that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its Subsidiaries.

          (b)   Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Company Acquisition Proposal from a third party that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then the Company may (i) contact the Person who has made such Company Acquisition Proposal in order to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to such Person pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person concerning such Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Company Superior Proposal. The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of such Company Acquisition

  Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, the Company or any of its Representatives concerning a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to Parent copies of all written materials provided by the Company to such party but not previously made available to Parent and (C) shall keep Parent informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal or request.

          (c)   Except as permitted by Section 5.6(d) or Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Merger Sub, (ii) approve or recommend any Company Acquisition Proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow the Company to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.6(b)) (any action described in clauses (i) and (ii) of this sentence being referred to as a "Company Adverse Recommendation Change").

          (d)   If, at any time prior to the receipt of the Company Stockholder Approval, the Company Board receives a Company Acquisition Proposal that the Company Board determines in good faith constitutes a Company Superior Proposal that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(iii) in order to enter into a definitive agreement providing for such Company Superior Proposal if (A) the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change or terminate this Agreement; (C) if applicable, the Company has provided Parent a copy of the proposed definitive agreements between the Company and the Person making such Company Superior Proposal; (D) for a period of four (4) days following the notice delivered pursuant to clause (B) of this Section 5.6(d), the Company shall have discussed and negotiated in good faith and made the Company's Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board's fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (1) two (2) days following delivery of such new notice from the Company to Parent and (2) the expiration of the original four (4)-day period described in clause (D) above); and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior

  Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

          (e)   Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.6(d) and shall not be subject to this Section 5.6(e)), prior to obtaining the Company Stockholder Approval the Company Board may take any action in response to a Company Intervening Event prohibited by clause (i) of Section 5.6(c), only if (i) the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect such a Company Adverse Recommendation Change pursuant to this Section 5.6(e) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event and for the Company Board's determination to effect a Company Adverse Recommendation Change in reasonable detail); (iii) for a period of four (4) days following the notice delivered pursuant to clause (ii) of this Section 5.6(e), the Company shall have discussed and negotiated in good faith and made the Company's Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate), with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board's fiduciary duties under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) days following delivery of such new notice from the Company to Parent and (B) the expiration of the original four (4)-day period described above in this clause (iii)); and (iv) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

          (f)    Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that (1) in no event shall this Section 5.6(f) affect the obligations specified in Section 5.6(d) or 5.6(e) and (2) any such disclosure (other than issuance by the Company of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.

        Section 5.7    No Solicitation by Parent.

          (a)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.7(b) or Section 5.7(d), (i) Parent shall immediately cease, and shall instruct and use its reasonable best efforts to cause its officers, directors and other Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Parent Acquisition Proposal (other than the transactions contemplated by this Agreement); (ii) Parent shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly encourage (including by way of furnishing any non-public information), or knowingly induce or take any other action which would reasonably be expected to lead to a Parent Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any Person (other than the Company or any of its Affiliates or Representatives) relating to any Parent Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Parent Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable Law, Parent may waive any such standstill provision in order to permit a third party to make a Parent Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) Parent shall not provide and shall, within one (1) Business Day of the date of this Agreement, terminate access of any third party to any data room (virtual or actual) containing any of Parent's information; and (iv) within two (2) Business Days after the date of this Agreement, Parent shall demand the return or destruction of all confidential, non-public information and materials and all other information and materials related to any Parent Acquisition Proposal that have been provided to third parties that have entered into confidentiality agreements relating to a possible Parent Acquisition Proposal with Parent or any of its Subsidiaries.

          (b)   Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, if Parent receives a bona fide written Parent Acquisition Proposal from a third party that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then Parent may (i) contact the Person who has made such Parent Acquisition Proposal in order to clarify the terms of such Parent Acquisition Proposal so that the Parent Board (or any committee thereof) may inform itself about such Parent Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to such Person pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to Parent than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person concerning such Parent Acquisition Proposal, in the case of clauses (ii) and (iii), if the Parent Board determines in good faith that such Parent Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Parent Superior Proposal. Parent (A) shall promptly (and in any case within twenty-four (24) hours) provide the Company notice (1) of the receipt of any Parent Acquisition Proposal, which notice shall include a complete, unredacted copy of such Parent Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, Parent or any of its Representatives concerning a Parent Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to the Company copies of all written materials provided by Parent to such party but not previously made available to the Company and (C) shall keep the Company informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Parent Acquisition Proposal or other inquiry, offer, proposal or request.

          (c)   Except as permitted by Section 5.7(d) or Section 5.7(e), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, Parent Recommendation, in each case in a manner adverse to the Company, (ii) approve or recommend any Parent Acquisition Proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow Parent to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.7(b)) (any action described in clauses (i) and (ii) of this sentence being referred to as a "Parent Adverse Recommendation Change").

          (d)   If, at any time prior to the receipt of Parent Stockholder Approval, the Parent Board receives a Parent Acquisition Proposal that the Parent Board determines in good faith constitutes a Parent Superior Proposal that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, the Parent Board may (i) effect a Parent Adverse Recommendation Change or (ii) cause Parent to terminate this Agreement pursuant to Section 7.1(d)(iii) in order to enter into a definitive agreement providing for such Parent Superior Proposal if (A) the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change or terminate this Agreement; (C) if applicable, Parent has provided the Company a copy of the proposed definitive agreements between Parent and the Person making such Parent Superior Proposal; (D) for a period of four (4) days following the notice delivered pursuant to clause (B) of this Section 5.7(d), Parent shall have discussed and negotiated in good faith and made Parent's Representatives available to discuss and negotiate in good faith (in each case to the extent Company desires to negotiate) with the Company's Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Parent Board's fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Parent Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (1) two (2) days following delivery of such new notice from Parent to the Company and (2) the expiration of the original four (4)-day period described in clause (D) above); and (E) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Parent Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Parent Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

          (e)   Other than in connection with a Parent Superior Proposal (which shall be subject to Section 5.7(d) and shall not be subject to this Section 5.7(e)), prior to obtaining Parent Stockholder Approval the Parent Board may take any action in response to a Parent Intervening Event prohibited by clause (i) of Section 5.7(c), only if (i) the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (ii) Parent has notified the Company in writing that it intends to effect such a Parent Adverse Recommendation Change pursuant to this Section 5.7(e) (which notice shall specify the facts and circumstances providing the basis of the Parent Intervening Event and for the Parent Board's determination to effect a Parent Adverse Recommendation Change in reasonable detail); (iii) for a period of four (4) days following the notice delivered pursuant to clause (ii) of this Section 5.7(e), Parent shall have discussed and negotiated in good faith and made Parent's Representatives available to discuss and negotiate in good faith (in each case to the extent Company desires to negotiate), with Company's Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Parent Board's fiduciary duties under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) days following delivery of such new notice from Parent to the Company and (B) the expiration of the original four (4)-day period described above in this clause (iii)); and (iv) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

          (f)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Parent Board determines in good faith that the failure of the Parent Board to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that (1) in no event shall this Section 5.7(f) affect the obligations specified in Section 5.7(d) or Section 5.7(e) and (2) any such disclosure (other than issuance by Parent of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Parent Board, without disclosing any Parent Adverse Recommendation Change.

        Section 5.8    Directors' and Officers' Indemnification and Insurance.

          (a)   Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the "D&O Indemnified Parties") as provided in the Certificate of Incorporation, the Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8.

          (b)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid "tail" policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies of directors' and officers' liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such "tail" policy. If the Company or the Surviving Corporation for any reason fail to obtain such "tail" insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, further, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

          (c)   The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

          (d)   In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

        Section 5.9    Notification of Certain Matters.     Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 6.2 not to be satisfied, or in the case of Parent, any condition set for the in Section 6.3 not to be satisfied, at any time from the date of this Agreement to the Effective Time; (b) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement and (c) any claims, investigations or Proceedings commenced or, to such party's Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

        Section 5.10    Public Disclosure.     So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Affiliates, will disseminate any press release or other public announcement concerning this Agreement, the Merger or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of a national securities exchange or to the extent disclosed in or consistent with the Joint Proxy Statement or Form S-4, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Notwithstanding any other provision of this Agreement, the requirements of this Section 5.10 shall not apply to (i) any such press release or public announcement if (A) the Company Board has effected any Company Adverse Recommendation Change in accordance with this Agreement or (B) the Parent Board has effected a Parent Adverse Recommendation Change in accordance with this Agreement and (ii) any disclosure by the Company or Parent of any information concerning this Agreement, the Merger or the other transactions contemplated by this Agreement in connection with a determination by (A) the Company in accordance with Section 5.6(b) or Section 5.6(d) that a Company Acquisition Proposal constitutes, or may constitute, a Company Superior Proposal, (B) Parent in accordance with Section 5.7(b) of Section 5.7(d) that a Parent Acquisition Proposal constitutes, or may constitute, a Parent Superior Proposal, or (C) any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

        Section 5.11    Employee Benefits; Labor.

          (a)   For purposes of this Section 5.11, (i) the term "Covered Employees" shall mean employees who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term "Continuation Period" shall mean the period beginning at the Effective Time and ending on December 31st of the year following the year in which the Effective Time occurs.

          (b)   During the Continuation Period, Parent shall, or shall cause a Subsidiary of Parent to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent or any of its Subsidiaries during the Continuation Period, compensation (such term to include salary or base rate of compensation, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided by the Company or its Subsidiaries to Covered Employees immediately prior to the Effective Time.

          (c)   In the event any Covered Employee first becomes eligible to participate under any Parent Benefit Plan following the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to, for Covered Employees who become eligible during the calendar year including the Effective Time, use commercially reasonable efforts to (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar Company Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee's coverage under any Parent Benefit Plan during the plan year in which the Effective Time occurs, to the same extent such credit was given under any similar Company Benefit Plan that Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Benefit Plan for the plan year in which the Effective Time occurs.

          (d)   As of the Effective Time, Parent shall recognize, or shall cause a Subsidiary of Parent to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of its Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation accruals and severance amounts to the same extent as such Covered Employee received, immediately before the Effective Time, credit for such service under any similar Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time; provided that service of each Covered Employee prior to the Effective Times shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Parent under Section 401(k) of the Code or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Times. In no event shall anything contained in this Section 5.11 result in any duplication of benefits for the same period of service.

          (e)   In the event that the employment of any of the Covered Employees specified on Section 5.11(e) of the Company Disclosure Letter is terminated by the Company, Parent or a

  Subsidiary of Parent other than for cause, as set forth in Section 5.11(e) of the Company Disclosure Letter, at or within a year following Closing, Parent shall, or shall cause the Surviving Corporation to, provide severance benefits to such Covered Employee that are at least as favorable as those set forth on Section 5.11(e) of the Company Disclosure Letter.

          (f)    Parent shall cause the Surviving Corporation to perform the Company's obligations under the agreements set forth on Section 5.11(f) of the Company Disclosure Letter subject to the terms of such agreements.

          (g)   The Company and its Subsidiaries shall satisfy all legal or contractual requirements to provide notice to, or to carry out any consultation procedure with, any employee or groups of employees of the Company or any of its Subsidiaries, or any labor or trade union, labor organization or works council, which is representing any employee of the Company or any of its Subsidiaries, in connection with the transactions contemplated by this Agreement.

          (h)   After the date of this Agreement and prior to the Effective Time, the Company (i) shall not terminate, except for cause, any of the employees of the Company or any of its Subsidiaries listed on Section 5.11(h) of the Company Disclosure Letter, and (ii) shall notify Parent in writing as promptly as practicable in the event that any employee listed on Section 5.11(h) of the Company Disclosure Letter has given, or has been given, notice of termination of his or her employment.

          (i)    Parent shall make grants of Parent cash retention awards ("Parent Retention Awards") to the Covered Employees listed on Section 5.11(i) of the Company Disclosure Letter, with grant date values in the amounts set forth in the last column of such schedule, provided that such Covered Employees are employees of Parent or a Subsidiary of Parent on the day following the Closing Date, which Parent Retention Awards shall vest 50% on the six-month anniversary of the Closing Date and the remaining 50% on the first anniversary of the Closing Date; provided that the Covered Employee remains employed by Parent or a Subsidiary of Parent through each such vesting date.

          (j)    The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Benefit Plan, or (ii) to continued employment with the Company, Parent or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 5.11 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or any other employee benefit plans of the Company, Parent or any of their respective Subsidiaries or Affiliates or shall prohibit Parent or any of its Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

        Section 5.12    Merger Sub.     Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement.

        Section 5.13    Rule 16b-3 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

        Section 5.14    Repayment and Termination of Existing Credit Agreement.     At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent an executed copy of a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the "Payoff Letter"). The Company shall, and shall cause its Subsidiaries to, deliver to Parent (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreement.

        Section 5.15    Certain Tax Matters.

          (a)   Each of the Company and Parent shall use its reasonable best efforts to obtain the Tax opinions described in Section 6.2(e) and Section 6.3(e).

          (b)   Immediately prior to Closing, the Company shall execute and deliver representation letters to Parent Tax Counsel, Company Tax Counsel and the Additional Tax Counsel (as applicable) substantially in the form set forth in Exhibit B, with such changes, updates or refinements, jointly agreed to by each law firm that is delivering an opinion described in Sections 6.2(e) or 6.3(e), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing (the "Company Closing Representation Letter").

          (c)   Immediately prior to Closing, Parent shall execute and deliver representation letters to Parent Tax Counsel, Company Tax Counsel and the Additional Tax Counsel (as applicable) substantially in the form set forth in Exhibit C, with such changes, updates or refinements, jointly agreed to by each law firm that is delivering an opinion described in Sections 6.2(e) or 6.3(e), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing (the "Parent Closing Representation Letter").

          (d)   The Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations, warranties and covenants made in the Company Signing Representation Letter. As of the date of this Agreement, Company knows of no reason why it would not able to deliver the Company Closing Representation Letter.

          (e)   Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations, warranties and covenants made in the Parent Signing Representation Letter. As of the date of this Agreement, Parent knows of no reason why it would not be able to deliver the Parent Closing Representation Letter.

          (f)    The Company has received an opinion of Shearman & Sterling LLP, dated as of the date hereof, to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment and such opinion has not been rescinded, revoked or modified. The parties acknowledge that in rendering the opinion described in this Section 5.15(f), Shearman & Sterling LLP has required and relied upon (and has incorporated by reference) reasonable and customary representations, warranties and covenants, including the Parent Signing Representation Letter and the Company Signing Representation Letter.

          (g)   Parent has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date hereof, to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment and such opinion has not been rescinded, revoked or modified. The parties acknowledge that in rendering the opinion described in this Section 5.15(g), Skadden, Arps, Slate, Meagher & Flom LLP has required and relied upon (and has incorporated by reference) reasonable and customary representations, warranties and covenants, including the Parent Signing Representation Letter and the Company Signing Representation Letter.

          (h)   The Company shall deliver, or cause to be delivered, a copy of the KLX Closing Representation Letter, if any, to Parent prior to Closing; provided that Parent acknowledges and agrees that KLX is not required to deliver a KLX Closing Representation Letter pursuant to the KLX TSA Amendment.

          (i)    Parent and the Company shall use reasonable best efforts to jointly engage, promptly following the date hereof, one of the law firms set forth on Schedule 5.15(i) or, if unable to engage any of such firms, such other law firm of recognized national standing expert in the matters at issue that is mutually acceptable to Parent and the Company (such selected firm, the "Additional Tax Counsel") to serve as the Additional Tax Counsel pursuant to this Agreement. Each of the Company and Parent agrees to pay fifty percent (50%) of the fees and expenses of the Additional Tax Counsel.

        Section 5.16    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

        Section 5.17    Parent's Financing Activities.

          (a)   Parent and Merger Sub will keep the Company reasonably informed on a reasonably current basis of the status of material developments in respect of obtaining financing for the Merger and the other transactions contemplated by this Agreement.

          (b)   Parent and Merger Sub acknowledge and agree that the obtaining of the financing for the Merger and the other transactions contemplated by this Agreement is not a condition to the Closing. For the avoidance of doubt, if financing for the Merger and the other transactions contemplated by this Agreement has not been obtained, Parent and Merger Sub shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 7.1 and subject to the fulfillment or waiver of the conditions set forth in Article VI, to complete the Merger and consummate the other transactions contemplated by this Agreement.

          (c)   Without limiting the generality of Section 5.4, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent, provide reasonable cooperation that is customary in connection with the arrangement, marketing, syndication and consummation of debt and/or equity financing deemed reasonably necessary by Parent (including upon a request to Parent by its financing sources) in connection with the transactions contemplated by this Agreement and consistent with transactions that are substantially similar to the transactions contemplated by this Agreement, including, but not limited to, the following:

              (i)  furnishing, or causing to be furnished, to Parent, (A) audited balance sheets for the fiscal years ended December 31, 2015, December 31, 2014 and such further fiscal years ended at least ninety (90) days prior to the Closing Date, and audited statements of income and cash flows for the fiscal years ended December 31, 2015, December 31, 2014, and December 31,

    2013 and such further fiscal years ended at least ninety (90) days prior to the Closing Date and (B) unaudited balance sheets and related statements of income and cash flows for each fiscal quarter ended after the close of its most recent fiscal year which are no more than one hundred and thirty-five (135) days old at Closing, in the case of clauses (A) and (B), prepared in accordance with GAAP and reviewed (SAS 100) by the Company's accountants (with such review (x) including a review of the financial statements for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards), together with all other written historical financial information (and related management discussion and analysis prepared in connection therewith) regarding the Company and its Affiliates as may be reasonably requested by Parent that may be required in order for Parent to complete and deliver customary confidential information, bank or offering memoranda or prospectuses, in connection with such financing (other than portions customarily provided by financing sources), including the information required under any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement or in connection with a customary offering of securities;

             (ii)  providing reasonable assistance to Parent for the preparation of pro forma financial information and projections required to consummate any such financing or to comply with applicable Law;

            (iii)  using reasonable best efforts to secure the consent of the independent accountants of the Company and its Subsidiaries related to the financial statements described in this Section 5.17;

            (iv)  requesting that the Company's and its Subsidiaries' independent accountants reasonably participate in drafting sessions and accounting due diligence sessions in connection with the financing, including requesting that they provide customary comfort letters (including "negative assurance" comfort) with respect to financial information related to the Company and its Subsidiaries, to the extent required in connection with the marketing and syndication of the financing or as are customarily required in an underwritten offering of securities;

             (v)  providing reasonable assistance to Parent in its preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents customarily prepared in connection with financings of the type described in this Section 5.17, and which may incorporate by reference periodic and current reports filed by the Company with the SEC;

            (vi)  reasonably cooperating with customary marketing efforts of Parent for the financing, including causing its management team, with appropriate seniority and expertise, and external auditors and advisors, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

           (vii)  using reasonable best efforts to ensure that any syndication or marketing effort in connection with the financing benefits materially from any existing lending and investment banking relationship of the Company and its Subsidiaries;

          (viii)  reasonably cooperating with the Financing Sources in an evaluation of the assets of the Company or any of its Subsidiaries for the purpose of establishing collateral arrangements in connection with the financing;

            (ix)  using reasonable best efforts to deliver to Parent, no later than three (3) Business Days prior to the Closing Date, any materials and documentation about the Company and its Subsidiaries required under applicable "know your customer" and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001);

             (x)  to the extent the Company or any of its Subsidiaries will become a party to any definitive agreement in respect of the financing following the Effective Time, provide (including using reasonable best efforts to obtain such documents from its advisors) customary certificates, corporate authorizations and other customary closing documents and definitive agreements as may be reasonable requested by Parent or the Financing Sources;

            (xi)  informing Parent promptly in writing if the Company Board or a committee thereof, the Company's chief financial officer or any other executive officer of the Company concludes that any previously issued financial statements included or intended to be used in connection with the financing should no longer be relied upon;

           (xii)  informing Parent promptly in writing if any member of the Company Board, the Company's chief financial officer or any other executive officer of the Company shall have knowledge of any facts as a result of which a restatement of any of the Company's or its Subsidiaries' financial statements is required or reasonably likely; and

          (xiii)  reasonably cooperating with Parent and the Financing Sources in connection with (A) Parent's efforts to obtain customary corporate ratings; (B) assisting Parent in obtaining opinions of the Company's counsel; (C) providing customary authorization letters to the Financing Sources; (D) providing customary authorizations for the use of the Company's logos; (E) providing access to documents and other information in connection with continuing due diligence investigations; and (F) the payoff of existing Indebtedness of the Company, whether in the form of a tender offer, change of control offer, redemption, satisfaction and discharge, consent solicitation, or otherwise;

  provided that (1) neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fee in connection with any financing to be obtained by Parent or any of Parent's Affiliates in connection with the transactions contemplated by this Agreement, (2) the effectiveness of any documentation executed by the Company with respect thereto, and the attachment of any Lien to any assets of the Company or any of its Subsidiaries, shall be subject to the consummation of the Closing, (3) no director or officer of any the Company shall be required to execute any agreement, certificate, document or instrument with respect to such financing that would be effective prior to the Closing (other than certifications of the financial statements), (4) the Company, its controlled Affiliates and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with claims asserted by a Financing Source in connection with the arrangement of such financing to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives, or such Person's material breach of this Agreement, or with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons for use in connection herewith or with the financing and (5) Parent shall promptly after termination of this Agreement in accordance with Section 7.1, upon written request by the Company, reimburse the Company or any of its controlled Affiliates for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 5.17. Parent acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing.

          (d)   All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent, its Affiliates, the Financing Sources or their respective Representatives, in each case pursuant to this Section 5.17, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be shared (i) on a non-public basis with prospective lenders and investors during syndication and marketing of the financing in connection herewith and participants in the financing, in each case that enter into confidentiality arrangements customary for financing transactions of the same type as such financing (including customary "click-through" confidentiality undertakings), and (ii) on a confidential basis with rating agencies; provided, further, that the foregoing shall not prohibit such information from being included in bank or co-investor information memoranda, prospectuses, bank syndication materials, offering memoranda and private placement memoranda (including under Rule 144A or a registered offering under the Securities Act). The Company hereby consents to the reasonable use of the Company's and its Affiliates' trademarks, service marks and logos solely in connection with the financing for the Merger and the other transactions contemplated by this Agreement; provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates, and on such other customary terms and conditions as shall be mutually agreed.

        Section 5.18    Stock Exchange Delisting; Deregistration.     Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the shares of Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the Closing Date, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

        Section 5.19    State Takeover Laws.     If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company Board shall take any and all actions necessary to render such statutes inapplicable to the foregoing.

        Section 5.20    Stockholder Litigation.     The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation brought by any stockholder of the Company against the Company and/or its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Parent.

        Section 5.21    Resignations.     Prior to the Effective Time, upon Parent's request, the Company shall cause any director of the Company and each subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

        Section 5.22    Board Membership.     Prior to the Effective Time, Parent shall take all necessary corporate action so that, upon and after the Effective Time, (i) the size of the Parent Board is increased by two (2) members to a total of eleven (11) members, (ii) an individual selected by the Company who meets Parent's independence criteria as in effect as of the date of this Agreement and who is otherwise reasonably acceptable to Parent is appointed to the Parent Board as a member of the class of directors of the Parent Board with terms expiring in 2018 and (iii) an individual selected by the Company who meets Parent's independence criteria as in effect as of the date of this Agreement and who is otherwise reasonably acceptable to Parent is appointed to the Parent Board as a member of the class of directors of the Parent Board with terms expiring in 2020.

        Section 5.23    Dividend Record Dates.     The Company shall coordinate with Parent to designate the record dates and payment dates for the Company's quarterly dividends to coincide with the record dates and payment dates for Parent's quarterly dividends, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive dividends twice for a corresponding fiscal quarter of either Parent or the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to the Obligations of Each Party.     The respective obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:

          (a)   Parent shall have obtained the Parent Stockholder Approval and the Company shall have obtained the Company Stockholder Approval;

          (b)   the Parent Stock Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (c)   the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by or before the SEC seeking a stop order;

          (d)   (i) any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted and (ii) any authorization or consent from a Governmental Authority required to be obtained with respect to the Merger under any Antitrust Law as set forth on Section 6.1(d) of the Parent Disclosure Letter hereto shall have been obtained and shall remain in full force and effect;

          (e)   no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.     The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following additional conditions:

          (a)   each of the representations and warranties of the Company (i) contained in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in

  Sections 3.2(b), 3.2(c), 3.2(d), 3.3, 3.4, 3.24, 3.25, 3.26 and 3.28(a) (together with Section 3.2(a), the "Company Fundamental Representations") shall be true and correct in all material respects, without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the Company Fundamental Representations), without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

          (b)   the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing;

          (c)   since the date of this Agreement, there shall not have occurred any event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (d)   Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c); and

          (e)   Parent shall have received the written opinion of Parent Tax Counsel (or, if Parent Tax Counsel advises that it will not deliver a written opinion to Parent, a written opinion from each of (i) Company Tax Counsel and (ii) the Additional Tax Counsel) as of the Closing Date to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment. In rendering the opinion described in this Section 6.2(e), Parent Tax Counsel (or Company Tax Counsel and Additional Tax Counsel) may require and rely upon (and may incorporate by reference) reasonable and customary representations, warranties and covenants, including the Parent Closing Representation Letter and the Company Closing Representation Letter.

        Section 6.3    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following additional conditions:

          (a)   each of the representations and warranties of Parent and Merger Sub (i) contained in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Sections 4.2(b), 4.2(c), 4.2(d), 4.3, 4.4, 4.23 and 4.24 (together with Section 4.2(a), the "Parent Fundamental Representations") shall be true and correct in all material respects, without giving effect to any materiality or "Parent Material Adverse Effect" qualifications therein, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the Parent Fundamental Representations), without giving effect to any materiality or "Parent Material Adverse Effect" qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

          (b)   Parent and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing;

          (c)   since the date of this Agreement, there shall not have occurred any event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

          (d)   the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c); and

          (e)   the Company shall have received the written opinion of Company Tax Counsel (or, if Company Tax Counsel advises that it will not deliver a written opinion to the Company, a written opinion from each of (i) Parent Tax Counsel and (ii) Additional Tax Counsel) as of the Closing Date to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment. In rendering the opinion described in this Section 6.3(e), Company Tax Counsel (or Parent Tax Counsel and Additional Tax Counsel) may require and rely upon (and may incorporate by reference) reasonable and customary representations, warranties and covenants, including the Company Closing Representation Letter and the Parent Closing Representation Letter.

        Section 6.4    Frustration of Closing Conditions.     Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of their respective material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

          (a)   by mutual written consent of each of Parent and the Company; or

          (b)   by either Parent or the Company, if:

              (i)  the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on October 21, 2017 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;

             (ii)  prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, and in the case of such an Order, such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Order was proximately caused by, or resulted in, the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform or comply with any of its obligations under this Agreement;

            (iii)  the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; or

            (iv)  the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c)   by the Company if:

              (i)  Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) (treating for this purpose Section 4.13(j) as a Parent Fundamental Representation under Section 6.3(a), but only if both Company Tax Counsel and either Parent Tax Counsel or Additional Tax Counsel cannot deliver the opinions described in Section 6.3(e)) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company's delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its material obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2(b);

             (ii)  at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board shall have (A) made a Parent Adverse Recommendation Change, (B) failed to include in the Joint Proxy Statement the Parent Recommendation or (C) materially violated or breached any of its obligations under Section 5.7;

            (iii)  at any time prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6(d); provided that prior to or simultaneously with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee; or

            (iv)  if the condition set forth in Section 6.3(e) has not been satisfied within twenty (20) Business Days following the date on which all conditions of the Closing were satisfied or waived, other than (A) the condition set forth in Section 6.3(e) and (B) those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied or would be capable of being satisfied if the Closing occurred as of such date.

          (d)   by Parent if:

              (i)  the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) (treating for this purpose Section 3.27 as a Company Fundamental Representation under Section 6.2(a), but only if both Parent Tax Counsel and either Company Tax Counsel or Additional Tax Counsel cannot deliver the opinions described in Section 6.2(e)) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent's delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its material obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.3(b);

             (ii)  at any time prior to the receipt of the Company Stockholder Approval, the Company Board shall have (A) made a Company Adverse Recommendation Change, (B) failed to include in the Joint Proxy Statement the Company Recommendation or (C) materially violated or breached any of its obligations under Section 5.6;

            (iii)  at any time prior to receipt of the Parent Stockholder Approval, in order for Parent to enter into a definitive agreement with respect to a Parent Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.7(d); provided that prior to or simultaneously with such termination, Parent pays or causes to be paid to the Company the Parent Termination Fee; or

            (iv)  if the condition set forth in Section 6.2(e) has not been satisfied within twenty (20) Business Days following the date on which all conditions of the Closing were satisfied or waived, other than (A) the condition set forth in Section 6.2(e) and (B) those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied or would be capable of being satisfied if the Closing occurred as of such date.

        Section 7.2    Effect of Termination.     In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of this Agreement prior to such termination or fraud, in which case, except as provided in Section 7.3, the aggrieved party shall be entitled to all remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Merger, any lost shareholder premium, any lost synergies, the time value of money and any benefit to the breaching party or its shareholders arising from such intentional breach or fraud; and provided, further, that the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, "intentional breach" shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement.

        Section 7.3    Termination Fees.

          (a)   If this Agreement is terminated by:

              (i)  Parent pursuant to Section 7.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and in any such case (A) prior to such termination (or prior to the Company Stockholders' Meeting in the case of termination pursuant to Section 7.1(b)(iii)), a Company Acquisition Proposal that has been made after the date of this Agreement shall have been publicly disclosed and not publicly withdrawn prior to such date and (B) within twelve (12) months after such termination, a Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to a Company Acquisition Proposal, which transaction is thereafter consummated (regardless of when such transaction is consummated) (provided, however, that for purposes of this Section 7.3(a)(i)(B), the references to "twenty percent (20%)" in the definition of Company Acquisition Proposal shall be deemed to be references to "fifty percent (50%)");

             (ii)  the Company pursuant to Section 7.1(c)(iii); or

            (iii)  Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee.

        Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or simultaneously with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

          (b)   If this Agreement is terminated by:

              (i)  the Company pursuant to Section 7.1(c)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv), and in any such case (A) prior to such termination (or prior to the Parent Stockholders' Meeting in the case of termination pursuant to Section 7.1(b)(iv)), a Parent Acquisition Proposal that has been made after the date of this Agreement shall have been publicly disclosed and not publicly withdrawn prior to such date and (B) within twelve (12) months after such termination, a Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal, which transaction is thereafter consummated (regardless of when such transaction is consummated) (provided, however, that for purposes of this Section 7.3(b)(i)(B), the references to "twenty percent (20%)" in the definition of Parent Acquisition Proposal shall be deemed to be references to "fifty percent (50%)");

             (ii)  Parent pursuant to Section 7.1(d)(iii); or

            (iii)  the Company pursuant to Section 7.1(c)(ii);

then, in any such case, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee.

        Any payments required to be made under this Section 7.3(b) shall be made by wire transfer of same-day funds to the account or accounts designated by the Company, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or simultaneously with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

          (c)   In the event this Agreement is terminated by (i) either Parent or the Company pursuant to Section 7.1(b)(iii), (ii) the Company pursuant to Section 7.1(c)(iv) or (iii) Parent pursuant to Section 7.1(d)(i) or Section 7.1(d)(iv) and any of (A) (x) a breach or inaccuracy in any representation, warranty or covenant contained in Section 3.27 and the fact or facts giving rise to such breach or inaccuracy causes Parent Tax Counsel to be unwilling or unable to deliver the opinion described in Section 6.2(e) and (y) either Company Tax Counsel or the Additional Tax Counsel is unwilling or unable to deliver the opinion described in Section 6.2(e) for any reason or (B) the Company fails to comply with Section 5.15, then the Company shall pay Parent (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket costs and expenses, including all fees and expenses incurred in connection with the financing of the transactions contemplated by this Agreement and the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $85,000,000 (the "Parent Expenses"); provided that any payment of the Parent Expenses shall not affect Parent's right to receive any Company Termination Fee otherwise due under Section 7.3(a), but shall reduce, on a dollar-for-dollar basis, any Company Termination Fee that becomes due and payable under Section 7.3(a).

          (d)   In the event this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iv), then Parent shall pay the Company (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket costs and expenses, including the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $56,000,000 (the "Company Expenses"); provided that any payment of the Company Expenses shall not affect the Company's right to receive any Parent Termination Fee otherwise due under Section 7.3(b), but shall reduce, on a dollar-for-dollar basis, any Parent Termination Fee that becomes due and payable under Section 7.3(b).

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall either the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion.

          (f)    Notwithstanding anything to the contrary set forth in this Agreement, Parent's right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) and/or the right to receive payment of the Parent Expenses pursuant to Section 7.3(c), shall, in circumstances in which the Company Termination Fee or Parent Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than (i) in the event of a termination pursuant to Section 7.1(d)(ii)(B) and (C), (ii) in the event of an intentional breach by the Company of Section 5.15 or a fraudulent breach of Section 3.27 and (iii) Parent's right, after having received the Parent Expenses, to receive the Company Termination Fee less the Parent Expenses in the circumstances expressly contemplated in Section 7.3(a)) of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the "Company Related Parties") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to any amounts owing pursuant to Section 7.3(g)). Notwithstanding anything to the contrary set forth in this Agreement, the Company's right to receive payment from Parent of the Parent Termination Fee pursuant to Section 7.3(b) and/or the right to receive payment of the Company Expenses pursuant to Section 7.3(d), shall, in circumstances in which the Parent Termination Fee or Company Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than (i) in the event of a termination pursuant to Section 7.1(c)(ii)(B) and (C) , (ii) in the event of an intentional breach by Parent of Section 5.15 or a fraudulent breach of Section 4.13(j) and (iii) the Company's right, after having received the Company Expenses, to receive the Parent Termination Fee less the Company Expenses in the circumstances expressly contemplated in Section 7.3(b)) of the Company against Parent and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the "Parent Related Parties") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to any amounts owing pursuant to Section 7.3(g)).

          (g)   Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 7.3, the Company or Parent, as applicable, shall pay the other its costs and expenses in connection with such suit (including reasonable attorneys' fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

        Section 7.4    Amendment.     This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company or Parent, as applicable, without such further approval of such stockholders nor any amendment or change not permitted under applicable Law; provided, further, that no amendment to this Agreement shall be made that would adversely affect the rights of the Financing Sources as set forth in this Section 7.4 or Sections 8.8, 8.13 or 8.14 without the prior written consent of the Financing Sources.

        Section 7.5    Extension; Waiver.     At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

 ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1    Non-Survival of Representations and Warranties.     The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2    Expenses.     Except as expressly set forth herein (including Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        Section 8.3    Notices.     All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

    if to Parent or Merger Sub:

Rockwell Collins, Inc. 400 Collins Road N.E. Cedar Rapids, IA 52498
Phone:	(319) 263-0212
Fax:	(319) 295-3599
Email:	robert.perna@rockwellcollins.com
Attention:	Robert Perna

    with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606
Phone:	(312) 407-0700
Fax:	(312) 407-0411
Email:	Charles.Mulaney@skadden.com; Richard.Witzel@skadden.com
Attention:	Charles W. Mulaney, Jr. Richard C. Witzel, Jr.

    if to the Company:

B/E Aerospace, Inc. 1400 Corporate Center Way Wellington, FL 33414
Phone:	(561) 791-5000 x1405
Fax:	(561) 791-3966
Email:	ryan_patch@beaerospace.com
Attention:	Ryan Patch

    with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022
Phone:	(212) 848-4000
Fax:	(212) 848-7179
Email:	ccondon@shearman.com rkatz@shearman.com
Attention:	Creighton O'M. Condon Robert M. Katz

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 8.3; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee's location on any Business Day after 5:00 P.M. (addressee's local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.

        Section 8.4    Interpretation; Certain Definitions.

          (a)   The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (b)   The words "hereof," "herein," "hereby," "hereunder" and "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the phrase "without limitation." Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases "the date of this Agreement" and "the date hereof" and terms or phrases of similar import shall be deemed to refer to October 23, 2016, unless the context requires otherwise. References to any information or document being "made available" or "furnished" and words of similar import shall include such information or document having been posted to the online data room hosted on behalf of the Company by Merrill Corporation at https://us1.merrillcorp.com/bidder/index_frame.do?projectId=219685 prior to the date of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to "dollars" or "$" refer to currency of the United States.

        Section 8.5    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

        Section 8.6    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that any Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof so long as such assignment would not delay, impair or prevent consummation of the Merger or otherwise have a Parent Material Adverse Effect and Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

        Section 8.7    Entire Agreement.     This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 8.8    No Third-Party Beneficiaries.     This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 5.8 and this Section 8.8 from and after the Effective Time), (b) from and after the Effective time, the holders of Company Common Stock and Company Equity Awards (with respect to Article II) and (c) each Financing Source (solely with respect to this Section 8.8 and Sections 7.4, 8.13 and 8.14 hereof) are each intended third-party beneficiaries hereof.

        Section 8.9    Governing Law.     This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        Section 8.10    Specific Performance.     The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, prior to any termination of this Agreement in accordance with Section 7.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

        Section 8.11    Consent to Jurisdiction.

          (a)   Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (b)   Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

        Section 8.12    Counterparts.     This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

        Section 8.13    WAIVER OF JURY TRIAL.     EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING WITH RESPECT TO ANY PROCEEDING OR COUNTERCLAIM THAT INVOLVES THE FINANCING SOURCES.

        Section 8.14    Certain Claims.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not bring or support any Proceeding (whether based on contract, tort or otherwise) against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 8.13 relating to waiver of jury trial shall apply to any Proceeding referenced in this Section 8.14(a).

          (b)   Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that all Proceedings (whether based on contract, tort or otherwise) against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, or the performance thereof, shall be governed by and construed in accordance with, the Laws of the State of New York; provided, however, that on or prior to the Closing Date, the definitions of Company Material Adverse Effect and the representations set forth in this Agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Merger or any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, or any alternative financing in connection therewith. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company's Affiliates or Representatives in connection with or related to this Agreement, the Merger or any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Nothing in this Section 8.14(c) shall modify or alter the rights of Parent under any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement between or among Parent and any of its Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any commitment letter, engagement letter or any such definitive financing documentation, as applicable, the provisions of such commitment letter, engagement letter or definitive financing documentation, as applicable, shall govern and control.

          (d)   In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent and the Company are acting in their corporate capacities and are not assuming personal liability in connection therewith.

[Remainder of page intentionally left blank; signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROCKWELL COLLINS, INC.
By:	/s/ ROBERT K. ORTBERG
	Name:	Robert K. Ortberg
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

QUARTERBACK MERGER SUB CORP.
By:	/s/ ROBERT PERNA
	Name:	Robert Perna
	Title:	Vice President

[Signature Page to Merger Agreement]

B/E AEROSPACE, INC.
By:	/s/ AMIN J. KHOURY
	Name:	Amin J. Khoury
	Title:	Executive Chairman of the Board

[Signature Page to Merger Agreement]

APPENDIX A

DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate" shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company Acquisition Proposal" shall mean a proposal or offer from any Person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company, (ii) sale or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company or (v) any related combination of the foregoing.

        "Company Disclosure Letter" shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

        "Company Equity Awards" shall mean the Company Options, Company Restricted Stock Awards, Company RSU Awards and Company DSU Awards.

        "Company Equity Plan" shall mean the BE Aerospace, Inc. 2005 Long-Term Incentive Plan, as amended from time to time, and any other equity or equity-based plan, program, or arrangement of the Company or any of its Subsidiaries or any predecessor thereof, other than the Company ESPP.

        "Company ERISA Affiliate" shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        "Company ESPP" shall mean the B/E Aerospace, Inc. Amended and Restated 1994 Employee Stock Purchase Plan, as amended from time to time.

        "Company Intervening Event" means a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event.

        "Company Material Adverse Effect" shall mean any event, occurrence, development or change that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following (or the

Appendix A-1

results thereof) shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which the Company or any of its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any applicable U.S. Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company's securities or other financial instruments or change in the Company's credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third party estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, weather-related events, fires or natural disasters; (vii) any action taken or not taken at the express written request of Parent after the date of this Agreement; or (viii) the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement or the identity of Parent; provided that if the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above have a material disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate, such facts, circumstances, events, changes, occurrences or efforts may be taken into account in determining whether a Company Material Adverse Effect has occurred.

        "Company Option" shall mean each option to purchase shares of Company Common Stock.

        "Company Recommendation" shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

        "Company Signing Representation Letter" shall mean the representation letter executed by the Company on or prior to the date of this Agreement and delivered to Parent Tax Counsel and Company Tax Counsel, attached hereto as Exhibit D.

        "Company Superior Proposal" shall mean a bona fide written Company Acquisition Proposal (provided that for purposes of this definition, references to twenty percent (20%) in the definition of "Company Acquisition Proposal" shall be deemed to be references to fifty percent (50%)) which the Company Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company's stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal.

        "Company Tax Counsel" shall mean Shearman & Sterling LLP or such other nationally recognized law firm as the Company may select.

        "Company Termination Fee" shall mean $200,000,000.00.

Appendix A-2

        "Confidentiality Agreement" shall mean the confidentiality agreement, dated July 7, 2016, between Parent and the Company.

        "Contract" shall mean any binding written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement.

        "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms "Controlling" and "Controlled by" shall have correlative meanings.

        "Customs & International Trade Authorizations" shall mean any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws for the lawful export or import of goods, software, technology, technical data, and services and international financial transactions.

        "Customs & International Trade Laws" shall mean the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other applicable Laws, administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC's list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws administered by the U.S. Department of Commerce; and the anti-boycott Laws administered by the U.S. Department of the Treasury.

        "Delaware Secretary of State" shall mean the Secretary of State of the State of Delaware.

        "Environmental Laws" shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date of this Agreement.

        "Equity Award Exchange Ratio" means the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Stock Price; provided that the value of the portion of the Merger Consideration that consists of shares of Parent Common Stock shall be determined by multiplying (x) the number of such shares of Parent Common Stock by (y) the Parent Stock Price.

Appendix A-3

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Ratio" shall mean the following (in each case rounded to four decimal places): (i) if the Parent Stock Price is an amount greater than $89.97, then the Exchange Ratio is 0.3101; (ii) if the Parent Stock Price is an amount greater than or equal to $77.41 but less than or equal to $89.97, then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $27.90 by (y) the Parent Stock Price; and (iii) if the Parent Stock Price is less than $77.41, then the Exchange Ratio is 0.3604.

        "Existing Credit Agreement" shall mean the Credit Agreement, dated as of December 16, 2014, among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as Syndication Agents, Credit Suisse AG, Cayman Islands Branch, TD Bank, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc., Barclays Bank PLC, Bank of Tokyo-Mitsubishi UFJ, Ltd. and Capital One Business Credit Corp., as Documentation Agents, and certain lenders party thereto, as amended prior to the date of this Agreement.

        "FCPA" shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

        "Financing Source" shall mean, in its capacity as such, any agent, arranger, lender, underwriter, purchaser, noteholder or other debt or equity financing source providing a commitment to provide or arrange all or part of the financing pursuant to any commitment letter, engagement letter or any definitive financing documents in connection with the transactions contemplated by this Agreement, or any alternative financing in connection therewith (whether debt or equity and whether public or private), including any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, and their respective Affiliates, and such agent's, arranger's, lender's, underwriter's, purchaser's, noteholder's or other debt or equity financing source's (and their respective Affiliates') equityholders, members, employees, officers, directors, attorneys, agents, advisors or Representatives, and their respective successors and permitted assigns.

        "Foreign Plan" shall mean Company Benefit Plans that are subject to any Law other than U.S., federal, state or local law.

        "GAAP" shall mean the United States generally accepted accounting principles.

        "Governmental Authority" shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

        "Hazardous Materials" shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or the environment or (ii) can form the basis of any liability under any Law relating to pollution, waste or the environment.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Indebtedness" shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers' acceptances, bank

Appendix A-4

guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi) including guarantees of another Person's Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

        "IRS" shall mean the United States Internal Revenue Service.

        "KLX" shall mean KLX, Inc., a Delaware corporation.

        "KLX Closing Representation Letter" shall mean the representation letter executed by KLX and delivered to Shearman & Sterling, dated as of the Closing Date, described in Section 7.3(f) of the KLX Tax Sharing Agreement.

        "KLX Contribution" shall have the same meaning as the term "Contribution" in the KLX Tax Sharing Agreement.

        "KLX Debt Repayment" shall have the same meaning as the term "Debt Repayment" in the KLX Tax Sharing Agreement.

        "KLX Distribution" shall have the same meaning as the term "Distribution" in the KLX Tax Sharing Agreement.

        "KLX External Spin-Off" shall have the same meaning as the term "External Spin-Off" in the KLX Tax Sharing Agreement.

        "KLX Internal Restructuring" shall have the same meaning as the term "Internal Restructuring" in the KLX Tax Sharing Agreement.

        "KLX Signing Representation Letter" shall mean the representation letter executed by KLX on or prior to the date of this Agreement and delivered to Shearman & Sterling LLP pursuant to the KLX TSA Amendment.

        "KLX Spin-Off Tax Treatment" shall mean the qualification of (i) the KLX Contribution and the KLX Distribution, taken together, as a reorganization under Section 368(a)(1)(D) of the Code pursuant to which no gain or loss was recognized by the Company or KLX under Sections 357, 361 and 1032 of the Code with each of the Company and KLX as a party to the reorganization, (ii) the KLX Debt Repayment as a transfer under Section 361(b)(3) of the Code such that no gain was recognized by the Company upon the receipt of cash proceeds in connection with the KLX Contribution and (iii) the KLX Distribution for nonrecognition of gain or loss under Sections 355 and 361 of the Code.

        "Knowledge" shall mean the actual knowledge of each of the following officers and employees of the Company or Parent, as applicable, after reasonable inquiry by each such person: (i) for the Company: Amin J. Khoury, Werner Lieberherr, Joseph T. Lower and Ryan M. Patch; and (ii) for Parent: Robert K. Ortberg, Patrick E. Allen and Robert J. Perna.

        "Law" shall mean any domestic, federal, state, municipal, local, national, supranational or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), arbitration award, agency requirement or any other enforceable requirement of any Governmental Authority.

        "Lien" shall mean liens, claims, mortgages, encumbrances, pledges, security interests, easements or charges of any kind.

        "NASDAQ" shall mean The NASDAQ Stock Market.

        "OFAC" shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Appendix A-5

        "Order" shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

        "Parent Acquisition Proposal" shall mean a proposal or offer from any Person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Parent, pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of Parent, (ii) sale or other disposition, directly or indirectly, of assets of Parent (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of Parent representing twenty percent (20%) or more of the consolidated assets, revenues or net income of Parent and its Subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of Parent, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of Parent or (v) any related combination of the foregoing, in the case of each of (i) through (v) above, a condition of which is that the transactions contemplated by this Agreement do not occur or that could only be completed if the transactions contemplated by this Agreement do not occur.

        "Parent Benefit Plan" shall mean (i) each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), whether written or unwritten, that Parent, any of its Subsidiaries or any Parent ERISA Affiliate adopted, maintains, sponsors, participates in, is a party or contributes to or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any material liability; and (ii) each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any equity option, equity purchase, equity appreciation right or other equity or equity-based incentive, cash bonus or incentive compensation, employment, change in control, retention, retirement or supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement for any current or former employee or director of, or other individual service provider to, Parent or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that Parent or any of its Subsidiaries adopted, maintains, sponsors, participates in, is a party or contributes to, or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability.

        "Parent Disclosure Letter" shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

        "Parent Equity Awards" shall mean options to purchase Parent Common Stock, restricted stock awards subject to time-based or other vesting or lapse restrictions, restricted stock unit awards subject to time-based, performance or other vesting or lapse restrictions or performance shares subject to time-based, performance or other vesting or lapse restrictions.

        "Parent ERISA Affiliate" shall mean any Person under common control with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        "Parent Intervening Event" means a material event or circumstance that was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known to the Parent Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to the Parent Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal constitute a Parent Intervening Event.

Appendix A-6

        "Parent Material Adverse Effect" shall mean any event, occurrence, development or change that has a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which Parent or any of its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any applicable U.S. Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent's securities or other financial instruments or change in Parent's credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Parent Material Adverse Effect" may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third party estimates or expectations of Parent's revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "Parent Material Adverse Effect" may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, weather-related events, fires or natural disasters; (vii) any action taken or not taken at the express written request of the Company after the date of this Agreement; or (viii) the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement or the identity of the Company; provided that if the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above have a material disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate, such facts, circumstances, events, changes, occurrences or efforts may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

        "Parent Organizational Documents" shall mean the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

        "Parent Recommendation" shall mean the recommendation of the Parent Board that the stockholders of Parent approve the Parent Stock Issuance.

        "Parent Signing Representation Letter" shall mean the representation letter executed by Parent on or prior to the date of this Agreement and delivered to Parent Tax Counsel and Company Tax Counsel, attached hereto as Exhibit E.

        "Parent Stock Price" shall mean the average VWAP of Parent Common Stock for the twenty (20) consecutive Trading Days ending immediately prior to the Closing Date, starting with the opening of trading on the first such Trading Day to the closing of the last Trading Day prior to the Closing Date.

        "Parent Superior Proposal" shall mean a bona fide written Parent Acquisition Proposal (provided that for purposes of this definition, references to twenty percent (20%) in the definition of "Parent Acquisition Proposal" shall be deemed to be references to fifty percent (50%)) which the Parent Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to Parent's stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of

Appendix A-7

the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by the Company in response to such Parent Acquisition Proposal.

        "Parent Tax Counsel" shall mean Skadden, Arps, Slate, Meagher & Flom LLP or such other nationally recognized law firm as Parent may select.

        "Parent Termination Fee" shall mean $300,000,000.00.

        "Permitted Lien" shall mean (i) any Lien for Taxes not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens incurred in the ordinary course of business, or that are not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and that are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (vi) Liens or other imperfections of title, if any, that would not reasonably be expected to be, individually or in the aggregate, material to a Person and its Subsidiaries, taken as a whole, including Liens for any supplemental Taxes or assessments not shown by public records, including refinancings thereof, (vii) in the case of Intellectual Property Rights, licenses of rights entered into in the ordinary course of business, (viii) any other Liens that will be released on or prior to the Closing Date and (ix) the replacement, extension or renewal of any of the foregoing.

        "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

        "Proceedings" shall mean legal, administrative, arbitral or other proceedings, suits, actions, investigations, examinations, claims, hearings, charges, complaints, indictments or litigations.

        "Release" shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

        "Representative" shall mean, with respect to any Person, such Person's Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives and, with respect to Parent, its Financing Sources.

        "Sanctioned Country" shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

        "Sanctioned Person" shall mean any Person that is the target of Sanctions, including, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her majesty's Treasury of the United Kingdom, Switzerland or any European Union member state, (ii) any Person located, organized or resident in a Sanctioned Country, or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

        "Sanctions" shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of

Appendix A-8

State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty's Treasury of the United Kingdom or Switzerland.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Securities Laws" shall mean the Securities Act, the Exchange Act, state securities or "blue sky" laws, all similar foreign securities laws and the rules and regulations promulgated thereunder.

        "Security" shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

        "Security Clearances" shall mean all personnel and facility security clearances required for access to information classified pursuant to Executive Order 13526 or similar Order that is necessary for operation of a Person's business as presently conducted.

        "Subsidiary" of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

        "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

        "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority.

        "Trading Day" shall mean any day on which the NYSE is open for trading; provided that a "Trading Day" only includes those days that have a scheduled closing time of 4:00 PM New York City time.

        "Treasury Regulations" shall mean regulations promulgated by the IRS under the Code.

        "VWAP" shall mean, for any Trading Day, the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

Appendix A-9

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

B/E AEROSPACE, INC.

        FIRST:    The name of the corporation is B/E Aerospace, Inc. (the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

        FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        EIGHTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, all rights conferred upon stockholders herein are granted subject to this reservation.

1

        NINTH:    With respect to acts or omissions occurring at or prior to the effective time of the merger between the the Corporation and Quarterback Merger SubCorp. (the "Effective Time"), this Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and, upon request, advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation prior to the Effective Time or while a director or officer is or was serving, prior to the Effective Time, at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

        TENTH:    With respect to acts or omissions occurring at or prior to the Effective Time, a director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. Any repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

* * * * *

2

Annex B

October 23, 2016

The Board of Directors
Rockwell Collins, Inc.
400 Collins Road N.E.
Cedar Rapids, Iowa 52498

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Rockwell Collins, Inc. (the "Company") of the consideration to be paid by the Company in the proposed merger (the "Transaction") of Quarterback Merger Sub Corp., a wholly-owned subsidiary of the Company (the "Merger Subsidiary"), with B/E Aerospace, Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Subsidiary and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each share of common stock, par value $0.01 per share, of the Merger Partner (the "Merger Partner Common Stock") issued and outstanding immediately prior to the effective time of the Transaction (other than Canceled Shares (as defined in the Agreement) and Dissenting Shares (as defined in the Agreement)), will be converted into the right to receive consideration per share equal to $34.10 in cash, without interest (the "Cash Consideration"), and that number of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") equal to the Exchange Ratio (and, if applicable, cash in lieu of fractional shares of Parent Common Stock (as defined in the Agreement) payable in accordance with the Agreement) (such number of shares of Company Common Stock and any such cash in lieu of fractional shares, together with the Cash Consideration, the "Consideration"). For purposes of the Agreement, the Exchange Ratio means the following (in each case rounded to four decimal places): (i) if the Parent Stock Price (as defined in the Agreement) is an amount greater than $89.97, then the Exchange Ratio is 0.3101; (ii) if the Parent Stock Price (as defined in the Agreement) is an amount greater than or equal to $77.41 but less than or equal to $89.97, then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing $27.90 by the Parent Stock Price (as defined in the Agreement); and (iii) if the Parent Stock Price (as defined in the Agreement) is less than $77.41, then the Exchange Ratio is 0.3604.

        In connection with preparing our opinion, we have (i) reviewed a draft dated October 23, 2016 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses and by the Company relating to the Merger Partner's business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner and joint lead arranger on the Company's revolving credit facility in February 2016; as joint lead arranger and joint bookrunner on the Merger Partner's credit facilities in December 2014 and in May 2016; as lead arranger and lead-left bookrunner on credit facilities of KLX Inc., an entity that was spun out of the Merger Partner in December 2014 ("KLX"), in December 2014 and May 2015; as lead bookrunner on an offering of debt securities of KLX in November 2014; and as financial advisor to the Merger Partner in connection with the spin-off of KLX in December 2014. We and our affiliates also provided asset management services to the Company during such period. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, the Merger Partner and of KLX, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any registration, proxy or information statement relating to the Transaction which the Company must, under any applicable law, file with any government agency or distribute to its shareholders and where such filing must include this opinion. This opinion may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

 ANNEX C

388 Greenwich St
New York, NY 10013

October 23, 2016

The Board of Directors
B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of B/E Aerospace, Inc., a Delaware corporation ("Company"), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 23, 2016 (the "Merger Agreement"), among Rockwell Collins, Inc., a Delaware corporation ("Parent"), Quarterback Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Company (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Company ("Company Common Stock"), other than shares of Company Common Stock held by holders who are entitled to and properly demand appraisal of their shares of Company Common Stock and shares of Company Common Stock that are owned, directly or indirectly, by Parent, Company (as treasury shares or otherwise) or Merger Sub (such holders, collectively, "Excluded Holders"), will be converted into the right to receive $34.10 in cash (the "Cash Consideration") and that number of shares (and cash in lieu of any fraction thereof) of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent equal to (a) if the Parent Stock Price (as defined in the Merger Agreement) is greater than $89.97, 0.3101; (b) if the Parent Stock Price is greater than or equal to $77.41 but less than or equal to $89.97, the quotient (rounded to four decimal places) obtained by dividing (x) $27.90 by (y) the Parent Stock Price; and (c) if the Parent Stock Price is less than $77.41, 0.3604 (the "Stock Consideration"; together with the Cash Consideration, the "Merger Consideration").

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Company and certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of Company and Parent. We examined certain publicly available business and financial information relating to Company and Parent as well as certain financial forecasts and other information and data relating to Company and Parent which were provided to or discussed with us by the respective managements of Company and Parent, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Company and Parent to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Parent Common Stock; the historical and projected earnings and other operating data of Company and Parent; and the capitalization and financial condition of Company and Parent. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in

Citigroup Global Markets Inc.

evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Company and Parent. We also evaluated certain potential pro forma financial effects of the Merger on Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Company and Parent that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Company and Parent provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Company and Parent as to the future financial performance of Company and Parent, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

        We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the contemplated benefits of the Merger. Our opinion, as set forth herein, relates to the relative values of Company and Parent. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Merger or the price at which the Parent Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Company or Parent nor have we made any physical inspection of the properties or assets of Company or Parent. Our opinion does not address the underlying business decision of Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Company unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting (i) as financial advisor to Company in connection with Company's spin-off of KLX Inc. in December 2014, and (ii) as lender, syndication agent, joint lead arranger and joint book-runner in connection with a term loan and revolving credit facility of Company. We and our affiliates in the past have also provided, and currently provide, services to

Parent unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, acting as lender, syndication agent, joint lead arranger and joint book-runner in connection with two revolving credit facilities of Parent, as well as acting as lender in connection with certain committed corporate credit card facilities of Parent. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Company, Parent and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than Excluded Holders) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

 ANNEX D

200 West Street -- New York, NY 10282-2198
Tel: 212-902-1000 -- Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 23, 2016

Board of Directors
B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414-2105

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Rockwell Collins Inc. ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of B/E Aerospace, Inc. (the "Company") of the Merger Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 23, 2016 (the "Agreement"), by and among Parent, Quarterback Merger Sub Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding Share (other than Canceled Shares and Dissenting Shares (as defined in the Agreement)) will be converted into $34.10 in cash (the "Cash Consideration") and that number of shares (and cash in lieu of any fraction thereof) of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent equal to (a) if the Parent Stock Price (as defined in the Agreement) is greater than $89.97, 0.3101; (b) if the Parent Stock Price is greater than or equal to $77.41 but less than or equal to $89.97, the quotient (rounded to four decimal places) obtained by dividing $27.90 by the Parent Stock Price; and (c) if the Parent Stock Price is less than $77.41, 0.3604 (the "Stock Consideration"; together with the Cash Consideration, the "Merger Consideration").

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have Securities and Investment Services Provided by Goldman, Sachs & Co. provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book manager with respect to a private offering of KLX, Inc.'s, a former subsidiary of the Company, 5.875% Senior Notes due 2022 (aggregate principal amount of $1,200,000,000) in November 2014; as lead arranger with respect to the Company's term loan (aggregate principal amount of $2,200,000,000) put in place in November 2014; as the Company's financial advisor in connection with the spin-off of KLX, Inc., in December 2014; and as a participant in the Company's revolving credit facility (aggregate principal amount of $600,000,000) put in place in December 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2015 and September 30, 2015, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and for Parent; and certain internal financial analyses and forecasts for the Company prepared by its management and for Parent prepared by its management, in each case, as approved for our use by the Company (the "Forecasts"), and certain operating synergies projected by the managements of the Company and Parent to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Shares and shares of Parent Common Stock; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the aerospace and defense industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the

Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Parent Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

ANNEX E
Section 262 of the General Corporation Law of the State of Delaware
8 Del.C. § 262
§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of Rockwell Collins' restated certificate of incorporation, as amended, and Rockwell Collins' amended and restated by-laws.

        The DGCL permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. Rockwell Collins' restated certificate of incorporation, as amended, provides that its directors are not liable to Rockwell Collins or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Rockwell Collins or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.

        The DGCL provides for indemnification of directors, officers, employees and agents, subject to limitations. Rockwell Collins' amended by-laws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. Rockwell Collins' directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

        In addition, Rockwell Collins and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by the agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which registrant or those persons may be required to make in respect thereof.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

        The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties' public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.

        Rockwell Collins and B/E Aerospace acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Rockwell Collins and B/E Aerospace may be found elsewhere in the registration statement and Rockwell Collins' and B/E Aerospace's other public filings, which are available without charge through the SEC's website at www.sec.gov. See "Where You Can Find More Information" beginning on page 188.

Exhibit Index

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of October 23, 2016, by and among Rockwell Collins, Inc., Quarterback Merger Sub Corp. and B/E Aerospace, Inc. (included as ANNEX A to the joint proxy statement/prospectus contained in this registration statement).

3.1		Restated Certificate of Incorporation of Rockwell Collins, Inc., as amended (incorporated by reference to Exhibit 3-a-1 to Rockwell Collins' Form 10-K filed December 19, 2001).

3.2		By-laws of Rockwell Collins, Inc., as amended and restated effective April 20, 2016 (incorporated by reference to Exhibit 3-b-1 to Rockwell Collins' Form 8-K filed April 22, 2016).

5.1	*	Opinion of Robert J. Perna, Senior Vice President, General Counsel & Secretary of Rockwell Collins, Inc. regarding legality of Rockwell Collins common stock being registered.

23.1		Consent of Robert J. Perna, Senior Vice President, General Counsel & Secretary of Rockwell Collins, Inc. (contained in Exhibit 5.1).

23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Rockwell Collins, Inc.

23.3		Consent of Deloitte & Touche LLP, independent registered public accounting firm of B/E Aerospace, Inc.

24.1		Power of Attorney of Officers and Directors of Rockwell Collins, Inc. (included on the signature pages hereto).

99.1	*	Form of Proxy Card of Rockwell Collins, Inc.

99.2	*	Form of Proxy Card of B/E Aerospace, Inc.

99.3		Consent of J.P. Morgan Securities LLC.

99.4		Consent of Citigroup Global Markets Inc.

99.5		Consent of Goldman, Sachs & Co.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*
To be filed by amendment.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)

          (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on November 22, 2016.

ROCKWELL COLLINS, INC.
By:	/s/ ROBERT J. PERNA
	Name:	Robert J. Perna
	Title:	Senior Vice President, General Counsel and Secretary

        Each person whose signature appears below hereby constitutes and appoints Robert J. Perna and Patrick E. Allen, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT K. ORTBERG Robert K. Ortberg	Chairman, President and Chief Executive Officer (principal executive officer)	November 22, 2016
/s/ ANTHONY J. CARBONE Anthony J. Carbone	Director	November 22, 2016
/s/ CHRIS A. DAVIS Chris A. Davis	Director	November 22, 2016
/s/ RALPH E. EBERHART Ralph E. Eberhart	Director	November 22, 2016

Signature	Title	Date

/s/ JOHN A. EDWARDSON John A. Edwardson	Director	November 22, 2016
/s/ DAVID LILLEY David Lilley	Director	November 22, 2016
/s/ ANDREW J. POLICANO Andrew J. Policano	Director	November 22, 2016
/s/ CHERYL L. SHAVERS Cheryl L. Shavers	Director	November 22, 2016
/s/ JEFFREY L. TURNER Jeffrey L. Turner	Director	November 22, 2016
/s/ PATRICK E. ALLEN Patrick E. Allen	Senior Vice President and Chief Financial Officer (principal financial officer)	November 22, 2016
/s/ TATUM J. BUSE Tatum J. Buse	Vice President, Finance and Corporate Controller (principal accounting officer)	November 22, 2016